   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                REGISTRATION NO. 333-20497
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

              PRE-EFFECTIVE AMENDMENT NO. 2 TO THE FORM S-4
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                                 ------------

                             LIFE FINANCIAL CORP.
  (Exact name of registrant as specified in its certificate of incorporation)

         DELAWARE                     6035                   APPLIED FOR
      (State or other           (Primary Standard         (I.R.S. Employer
      jurisdiction of       Industrial Classification    Identification No.)
     incorporation or             Code Number)
       organization)

                                4115 TIGRIS WAY
                          RIVERSIDE, CALIFORNIA 92503
                                (800) 448-2265
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                                 ------------

                                DANIEL L. PERL
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             LIFE FINANCIAL CORP.
                                4115 TIGRIS WAY
                          RIVERSIDE, CALIFORNIA 92503
                                (800) 448-2265
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                 ------------

                                  Copies to:

       MARY M. SJOQUIST, ESQUIRE
       GEOFFREY W. RYAN, ESQUIRE            ROGER M. COHEN, ESQUIRE

      MULDOON, MURPHY & FAUCETTE         BROBECK PHLEGER & HARRISON LLP

      5101 WISCONSIN AVENUE, N.W.       4675 MACARTHUR COURT, SUITE 1000

        WASHINGTON, D.C. 20016          NEWPORT BEACH, CALIFORNIA 92660

            (202) 362-0840                       (714) 752-7535


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                        CALCULATION OF REGISTRATION FEE

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
                                              PROPOSED MAXIMUM  PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF      AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING REGISTRATION
 SECURITIES TO BE REGISTERED  REGISTERED (1)     PER SHARE           PRICE            FEE
----------------------------------------------------------------------------------------------
Common Stock $.01 par
 Value.................      3,211,716 Shares      $12.00         $38,540,592      11,679(2)

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(1) Based on the 3,211,716 shares of Life Financial Corp. Common Stock (the
    "Common Stock") to be issued in exchange for the 1,070,572 outstanding shares of Common Stock of Life Savings Bank, Federal Savings Bank ("Life Savings").

(2) In accordance with Rule 457(f) of the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the estimated market value of the number of shares of common stock of Life Savings to be exchanged for shares of Life Financial Corp. The registration fee of $11,678 was previously paid upon the payment of $16,601 at the time of the initial filing of the Form S-1 on January 27, 1997 and the additional payment of $5,533 at the time of the filing of Pre-Effective Amendment No. 1 to the

   Form S-1 filed on March 27, 1997 for an aggregate amount paid of $22,134.

                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.
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

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                           1598 EAST HIGHLAND AVENUE
                       SAN BERNARDINO, CALIFORNIA  92404


                                                               May __, 1997

Fellow Stockholders:

          You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting" or the "Adjourned Annual Meeting") of Life Savings Bank, Federal Savings Bank (the "Bank" or "Life Savings"), which will be held on June 20, 1997, at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, at 3433 Parkside Drive, San Bernardino, California 92404.

          As you are undoubtedly aware, the Bank's Annual Meeting of Stockholders was convened on May 21, 1997 and stockholders elected directors, approved the Life Savings Bank 1996 Stock Option Plan, and ratified the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1997. After those actions, the meeting was adjourned so that stockholders could have the benefit of an effective registration statement under the Securities Act of 1993 in connection with their consideration of and vote on the proposed Reorganization.

          The Prospectus and Proxy Statement under such registration statement appears on the following pages and describes the proposed Reorganization to be considered at the Adjourned Annual Meeting. We urge you to read carefully the description of the proposed Reorganization. Directors and Officers of the Bank will be present at the Adjourned Annual Meeting to respond to any questions that our stockholders may have regarding the Reorganization.

          The Board of Directors of the Bank has determined that the proposed Reorganization into a holding company structure will provide greater flexibility to meet the future competitive and financial needs of the Bank and is in the best interest of the Bank and our Stockholders. FOR THE REASONS SET FORTH IN THE PROSPECTUS AND PROXY STATEMENT, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED REORGANIZATION.

          YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE, IN ORDER TO OBTAIN STOCKHOLDER APPROVAL, A MAJORITY OF THE COMMON STOCK OUTSTANDING MUST BE VOTED IN FAVOR OF THE REORGANIZATION OF THE BANK.

          On behalf of the Board of Directors and all the employees of the Bank, I wish to thank you for your continued support. We appreciate your interest.


                                 Sincerely yours,



                                 Daniel L. Perl
                                 President, Chief Executive Officer
                                 and Director

                              LIFE FINANCIAL CORP.

                                      AND

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                       __________________________________

                         PROSPECTUS AND PROXY STATEMENT
                       __________________________________

                    ADJOURNED ANNUAL MEETING OF STOCKHOLDERS

PURPOSE OF THE ADJOURNED ANNUAL MEETING

    This Prospectus and Proxy Statement constitutes the Proxy Statement for, and is being furnished to the stockholders of Life Savings Bank, Federal Savings Bank, a federally chartered savings bank ("Life Savings" or the "Bank"), in connection with the solicitation by the Board of Directors of the Bank of proxies to be used at the adjourned annual meeting of stockholders (the "Annual Meeting" or the "Adjourned Annual Meeting") to be held on June 20, 1997 and at any adjournments thereof. The Prospectus and Proxy Statement is first being mailed to record holders on May __, 1997.

     At the Adjourned Annual Meeting, holders of shares of the Bank's common stock will be asked to vote upon a proposal to approve and authorize the Board of Directors of the Bank to effectuate an Amended Agreement and Plan of Organization dated as of January 16, 1997 ("Plan of Reorganization") and any amendments to such Plan of Reorganization that may be adopted by the Board of Directors of the Bank, as a result of which (i) the Bank will become a wholly owned subsidiary of Life Financial Corp. (the "Company" or "Life Financial"), a Delaware corporation and (ii) each of the outstanding shares of the Bank's common stock will be converted into three outstanding shares of the common stock of Life Financial Corp. ("Common Stock"). This transaction is hereinafter referred to as the "Reorganization." Voting in favor of or against the Plan of Reorganization includes a vote for or against the adoption of the Certificate of Incorporation and Bylaws of Life Financial, copies of which are attached hereto.

     The holders of common stock will also be asked to vote upon a proposal to approve and authorize the Board of Directors to vote the proxy in favor of adjourning the Annual Meeting for up to 30 days, if deemed appropriate by the Board. The approximate date of mailing of this Proxy Statement is May __, 1997.

     This Prospectus and Proxy Statement also constitutes a Prospectus of the Company under the Securities Act of 1933 with respect to the issuance, upon consummation of the Reorganization, of a maximum of 3,211,716 shares of Company Common Stock in exchange for all of the outstanding shares of the Bank's Common Stock (the "Exchange Share Offering").

     The Prospectus and Proxy Statement does not cover any resales of Company Common stock received by the Bank's stockholders upon consummation of the Reorganization, and no person is authorized to make any use of this Prospectus and Proxy Statement in connection with any such resales.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus and Proxy Statement
                                is May __, 1997.

                               TABLE OF CONTENTS

                                                         PAGE


SUMMARY................................................     4

SELECTED FINANCIAL AND OTHER DATA OF THE BANK..........    11

RISK FACTORS...........................................    14

THE ADJOURNMENT........................................    22

SOLICITATION AND VOTING OF PROXIES.....................    22

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF........    22

PROPOSAL I  HOLDING COMPANY REORGANIZATION.............    23

PROPOSAL II APPROVAL TO ADJOURN THE MEETING
          TO SOLICIT ADDITIONAL PROXIES................    27

DIVIDEND POLICY........................................    27

MARKET FOR THE COMMON STOCK OF THE COMPANY.............    28

MARKET FOR THE COMMON STOCK OF THE BANK................    28

MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......    29

LIFE FINANCIAL CORP....................................    47

BUSINESS...............................................    48

FEDERAL AND STATE TAXATION.............................    90

REGULATION.............................................    91

THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY...    99

THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK......   101

DESCRIPTION OF CAPITAL STOCK OF THE COMPANY............   113

DESCRIPTION OF CAPITAL STOCK OF THE BANK...............   114

COMPARISON OF STOCKHOLDER RIGHTS
          AND CERTAIN ANTITAKEOVER CONSIDERATIONS......   115

SHARES ELIGIBLE FOR FUTURE SALE........................   122

EXPERTS................................................   123

LEGAL MATTERS..........................................   123

CHANGES IN ACCOUNTANTS.................................   124

ADDITIONAL INFORMATION.................................   124

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING..........   125

FINANCIAL STATEMENTS...................................   F-1

OTHER MATTERS..........................................   126

AGREEMENT AND PLAN OF REORGANIZATION...................

CERTIFICATE OF INCORPORATION OF LIFE FINANCIAL CORP....

BYLAWS OF LIFE FINANCIAL CORP..........................

DISSENTER AND APPRAISAL RIGHTS.........................

                                    SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS AND PROXY STATEMENT. UNLESS OTHERWISE INDICATED, ALL PER SHARE INFORMATION OF THE BANK HAS BEEN ADJUSTED TO REFLECT 3,211,716 SHARES OUTSTANDING, THE MAXIMUM NUMBER OF SHARES OF COMPANY COMMON STOCK PROPOSED TO BE EXCHANGED FOR SHARES OF BANK COMMON STOCK PURSUANT TO THE PLAN OF REORGANIZATION. UNLESS OTHERWISE INDICATED ALL REFERENCES TO THE COMPANY SHALL BE DEEMED TO INCLUDE THE COMPANY AND ITS SUBSIDIARIES.

     THIS PROSPECTUS AND PROXY STATEMENT CONTAINS CERTAIN STATEMENTS OF A FORWARD-LOOKING NATURE RELATING TO FUTURE EVENTS OR THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." FURTHER, CERTAIN FORWARD-LOOKING STATEMENTS ARE BASED UPON ASSUMPTIONS AS TO FUTURE EVENTS THAT MAY NOT PROVE TO BE ACCURATE.

HOLDING COMPANY REORGANIZATION

     Stockholders are being asked to vote on a proposal to approve an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which (i) the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of Life Financial Corp. and (ii) each outstanding share of the Bank's common stock will be converted into three shares of common stock of Life Financial Corp. The transaction is hereinafter referred to as the "Reorganization." Additional information summarizing the Reorganization appears below.

     Reasons for Reorganization and Public Offering. The Board of Directors believes that the Reorganization will provide greater operating flexibility than is currently enjoyed by the Bank, will facilitate the acquisition of related businesses as opportunities arise and the ability to engage in various corporate and investment activities and, by means of its ability to diversify through the Company's structure, will enhance its ability to remain competitive in the future with other companies in the financial services industry organized in a holding company structure. Although no specific plans have been made, after the Reorganization, Life Financial Corp. also may be in a position to take advantage of acquisition opportunities not otherwise available to the Bank. At the same time, the Company's Articles of Incorporation contain certain new provisions, including a limitation on director liability, as well as certain provisions that may have an anti-takeover effect. See "Comparison of Stockholder Rights and Certain Antitakeover Considerations."

     Concurrently with the Reorganization, the Company is offering 2,500,000 shares of its Common Stock to the public in a firm commitment underwritten public offering (or 2,875,000 shares, in the event that the underwriters exercise their overallotment option) (the "Public Offering"). The net proceeds from the Public Offering will provide the initial capitalization for the Company and will facilitate the Company's future business activities as described above. Although the Company believes that the Public Offering will be completed concurrently with the Reorganization, there are no assurances in this regard as market conditions may prevent the Company from selling the additional shares of the Company's Common Stock. In the event that the Public Offering is substantially delayed or is terminated, the Bank intends to complete the Reorganization. See "Proposal I -Holding Company Reorganization - Reasons for Reorganization and Public Offering."

     Description of Reorganization. The Company will become the holding company for the Bank pursuant to the Plan of Reorganization described herein. Under the Plan of Reorganization: (i) an interim federal savings bank will be organized as a wholly-owned subsidiary of the Company; (ii) the interim savings bank will be merged into Life Savings; and (iii) upon such merger, the holders of shares of Life Savings common stock will receive in exchange therefore shares of the Company's Common Stock, on a three-for-one basis. The stockholders of Life Savings will thus become the sole stockholders of the Company in its form as the holding company for Life Savings. See "Proposal I - Holding Company Reorganization - Description of Reorganization" and "Public Offering." The

Plan of Reorganization, which is attached as Exhibit A hereto, is hereby incorporated into this Prospectus and Proxy Statement by reference thereto. The Reorganization will be accounted for the same as a pooling-of-interests transaction. See "Proposal I--Holding Company Reorganization--Accounting Treatment of Reorganization".

     Stockholder Vote Required for Approval. Approval of the proposed Reorganization will require the affirmative vote of the holders of a majority of the outstanding shares of Life Savings common stock. As a result, abstentions and "broker non-votes" will have the same effect as a vote against the proposed Reorganization. See "Solicitation and Voting of Proxies." As of April 22, 1997, the record date for determining stockholders entitled to notice of and to vote at the adjourned Annual Meeting, directors and officers of Life Savings and their affiliates were entitled to vote 250,680 shares of Life Savings common stock, representing approximately 23.4% of the shares of Life Savings common stock outstanding. See "The Board of Directors and Management of the Bank."

     Tax Consequences of Reorganization. The Reorganization is conditioned upon receipt of an opinion of counsel to the effect, among other things, that no gain or loss will be recognized by the stockholders of Life Savings upon the exchange of their stock for stock of the Company in the Reorganization. See "Proposal I
- Holding Company Reorganization - Tax Consequences of Reorganization."

     Dissenters' Rights of Appraisal. Holders of the Bank's common stock will have dissenters' rights of appraisal in connection with the Reorganization. See "Proposal I - Holding Company Reorganization - Dissenters' Rights."

     Regulatory Approvals. The Company has received the approval of the Office of Thrift Supervision ("OTS") to become a savings and loan holding company to acquire all of the issued and outstanding common stock of the Bank in the Reorganization.

COMPARISON OF STOCKHOLDERS RIGHTS AND CERTAIN ANTITAKEOVER CONSIDERATIONS

     As a result of the Reorganization, holders of the common stock of the Bank, whose rights are presently governed by federal law and the Charter and Bylaws of the Bank, will become stockholders of Life Financial Corp., a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Life Financial Corp. rather than the charter and bylaws of Life Savings. There are differences between the provisions of the Certificate of Incorporation and Bylaws of Life Financial Corp. and those of the current Charter and Bylaws of the Bank. Those differences should be noted by stockholders in connection with their consideration of the proposed Reorganization. See "Comparison of Stockholder Rights and Certain Antitakeover Considerations." The Certificate of Incorporation and Bylaws of Life Financial Corp. are attached hereto as Exhibit A, are incorporated herein by reference, and should be read carefully.

REGULATION OF THE HOLDING COMPANY

     The Company will be subject to regulation by the OTS as a savings and loan holding company as well as the SEC. See "Proposal I - Holding Company Reorganization."

           OTHER INFORMATION CONCERNING THE ADJOURNED ANNUAL MEETING

TIME AND PLACE OF ADJOURNED ANNUAL MEETING

     The Adjourned Annual Meeting will be held at the Arrowhead Country Club, 3433 Parkside Drive, San Bernardino, California, on June 20, 1997 at 10:00 a.m., Pacific Time.

VOTING RECORD DATE

     Only stockholders of record at the close of business on April 22, 1997 are entitled to notice of and to vote at the Annual Meeting.


THE BANK

     Background. The Bank is a federally chartered stock savings bank whose primary business is the origination and sale of sub-prime one- to four-family residential mortgage loans and, to a much lesser extent, multi-family residential and commercial mortgage loans. The Bank was originally chartered in 1983 as a stock savings and loan association under the laws of the State of California and became a federally chartered stock savings bank in 1991. The Bank conducts its business from four locations: the Bank's headquarters in San Bernardino, California, and three regional lending centers, one in Riverside, California, one in Jacksonville, Florida and one recently established in the Denver, Colorado metropolitan area. At March 31, 1997, the Bank had total assets of $157.7 million, total deposits of $130.8 million and total equity of $11.5 million. During the three months ended March 31, 1997, the Bank originated or purchased, through a network of approved correspondents and independent mortgage brokers (the "Originators") $92.2 million of mortgage products, and sold or securitized $83.2 million of such products. The Bank's deposits are insured up to the maximum allowable amount by the Saving Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Bank's headquarters are located at 1598 East Highland Avenue, San Bernardino, California 92404, and its telephone number is (909) 886-9751.

     During the early 1990's, as a result of reduced employment levels and corporate relocations in Southern California and the general weakness of the national economy, the Bank's market area experienced a weakening of real estate values and a reduction in home sales and construction. When confronted with increased competition and nominal growth during this same period, the Bank's results of operations were adversely impacted and the Bank began to experience increases in total non-performing loans held for investment. In response, in 1994, the Bank retained new management experienced in sub-prime lending to redirect its business focus, revise its underwriting policies and procedures and enhance its related servicing capabilities. A plan was developed pursuant to which the Bank reorganized its lending operations from that of a thrift emphasizing traditional mortgage banking and portfolio lending to that of a diversified financial services operation focusing on the origination for sale or securitization, with servicing retained, of various loan products. These loan products include: (i) loans for the purchasing or refinancing of residential real property by borrowers who may have had prior credit problems or who do not have an adequate credit history, are considered "sub-prime borrowers" ("Liberator Series"); (ii) debt consolidation loans for up to 125% of the appraised value of such loans for borrowers whose credit history qualifies for Federal National Mortgage Association ("FNMA") and Federal Home Loan Mortgage Corporation ("FHLMC") loans ("Agency Qualified Borrowers") ("Portfolio Series"); and (iii) to a much lesser extent, commercial and multi-family real estate loans. Liberator Series loans and Portfolio Series loans are the Bank's "core products." The Bank also adopted revised underwriting policies and instituted more aggressive procedures for resolving problem loans and for reducing the level of non-performing assets.

     In 1994, the Bank began to implement its plan which resulted in:

  . An increase in total purchases and originations of loans by 171.5% from $82.0 million for the year ended December 31, 1993 to $222.6 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, loans originated and purchased totalled $92.2 million.

  . An increase in loan sales and securitizations by 191.0% from $71.0 million for the year ended December 31, 1993 to $206.6 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, loan sales and securitizations totalled $83.2 million.

  . An increase in net income of 1,518.3% from $93,000 for the year ended December 31, 1993, to $1.5 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, net income was $2.2 million.

  . An increase in net gains from mortgage financing operations by 663.6% from $1.1 million for the year ended December 31, 1993, to $8.4 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, net gains from mortgage financing operations totalled $5.9 million.

     A decrease in non-performing assets by 25.0% from $4.0 million at December 31, 1993, to $3.0 million at December 31, 1996. As a percent of total assets, non-performing assets decreased by 43.4% from 5.05% at December 31, 1993 to 2.86% at December 31, 1996. At March 31, 1997, non-performing assets totalled $2.9 million and, as a percentage of total assets, were 1.85%.

  . An increase in the allowance for estimated loan losses as a percent of gross loans receivable by 263.1% from 0.65% at December 31, 1993 to 2.36% at December 31, 1996. At March 31, 1997, the allowance for estimated loan losses as a percent of gross loans receivable was 2.42%.

COMPETITIVE STRENGTHS

     Management believes that it enjoys a competitive advantage when compared to most other finance companies competing in its product areas as a result of the following factors:


     Expertise of Management. The change in direction of the Bank's business focus commenced with the hiring in 1994 of Daniel L. Perl, the Bank's President and Chief Executive Officer. Mr. Perl has more than twenty years of experience in the financial services industry, including the areas of sub-prime lending, commercial real estate lending, mortgage banking and investment banking. See "Business--Competitive Strengths--Expertise of Management."

     Efficiency of Operations. Management believes that the efficiency of its operations allows the Bank to offer to its Originators very competitively priced products. Management believes that this competitive pricing will increase the volume of loans originated. See "Business--Competitive Strengths--Efficiency of Operations."

     Internal Controls. Management believes that it has established significant internal controls which will help preserve and assure the overall quality of loans originated by the Bank. See "Business--Competitive Strengths--Internal Controls."

     Flexible Funding Sources and Structure. As a federally-chartered savings bank, the Bank has access to funds at a lower cost than its non-regulated finance company competitors. The Bank's flexible funding structure will be further enhanced by the Reorganization of the Bank into the holding company structure. See "Business--Competitive Strengths--Flexible Funding Sources and Structure."

     Diversification Opportunities. Upon the Reorganization, the Company will become a unitary savings and loan holding company which generally will not be restricted in the types of business activities it may conduct provided that the Bank continues to be a qualified thrift lender. See "Business--Competitive Strengths--Diversification Opportunities."

GROWTH AND OPERATING STRATEGIES

     Management believes that, as a result of its competitive strengths, the Bank and the Company will be able to implement the following growth and operating strategies:

     . Expanding Core Products Through a National Originator Network. The Bank will continue to emphasize and to expand upon the origination of its core products, Liberator Series loans and Portfolio Series loans, for sale through securitizations and in the secondary market. Continued growth of core products will result primarily from geographic expansion and greater penetration in existing markets. In particular, since the beginning of 1997, the Bank has widely advertised its no income, no asset ("NINA") loan product, which is a limited documentation, lower loan-to-value loan program within the Liberator Series. NINA loans constituted $7.3 million of the $80.1 million of loans in the Bank's 1997-1 securitization during the first quarter of 1997. In order to improve its ability to service its expanding network of Originators, the Bank has established strategically located, low cost regional lending centers in Riverside, California, Jacksonville, Florida and in the Denver, Colorado metropolitan area. Over the next twelve months, the Bank intends to open two additional regional lending centers which are likely to be strategically located in the Northeast and Midwest sectors of the United States to better serve its Originators.

     . Expanding Retail Lending Production. The Bank's retail lending operations focus on retail loans located in the Bank's primary market area of Southern California. To the extent that these loans meet the criteria for Liberator Series loans or Portfolio Series loans, the Bank's retail lending operation acts as an origination source for the Life Financial Services Division of the Bank while loans not meeting these criteria are sold to investors ("Loan Purchasers"). The Bank intends to gradually and selectively expand its retail lending operations beyond Southern California. As part of this process, the Bank also plans to establish low cost retail offices selectively throughout the country. In order to reduce the possibility that borrowers will refinance their loans with other lenders, the Bank is seeking to refinance such loans through its own retail lending operation.

     . Expanding Multi-Family and Commercial Lending. In continuing with its tradition as a niche market lender and in an effort to diversify product offerings, the Bank, through its Life Income Capital Division, has recently begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans in the range of $50,000 to $750,000 both in its primary market area and throughout the United States through a selected group of originators. The Bank is currently purchasing such loans at a discount and, although there can be no assurances, expects to be able to continue to purchase such loans at a discount or low premium. The Bank employs underwriters who specialize in commercial and multi-family real estate lending and utilizes a select group of appraisers experienced in these products. In addition, two members of senior management have considerable expertise in multi-family and commercial real estate lending. The Bank has been limited in its ability to originate multi-family and commercial real estate loans by its level of available capital. The Bank plans to gradually expand such originations as its available capital increases. The Bank believes that it has the infrastructure in place to accommodate this expansion. It is anticipated that all multi-family and commercial real estate loans will be originated for sale in the secondary market and may also be sold through securitizations in the future. See "Business--Commercial Real Estate and Multi-Family Real Estate Lending."

     . Consistently Refining Operating Procedures. The Bank intends to maintain loan quality by continuing to refine its underwriting criteria. A meeting of the Bank's underwriting personnel is held each week in part to discuss operational issues as well as refinements to the Bank's underwriting policies. In addition, the Bank conducts a weekly loan delinquency meeting to discuss problem areas in the Bank's servicing portfolio in order to reduce the likelihood of the recurrence of such problems in future loans. As necessary, the Bank adds personnel to its loan processing staff and continues to utilize advances in computer technology to provide prompt turnaround on loans, efficient underwriting procedures and accurate credit verification.
          In
          addition, in the fourth quarter of 1996, the Bank hired a senior underwriter with corporate responsibility (the "Quality Control Underwriter") who: is dedicated to maintaining quality control; reviews loan files to assure that each complies with the Bank's underwriting policies; reviews all loans upon first payment default and loans sixty days delinquent; provides feedback and training to the underwriters to minimize future defaults and delinquencies; and investigates all fraudulent loans.

     . Enhancing Servicing Capabilities. As the Bank has transitioned from a traditional thrift to a diversified financial services operation, it has expanded its servicing department from a total of four persons at December 31, 1994 to 16 persons at March 31, 1997. In December 1996, the Bank hired a department head with 24 years of experience in loan servicing and collections including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. In anticipation of its future servicing needs, the Bank has dedicated substantial space in its current Riverside facility to house loan servicing operations and is in the process of implementing new technology including computer imaging and power dialing. See "Business--Loan Servicing."

     . Diversifying Funding Sources. In addition to its traditional thrift funding sources of deposits and loans from the Federal Home Loan Bank of San Francisco ("FHLB"), the Bank has diversified its funding sources in recent periods. During the fourth quarter of 1996 and the first quarter of 1997, net cash received from the Bank's securitizations provided a significant source of funding to the Bank, aggregating $128.1 million for those two quarters. The Bank recently has also entered into a retail mortgage warehouse line of credit with a national investment banking firm in the amount of $35.0 million and may enter into additional lines of credit in the future. Following the Reorganization, the Company may further diversify the current sources of funding through greater access to capital markets.


RESTRUCTURING

     Historically, all operations have been conducted through the Bank and its internal divisions, Life Financial Services Division, Life Income Capital Division, Life Asset Management Division, Retail Lending Division and Banking Depository Division. In order to increase operating flexibility and provide a broader range of services to its customers, Management has determined (i) to reorganize into the holding company form of organization, (ii) to form separate holding company subsidiaries, and (iii) to restructure the Bank by forming separate operating subsidiaries in order to realize possible future values from such subsidiaries as follows:


                             LIFE FINANCIAL CORP.
                   ----------------------------------------

 LIFE SAVINGS BANK, FEDERAL SAVINGS BANK       LIFE         WAREHOUSE
 (RETAIL LENDING DIVISION AND BANKING       INVESTMENT      FINANCING
 DEPOSITORY DIVISION)                       HOLDINGS,      SUBSIDIARY
                                              INC.
------------------------------------------  ------------   ----------
   LIFE                  LIFE       LIFE
 FINANCIAL              INCOME     ASSET
SERVICES,              CAPITAL    MANAGEMENT
 INC.                  SERVICES,    INC.
                         INC.
----------          -----------   --------


 . Life Financial Services, Inc. ("Life Financial Services") will continue to focus on the Bank's core products. See "Business--Core Lending Products."

    Life Income Capital Services, Inc. ("Life Income Capital") expects to expand the nationwide origination of multi-family and commercial real estate loans in the $50,000 to $750,000 range previously conducted by the Bank. Although there can be no assurances in this regard, management expects the operations of this subsidiary to create an increased source of revenue for the Company, because of the perceived demand for and higher yield on such loans. See "Business--Commercial Real Estate and Multi-Family Real Estate Lending."

    Life Asset Management, Inc. ("Life Asset Management") is being established as a direct subsidiary of the Bank to continue to service loans and real estate owned ("REO") for both the Bank and for Loan Purchasers . At March 31, 1997, the Bank's mortgage servicing portfolio totalled $316.6 million, including $242.3 million of loans serviced for others.

 . The Bank will continue to operate the Retail Lending Division and the Banking Depository Division. In addition, as part of its liquidity and investment portfolios, the Bank will continue to hold investments in U.S. government and agency securities.

 . Life Investment Holdings, Inc. ("Life Investment") will hold residuals and other related assets resulting from the Bank's securitization activities. The Bank currently utilizes an independent third party trustee for this purpose. Immediately following the completion of the Public Offering, Life Investment will acquire residual assets from the Bank of approximately $12.5 million and $6.9 million in restricted cash resulting from the securitizations completed by the Bank in the fourth quarter of 1996 and the first quarter of 1997. It is intended that any future residuals and restricted cash retained by the Company will be held by this subsidiary.


 . Upon the completion of the Public Offering, the Company intends to acquire or establish a subsidiary to provide warehouse lines of credit to meet the cash flow needs of smaller loan originators on a short-term basis, which it expects will in turn create additional sources of loans for the Company to originate and securitize.


THE COMPANY

     The Company was incorporated in Delaware in 1996. The Company has received the approval of the OTS to become a savings and loan holding company to acquire all of the issued and outstanding common stock of the Bank in the Reorganization. Such approval is subject to the affirmative vote of the holders of a majority of the outstanding shares of the Bank's common stock eligible to be cast at the annual meeting of stockholders which was convened and adjourned on May 21, 1997 and is scheduled to be held on June 20, 1997.

     The Company's principal executive offices are located at 4110 Tigris Way, Riverside, California 92503 and its telephone number at that location is (909) 280-5100. In addition to its executive offices, the Company conducts its business from the Bank's home office in San Bernardino, California, and three regional lending centers located in Riverside, California, Jacksonville, Florida and a recently established lending center in the Denver, Colorado metropolitan area.

                 SELECTED FINANCIAL AND OTHER DATA OF THE BANK

     The selected financial and other data of the Bank, the primary operating subsidiary of the Company from and after the effective date of the Reorganization, at or for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and at or for the three months ended March 31, 1997 and 1996, set forth below is derived in part from, and should be read in conjunction with, the Financial Statements of the Bank and Notes thereto as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 presented elsewhere in this Prospectus. Financial information at March 31, 1997, and for the three month periods ended March 31, 1997 and 1996 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. The Bank did not pay any cash dividends in any of the periods set forth.

                                                          AT
                                                      MARCH 31,                        AT DECEMBER 31,
                                                      --------     -------------------------------------------------------------
                                                        1997         1996           1995         1994         1993        1992
                                                      --------     --------       --------     --------     --------    --------
SELECTED BALANCE SHEET DATA:                                         (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
Total assets...................................       $157,707     $104,010       $74,136      $71,402       $78,256     $78,788
Securities held-to-maturity and FHLB stock.....          9,021        8,837         2,700        2,860         3,883       4,829
Loans held for sale............................         38,296       31,018        21,688       17,070         2,348       4,499
Loans held for investment......................         36,472       38,520        42,870       47,939        64,817      61,181
Allowance for estimated loan losses............          1,801        1,625         1,177          832           436         308
Deposit accounts...............................        130,808       85,711        67,535       65,689        72,008      71,719
FHLB advances..................................             --           --            --        1,250         1,200       2,000
Stockholders' equity...........................         11,515        9,273         4,268        3,748         4,419       4,326
Book value per share (pro forma)(1)............       $   3.59     $   2.89       $  2.29      $  2.01       $  2.37     $  2.55
Shares outstanding (pro forma)(1)..............      3,211,716    3,211,716     1,866,216    1,866,216     1,866,216   1,696,410

                                            FOR THE THREE
                                            MONTHS ENDED
                                              MARCH 31,                                  FOR THE YEAR ENDED DECEMBER 31,
                                       -----------------------
                                          1996          1996         1996         1995          1994        1993       1992
                                       ---------      --------    ---------     ---------     ---------   --------   --------

SELECTED OPERATING DATA:                                             (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)
Interest income......................  $    2,304   $    1,662   $    6,929   $    5,825   $    4,824   $    5,445   $    6,143
Interest expense.....................       1,561          929        3,766        3,448        2,721        3,045        3,687
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net interest income.................         743          733        3,163        2,377        2,103        2,400        2,456
Provision for estimated loan losses..         500           68          963        1,194        1,306          404          129
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Net interest income after provision
  for estimated loan losses..........         243          665        2,200        1,183          797        1,996        2,327
Net gains from mortgage financing
 operations.........................        5,877          887        8,352        3,575        1,428        1,144        1,380
Other non-interest income...........          208          153          760          445          260          253          352
Non-interest expense:
 Compensation and benefits...........       1,582          814        5,233        2,544        1,575        1,403        1,426
 Net loss on foreclosed real
    estate...........................          63           91          158           53          280          228           78
 SAIF special assessment.............          --           --          448           --           --           --           --
 Other expense.......................         847          616        2,842        1,792        1,601        1,562        2,045
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Total non-interest expense..........       2,492        1,521        8,681        4,389        3,456        3,193        3,549
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income (loss) before income tax
 provision (benefit).................       3,836          184        2,631          814         (971)         200          510
Income tax provision (benefit).......       1,594           79        1,126          294         (300)         107          148
                                       ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss)....................  $    2,242   $      105   $    1,505   $      520   $     (671)  $       93   $      362
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Earnings (loss) per share
 (pro forma)(2)......................  $     0.70   $     0.06   $     0.63   $     0.28   $    (0.36)  $     0.05   $     0.22
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average shares outstanding
  (pro forma)(2).....................   3,211,716    1,866,216    2,370,779    1,866,216    1,866,216    1,823,765    1,644,886
                                       ==========   ==========   ==========   ==========   ==========   ==========   ==========
                                                   (continued on following page)


                                                   AT OR FOR THE
                                                THREE MONTHS ENDED                     AT OR FOR THE YEAR ENDED
                                                     MARCH 31,                                DECEMBER 31,
                                               --------------------    -------------------------------------------------------
                                                 1997        1996        1996         1995        1994       1993       1992
                                               -------     -------     -------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER                                         (DOLLARS IN THOUSANDS)
DATA(3):
PERFORMANCE RATIOS:
 Return on average assets...................       6.32%      0.48%       1.74%         0.69%    (0.89)%      0.12%      0.46%
 Return on average equity...................      90.48       9.73       24.99         13.64     (17.01)      2.11       8.92
 Average equity to average assets...........       6.99       4.95        6.98          5.04       5.22       5.51       5.17
 Equity to total assets at end of period....       7.30       5.04        8.92          5.76       5.25       5.65       5.49
 Average interest rate spread(4)............       2.32       3.52        3.76          3.09       2.79       3.02       3.04
 Net interest margin(5).....................       2.44       3.71        3.94          3.25       2.88       3.14       4.29
 Average interest-earning assets to
  average interest-bearing liabilities......     102.43     104.12      103.90        103.50     102.27     103.08     103.64
 Efficiency Ratio(6)........................      35.57      80.65       69.43         67.78      83.78      78.09      82.88
LOAN ORIGINATIONS AND PURCHASES.............    $92,190    $50,928    $222,553      $134,772    $72,815    $82,015    $90,870

REGULATORY CAPITAL RATIOS(7):
 Tangible capital...........................       7.19%      4.99%       8.90%         5.68%      5.25%      5.65%      5.49%
 Core capital...............................       7.19       4.99        8.90          5.68       5.25       5.65       5.49
 Risk-based capital.........................      10.51       8.91        9.43         10.17      10.00      10.87      10.56
ASSET QUALITY RATIOS:
 Non-performing assets as a percent of
  total assets(8)...........................       1.85       3.69        2.86          3.00       3.42       5.05       4.15
 Allowance for estimated loan losses as a
  percent of non-performing loans...........     103.62      52.65       67.26         84.25      44.04      20.02      16.29

-----------------------------

(1) Book value per share is based upon the shares outstanding at the end of each period, adjusted for a 100% stock dividend which occurred during 1996. Book value per share (pro forma) is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.

(2) Earnings per share is based upon the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share (pro forma) is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.

(3) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average daily or average month-end balances during the indicated periods.

(4) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.

(7) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation - Federal Savings Institution Regulation - Capital Requirements." See "Capitalization" for the Company's pro forma capital levels as a result of the Public Offering.

(8) Non-performing assets consist of non-performing loans and REO. See "Business - Lending Activities - Non-Accrual and Past-Due Loans" and "- REO."

                 QUARTERLY OPERATING AND OTHER DATA OF THE BANK

   Financial information of the Bank at March 31, 1997 and December 31, September 30, June 30 and March 31, 1996 and for the quarters ended March 31, 1997, and December 31, September 30, June 30 and March 31, 1996 is derived from unaudited financial data, but in the opinion of management, reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results of such interim periods. Interim results at or for the three months ended March 31, 1997 are not necessarily indicative of the results for the year ending December 31, 1997.

                                                                                AT OR FOR THE QUARTER ENDED
                                                         ----------------------------------------------------------------------
                                                            MARCH 31,    DECEMBER 31,    SEPTEMBER 30,    JUNE 30,    MARCH 31,
                                                               1997          1996             1996          1996         1996
                                                         ----------------------------------------------------------------------
                                                                                  (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
Interest income..........................................     $ 2,304         $ 2,007          $ 1,569     $ 1,691      $ 1,662
Interest expense.........................................       1,561           1,067              844         926          929
                                                              -------         -------          -------     -------      -------
 Net interest income.....................................         743             940              725         765          733
Provision for estimated loan losses......................         500             604              251          40           68
                                                              -------         -------          -------     -------      -------
 Net interest income after provision
  for estimated loan losses..............................         243             336              474         725          665
Net gains from mortgage financing operations.............       5,877           4,593            1,599       1,273          887
Other non-interest income................................         208             256              192         159          153
Non-interest expense:
 Compensation and benefits...............................       1,582           2,026            1,056       1,337          814
 Net loss (gain) on foreclosed real estate...............          63             (13)              71           9           91
 SAIF Special Assessment.................................          --              --              448          --           --
 Other expense...........................................         847             851              671         704          616
                                                              -------         -------          -------     -------      -------
  Total non-interest expense.............................       2,492           2,864            2,246       2,050        1,521
                                                              -------         -------          -------     -------      -------
Income before income tax provision.......................       3,836           2,321               19         107          184
Income tax provision.....................................       1,594             984               17          46           79
                                                              -------         -------          -------     -------      -------
Net income...............................................     $ 2,242         $ 1,337          $     2     $    61      $   105
                                                              =======         =======          =======     =======      =======
Earnings per share (pro forma)(1)........................     $  0.70         $  0.42          $  0.00     $  0.03      $  0.06
                                                              =======         =======          =======     =======      =======
SELECTED FINANCIAL RATIOS AND OTHER
DATA(2):
PERFORMANCE RATIOS:
 Return on average assets................................        6.32%           5.56%            0.01%       0.30%        0.48%
 Return on average equity................................       90.48           61.35             0.12        5.44         9.73
 Average equity to average assets........................        6.99            8.77             8.42        5.56         4.95
 Equity to total assets at end of period.................        7.30            8.92             9.40        5.62         5.04
 Average interest rate spread(3).........................        2.32            4.09             3.93        3.71         3.52
 Net interest margin(4)..................................        2.44            4.22             3.95        3.85         3.71
 Average interest-earning assets to
  average interest-bearing liabilities...................      102.43          104.64           103.25      103.10       104.12
 Efficiency Ratio(5).....................................       35.57           49.70            86.45       92.90        80.65
LOAN ORIGINATIONS AND PURCHASES..........................     $92,190         $74,164          $44,536     $52,925      $50,928
REGULATORY CAPITAL RATIOS(6):
 Tangible capital........................................        7.19%           8.90%            9.40%       5.62%        4.99%
 Core capital............................................        7.19            8.90             9.40        5.62         4.99
 Risk-based capital......................................       10.51            9.43            16.06        9.82         8.91
ASSET QUALITY RATIOS:
 Non-performing assets as a percent of total assets(7)...        1.85            2.86             3.36        3.59         3.69
 Allowance for estimated loan losses as
   a percent of non-performing loans.....................      103.62           67.26            55.66       66.06        52.65
------------------------

(1) Earnings per share is based on the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share (pro forma) is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.
(2) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average closing or average month-end balances during the indicated periods and are annualized where appropriate.
(3) The average interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets.
(5) The efficiency ratio represents noninterest expense less (gain) loss on foreclosed real estate divided by noninterest income plus net interest income before provision for estimated loan losses.

(6) For definitions and further information relating to the Bank's regulatory capital requirements, see "Regulation - Federal Savings Institution Regulation - Capital Requirements." See "Capitalization" for the Company's pro forma capital levels as a result of the Public Offering.
(7) Non-performing assets consist of non-performing loans and REO. See
    "Business - Lending Activities - Non-Accrual and Past-Due Loans" and "-REO."

                                  RISK FACTORS

     The following risk factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors in deciding whether to purchase the Common Stock offered hereby.

ABILITY OF THE BANK TO IMPLEMENT ITS BUSINESS STRATEGY

     The Bank's business strategy is dependent upon its ability to increase its loan volume through the nationwide growth of its network of Originators, while maintaining its existing levels of origination costs, interest rate spreads and underwriting criteria. Implementation of this strategy will depend in large part on the Bank's ability to: (i) expand its network of Originators in markets with a sufficient concentration of borrowers meeting the Bank's underwriting criteria; (ii) obtain adequate financing on favorable terms to fund its growth strategy; (iii) profitably sell its loans through securitizations or in the secondary market on a regular basis; (iv) attract and retain skilled employees; and (v) continue to expand in the face of increasing competition from other mortgage lenders. The Bank's failure with respect to any of these factors could impair its ability to successfully implement its business strategy, which would have a material adverse effect on the Bank's results of operations and financial condition. In addition, there can be no assurance that the Company will achieve its planned expansion in a timely and cost-effective manner or, if achieved, that the expansion will result in profitable operations. Although the Bank has no current plans to modify its current strategy, because of the dynamic changes occuring in the financial services industry, the Bank may revise its business plan by developing new consumer or commercial loan products or expanding into new markets. There can be no assurances that any such revised strategy would be as profitable or successful as the existing strategy has been historically. See "Business."
RISKS ASSOCIATED WITH MORTGAGE ORIGINATION, PURCHASE AND SALE ACTIVITIES

     The Bank has been actively involved in the origination, purchase and sale to Loan Purchasers and, more recently, in securitizations of real estate secured loans. Generally, the profitability of such mortgage financing operations depends on maintaining a sufficient volume of loans for sale and the availability of Loan Purchasers. Changes in the level of interest rates and economic factors may affect the amount of loans originated or available for purchase by the Bank, and thus the availability of net gains from mortgage financing operations and servicing fee income. Changes in the purchasing policies of Loan Purchasers or increases in defaults after funding could substantially reduce the amount of loans sold to such Loan Purchasers or through asset securitizations. Any such changes could have a material adverse effect on the Bank's results of operations and financial condition. Therefore, between the time the Bank originates loans and purchase commitments are issued or securitizations are completed, the Bank is exposed to downward movements in the market price of such loans due to upward movements in interest rates. In order to reduce these risks, the Bank has recently adopted a hedging policy. There can be no assurances, however, that the Bank's exposure to such risks will be reduced by pursuing this policy. See "Business--Core Lending Products-- Origination and Purchase of Loans" and "--Loan Sales and Asset Securitizations" and "--Sources of Funds."

     In addition to its lending activity in California, the Bank has originated or purchased a significant number of one- to four-family residential mortgage loans on a nationwide basis through its network of Originators. Management believes that originating and purchasing loans secured by properties located across the country results in a geographically diversified lending operation which reduces certain risks associated with loan concentrations in a single area. However, there are certain other risks involved in nationwide lending. The Bank may not have the same depth of experience or knowledge about particular markets in which it lends as other lenders with the staff physically located in such market areas. Some of the properties may be located in states which are experiencing adverse economic conditions, including a general softening in real estate markets and the local economies, which may result in increased loan delinquencies and loan losses. Additionally, regulations and practices regarding the liquidation of properties (e.g., foreclosure) and the rights of mortgagors in default vary greatly from state to state, and these restrictions may limit the Bank's ability to foreclose on a property or seek other recovery. See "Business--Geographic Distribution" and "--Lending Overview--Delinquencies and Classified Assets."

DEPENDENCE ON ASSET SECURITIZATIONS AND IMPACT ON QUARTERLY OPERATING RESULTS

     During the fourth quarter of 1996 and the first quarter of 1997, the Bank, through its Financial Services Division, completed its first and second securitizations, which involved $51.9 million and $83.2 million of loans, respectively, which generated net gains from securitizations of approximately $4.3 million and $5.9 million, respectively. Although the Bank will not complete a securitization in the second quarter of 1997, a significant component of the management's business strategy is to generate revenue and net income and provide funding for future originations and purchases of loans through securitizations on a regular basis. There can be no assurance, however, that the Bank will be able to successfully implement this strategy. Several factors will affect the Bank's ability to complete securitizations, including conditions in the securities markets generally and in the asset-backed securities markets specifically, the credit quality of the Bank's loan portfolio and the Bank's ability to obtain credit enhancements. In addition, although the Bank has tracked the performance of its portfolio of loans, it did not, prior to the fourth quarter of 1996, have the ability to track loans by core products. As a result, if loans do not perform up to original expectations, the Bank may not be able to securitize loans on economic terms as favorable as those conducted to date. Although the Bank obtained a credit enhancement in the securitizations completed during the fourth quarter of 1996 and the first quarter of 1997 which facilitated a "AAA" rating for the securitization interests in both instances, there can be no assurance that the Bank will be able to obtain future credit enhancements on acceptable terms or that future securitizations will be similarly rated. Any substantial reduction in the ability of the Bank to complete securitizations could have a material adverse effect on the Bank's results of operations and financial condition.

     The Bank records net gains from mortgage financing operations through securitizations based in part on the fair value of the residuals received by the Bank related to such loans, which are classified as trading securities. The fair values of such residuals are in turn based in part on market interest rates and projected loan prepayment and credit loss rates. Increases in interest rates or higher than anticipated rates of loan prepayments or credit losses of these or similar securities may require the Bank to write down the value of such residuals and result in a material adverse effect on the Bank's results of operations and financial condition. The Bank is not aware of an active market for the residuals. No assurance can be given that the residuals could in fact be sold at their carrying value, if at all.

     The Bank's future revenues and net income are expected to fluctuate in large part as a result of the timing and size of its future securitizations. A delay in closing a scheduled securitization during a particular quarter would postpone recognition of net gains from mortgage financing operations. In addition, unanticipated delays in closing a securitization could also increase the Bank's exposure to credit risks and interest rate fluctuations by increasing the period during which the Bank holds its loans. If the Bank were unable to profitably securitize a sufficient number of its loans in a particular reporting period, the Bank's revenues for such period would decline and would result in lower net income and possibly a net loss for such period, and could have a material adverse effect on the Bank's results of operations, financial condition and capital ratios. In addition, the Bank projects the expected cash flows over the life of the residual interests, using prepayment and default assumptions that market participants would use for similar financial instruments that are subject to prepayment, credit and interest rate risks. The Bank then determines the present value of these cash flows using an interest rate commensurate with the risks involved. If the Bank's actual experience differs materially from the assumptions used in the determination of the present value of the residual interests, future cash flows and earnings could be negatively impacted. See "Business--Loan Sales and Asset Securitizations."

     Although the Bank has typically maintained the deliquency, loss and prepayment experience in its total loan portfolio, prior to its first securitization in December 1996, the Bank did not separately track the delinquency, loss and prepayment experience of core product loans in any meaningful fashion. Consequently, the Bank does not have representative historical delinquency, bankruptcy, foreclosure, default or prepayment experience that may be referred to for purposes of estimating the future delinquency, loss and prepayment experience of its core product loans. In view of the Bank's lack of core product loan performance data, the Bank relied on a third party evaluation of its core product loan portfolio and therefore it is difficult to validate the Bank's loss or prepayment assumptions used to calculate its gain on sale in connection with its securitizations or with future securitizations. Any material difference between these assumptions and actual performance could have a material adverse impact on the timing and/or receipt of the Bank's future revenues, the value of the residential interests held on the Bank's balance sheet and the Bank's cash flow.

RISKS ASSOCIATED WITH SUB-PRIME LENDING

     Through its Liberator Series program, the Bank has developed a lending niche for the origination and purchase of mortgage loans to sub-prime borrowers (e.g. borrowers who do not qualify for credit under FHLMC, FNMA or Government National Mortgage Association ("GNMA") guidelines). Loans to sub-prime borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have an adequate credit history. Loans to sub-prime borrowers also involve additional liquidity risks, as these loans generally have a more limited secondary market than conventional loans. The actual rates of delinquencies, foreclosures and losses on loans to sub-prime borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. The FDIC has recently issued a letter to all FDIC-insured institutions highlighting the special risks associated with sub-prime lending and the need for management controls. While the Bank believes that the underwriting procedures and appraisal processes it employs enable it to somewhat mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such procedures or processes will afford adequate protection against such risks. See "Business--Core Lending Products--Origination and Purchase of Loans" and "--Underwriting."

HIGH LOAN TO VALUE RATIOS OF PORTFOLIO SERIES LOANS

     Through its Portfolio Series program, the Bank originates debt consolidation loans for Agency Qualified Borrowers. Portfolio Series loans are primarily home equity lines of credit and second deeds of trust generally up to 125% of the appraised value of the real estate underlying the loans. In the event of a default on a Portfolio Series loan by a borrower, there generally would be insufficient collateral to pay off the balance of such loan and the Bank, as holder of a second position on the property, would likely lose a substantial portion, if not all, of its investment. While the Bank believes that the underwriting procedures it employs enable it to somewhat mitigate the higher risks inherent in such loans, no assurance can be given that such procedures will afford adequate protection against such risks. During the fourth quarter of 1996 and the first quarter of 1997, of the core product loans originated by the Bank, 42.9% and 55.3%, respectively, consisted of Portfolio Series loans. See "Business--Core Lending Products--Origination and Purchase of Loans," "-- Underwriting," and "--Loan Sales and Asset Securitizations."

CONTINGENT RISKS

     Although the Bank sells substantially all of the mortgage loans it originates or purchases without recourse, the Bank retains some degree of credit risk on substantially all of the loans it sells. In addition, during the period of time that the loans are held for sale, the Bank is subject to various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers.

     In connection with its securitizations, the Bank is required to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Bank. While the Bank may have recourse to the sellers of loans it purchased, there can be no assurance of the sellers' abilities to honor their respective obligations to the Bank. Likewise, in connection with its whole loan sales, the Bank enters agreements which generally require the Bank to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Bank to the Loan Purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or early default on such mortgage loans. The remedies available to a Loan Purchaser from the Bank are generally broader than those available to the Bank against the sellers of such loans, and if a Loan Purchaser enforces its remedies against the Bank, the Bank may not be able to enforce whatever remedies the Bank may have against such sellers. If the loans were originated directly by the Bank, the Bank will be solely responsible for any breaches of representations and warranties.

     In addition, borrowers, Loan Purchasers, monoline insurance carriers and trustees in the Bank's securitizations may make claims against the Bank arising from alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Bank, including appraisers, incomplete documentation and failure by the Bank to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in liabilities or legal expenses that could have a material adverse effect on the Bank's results of operations, financial condition and business prospects.

DEPENDENCE ON KEY PERSONNEL

     The Bank depends to a considerable degree on the contributions of a limited number of key management personnel who have had, and will continue to have, a significant role in the development and management of the Bank's mortgage financing operations. The continued development of the Bank's business strategy depends to a large extent upon the continued employment of Daniel L. Perl, President and Chief Executive Officer of both the Company and the Bank. In addition, many members of senior management have had working relationships with Mr. Perl prior to joining the Bank. The loss of such personnel, Mr. Perl or other key personnel could materially adversely affect the Bank's and the Company's business. The Bank has entered into an interim employment agreement with Mr. Perl and concurrently with the closing of the Public Offering, the Company and the Bank will each enter into a three year employment agreement with Mr. Perl. See "The Board of Directors and Management of the Bank--Letter Agreement" and "--Employment Agreements."

RISKS RELATED TO DEBENTURES

     In March 1997, the Bank issued $10.0 million of subordinated debentures ("the Debentures") through a private placement and pursuant to a Debenture Purchase Agreement (the "Debenture Offering"). In the event that the Company and the Bank elect to substitute the Company as obligor on the Debentures (the "Substitution") following the Public Offering, the holders of the Debentures will have the option, at September 15, 1998 or at such later time as the Substitution occurs, to require the Company to purchase all or part of their Debentures. In the event that all of the holders of the Debentures opt to require the Company to purchase their Debentures at September 15, 1998, the Company would be required to fund $10.0 million plus accrued interest to holders of the Debentures. Such an event would have a material adverse effect on the Company's liquidity. Furthermore, in the event that the Company has insufficient funds available to repurchase the Debentures, the Company may be required to borrow funds at more expensive rates than the interest rate on the Debentures, which would have a material adverse effect on the Company's results of operations. See "Business--Sources of Funds--Borrowings."

RISKS RELATED TO MORTGAGE SERVICING RIGHTS

     To determine the fair value of its mortgage servicing rights, the Bank projects net cash flows expected to be received over the life of the underlying loans. Such projections assume certain servicing costs, prepayment rates and delinquencies. As of March 31, 1997, the carrying value of the Bank's mortgage servicing rights totalled $4.1 million, up from $683,000 at December 31, 1995. In addition, the pooling and servicing agreements relating to the Bank's securitizations contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates, which, if exceeded, would allow the termination of the Bank's right to service the related loans. The mortgage servicing rights on the loans securitized during the fourth quarter of 1996 and the first quarter of 1997 totalled approximately $2.3 million.

     There can be no assurance that the Bank's estimates used to determine the fair value of mortgage servicing rights will remain appropriate for the life of the loans sold or the securitizations. If actual loan prepayments or delinquencies exceed the Bank's estimates, the carrying value of the Bank's mortgage servicing rights may have to be written down through a charge against earnings. The Bank cannot write up such assets to reflect slower than expected prepayments, although slower prepayments may increase future earnings as the Bank will receive cash flows in excess of those anticipated. Fluctuations in interest rates may also result in a write-down of the Bank's mortgage servicing rights in subsequent periods.

COMPETITION

     As a purchaser and originator of mortgage loans, the Bank faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Bank. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Bank, targeting customers similar to those of the Bank. The offering by these competitors of products similar to those of the Bank's could have a material adverse effect on the Bank's results of operations and financial condition. The Bank depends largely on Originators with whom the Bank's competitors also seek to establish relationships. The Bank's future results may become increasingly sensitive to fluctuations in the volume and cost of its wholesale loan purchases resulting from competition from other purchasers for such loans. In addition, as the Bank expands into new geographic markets, it will face competition from lenders with established positions in these locations. There can be no assurance that the Bank will be able to continue to compete successfully in the markets it serves. See "Business--Competition."

AVAILABILITY OF FUNDING SOURCES

     The Bank funds substantially all of the loans which it originates or purchases through deposits, internally generated funds or FHLB advances. The Bank competes for deposits primarily on the basis of rates, and as a consequence the Bank could experience difficulties in attracting deposits to fund its operations if it does not continue to offer deposit rates at levels that are competitive with other financial institutions. Certificate of deposit accounts constitued $113.5 million or 86.7% of total deposits at March 31, 1997, of which $103.5 million mature in one year or less. Further increases in short-term certificate accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Bank's deposit base being less stable than if it has a large amount of core deposits which, in turn, may result in further increases in the Bank's cost of deposits. The Bank also uses the cash proceeds generated by the Bank in selling loans in the secondary market or pools of loans in asset securitizations to fund subsequent originations or purchases. On an ongoing basis, the Bank explores opportunities to access credit lines as an additional source of funds and recently entered into a line of credit with a national investment banking firm in the amount of $35.0 million to fund loan originations. See "Business--Sources of Funds--Borrowings." To the extent that the Bank is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal. Any such event would have a material adverse effect on the Bank's results of operations and financial condition. See ""Business--Sources of Funds."

MULTI-FAMILY AND COMMERCIAL REAL ESTATE RISKS

     As part of its lending strategy, the Bank has targeted borrowers seeking loans secured by multi-family properties or properties used for commercial business purposes such as small office buildings or light industrial or retail facilities. Although such loans are generally originated for sale, the Bank anticipates that its multi-family and commercial real estate portfolios will increase as a percentage of total assets in future periods. Multi-family and commercial real estate loans are generally considered to involve a higher degree of credit risk, be more vulnerable to deteriorating economic conditions and involve higher loan principal amounts than one- to four-family residential mortgage loans. Income producing property values are also subject to greater volatility than owner-occupied residential property values. Economic events and government regulations, which are outside the control of the borrower or lender, could impact the value of the security for such loans or the future cash flows of the affected properties. Further, any material decline in real estate values, such as the declines experienced in southern California in recent years, generally reduces the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default.



POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

     The Bank's profitability is dependent to a certain extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. The Bank's ability to originate, purchase and sell loans through its mortgage financing operations is significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by the Bank. A significant decline in interest rates could also decrease the size of the Bank's servicing portfolio and the related servicing income by increasing the level of loan prepayments. Additionally, the interest rate adjustments with respect to the Bank's investment securities lag rate adjustments to the Bank's deposit accounts. Accordingly, the yield on the Bank's investment securities may adjust more slowly than the cost of the Bank's interest-bearing liabilities in a rising interest rate environment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

ABSENCE OF MARKET FOR COMMON STOCK

     The Company, as a newly organized company, has never issued common stock. The Company has received conditional approval to have its Common Stock quoted on the National Market System of the Nasdaq Stock Market under the symbol "LFCO" upon completion of the Public Offering. However, there can be no assurance that an active and liquid trading market for the Common Stock will develop, or, once developed, will continue, nor can there be any assurances that holders of the Common Stock will be able to sell their shares at or above the price per share in the Public Offering. The absence or discontinuance of a market for the Common Stock may have an adverse effect on both the price and liquidity of the Common Stock. In addition, the stock market has on occasion experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price for the Company's Common Stock. See "Market for the Common Stock of the Company."

CERTAIN ANTI-TAKEOVER PROVISIONS

     Provisions in the Company's Governing Instruments. Certain provisions of the Company's Certificate of Incorporation and Bylaws, particularly a provision limiting voting rights, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting on certain matters, staggered elections of the board of directors, non-cumulative voting for directors, limits on the calling of special meetings, limits on voting shares in excess of 10% of the outstanding shares, and certain uniform price provisions for certain business combinations. These provisions in the Company's governing instruments may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus, generally may serve to perpetuate current management. For a more detailed discussion of these provisions, see "Restrictions on Acquisition of the Company."

     Voting Control of Officers and Directors. Directors and executive officers of the Company are expected to own approximately 14.2% of the shares of common stock of the Company following the Reorganization, including shares of Company Common Stock exchanged for shares of Bank common stock in the Reorganization and shares purchased by directors and executive officers in the Public Offering. Options for an additional 434,840 shares of Common Stock, or 7.1% of the shares of Common Stock to be issued and outstanding after the Reorganization and the Public Offering and the exercise of such options, may be attributable to directors and executive officers through the Option Plans. Accordingly, management's potential voting control could, together with additional stockholder support, defeat stockholder proposals requiring 80% approval of stockholders and will continue to have a significant influence over the affairs of the Company and the Bank. Such concentration of ownership may have the effect of delaying, deferring or preventing takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management. See "Restrictions on Acquisition of the Company--Restrictions in the Company's Certificate of Incorporation and Bylaws" and "The Board of Directors and Management of the Bank--Stock Option Plans."

     Employment Agreement.   Daniel L. Perl, the President and Chief Executive
Officer, is subject to a letter agreement with the Bank from January 1, 1997 until the consummation of the Reorganization and the Public Offering (the "Letter Agreement"). At such time, the Bank and the Company intend to enter into written employment agreements with Mr. Perl. Such employment agreements provide for benefits and cash payments in the event of a change in control of the Company or the Bank. These provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. See "The Board of Directors and Management of the Bank-- Employment Agreements." Based on current salary and cash bonus, payments to be paid in the event of a change in control pursuant to the Employment Agreements would be approximately $3.0 million. However, the actual amount to be paid in the event of a change in control of the Company or the Bank cannot be estimated at this time because the actual amount is based on the average salary of the employee and other factors existing at the time of the change in control which cannot be determined at this time.

FINANCIAL INSTITUTION REGULATION AND POSSIBLE LEGISLATION

     The Company, as a savings and loan holding company, will be, and the Bank, as a federal savings association, is subject to extensive federal law, regulations and supervision. Such law and regulations, which affect operations on a daily basis, may be changed at any time, and the interpretation of the relevant existing law and regulations is also subject to change by the federal regulatory authorities. Any failure of the Bank to comply with any of the laws and regulations to which it is subject or any change in the regulatory structure or the applicable statutes, regulations whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank, their respective operations or the Reorganization. See "Regulation."

     Recently enacted legislation provides that the Bank Insurance Fund ("BIF") and the SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Such legislation also requires that the Department of Treasury submit a report to Congress that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter and create a uniform financial institutions charter and abolish the OTS were introduced in the 105th Congress. Such legislative proposals would also abolish the OTS and transfer its functions to three federal bank regulators and to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") with respect to the regulation of holding companies which could limit the activities permissible for the Company to activities that are financial in nature. While such legislation was not acted upon by the past session of Congress, no assurances can be made that similar legislation will not be enacted by the current session of Congress. The Bank is unable to determine the extent to which such legislation, if enacted, would affect its business.

     Recent federal legislation known as the Riegle Community Development and Regulatory Improvement Act (the "Riegle Act"), imposed additional regulatory requirements on mortgage loans having relatively higher origination fees and interest rates, such as those made by the Bank, and the Bank expects its business to be the focus of additional federal and state legislation, and regulation in the future.

IMPACT OF LAWS AND REGULATIONS AFFECTING CERTAIN LENDING OPERATIONS

     In addition to federal regulations on its banking operations, the Bank's consumer lending activities are subject to consumer protection and other statutes including the Federal Truth-in-Lending Act and Regulation Z (including the Home Ownership and Equity Protection Act of 1994), the Federal Equal Credit Opportunity Act and Regulation B, as amended, the Fair Credit Reporting Act of 1970, as amended, the Federal Real Estate Settlement Procedures Act of 1974, as amended ("RESPA"), and Regulation X, the Fair Housing Act, the Home Mortgage Disclosure Act and Regulation C and the Federal Debt Collection Practices
Act.

     These rules and regulations, among other things, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, require credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for borrowers, class action lawsuits and administrative enforcement actions.

     Although the Company believes that it has systems and procedures to facilitate compliance with these requirements and believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, in the future more restrictive laws, rules and regulations or the judicial interpretation of existing laws, rules and regulations could make compliance more difficult or expensive. See "Regulation."

ELIMINATION OF LENDER PAYMENTS TO BROKERS COULD ADVERSELY AFFECT RESULTS OF OPERATIONS

     Lawsuits have been filed against several mortgage lenders alleging the such lenders have made certain payments to independent mortgage brokers in violation of RESPA. These lawsuits have generally been filed on behalf of a purported nationwide class of borrowers alleging that payments made by a lender to a broker in addition to payments made by the borrower to a broker are prohibited by RESPA and are therefore illegal. If these cases are resolved against the lenders, it may cause an industry-wide change in the way independent mortgage brokers are compensated. The Bank's broker compensation programs permit such payments. Although the Bank believes that its broker compensation programs comply with all applicable laws and are consistent with long-standing industry practice and regulatory interpretations, in the future new regulatory interpretations or judicial decisions may require the Bank to change its broker compensation practices. Such a change may have a material adverse effect on the Bank and the entire mortgage lending industry.

DILUTION

     The Reorganization will result in no dilution to stockholders of the Bank. Upon completion of the Public Offering, there will be an immediate dilution to investors in the Public Offering of the net tangible book value per share of Common Stock of $____ per share based on the mid-point of the range of offering prices of $_____ per share. On an as adjusted basis, the offering price is substantially greater than the effective price at which the existing stockholders purchased their shares and the effective exercise price of the outstanding stock options. See "Dilution."

NO CASH DIVIDENDS

     Following the Reorganization and the Public Offering, the Company intends to retain its earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Dividend Policy." In addition, the Company's ability to pay dividends at any time may be limited by the Bank's ability to pay dividends to its sole stockholder, the Company. See "Regulation--Federal Savings Institution Regulation-- Limitation on Capital Distributions.

RISKS ASSOCIATED WITH DISSENTERS' RIGHTS

     If the Reorganization is consummated, pursuant to regulations of the OTS, any stockholder of record of Bank common stock who complies with the requirements of the OTS regulations will be entitled to demand and receive payment in an amount equal to the fair or appraised value of the holder's shares of Bank common stock. The Amended Agreement and Plan of Reorganization, dated January 16, 1997 (the "Plan of Reorganization"), states an intent that the Reorganization be treated as a non-taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"). There is a risk that the number of dissenters who request and receive a cash payment for their Bank common stock could exceed the amount of cash permitted to be received by stockholders under the reorganization provisions of the Code. If that were to occur, it is possible that the transaction would not qualify as a non-taxable transaction under the Code. The Bank believes that the requisite percentage of stockholders will vote in favor of the Reorganization. However, there can be no assurance as to the number of stockholders who will exercise dissenters' rights. In the event that the exercise of dissenters' rights may cause the Reorganization to be a taxable transaction, the Bank may choose to take the steps necessary to withdraw the Public Offering. See "The Reorganization--Tax Consequences of
Reorganization."

ENVIRONMENTAL RISKS

     In the course of its business, the Bank has acquired, and may acquire in the future, properties securing loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or sources thereof could be discovered on such properties after acquisition by the Bank. In such event, the Bank may be required by law to remove such substances from the affected properties at its sole cost and expense. There can be no assurance that (i) the cost of such removal would not substantially exceed the value of the affected properties or the loans secured by the properties, (ii) the Bank would have adequate remedies against the prior owner or other responsible parties or (iii) the Bank would not find it difficult or impossible to sell the affected properties either prior to or following such removal.

                                THE ADJOURNMENT

     The Bank's Annual Meeting was convened on May 21, 1997 at which time the stockholders voted on and approved the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan, elected three directors, Richard C. Caldwell, Milton E. Johnson and Daniel L. Perl, for three year terms, and ratified the appointment of Deloitte & Touche LLP as independent auditors of the Bank for the fiscal year ending December 31, 1997. After those actions, the Annual Meeting was adjourned to June 20, 1997, so that stockholders could have the benefit of an effective registration statement under the Securities Act in connection with their consideration and vote on the proposed Reorganization. The Adjourned Annual Meeting is a continuation of the Annual Meeting convened on May 21, 1997.

                       SOLICITATION AND VOTING OF PROXIES

     Regardless of the number of shares of Bank common stock owned, it is important that your shares of common stock of the Bank be represented in person or by proxy at the Adjourned Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED FOR EACH OF THE PROPOSALS.

     Other than the proposals to approve the Reorganization and to permit the Board of Directors to adjourn the Annual Meeting if the requisite number of votes to approve the Reorganization have not been received or for such other reasons as the Board deems appropriate, the Board of Directors knows of no additional matters that will be presented for consideration at the Adjourned Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof.

     A proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Bank a written notice of revocation, by delivering to the Bank a duly executed proxy bearing a later date, or by attending the Adjourned Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

     The cost of soliciting the proxies on behalf of management will be borne by the Bank. In addition to the solicitation of proxies by mail, proxies may be solicited by Directors, officers or regular employees of the Bank in person or by telephone without additional compensation therefor. The Bank has also retained Chase Mellon Shareholder Services to aid in the solicitation for an estimated cost of $_________ plus out-of-pocket expenses. The Bank will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The securities which may be voted at the Annual Meeting consist of shares of common stock of the Bank, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on April 22, 1997 has been fixed by the Board of Directors as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The total number of shares of the Bank's common stock outstanding on the record date was 1,070,572 shares. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The security ownership of management is set forth under "The Board of Directors and Management of the Bank--Security Ownership of Management and Other Beneficial Owners." In addition, for information regarding Interests of Certain Persons in the Reorganization, see "The Board of Directors and Management of the Bank-- Employment Agreements."

                                   PROPOSAL I
                         HOLDING COMPANY REORGANIZATION

PLAN OF REORGANIZATION

     The Board of Directors of the Bank has unanimously approved the Plan of Reorganization and recommends that stockholders vote "FOR" the Plan of Reorganization. The Plan of Reorganization would result in Life Savings becoming a wholly-owned subsidiary of the Company and each share of the Bank's common stock being exchanged for three shares of Life Financial Corp. Common Stock. A copy of the Plan of Reorganization, including the Certificate of Incorporation and Bylaws of Life Financial Corp. is attached hereto as Exhibit A and the following discussion is qualified in its entirety by reference to the Plan of Reorganization.

     Life Financial Corp. is a newly organized Delaware corporation formed as an indirect subsidiary of Life Savings solely to effect the Reorganization; therefore, Life Financial Corp. has no prior operating history. Pursuant to the Plan of Reorganization, Life Financial Corp. will become a non-diversified unitary savings and loan holding company pursuant to the Home Owners Loan Act of 1933, as amended (the "HOLA"). Life Financial Corp. intends to organize as its wholly-owned subsidiary, an interim federal savings bank, Interim Federal Savings Bank, ("Interim"), in order to effect the Reorganization. If the Reorganization is approved by the stockholders of the Bank, and subject to satisfaction of all other conditions set forth in the Plan of Reorganization, Interim will be merged with and into the Bank, with the Bank as the surviving savings bank. The Bank has received the approval of the OTS for the Reorganization.

     Upon the Effective Date of the Reorganization, each share of the Bank's common stock outstanding immediately prior to the Reorganization will be converted, automatically, by operation of law, into three shares of Life Financial Corp.'s Common Stock with the result that stockholders of Life Savings will become stockholders of the Company and will no longer be stockholders of Life Savings. Shares of common stock of Interim outstanding prior to the merger will be converted in the merger on a one-for-one basis into shares of Life Savings common stock, with the result that all the outstanding Life Savings common stock will be owned by the Company.

     After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of Life Financial Corp. and the consolidated capitalization, assets, liabilities, income and financial statements, and management of Life Financial Corp. immediately following the Reorganization will be substantially the same as those of the Bank immediately prior to consummation of the Reorganization. Deloitte & Touche LLP, the current independent public accountants of the Bank, will serve as Life Financial Corp.'s independent public accountants. The Federal Charter and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization except that all of its outstanding stock will be owned by Life Financial Corp. The deposits in Life Savings will continue to be insured by the SAIF and Life Savings will continue to be a member of the Federal Home Loan Bank of San Francisco, and will be regulated by the OTS. Life Financial Corp. will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. See "Regulation."

REASONS FOR REORGANIZATION AND PUBLIC OFFERING

     The Board of Directors of the Bank believes that the Reorganization will provide greater operating flexibility than is currently enjoyed by the Bank, will facilitate the acquisition of related businesses as opportunities arise and the ability to engage in various corporate and investment activities and, by means of its ability to diversify through the Company's structure, will enhance its ability to remain competitive in the future with other companies in the financial services industry organized in the holding company structure.
Although no specific plans have been made, after the Reorganization, Life Financial Corp. also may be in a position to take advantage of acquisition opportunities not otherwise available to the Bank.

PUBLIC OFFERING

     Upon consummation of the Reorganization after the approval by stockholders of the Bank, the Company intends to offer 2,500,000 shares of its Common Stock to the public in a firm commitment underwritten public offering (or 2,875,000 shares, in the event that the underwriters exercise their overallotment option) (the "Public Offering"). The net proceeds from the Public Offering will provide the initial capitalization for the Company and will facilitate the Company's future business activities as described above. Although the Company intends to complete the Public Offering concurrently with the Reorganization, there are no assurances in this regard. There also can be no assurances as to the number of shares of Common Stock that will be sold or the price at which such shares will be sold. The Company has filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to such proposed Public Offering. As currently contemplated, the proposed Public Offering relates to the offer for sale of 2,500,000 shares of Common Stock in an underwritten offering at an estimated price per share of between $_____ and $_____. The underwriter also would be granted a 30-day option to purchase up to 375,000 additional shares solely to cover overallotments. In the event that the Public Offering is substantially delayed or is terminated, the Bank intends to complete the Reorganization, if approved by stockholders, as management believes that the holding company form of organization will enhance the Bank's flexibility and will enable the Bank to remain competitive with other companies in the financial services industry. To further the Company's ability to transact business, the Bank may pay dividends to the Company in accordance with regulatory requirements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors believes that the Reorganization is in the best interest of the Bank and its stockholders and unanimously recommends a vote FOR approval of the Plan of Reorganization. Approval of the Plan of Reorganization will constitute approval of Life Financial Corp.'s Certificate of Incorporation and By-Laws, which are attached hereto as Exhibit A. There are certain provisions in the Company's Certificate of Incorporation and Bylaws authorized under Delaware law that may have the additional effect of preventing or discouraging a hostile takeover and which may make the removal of management more difficult. There are also provisions in the Company's Certificate of Incorporation regarding limitations on personal liability and indemnification rights for directors and officers. In addition, the Delaware General Corporation Law contains provisions that protect Delaware corporations from abusive takeover practices. Accordingly, to the extent that management may be deemed to benefit from these provisions, management may be viewed as having a conflict of interest in recommending the approval of the Plan of Reorganization. The affirmative vote of the holders of a majority of the shares of the Bank's common stock outstanding is required to obtain approval for the Reorganization.

     THE BOARD OF DIRECTORS OF LIFE SAVINGS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PLAN OF REORGANIZATION.

DESCRIPTION OF REORGANIZATION

     The Reorganization will be accomplished through the following steps: (1) Life Financial Corp. has been incorporated under the laws of the State of Delaware and has become a wholly-owned subsidiary of the Bank; (2) Life Financial Corp. will organize Interim as a wholly-owned subsidiary; (3) Interim will be merged with and into Life Savings, which will be the surviving institution; (4) at the effective time of the merger, each outstanding share of the Bank's common stock will be converted automatically, by operation of law, into three shares of Life Financial Corp.'s Common Stock, with the result that the stockholders of the Bank will become the stockholders of Life Financial Corp.; and (5) the one outstanding share of common stock of Interim, owned by Life Financial Corp., will be converted into one share of the Bank's common stock, with the result that all the outstanding common stock of the Bank will be owned by Life Financial Corp.

CONDITIONS TO REORGANIZATION

     The Plan of Reorganization also sets forth additional conditions which must be satisfied before the Reorganization will be consummated, including the following conditions: (i) approval of the Reorganization by the affirmative vote of the holders of a majority of outstanding shares of the Bank's common stock eligible to be cast at the Annual Meeting; and (ii) the receipt of all approvals, reviews, and consents from any other governmental agencies or other third parties which may be required for the lawful consummation of the Reorganization. No such governmental or third-party approvals, other than the OTS approval which has been obtained, are currently anticipated to be required. If stockholder or regulatory approval is not obtained, the Reorganization will not be consummated.

EFFECTIVE DATE

     The "Effective Date" of the Reorganization will be the date upon which all conditions of the Reorganization are satisfied and the Articles of Combination pertaining to the Reorganization are filed with, and endorsed by, the OTS, or such date thereafter as is acceptable to the OTS, Life Savings and the Company.

TREATMENT OF STOCK CERTIFICATES

     After the Effective Date, each certificate previously representing shares of the Bank's common stock will automatically represent three shares of the Company's Common Stock. After the Effective Date, stockholders will be entitled, but not required, to exchange their stock certificates for new certificates evidencing three shares of the Company's stock. Chase Mellon Shareholder Services is the transfer agent and registrar for the Bank's stock and will act in the same capacity for the stock of the Company.

TAX CONSEQUENCES OF REORGANIZATION

     The following discussion of the material federal income tax consequences of the Reorganization is based on the Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. The following discussion does not address all of the federal income tax consequences that may be relevant to Bank stockholders in light of such holders' particular circumstances or to holders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations or insurance companies.

     The Bank has received an opinion of Muldoon, Murphy & Faucette, with regard to federal income tax matters, and from Deloitte & Touche LLP with regard to California state income tax matters to the effect that, assuming the Reorganization is consummated under the Plan of Reorganization, a statutory merger under applicable federal law, and provided that in the transaction the shareholders of the Bank will exchange stock possessing control (defined to be at least 80% of the total vote and value) of all classes of the Bank stock, then, in a manner that results in among other things: (1) no gain or loss will be recognized by the Bank upon the receipt of assets of Interim in exchange for Bank common stock; (2) no gain or loss will be recognized by the stockholders of the Bank upon the transfer of their common stock in the Bank to the Company solely for the Company's Common Stock; (3) the total basis of the Company's Common Stock to be received by the stockholders of the Bank in the Reorganization will, in each instance, be the same as the total basis of such common stock of the Bank, exchanged therefor; (4) the holding period of Company Common Stock received by the stockholders of the Bank in the Reorganization will, in each instance, include the period during which the stockholders held the Bank common stock exchanged therefor, provided, that the Bank's common stock is held as a capital asset on the date of the Reorganization; (5) no gain or loss will be recognized by the Bank as a result of the transaction; and (6) no gain or loss will be recognized by the Company upon its receipt of the Bank's common stock solely in exchange for the issuance of Company Common Stock to Bank stockholders. Accordingly, if the Reorganization transaction satisfies the conditions noted above, the Reorganization will have no adverse federal or state income tax effects on the Company, the Bank, or the stockholders of the Bank.

     There is some risk that the exercise of dissenters' rights could result in cash payments to shareholders which would interfere with satisfaction of the control requirements noted above. While the Bank anticipates that the control requirements for a tax free reorganization will be met, if the exercise of dissenters' rights prevents the satisfaction of the control requirements, the Bank may take the necessary steps to withdraw the offering.

ACCOUNTING TREATMENT

     The Reorganization, if completed as proposed, will be accounted for in a manner similar to as a pooling of interests and accordingly, under generally accepted accounting principles, the assets and liabilities of the Bank will be recorded on the books of the Company at their respective book values at the effective time of the Reorganization.

DISSENTERS' RIGHTS

     If the Reorganization is consummated, pursuant to regulations of the OTS, any stockholder of record of Bank common stock who (i) objects to the Reorganization, (ii) does not vote any of such holder's shares in favor of the Reorganization, and (iii) fully complies with all of the provisions of 12 C.F.R.
Section 552.14 will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holder's shares of Bank common stock.
For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to regulations of the OTS, the fair value of a dissenting stockholder's Bank common stock equals the fair market value of the shares as of the Effective Time.

     Any Bank stockholder desiring to receive payment of the fair value of such holder's Bank common stock in accordance with the requirements of 12 C.F.R.
Section 552.14 must (i) deliver to the Bank, prior to voting on the Reorganization, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares of Bank common stock and (ii) not vote in favor of the Reorganization. Any written notice of intent to demand appraisal of and payment for shares of Bank common stock should be sent to: Daniel L. Perl, President and Chief Executive Officer, Life Savings Bank, Federal Savings Bank, 4110 Tigris Way, Riverside, California 92503 prior to June 20, 1997, the date of the Adjourned Annual Meeting. A vote against the Reorganization will not satisfy the requirements for the separate written notice of intent to demand appraisal of and payment for shares of Bank common stock referred to in condition (i) above. Rather, such demand must be made prior and in addition to and separate from any proxy or vote against the Reorganization by the dissenting stockholder.

     Within ten days of the Effective Time, the Bank must (i) give written notice of the Effective Time by mail to any stockholder who complied with the provisions above and did not vote in favor of the Reorganization and (ii) make a written offer to each such stockholder to pay for such holder's shares at a price estimated to be the fair value of the shares. Such notice and offer must be accompanied by the Bank's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the stockholder elects under 12 C.F.R. Section 552.14(c)(5) and (6) to demand appraisal and payment of a different amount than that offered by the Bank.

     If within 60 days of the Effective Time the stockholder accepts the Bank's offer of the fair value for such holder's shares, or the fair value is otherwise agreed upon between the Bank and the dissenting stockholder, the Bank must make payment for the dissenting stockholder's shares within 90 days of the Effective Time. At any time within 60 days of the Effective Time, a dissenting stockholder may withdraw a demand for appraisal and accept the terms of the Reorganization, and such shares of Bank common stock will become shares of Company common stock in accordance with the terms of the Plan of Reorganization.

     If the dissenting stockholder and the Bank do not agree as to the fair value of the dissenting stockholder's shares within 60 days of the Effective Time, the dissenting stockholder must file a petition with the OTS, with a copy by registered or certified mail to the Bank, demanding a determination of the fair market value of the shares. Each stockholder demanding appraisal of and payment for such holder's shares of Bank common stock in compliance with 12 C.F.R. Section 552.14 must deliver such holder's shares of Bank common stock to the Transfer Agent for notation thereon that an appraisal proceeding is pending. If a dissenting stockholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Time or fails to deliver such holder's shares of Bank common stock to the Transfer Agent, such dissenting stockholder will be deemed to have accepted the terms of the Plan of Reorganization, and such stockholder's shares of Bank common stock will become shares of the Company common stock in accordance with the terms of the Plan of Reorganization.

     The director of the OTS (the "Director") may appoint either appropriate OTS staff or one or more independent persons to appraise the shares of a dissenting stockholder who has complied fully with 12 C.F.R. Section 552.14. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs in the final valuation of the shares, the Director will instruct the Bank to pay the appraised fair market value, together with accrued interest, upon the surrender of the dissenting stockholder's Bank common stock. The Director, at his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding.

     The foregoing does not purport to be a complete statement of the provisions of the OTS regulations relating to dissenter and appraisal rights and is qualified in its entirety by reference to the dissenter and appraisal rights provisions of 12 C.F.R. Section 552.14, which section is reproduced in Exhibit B to this Proxy Statement and which hereby is incorporated by reference herein.

AMENDMENT OR TERMINATION

     The Boards of Directors of the Bank and Life Financial Corp. and the organizers of Interim may amend or terminate the Plan of Reorganization if they determine for any reason that such amendment or termination would be advisable. Such amendment may occur at any time prior to the completion of the Reorganization, whether before or after stockholder approval of the Plan of Reorganization, except that, after stockholder approval, the Plan of Reorganization may not be amended in any respect deemed to be material by any of such Boards of Directors or organizers. Such termination may occur at any time prior to the completion of the Reorganization.


                                  PROPOSAL II
                         APPROVAL TO ADJOURN THE MEETING
                         TO SOLICIT ADDITIONAL PROXIES

     Approval of Proposal I requires the affirmative vote of a majority of the total shares outstanding. In the event there are an insufficient number of shares present in person or by proxy at the Annual Meeting to approve Proposal I, the Board of Directors may adjourn the Meeting to a later date. The place and date to which such Meeting would be adjourned would be announced at the time of adjournment, but would in no event be more than 30 days after the date of the Adjourned Annual Meeting.

     While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the subject proposals, it would give the Bank the opportunity to solicit additional proxies in favor of Proposal I and would be advantageous to those in favor of the Reorganization and disadvantageous to those opposing it.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE
ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN.   Approval of the
adjournment requires the affirmative vote of the holders of a majority of the shares of Bank common stock present in person or by proxy at the Annual Meeting and voting on the proposal. Abstentions will have the same effect as a vote against the Proposal to Adjourn, and broker non-votes will not be counted in the vote.


                                DIVIDEND POLICY

     The Company presently intends to retain all future earnings, if any, for use in its business and does not anticipate declaring or paying any cash dividends on its Common Stock in the foreseeable future. In the event that the Board of Directors does determine to pay dividends in the future, any such payment will depend upon a number of factors, including investment opportunities available to the Company or the Bank, capital requirements, regulatory limitations, the Company's or the Bank's financial condition and results of operations, tax considerations and general economic conditions. For information concerning federal regulations regarding the Bank's ability to make capital distributions to the Company, see "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."

     The Company is subject to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. For a discussion of certain circumstances under which the Company may become subject to certain provisions of the California Corporation Code, see "Comparison of Stockholder's Rights and Certain Antitakover Considerations--Comparison Between Bank and Company Corporate Government Documents."

                   MARKET FOR THE COMMON STOCK OF THE COMPANY

     The Company was recently formed and has never issued capital stock. The Company has received conditional approval to have its Common Stock quoted on the National Market System of the Nasdaq Stock Market under the symbol "LFCO" subject to the completion of the Reorganization and the Public Offering and compliance with certain conditions including the presence of at least two registered and active market makers. Keefe, Bruyette & Woods, Inc. ("KBW") has indicated its intention to make a market in the Company's Common Stock. KBW is not obligated, however, to make a market in the Common Stock and any market making may be discontinued at any time. Upon completion of the Reorganization, the Company will have at least two market makers making a market in its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. There can be no assurance that the Common Stock will be able to meet the applicable listing criteria in order to maintain its quotation on the Nasdaq Stock Market or that an active and liquid trading market will develop or, if developed, will be maintained. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of Common Stock at any given time, which is not within the control of the Company. No assurance can be given that an investor will be able to resell the Common Stock at or above the price to the public of the Common Stock after the Public Offering.
See "Risk Factors--Absence of Market for Common Stock."

                    MARKET FOR THE COMMON STOCK OF THE BANK

     There is no established market for the common stock of the Bank. As of April 22, 1997, the Bank's common stock was held by approximately 406 holders of record. The Bank has not paid cash dividends on its common stock. The Board of Directors declared a 100% stock dividend to stockholders of record as of February 28, 1996, payable as of March 31, 1996. For a description of regulatory restrictions on the payment of cash dividends and other capital distributions by the Bank, see "Regulation--Federal Savings Institution Regulation--Limitation on Capital Distributions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The condensed operating data presented below is derived in part from, and should be read in conjunction with, the Financial Statements and related notes of Life Savings Bank, Federal Savings Bank, presented elsewhere in this Prospectus. The condensed operating data for the three-month periods ended March 31, 1997 and 1996 is derived from unaudited financial data, but, in the opinion of management reflects all adjustments (consisting of only normal recurring adjustments) which are necessary to present fairly the results for such interim periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997.

                                                  THREE MONTHS
                                                 ENDED MARCH 31,          YEAR ENDED DECEMBER 31,
                                               -------------------     ----------------------------
                                                 1997       1996         1996      1995      1994
                                               --------   --------     --------  --------  --------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income:
Loans.......................................    $1,872     $1,598        $6,542   $5,433    $4,530
Securities held to maturity.................       106         25            56      159       138
Other interest-earning assets...............       326         39           331      233       156
                                                ------     ------        ------   ------    ------
  Total interest income.....................     2,304      1,662         6,929    5,825     4,824
                                                ------     ------        ------   ------    ------
Interest expense:
Deposit accounts............................     1,317        826         3,514    3,192     2,534
FHLB advances and other
   borrowings...............................       173        103           252      256       187
Subordinated debentures.....................        71         --            --       --        --
                                                ------     ------        ------   ------    ------
  Total interest expense....................     1,561        929         3,766    3,448     2,721
                                                ------     ------        ------   ------    ------
   Net interest income before provision
    for estimated loan losses...............       743        733         3,163    2,377     2,103
Provision for estimated loan losses.........       500         68           963    1,194     1,306
                                                ------     ------        ------   ------    ------
   Net interest income after
      provision for estimated loan losses...       243        665         2,200    1,183       797
                                                ------     ------        ------   ------    ------
Non-interest income:
  Loan servicing and other
  fees......................................       120        101           496      231       164
Service charges on deposit
  accounts..................................        30         33           128      111        84
Net gains from mortgage
  financing operations......................     5,877        887         8,352    3,575     1,428
Other income................................        58         19           136      103        12
                                                ------     ------        ------   ------    ------
  Total non-interest income.................     6,085      1,040         9,112    4,020     1,688
                                                ------     ------        ------   ------    ------
Non-interest expense:
Compensation and benefits...................     1,582        814         5,233    2,544     1,575
Premises and occupancy......................       223        166           746      471       418
Data processing.............................       135         87           390      208       167
Net loss on foreclosed real
  estate....................................        63         91           158       53       280
FDIC insurance premiums.....................        18         44           174      184       186
SAIF special assessment.....................        --         --           448       --        --
Marketing...................................        68         39           189       65        55
Telephone...................................        85         40           246      143       128
Professional services.......................        58         27           218       92        86
Other expense...............................       260        213           879      629       561
                                                ------     ------        ------   ------    ------
  Total non-interest expense................     2,492      1,521         8,681    4,389     3,456
                                                ------     ------        ------   ------    ------
Income (loss) before income tax
provision (benefit).........................     3,836        184         2,631      814      (971)
Income tax provision (benefit)..............     1,594         79         1,126      294      (300)
                                                ------     ------        ------   ------    ------
   Net income (loss)........................    $2,242     $  105        $1,505   $  520    $ (671)
                                                ======     ======        ======   ======    ======
Earnings (loss) per share (pro forma)(1)....    $ 0.70     $ 0.06        $ 0.63   $ 0.28    $(0.36)
                                                ======     ======        ======   ======    ======

-----------------

(1) Earnings per share is based on the weighted average shares outstanding during the period, adjusted for a 100% stock dividend which occurred during 1996. Earnings per share (pro forma) is then adjusted for the exchange of three shares of Company Common Stock for one share of Bank common stock in the Reorganization.

AVERAGE BALANCE SHEETS

     The following tables set forth certain information relating to the Bank at March 31, 1997, and for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994. The yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Unless otherwise noted, average balances are measured on a daily basis. The yields and costs include fees which are considered adjustments to yields.


                                   AT MARCH 31, 1997     THREE MONTHS ENDED MARCH 31, 1997   THREE MONTHS ENDED MARCH 31, 1996
                              -------------------------  ---------------------------------   ---------------------------------
                                                          AVERAGE                AVERAGE      AVERAGE                AVERAGE
                                 BALANCE    YIELD/COST    BALANCE   INTEREST   YIELD/COST     BALANCE   INTEREST   YIELD/COST
                              ------------ ------------  ---------  --------   ----------    ---------  --------   ----------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
Interest-earning deposits and
 short-term investments......    $ 43,551       5.29%     $  8,914     $  139       6.24%     $ 3,318     $   34       4.10%
Investment securities(1).....       9,012       5.65         8,628        120       5.56        2,689         30       4.46
Loans receivable, net(2).....      72,967      10.04        98,890      1,872       7.57       72,916      1,598       8.77
Mortgage-backed securities(1)           9       6.88            10         --         --           11         --         --
Residual assets..............      12,519      13.50         5,131        173      13.49           --         --         --
                                 --------                 --------     ------                 -------     ------
 Total interest-earning
  assets.....................     138,058       8.57       121,573      2,304       7.58       78,934      1,662       8.42
                                                                       ------                             ------
Non-interest-earning
 assets(3)...................      19,649                   20,317                              8,365
                                 --------                 --------                            -------
 Total assets(3).............    $157,707                 $141,890                            $87,299
                                 ========                 ========                            =======
LIABILITIES AND EQUITY:
Interest-bearing liabilities:
Passbook accounts............    $  4,115       2.10      $  3,959         20       2.02      $ 4,640         24       2.07
Money market accounts........       3,032       2.98         3,025         23       3.04        3,871         29       3.00
Checking accounts............      10,209       2.63        10,006         61       2.44        6,980         24       1.38
Certificate accounts.........     113,452       5.83        86,348      1,213       5.62       53,434        749       5.61
                                 --------                 --------     ------                 -------     ------
 Total deposit accounts......     130,808       5.39       103,338      1,317       5.10       68,925        826       4.79
Borrowings...................      10,000      13.50        15,350        244       6.36        6,889        103       5.98
                                 --------                 --------     ------                 -------     ------
 Total interest-bearing
  liabilities................     140,808       5.97       118,688      1,561       5.26       75,814        929       4.90
                                                                       ------                             ------
Non-interest-bearing
 liabilities(3)..............       5,384                   13,290                              7,168
                                 --------                 --------                            -------
 Total liabilities(3)........     146,192                  131,978                             82,982
Equity(3)....................      11,515                    9,912                              4,317
                                 --------                 --------                            -------
 Total liabilities and           $157,707                 $141,890                            $87,299
  equity(3)..................    ========                 ========                            =======
Net interest income before
 provision for estimated loan
 losses......................                                          $  743                             $  733
                                                                       ======                             ======
Net interest rate spread(4)..                   2.60                                2.32                               3.52
Net interest margin(5).......                                                       2.44                               3.71
Ratio of interest-earning
 assets to interest-bearing
 liabilities.................                  98.05                              102.43                             104.12

----------------------
(1) Includes unamortized discounts and premiums and certificates of deposit.
(2) Amount is net of deferred loan origination fees, unamortized discounts, premiums and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Business--Lending Activities."
(3) Average balances are measured on a month-end basis.
(4) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                    YEAR ENDED DECEMBER 31,
                              -----------------------------------------------------------------------------------------------------
                                           1996                               1995                               1994
                              -------------------------------   --------------------------------   --------------------------------
                                                     AVERAGE                            AVERAGE                            AVERAGE
                                AVERAGE               YIELD/       AVERAGE               YIELD/       AVERAGE               YIELD/
                                BALANCE   INTEREST     COST        BALANCE   INTEREST     COST        BALANCE   INTEREST     COST
                              ----------  --------  ---------   -----------  --------  ---------   -----------  --------  ---------
                                                                (DOLLARS IN THOUSANDS)
ASSETS:
 Interest-earning assets:
 Interest-earning deposits
  and short-term investments.   $ 5,618    $  257      4.57%     $ 4,225      $  203      4.80%     $ 3,736      $  124     3.32%
 Investment securities(1)....     1,912       100      5.23        3,458         188      5.44        3,763         169     4.49
 Loans receivable, net(2)....    72,556     6,542      9.02       65,521       5,433      8.29       65,566       4,530     6.91
 Mortgage-backed
  securities(1)..............        11         1      9.09           12           1      8.33           14           1     7.14
 Residual assets.............       199        29     14.57           --          --        --           --          --       --
                                -------    ------                -------      ------                -------      ------
   Total interest-earning
    assets...................    80,296     6,929      8.63       73,216       5,825      7.96       73,079       4,824     6.60
                                           ------                             ------                             ------
Non-interest-earning
 assets(3)...................     6,035                            2,465                              2,517
                                -------                          -------                            -------
   Total assets(3)...........   $86,331                          $75,681                            $75,596
                                =======                          =======                            =======
LIABILITIES AND EQUITY:
Interest-bearing liabilities:
 Passbook accounts...........   $ 4,401        92      2.09      $ 5,090         127      2.50      $ 7,048         157     2.23
 Money market accounts.......     4,233       118      2.79        5,493         144      2.62        6,512         163     2.50
 Checking accounts...........     7,048       112      1.59        6,434          92      1.43        6,180          95     1.54
 Certificate accounts........    57,333     3,192      5.57       50,608       2,829      5.59       49,851       2,119     4.25
                                -------    ------                -------      ------                -------      ------
   Total deposit accounts....    73,015     3,514      4.81       67,625       3,192      4.72       69,591       2,534     3.64
 Borrowings(4)...............     4,268       252      5.90        3,112         256      8.23        1,863         187    10.04
                                -------    ------                -------      ------                -------      ------
   Total interest-bearing
    liabilities..............    77,283     3,766      4.87       70,737       3,448      4.87       71,454       2,721     3.81
                                           ------                             ------                             ------
Non-interest-bearing
 liabilities(3)..............     3,026                            1,131                                197
                                -------                          -------                            -------
   Total liabilities(3)......    80,309                           71,868                             71,651
Equity(3)....................     6,022                            3,813                              3,945
                                -------                          -------                            -------
   Total liabilities and        $86,331                          $75,681                            $75,596
    equity(3)................   =======                          =======                            =======
Net interest income before
 provision for estimated loan
     losses..................              $3,163                             $2,377                             $2,103
                                           ======                             ======                             ======
Net interest rate spread(5)..                          3.76                               3.09                              2.79
Net interest margin(6).......                          3.94                               3.25                              2.88
Ratio of interest-earning
 assets to interest-bearing
    liabilities..............                        103.90                             103.50                            102.27

------------------------
(1) Includes unamortized discounts and premiums and certificates of deposit.
(2) Amount is net of deferred loan origination fees, unamortized discounts, premiums and allowance for estimated loan losses and includes loans held for sale and non-performing loans. See "Business - Lending Activities."
(3) Average balances are measured on a month-end basis.
(4) The average yield on borrowings for the years ending December 31, 1995 and 1994 included the effects of $52,000 and $96,000, respectively, in interest expense on swap transactions with a notional principal balance of $2.0 million in 1995 and 1994. Without this added expense, the average yield on borrowings for the years ending December 31, 1995 and 1994 would have been 6.56% and 4.88%, respectively. The yield on total interest-bearing liabilities for the years ending December 31, 1995 and 1994 would have been 4.80% and 3.67%, respectively. The $2.0 million in swap contracts matured on November 7, 1995.
(5) Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

     Rate/Volume Analysis.   The following table presents the extent to which
changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                    THREE MONTHS ENDED                    YEAR ENDED                        YEAR ENDED
                                      MARCH 31, 1997                   DECEMBER 31, 1996                 DECEMBER 31, 1995
                                       COMPARED TO                       COMPARED TO                       COMPARED TO
                                    THREE MONTHS ENDED                    YEAR ENDED                        YEAR ENDED
                                      MARCH 31, 1996                   DECEMBER 31, 1995                 DECEMBER 31, 1994
                               -----------------------------     -----------------------------     -----------------------------
                               INCREASE (DECREASE)               INCREASE (DECREASE)               INCREASE (DECREASE)
                                     DUE TO                            DUE TO                            DUE TO
                               -------------------               -------------------               -------------------
                                VOLUME      RATE       NET        VOLUME      RATE       NET        VOLUME      RATE       NET
                               --------  ---------   -------     --------  ---------   -------     --------  ---------   -------
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
  Interest-earning deposits
   and short-term
   investments...............   $ 80      $  25       $105         $ 64       $(10)    $   54       $ 18       $ 60      $   78
 Investment securities, net..     81          9         90          (81)        (7)       (88)       (14)        34          20
 Loans receivable, net(1)....    513       (239)       274          609        500      1,109         (2)       905         903
 Residual assets.............    173         --        173           29          -         29          -          -           -
 Mortgage-backed securities..     --         --         --            -          -          -          -          -           -
                                ----      -----       ----         ----       ----     ------       ----       ----      ------
  Total interest-earning
   assets....................    847       (205)       642          621        483      1,104          2        999       1,001

INTEREST-BEARING LIABILITIES:
 Money market accounts.......     (7)         1         (6)         (35)         9        (26)      $(27)         8         (19)
 Passbook accounts...........     (3)        (1)        (4)         (16)       (19)       (35)       (47)        17         (30)
 Checking accounts...........     13         24         37            9         11         20          4         (7)         (3)
 Certificate accounts........    462          2        464          374        (11)       363         33        677         710
 Borrowings..................    134          7        141           80        (84)        (4)       108        (39)         69
                                ----      -----       ----         ----       ----     ------       ----       ----      ------
  Total interest-bearing
   liabilities...............    599         33        632          412        (94)       318         71        656         727
                                ----      -----       ----         ----       ----     ------       ----       ----      ------
Change in net interest income   $248      $(238)      $ 10         $209       $577     $  786       $(69)      $343      $  274
                                ====      =====       ====         ====       ====     ======       ====       ====      ======

-------------------------
(1)    Includes interest on loans held for sale.

SUMMARY

     The Bank is involved in the origination, purchase, sale and servicing of non-conventional mortgage loans principally secured by first and second mortgage loans on one- to four-family residences. The Bank has focused on Liberator Series loans which are for the purchase or refinance of residential real property by borrowers who may have had prior credit problems or who do not have an adequate credit history, are considered "sub-prime borrowers," or loans which have other non-conforming features. In addition, the Bank has originated a substantial number of Portfolio Series loans which are debt consolidation loans for Agency Qualified Borrowers. The Bank purchases and originates mortgage loans and other real estate secured loans through a network of Originators throughout the country. The Bank funds substantially all of the loans which it originates or purchases through deposits, internally generated funds and FHLB advances. In the immediate and foreseeable future, the Bank will also fund loans from the cash proceeds, if any, received from securitizations. Deposit flows and cost of funds are influenced by prevailing market rates of interest primarily on competing investments, account maturities and the levels of savings in the Bank's market area. The Bank's ability to purchase or sell loans is influenced by the general level of product available from its correspondent relationships and the willingness of investors to purchase the loans at an acceptable price to the Bank. Due to substantial activity in the purchase and sale of loans in recent years, the net gain on mortgage financing operations has been significant. The Company anticipates utilizing a portion of the net proceeds from the Public Offering to continue to expand the Bank's mortgage financing operations. See "Business" and "Use of Proceeds." The Bank's results of operations are also affected by the Bank's provision for loan losses and the level of operating expenses. The Bank's operating expenses primarily consist of employee compensation and benefits, premises and occupancy expenses, and other general expenses. The Bank's results of operations are also affected by prevailing economic conditions, competition, government policies and actions of regulatory agencies. See "Regulation."

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996

GENERAL

     Net income increased from $105,000 for the three months ended March 31, 1996 to $2.2 million for the three months ended March 31, 1997. The increase was due to the expansion of the mortgage financing operations and the increase in gains with respect to such operations. The increase was partially offset by an increase in non-interest expense, which was also a result of the expansion of the mortgage financing operations.

     Net gains from mortgage financing operations for the three months ended March 31, 1996 totalled $887,000, compared to $5.9 million for the three months ended March 31, 1997, due to the expansion of the mortgage financing operations and increased marketing effort therefrom, along with the securitization of $83.2 million in loans which occurred during the three months ended March 31, 1997. The expansion of the mortgage financing operations resulted in an increase in loan originations and purchases from $50.9 million for the three months ended March 31, 1996 to $92.2 million for the three months ended March 31, 1997. The related sales and securitization of loans increased from $37.8 million for the three months ended March 31, 1996 to $83.2 million for the three months ended March 31, 1997. See "Business - Loan Sales and Asset Securitizations."

     Although the Bank will not complete a securitization in the second quarter of 1997, the Company currently intends to conduct asset securitizations on a regular basis either through private placements or public offerings. There can be no assurance, however, that the Company will be able to successfully implement this strategy. See "Risk Factors--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

INTEREST INCOME

     Interest income increased from $1.7 million for the three months ended March 31, 1996 to $2.3 million for the three months ended March 31, 1997 due primarily to an increase in the average balance of interest earning assets offset in part by a decrease in the average yield on such assets. Average interest earning assets increased from $78.9 million for the three months ended March 31, 1996 to $121.6 million for the three months ended March 31, 1997. The yield on interest earning assets decreased from 8.42% for the three months ended March 31, 1996 to 7.58% for the three months ended March 31, 1997. The largest single component of interest earning assets was loans receivable, net, which increased from $72.9 million with a yield of 8.77% for the three months ended March 31, 1996 to $98.9 million with a yield of 7.57% for the three months ended March 31, 1997. The decline in yield is a result of the securitization of assets which occurred at the end of the three months ended December 31, 1996. The loans securitized at the end of December 1996 had a weighted average interest rate of 13.32%, which led to an immediate decline in the yield on loans receivable, net, following the sale of these assets. The increase in loans receivable was a result of an increase in loans held for sale, which increased from $32.8 million as of March 31, 1996 to $37.8 million as of March 31, 1997. Loans held for investment decreased from $41.9 million as of March 31, 1996 to $36.5 million as of March 31, 1997. Generally, all loans are originated or purchased for sale in the secondary market or through securitizations. See "Business - Core Lending Products" and "- Loan Sales and Asset Securitizations."

     Other components of interest earning assets increased as well. Interest earning deposits and short term investments increased from $3.3 million with a yield of 4.10% for the three months ended March 31, 1996 to $8.9 million with a yield of 6.24% for the three months ended March 31, 1997. Investment securities increased from $2.7 million with a yield of 4.46% for the three months ended March 31, 1996 to $8.6 million with a yield of 5.56% for the three months ended March 31, 1997. Finally, the residual asset of $5.1 million resulting from the Bank's securitization activities during the three months ended March 31, 1997 yielded 13.49% for the quarter. The Bank held no residual assets for the three months ended March 31, 1996.

INTEREST EXPENSE

     Interest expense increased from $929,000 for the three months ended March 31, 1996 to $1.6 million for the three months ended March 31, 1997 due to an increase in the average total interest bearing liabilities and the composition of the liabilities. Average total interest bearing liabilities increased from $75.8 million with a yield of 4.90% for the three months ended March 31, 1996 to $118.7 million with a yield of 5.26% for the three months ended March 31, 1997. The largest component of average interest bearing liabilities was certificate accounts, which increased from an average balance of $53.4 million with a yield of 5.61% for the three months ended March 31, 1996 to an average balance of $86.3 million with a yield of 5.62% for the three months ended March 31, 1997. This increase in yield reflects the increased use of wholesale deposits to fund the mortgage financing operations.

     The second largest component of average interest bearing liabilities is borrowings, which increased from an average balance of $6.9 million with a yield of 5.98% for the three months ended March 31, 1996 to an average balance of $15.4 million with a yield of 6.36% for the three months ended March 31, 1997. In addition, during the three months ended March 31, 1997, the Bank issued Subordinated Debentures totalling $10.0 million with a coupon of 13.5%. No Subordinated Debentures were outstanding for the three months ended March 31, 1996. See "Risk Factors - Risks Related to Debentures" and "Business - Sources of Funds - Borrowings."

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

     Net interest income before provision for estimated loan losses for the three months ended March 31, 1996 was $733,000, compared to $743,000 for the three months ended March 31, 1997. This increase is the net effect of an increase in average interest earning assets and average interest bearing liabilities, offset by a decline in the net interest margin and a decrease in the ratio of interest earning assets to interest bearing liabilities. Average interest earnings assets increased from $78.9 million with a yield of 8.42% for the three months ended March 31, 1996 to $121.6 million with a yield of 7.58% for the three months ended March 31, 1997. The ratio of interest earning assets to interest bearing liabilities decreased from 104.12% for the three months ended March 31, 1996 to 102.43% for the three months ended March 31, 1997.

PROVISION FOR ESTIMATED LOAN LOSSES

     Provision for estimated loan losses increased from $68,000 for the three months ended March 31, 1996 to $500,000 for the three months ended March 31, 1997 due to an increase in the size of the Bank's loan portfolio, a change in the composition of loans receivable from December 31, 1996 to March 31, 1997 and an increase in charge-offs. The increase in the provision resulted from the Bank's quarterly analysis of its loan portfolio and the change in the composition of the loan portfolio during the three months ended March 31, 1997.

     During the three months ended March 31, 1997, the Bank purchased consumer loans totalling $3.3 million, which increased the Bank's investment in consumer loans from $65,000 as of December 31, 1996 to $3.3 million as of March 31, 1997. In addition, multi-family real estate loans increased from $4.8 million as of December 31, 1996 to $9.9 million as of March 31, 1997, and commercial real estate and land loans increased from $9.7 million as of December 31, 1996 to $10.3 million as of March 31, 1997. Non-performing loans declined from $2.2 million, or 2.98% of gross loans receivable, as of March 31, 1996 to $1.7 million, or 2.34% of gross loans receivable, as of March 31, 1997. Allowance for estimated loan losses as a percent of gross loans receivable increased from 2.36% as of December 31, 1996 to 2.42% as of March 31, 1997.

     Loan charge-offs increased from $73,000 for the three months ended March 31, 1996 to $332,000 for the three months ended March 31, 1997 as $876,000 of loans were transferred to REO and written down to fair value at the time of transfer during this period. In addition, the ratio of net charge-offs to average net loans outstanding increased from 0.10% for the three months ended March 31, 1996 to 0.33% for the three months ended March 31, 1997. While management believes it has adequately provided for losses and does not expect any material loss on its loans in excess of allowances already recorded, no assurance can be given that additional loans will not become delinquent or that the collateral for such loans will be sufficient to prevent losses in the event of foreclosure. Management believes that the allowance for loan losses at March 31, 1997 was adequate to absorb known and inherent risks in the Bank's loan portfolio. No assurance can be given, however, that economic conditions which may adversely affect the Company's or the Bank's service areas or other circumstances will not be reflected in increased losses in the loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs resulting in reductions in the allowance in anticipation of losses. See "Business - Lending Overview - Delinquencies and Classified Assets" and "- Lending Overview - Allowance for Loan Losses."

NON-INTEREST INCOME

     Net gains from mortgage financing operations for the three months ended March 31, 1996 were $887,000 compared to $5.9 million for the three months ended March 31, 1997. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold and securitized totalling $37.8 million for the three months ended March 31, 1996 compared to $83.2 million for the three months ended March 31, 1997, combined with the effect of the securitization of assets as compared to whole loans sales of assets. Net gains from mortgage financing operations as a percent of loans sold increased from 2.34% for the three months ended March 31, 1996, compared to 7.07% for the three months ended March 31, 1997. All loans sold during the three months ended March 31, 1996 were sold as whole loans, generally with servicing retained, while all loans sold during the three months ended March 31, 1997 were sold through securitization. Loans originated and purchased totalled $50.9 million for the three months ended March 31, 1996 compared to $92.2 million for the three months ended March 31, 1997, which also resulted in an increase in loan servicing and other fees from $101,000 for the three months ended March 31, 1996 to $120,000 for the three months ended March 31, 1997. Consistent with management's business strategy, it is anticipated that mortgage financing operations will constitute an even greater portion of the Company's business in future periods. The inability of the Company to implement its business strategy would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors - Ability of the Company to Implement its Business Strategy," "Business -Background of the Bank" and "- Growth and Operation Strategies."

NON-INTEREST EXPENSE

     Non-interest expense was $1.5 million for the three months ended March 31, 1996, compared to $2.5 million for the three months ended March 31, 1997. The increase was due primarily to the expansion of the mortgage financing operations. New loans originated and purchased increased from $50.9 million for the three months ended March 31, 1996 to $92.2 million for the three months ended March 31, 1997, which resulted in increased compensation and benefits and other operating expenses.

     Compensation and benefits increased from $814,000 for the three months ended March 31, 1996 to $1.6 million for the three months ended March 31, 1997. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel, from an average of 87 for the three months ended March 31, 1996 to 161 for the three months ended March 31, 1997.

     Premises and occupancy expenses increased from $166,000 for the three months ended March 31, 1996 to $223,000 for the three months ended March 31, 1997, due to the expansion of the mortgage financing operations. During the three months ended March 31, 1997, the Company opened its regional operating center in the Denver, Colorado metropolitan area, and also leased temporary space on a month to month basis in Corona, California. The Corona facility lease will be terminated upon completion of the new executive offices. As a result of leasing office space for the Company's and the Bank's executive offices and the western regional offices of Life Financial Services premises and occupancy expenses are expected to increase to approximately $400,000 per quarter. See "Business Properties."

     As a result of the expansion of the mortgage financing operations, other operating expenses increased as well. Data processing increased from $87,000 for the three months ended March 31, 1996 to $135,000 for the three months ended March 31, 1997. Marketing, telephone, professional services and other expense increased from $39,000, $40,000, $27,000 and $213,000, respectively, for the three months ended March 31, 1996 to $68,000, $85,000, $58,000 and $260,000 for
the three months ended March 31, 1997.

     FDIC insurance premiums declined from $44,000 for the three months ended March 31, 1996 to $18,000 for the three months ended March 31, 1997. During the three months ended September 30, 1996, the FDIC assessed a one time special assessment in order to recapitalize the SAIF insurance fund. As a result of this recapitalization, the FDIC reduced the insurance premiums to most SAIF insured institutions, including the Bank.

INCOME TAXES

     The provision for income taxes increased from $79,000 for the three months ended March 31, 1996 to $1.6 million for the three months ended March 31, 1997 due to an increase in income before income tax provision. Income before income tax provision increased from $184,000 for the three months ended March 31, 1996 to $3.8 million for the three months ended March 31, 1997. The effective tax rate decreased from 42.9% for the three months ended March 31, 1996 to 41.6% for the three months ended March 31, 1997.

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1997 AND DECEMBER 31, 1996

     Total assets increased from $104.0 million as of December 31, 1996 to $157.7 million as of March 31, 1997. Cash and cash equivalents increased from $13.3 million as of December 31, 1996 to $46.0 million as of March 31, 1997 due to an increase in deposit accounts used to fund loans during the quarter which were sold immediately prior to the end of the quarter.

     Loans held for sale increased from $31.0 million as of December 31, 1996 to $38.3 million as of March 31, 1997. During the three months ended March 31, 1997, the Bank funded $92.2 million in loans, which was offset by securitizations of $83.2 million, and to a lesser extent principal repayments and foreclosures. As a result of the securitization, residual assets and the Reserve Account increased from $5.7 million and $1.6 million, respectively, as of December 31, 1996 to $12.5 million and $6.9 million as of March 31, 1997. Mortgage servicing rights increased from $2.6 million as of December 31, 1996 to $4.1 million as of March 31, 1997 due to the securitization of loans during the three months ended March 31, 1997. See "Business - Loan Sales and Securitizations" and "Risk Factors - Dependence on Asset Securitizations and Impact on Quarterly Operating Results" and "- Risks Related to Mortgage Servicing Rights."

     Foreclosed real estate, net increased from $561,000 as of December 31, 1996 to $1.2 million as of March 31, 1997 due to the transfer to REO of $876,000 in mortgage loans during the three months ended March 31, 1997. As a result of this transfer, non-accrual loans decreased from $2.4 million as of December 31, 1996 to $1.7 million as of March 31, 1997. Non-performing loans as a percent of gross loans receivable decreased from 3.50% as of December 31, 1996 to 2.34% as of March 31, 1997. Allowance for estimated loan losses increased from $1.6 million, or 2.36% of gross loans receivable, as of December 31, 1996 to $1.8 million, or 2.42% of gross loans receivable, as of March 31, 1997. Allowance for estimated loan losses as a percent of total non-performing loans increased from 67.3% as of December 31, 1996 to 103.6% as of March 31, 1997. Classified assets, gross, increased from $4.8 million as of December 31, 1996 to $5.1 million as of March 31, 1997.

     During the three months ended March 31, 1997, the Bank issued $10.0 million in Subordinated Debentures in order to increase its risk based capital. The additional funds, net of debt issuance costs, were used to fund loans during the three months ended March 31, 1997. In addition, the Bank increased its liabilities by increasing deposit accounts from $85.7 million as of December 31, 1996 to $130.8 million as of March 31, 1997. The major component of the increase in deposits was certificate accounts, which increased from $69.4 million as of December 31, 1996 to $113.5 million as of March 31, 1997. In addition, checking accounts increased from $8.9 million as of December 31, 1996 to $10.2 million as of March 31, 1997.

     Stockholder's equity increased from $9.3 million as of December 31, 1996 to $11.5 million as of March 31, 1997 due to an increase in retained earnings.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

GENERAL

     Net income increased by $985,000 from $520,000 for the year ended December 31, 1995 to $1.5 million for the year ended December 31, 1996. Net income for the year ended December 31, 1996 was adversely impacted by a non-recurring expense for compensation and benefits of $354,000 which was incurred during the quarter ended June 30, 1996, and a non-recurring SAIF special assessment of $448,000 which was incurred during the quarter ended September 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Bank. See "The Board of Directors and Management of the Bank--Consultation Agreement." Net income for the year ended December 31, 1996 would have been $2.0 million if these charges had not been incurred.

     Net gains from mortgage financing operations for the year ended December 31, 1995 totaled $3.6 million compared to $8.4 million for the year ended December 31, 1996 due to the expansion of the mortgage financing operations and increased marketing effort therefrom, along with the completion of the Bank's first securitization during the quarter ended December 31, 1996. The expansion of the mortgage financing operations resulted in an increase in loan originations and purchases from $134.8 million for the year ended December 31, 1995 to $222.6 million for the year ended December 31, 1996. The related sales of loans increased from $126.9 million for the year ended December 31, 1995 to $206.6 million (including $51.9 million sold through the fourth quarter securitization) for the year ended December 31, 1996. As a result of this securitization, the Bank recognized a gain on sale of $4.3 million. See "Business--Loan Sales and Asset Securitizations."


     The Company currently intends to conduct securitizations on a regular basis either through private placements or public offerings. There can be no assurance, however, that the Company will be able to successfully implement this strategy. See "Risk Factors--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

     In addition, during the year ended December 31, 1996, the Bank acquired the Riverside, California property it had been leasing by exercising its lease option at a price of $375,000. The Bank also increase its personnel from an average of 50 for the year ended December 31, 1995 to an average of 97 for the year ended December 31, 1996. The additional staff allowed for increased marketing, processing and underwriting efforts and the ability to increase the number of broker and correspondent relationships, but also added to non-interest expense for the period.



INTEREST INCOME

     Interest income increased from $5.8 million for the year ended December 31, 1995 to $6.9 million for the year ended December 31, 1996, due to an increase in the yield on interest-earning assets as well as in the average balances of those assets. The Bank's yield on average interest-earning assets increased from 7.96% for the year ended December 31, 1995 to 8.63% for the year ended December 31, 1996. Total average interest-earning assets increased from $73.2 million for the year ended December 31, 1995 to $80.3 million for the year ended December 31, 1996.

The largest single component of interest-earning assets was loans receivable, net, which increased from an average of $65.5 million for the year ended December 31, 1995 to $72.6 million for the year ended December 31, 1996. The increase in average loans receivable, net was due to an increase in loans held for sale from the expansion of the mortgage financing operations. Loans held for sale increased from $21.7 million at December 31, 1995 to $31.0 million at December 31, 1996, while loans held for investment, net decreased from $41.7 million at December 31, 1995 compared to $36.9 million at December 31, 1996. Generally, all loans are originated or purchased for sale in the secondary market or through securitizations. See "Business--Core Lending Products" and "-- Loan Sales and Asset Securitizations." The yield on loans receivable increased from 8.29% for the year ended December 31, 1995 to 9.02% for the year ended December 31, 1996.

INTEREST EXPENSE

     Interest expense increased from $3.4 million for the year ended December 31, 1995 to $3.8 million for the year ended December 31, 1996 due to an increase in average interest-bearing liabilities. Average interest-bearing liabilities increased from $70.7 million for the year ended December 31, 1995 to $77.3 million for the year ended December 31, 1996. Interest expense for the year ended December 31, 1995 was adversely impacted by the effects of an interest rate swap which matured on November 7, 1995 which resulted in an increase in interest expense on borrowings of $52,000 for the year ended December 31, 1995. Without this expense, average yield on borrowings for the year ended December 31, 1995 would have been 6.56%, and the average yield on total interest-bearing liabilities would have been 4.80%. The increase in interest expense also reflects a change in the composition of interest-bearing liabilities. Average certificate accounts increased from $50.6 million for the year ended December 31, 1995 to $57.3 million for the year ended December 31, 1996. Average borrowings increased from $3.1 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

     Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $3.2 million for the year ended December 31, 1996. This increase was primarily due to the increase in the net interest margin from 3.25% for the year ended December 31, 1995 to 3.94% for the year ended December 31, 1996, and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 103.50% for the year ended December 31, 1995 to 103.90% for the year ended December 31, 1996.

PROVISION FOR ESTIMATED LOAN LOSSES

     The provision for estimated loan losses was $963,000 for the year ended December 31, 1996 compared to $1.2 million for the year ended December 31, 1995. The decrease in the provision resulted from the Bank's quarterly analysis of its loan portfolio, the decrease in charge-offs of loans and the increase in recoveries and management's belief that property values in the southern California market had stopped deteriorating.

     Charge-offs for the year ended December 31, 1995 were $914,000 compared to $734,000 for the year ended December 31, 1996. For the year ended December 31, 1995, the ratio of net charge-offs to average loans outstanding was 1.30% compared to 0.71% for the year ended December 31, 1996. Recoveries increased from $65,000 for the year ended December 31, 1995 to $219,000 for the year ended December 31, 1996. Non-performing assets as a percent of total assets decreased from 3.0% at December 31, 1995 to 2.86% at December 31, 1996. At December 31, 1995 the allowance for estimated loan losses was $1.2 million compared to $1.6 million at December 31, 1996. The allowance for estimated loan losses as a percent of non-performing loans was 84.25% at December 31, 1995 compared to 67.26% at December 31, 1996. While management believes it has adequately provided for losses and does not expect any material loss on its loans in excess of allowances already recorded, no assurance can be given that additional loans will not become delinquent or that the collateral for such loans will be sufficient to prevent losses in the event of foreclosure. Management believes that the allowance for loan losses at December 31, 1996 was adequate to absorb known and inherent risks in the Bank's loan portfolio. No assurance can be given, however, that economic conditions which may adversely affect the Company's or the Bank's service areas or other circumstances will not be reflected in increased losses in the loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses. See "Business--Lending Overview--Delinquencies and Classified Assets" and "--Lending Overview--Allowance for Loan Losses."

NON-INTEREST INCOME

     Gains from mortgage financing operations for the year ended December 31, 1995 were $3.6 million compared to $8.4 million for the year ended December 31, 1996. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold totaling $126.9 million for the year ended December 31, 1995 compared to $206.6 million (including $51.9 million sold through the securitization completed in the quarter ended December 31, 1996) for the year ended December 31, 1996. Loans originated and purchased totalled $134.8 million for the year ended December 31, 1995 compared to $222.6 million for the year ended December 31, 1996, which also resulted in an increase in loan servicing and other fees from $231,000 for the year ended December 31, 1995 to $496,000 for the year ended December 31, 1996.

     Gains from mortgage financing operations as a percent of loans sold and securitized increased from 2.82% for the year ended December 31, 1995 to 4.04% for the year ended December 31, 1996. This increase is a direct result of the Bank's securitization during the quarter ended December 31, 1996. As a result of this securitization, the Bank generated a gain on sale of $4.3 million. Consistent with management's business strategy, it is anticipated that mortgage financing operations will constitute an even greater portion of the Company's business in future periods. The inability of the Company to implement its business strategy would have a material adverse effect on the Company's financial condition and results of operations. See "Risk Factors--Ability of the Company to Implement its Business Strategy" and "Business--Background of the Bank" and "--Growth and Operation Strategies."

NON-INTEREST EXPENSE

     Non-interest expense was $4.4 million for the year ended December 31, 1995 compared to $8.7 million for the year ended December 31, 1996. The increase was due primarily to the expansion of the mortgage financing operations, a non-recurring increase in compensation and benefits and the non-recurring SAIF special assessment. New loans originated and purchased increased from $134.8 million for the year ended December 31, 1995 to $222.6 million for the year ended December 31, 1996, which resulted in increased employee commissions and bonuses.

     Compensation and benefits increased from $2.5 million for the year ended December 31, 1995 to $5.2 million for the year ended December 31, 1996. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel, from an average of 50 for the year ended December 31, 1995 to 97 for the year ended December 31, 1996, combined with a non-recurring expense for compensation and benefits of $354,000 during the quarter ended June 30, 1996. The non-recurring expense for compensation and benefits is an accrual of the present value of a portion of the future payments due pursuant to a consulting agreement entered into with a former officer of the Bank. See "The Board of Directors and Management of the Bank--Consultation Agreement."

     Premises and occupancy increased from $471,000 for the year ended December 31, 1995 to $746,000 for the year ended December 31, 1996 due to the addition of the Riverside, California mortgage financing office. The financing office is approximately 7,500 square feet, with additional space being utilized for the increase in personnel and the expansion of the mortgage financing operations. With the increase in loans originated and purchased, combined with the increase in personnel, data processing expense increased from $208,000 for the year ended December 31, 1995 to $390,000 for the year ended December 31, 1996.

     As a result of the expansion of the mortgage financing operations, marketing expense increased from $65,000 for the year ended December 31, 1995 to $189,000 for the year ended December 31, 1996. In addition, telephone expense increased from $143,000 for the year ended December 31, 1995 to $246,000 for the year ended December 31, 1996, and professional services increased from $92,000 for the year ended December 31, 1995 to $218,000 for the year ended December 31, 1996.

     The Bank incurred a charge of $448,000 due to the non-recurring SAIF special assessment during the year ended December 31, 1996. No similar charge was assessed for the year ended December 31, 1995. In addition, other expenses also increased due to the expansion of the mortgage financing operations, although no single item exceeded 1.0% of gross income.

INCOME TAXES

     The provision for income taxes increased from $294,000 for the year ended December 31, 1995 to $1.1 million for the year ended December 31, 1996. The increase in income taxes is the result of the increase in income before tax, which increased from $814,000 for the year ended December 31, 1995 to $2.6 million for the year ended December 31, 1996. The effective tax rate increased from 36.1% for the year ended December 31, 1995 to 42.8% for the year ended December 31, 1996. The change in effective tax rate is due to a reduction in the deferred tax valuation allowance for state tax purposes in 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31, 1995

     Total assets increased from $74.1 million as of December 31, 1995 to $104.0 million as of December 31, 1996, which was attributable to an increase in loans held for sale, an increase in cash and cash equivalents, an increase in securities held-to-maturity and FHLB stock and an investment in residuals and restricted cash created as a result of the securitization completed in the quarter ended December 31, 1996. Loans held for sale, net, increased from $21.7 million as of December 31, 1995 to $31.0 million as of December 31, 1996, which was partially offset by a decrease in loans held for investment from $41.7 million as of December 31, 1995 to $36.9 million as of December 31, 1996. During the year ended December 31, 1996, the Bank originated and purchased $222.6 million in loans, which were offset by prepayments, sales and securitizations totaling $206.6 million. Cash and cash equivalents were $3.9 million at December 31, 1995, compared to $13.3 million at December 31, 1996 due to an increase in deposits from $67.5 million at December 31, 1995 to $85.7 million at December 31, 1996. Securities held-to-maturity and FHLB stock increased from $2.7 million at December 31, 1995 to $8.8 million at December 31, 1996. Securities held-to-maturity consist of U.S. Treasury bills and U.S. Treasury notes with staggered maturities ranging from three months to 24 months. During the quarter ended December 31, 1996, the Bank securitized $51.9 million in loans. This was the first loan securitization completed by the Bank, which recorded a gain on sale of $4.3 million.

     Deposit accounts increased from $67.5 million as of December 31, 1995 to $85.7 million as of December 31, 1996 due to an increased use of wholesale deposits to fund lending activity. While core deposits remained fairly stable, certificates of deposits increased from $51.8 million at December 31, 1995 to $69.4 million at December 31, 1996.

     Stockholders' equity increased from $4.3 million at December 31, 1995 to $9.3 million at December 31, 1996 due to net income of $1.5 million for the year ended December 31, 1996 and due to proceeds from the issuance of common stock in a private placement offering (the "Private Placement") during the third quarter of 1996 totaling $3.5 million.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

GENERAL

     The Bank reported net income of $520,000 for the year ended December 31, 1995, which represented a $1.2 million increase from the net loss of $671,000 for the year ended December 31, 1994. The increase in net income for the year ended December 31, 1995 compared to the year ended December 31, 1994 was attributable to the increase in mortgage financing operations and an increase in net interest income. Loans originated and purchased totalled $134.8 million for the year ended December 31, 1995 compared to $72.8 million for the year ended December 31, 1994. The increase in loans originated and purchased is due to the restructuring and expansion of the mortgage financing operations during 1994 and 1995.

     During 1994, the Bank hired new management to restructure the mortgage financing operations, changing the lending strategy from traditional mortgage banking and portfolio lending to focusing on sub-prime mortgage financing. During the period of restructuring in the first half of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

     Gains from mortgage financing operations were $3.6 million for the year ended December 31, 1995 compared to $1.4 million for the year ended December 31, 1994 due to the expansion of the mortgage financing operations and the increase in sales of loans which were generated as a result of this expansion. Loan sales were $126.9 million for the year ended December 31, 1995 compared to $65.7 million for the year ended December 31, 1994. In addition, based on the change in the loans generated and therefore the change in the market demand for these loans, gains on sale as a percentage of loans sold increased from 2.17% for the year ended December 31, 1994 to 2.82% for the year ended December 31, 1995.

     In addition, interest income increased due to the types of loans being generated. Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Bank's net interest margin increased to 3.25% for the year ended December 31, 1995 compared to 2.88% for the year ended December 31, 1994. The Bank's yield on loans receivable, the single largest component of interest-earning assets, increased from 6.91% for the year ending December 31, 1994 to 8.29% for the year ending December 31, 1995.

     As a result of these events, the Bank's return on average assets and return on average equity increased to 0.69% and 13.64%, respectively, for the year ended December 31, 1995, compared to (0.89%) and (17.01%), respectively, for the year ended December 31, 1994.

INTEREST INCOME

     Interest income increased from $4.8 million for the year ended December 31, 1994 to $5.8 million for the year ended December 31, 1995 due to an increase in the yield on interest earning assets as well as the average balances of those assets. The Bank's yield on average interest earning assets increased to 7.96% for the year ended December 31, 1995 compared to 6.60% for the year ended December 31, 1994 due to the increase in loans held for sale from $17.1 million at December 31, 1994 to $21.7 million at December 31, 1995 as compared to loans held for investment which decreased from $47.1 million at December 31, 1994 to $41.7 million at December 31, 1995. The total average interest earning assets increased from $73.1 million for the year ended December 31, 1994 to $73.2 million for the year ended December 31, 1995. The largest single component of interest-earning assets was loans receivable, net. The yield on loans receivable increased from 6.91% for the year ended December 31, 1994 to 8.29% for the year ended December 31, 1995. Except for loans specifically originated to be held for investment, all loans are originated or purchased for sale in the secondary market or through securitizations.

INTEREST EXPENSE

     Interest expense increased from $2.7 million for the year ended December 31, 1994 to $3.4 million for the year ended December 31, 1995. Total average interest-bearing liabilities decreased from $71.5 million with an average yield of 3.81% for the year ended December 31, 1994 to $70.7 million with an average yield of 4.87% for the year ended December 31, 1995. The yield on certificate accounts increased from 4.25% for the year ended December 31, 1994 to 5.59% for the year ended December 31, 1995. The level of certificate accounts averaged $50.6 million for the year ended December 31, 1995 compared to $49.9 million for the year ended December 31, 1994. The interest expense increase also reflects the rise in average borrowings, which were $3.1 million for the year ended December 31, 1995, compared to $1.9 million for the year ended December 31, 1994. The yield on borrowings was adversely affected by interest rate swaps which matured on November 7, 1995. During the years ended December 31, 1995 and December 31, 1994, the interest on swaps totalled $52,000 and $96,000, respectively, which increased the yield on borrowings for the years ended December 31, 1995 and December 31, 1994 to 8.23% and 10.04%, respectively. Without the interest on the swaps, the yield on borrowings would have been 6.56% for the year ended December 31, 1995 and 4.88% for the year ended December 31, 1994. Furthermore, the yield on total interest-bearing liabilities for the years ended December 31, 1995 and December 31, 1994 would have been 4.80% and 3.67% without the interest on the swaps.

NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES

     Net interest income before provision for estimated loan losses for the year ended December 31, 1995 was $2.4 million compared to $2.1 million for the year ended December 31, 1994. The Bank's net interest margin increased to 3.25% for the year ended December 31, 1995 compared to 2.88% for the year ended December 31, 1994. Average interest-earning assets to interest-bearing liabilities increased from 102.27% at December 31, 1994 to 103.50% at December 31, 1995.

PROVISION FOR ESTIMATED LOAN LOSSES

     The provision for estimated loan losses was $1.2 million for the year ended December 31, 1995 compared to $1.3 million for the year ended December 31, 1994. The decrease in the provision resulted from the Bank's analysis of its loan portfolio and an increase in the recoveries of the loans previously charged off. Recoveries for the year ended December 31, 1995 were $65,000 compared to $3,000 for the year ended December 31, 1994.


     Charge-offs for the 1995 and 1994 periods remained relatively constant as management continued to charge-off problem assets and improve its collection procedures pursuant to its strategy which was revised during the year ended December 31, 1994. See "Business--Background of the Bank." Charge-offs net of recoveries, however, totalled $849,000 for the year ended December 31, 1995 exceeding the Bank's allowance for estimated loan losses of $832,000 established at December 31, 1994, which reflected management's loss expectation for the year ended December 31, 1995.

     Non-performing assets as a percent of total assets declined from 3.42% at December 31, 1994 to 3.00% at December 31, 1995. The Bank's allowance for estimated loan losses increased from $832,000 at December 31, 1994 to $1.2 million at December 31, 1995. The allowance for estimated loan losses as a percent of non-performing loans increased to 84.25% at December 31, 1995 compared to 44.04% at December 31, 1994.

NON-INTEREST INCOME

     Gains from mortgage financing operations for the year ended December 31, 1995 were $3.6 million compared to $1.4 million for the year ended December 31, 1994. This increase was attributable to the increase in the level of mortgage financing operations, with loans sold totaling $126.9 million for the year ended December 31, 1995 compared to $65.7 million for the year ended December 31, 1994. Loans originated and purchased totaled $134.8 million for the year ended December 31, 1995 compared to $72.8 million for the year ended December 31, 1994. During 1994, the Bank hired new management to restructure the mortgage financing operations, changing the lending strategy from a traditional mortgage banking and portfolio lending operation to a strategy of a sub-prime mortgage financing operations. During the period of restructuring in the first six months of 1994, loan originations and purchases declined as new lending products were being developed and new personnel skilled in originating, processing, underwriting and servicing the new products were being hired. Loan originations and purchases increased during the latter half of 1994 and 1995 as a result of the restructuring.

     Loan servicing and other fees were $231,000 for the year ended December 31, 1995 compared to $164,000 for the year ended December 31, 1994 due to the expansion of the mortgage financing operations and the increase in the loan servicing portfolio. With the adoption of SFAS No. 122 in July of 1995, the Bank retained a greater portion of its servicing, which resulted in an increase in servicing for other investors from $48.2 million as of December 31, 1994 to $189.5 million as of December 31, 1995. See "- Impact of New Accounting Standards."

NON-INTEREST EXPENSE

     Total non-interest expense totalled $4.4 million for the year ended December 31, 1995 compared to $3.5 million for the year ended December 31, 1994. This increase is primarily attributable to the expenses related to compensation and benefits increasing from $1.6 million for the year ended December 31, 1994 to $2.5 million for the year ended December 31, 1995. These costs are directly related to the expansion of the mortgage financing operations and the corresponding increase in personnel. Loans originated and purchased increased from $72.8 million for the year ended December 31, 1994 to $134.8 million for the year ended December 31, 1995, which resulted in increased employee commissions.

     Premises and occupancy, data processing and other expense increased as a result of the addition of the Riverside loan center in November 1995 and the increased loan activity during the year ended December 31, 1995 compared to the year ended December 31, 1994.

INCOME TAXES

     The provision for income taxes increased from a benefit of $300,000 for the year ended December 31, 1994 to an expense of $294,000 for the year ended December 31, 1995. This increase is a result of income before income taxes of $814,000 for the year ended December 31, 1995 compared to a loss before income taxes of $971,000 for the year ended December 31, 1994 and the resulting increase in the Bank's effective rate from 30.9% to 36.1% for the year ended December 31, 1995.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1995 AND DECEMBER 31, 1994

     Total assets increased from $71.4 million as of December 31, 1994 to $74.1 million as of December 31, 1995, which was directly attributable to loans held for sale. Loans held for sale increased to $21.7 million at December 31, 1995 compared to $17.1 million at December 31, 1994, which was offset by a decrease in loans held for investment from $47.1 million at December 31, 1994 to $41.7 million at December 31, 1995. During the year ended December 31, 1995 the Bank originated and purchased $134.8 million in loans, which were offset by sales totalling $126.9 million. Cash and cash equivalents also increased during the year ended December 31, 1995 to $3.9 million from $1.5 million at December 31, 1994 due to the increase in deposits from $65.7 million at December 31, 1994 to $67.5 million at December 31, 1995.

     The increase in assets were funded by an increase in deposits and other liabilities. Borrowings totalled $1.3 million as of December 31, 1994 compared to zero at December 31, 1995. Deposits slightly increased from $65.7 million at December 31, 1994 to $67.5 million at December 31, 1995. Other liabilities increased as a result of an increase in loans serviced for others and the corresponding impounds thereon. With earnings of $520,000 for the year ended December 31, 1995, total stockholders' equity increased from $3.7 million for the year ended December 31, 1994 to $4.3 million for the year ended December 31, 1995.


     Tangible, core and risk based capital ratios increased from 5.25%, 5.25% and 10.00% as of December 31, 1994, to 5.68%, 5.68% and 10.17% as of December 31, 1995, respectively. During the same period, non-performing loans as a percent of gross loans decreased from 2.90% as of December 31, 1994 to 2.17% as of December 31, 1995. Non-performing assets as a percent of total assets decreased from 3.42% to 3.00% as of December 31, 1994 and December 31, 1995, respectively. See "Business--Lending Overview--Delinquencies and Classified Assets."

MANAGEMENT OF INTEREST RATE RISK

     The principal objective of the Bank's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the level of appropriate risk given the Bank's business focus, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with Board approved guidelines through the establishment of prudent asset concentration guidelines. Through such management, management of the Bank seeks to reduce the vulnerability of the Bank's operations to changes in interest rates. Management of the Bank monitors its interest rate risk as such risk relates to its operational strategies. The Bank's Board of Directors reviews on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios. The extent of the movement of interest rates, higher or lower, is an uncertainty that could have a negative impact on the earnings of the Bank.


     Between the time the Bank originates loans and purchase commitments are issued, the Bank is exposed to both upward and downward movements in interest rates which may have a material adverse effect on the Bank. The Board of Directors of the Bank recently implemented a hedge management policy primarily for the purpose of hedging the risks associated with loans held for sale in the Bank's mortgage pipeline. In a flat or rising interest rate environment, this policy enables management to utilize mandatory forward commitments to sell fixed rate assets as the primary hedging vehicles to shorten the maturity of such assets. In a declining interest rate environment, the policy enables management to utilize put options. The hedge management policy also permits management to extend the maturity of its liabilities through the use of short financial futures positions, purchase of put options, interest rate caps or collars, and entering into "long" interest rate swap agreements. Management may also utilize "short" interest rate swaps to shorten the maturity of long-term liabilities when the net cost of funds raised by using such a strategy is attractive, relative to short-term CD's or borrowings. Since this policy was implemented after March 31, 1997, the Bank has little historical experience to determine whether or not its hedging policies will act to reduce the risks associated with loans held for sale. See "Risk Factors - Risks Associated with Mortgage Origination, Purchase and Sales Activities."


     Net Portfolio Value.   The Bank's interest rate sensitivity is monitored by
management through the use of a model which estimates the change in net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. An NPV Ratio, in any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The sensitivity measure is the decline in the NPV Ratio, in basis points, caused by a 2% increase or decrease in rates, whichever produces a larger decline (the "Sensitivity Measure"). The higher an institution's Sensitivity Measure is, the greater its exposure to interest rate risk is considered to be. The Bank utilizes a market value model prepared by the OTS (the "OTS NPV model"), which is prepared quarterly, based on the Bank's quarterly Thrift Financial Reports filed with the OTS. The OTS NPV model measures the Bank's interest rate risk by approximating the Bank's NPV, which is the net present value of expected cash flows from assets, liabilities and any off-balance sheet contracts, under various market interest rate scenarios which range from a 400 basis point increase to a 400 basis point decrease in market interest rates. The interest rate risk policy of the Bank provides that the maximum permissible change at a 400 basis point increase or decrease in market interest rates is a 45% change in the net portfolio value. The OTS has incorporated an interest rate risk component into its regulatory capital rule. Under the rule, an institution whose Sensitivity Measure in the event of a 200 basis point increase or decrease in interest rates exceeds 2% would be required to deduct an interest rate risk component in calculating its total capital for purpose of the risk-based capital requirement. See "Regulation--Federal Savings Institution Regulation." As of December 31, 1996, the most recent date for which the relevant data is available, the Bank's Sensitivity Measure, as measured by the OTS, resulting from a 200 basis point decrease in interest rates was 96 basis points and would result in a $1.0 million reduction in the NPV of the Bank. As of December 31, 1996, the Bank's Sensitivity Measure is below the threshold at which the Bank could be required to hold additional risk-based capital under OTS regulations. The OTS has postponed the date the component will first be deducted from an institution's total capital to provide the OTS with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies. See "Regulation--Federal Savings Institution Regulation."


     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires the making of certain assumptions that may tend to oversimplify the manner in which actual yields and costs respond to changes in market interest rates. First, the models assume that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. Second, the models assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Third, the model does not take into account the impact of the Bank's business or strategic plans on the structure of interest-earning assets and interest-bearing liabilities. In particular, the Bank's core products and residual assets which are directly related to the Bank's core products do not behave in a manner which the OTS model projects. Borrowers of Portfolio Series loans are less likely to refinance or prepay such loans because of the high cost of obtaining a high loan to value loan. In addition, management believes that borrowers of Liberator Series loans are less likely to refinance or prepay such loans because of their lack of an adequate credit rating or possible prior credit problems. Accordingly, although the NPV measurement provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results. The results of this modeling are monitored by management and presented to the Board of Directors, quarterly.

     The following table shows the NPV and projected change in the NPV of the Bank at December 31, 1996 assuming an instantaneous and sustained change in market interest rates of 100, 200, 300 and 400 basis points ("bp").

             INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

                                                            NPV AS % OF
                           NET PORTFOLIO VALUE               PORTFOLIO
                                                          VALUE OF ASSETS
                  ----------------------------------------------------------
 CHANGE IN RATES     $ AMOUNT   $ CHANGE    % CHANGE    NPV RATIO    %CHANGE
----------------------------------------------------------------------------
                         (DOLLARS IN THOUSANDS)
+ 400 bp              $12,688     (1,393)       (10)%       11.99%    -97 bp
+ 300 bp               13,629       (451)         (3)       12.73     -23 bp
+ 200 bp               14,282        201           1        13.22    +26 bp
+ 100 bp               14,185        104           1        13.10    +14 bp
Static                 14,080                               12.96
- 100 bp               13,613       (468)         (3)       12.52     -44 bp
- 200 bp               13,038     (1,042)         (7)       12.00     -96 bp
- 300 bp               12,282     (1,799)        (13)       11.33    -163 bp
- 400 bp               11,748     (2,332)        (17)       10.83    -213 bp


LIQUIDITY AND CAPITAL RESOURCES


     The Bank's primary sources of funds are deposits, FHLB advances, principal and interest payments on loans, cash proceeds from the sale of loans and securitizations, and to a lesser extent, interest payments on investment securities and proceeds from the maturation of investment securities. See "Risk Factors--Availability of Funding Sources" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. However, the Bank has continued to maintain the required minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5%. The Bank's average liquidity ratios were 8.5%, 9.4% and 8.9% for the years ended December 31, 1996, 1995 and 1994, respectively, and 12.6% and 5.6% for the three months ended March 31, 1997 and 1996, respectively. Management currently attempts to maintain a minimum liquidity ratio of 5.0%.


     The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows used in operating activities were $24.1 million and $13.7 million for the three months ended March 31, 1997 and 1996, respectively, and were $18.7 million, $5.3 million and $6.9 million for the years ended December 31, 1996, 1995 and 1994, respectively. Such cash flows primarily consisted of loans originated and purchased for sale (net of loan fees) of $93.9 million, $51.9 million, $227.2 million, $135.6 million and $72.6 million, net of proceeds from the sale and securitization of loans held for sale of $80.0 million, $39.3 million, $212.2 million, $130.1 million and $66.4 million for the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by investing activities consisted primarily of investment purchases offset by principal collections on loans and proceeds from maturation of investment purchases. Proceeds from the maturation of investment securities were $1.0 million and $1.0 million for the three months ended March 31, 1997 and 1996, respectively, and $2.0 million, $9.2 million and $2.0 million for the years ended December 31, 1996, 1995 and 1994, respectively. Net cash provided by (used in) financing activities consisted primarily of net activity in deposit accounts and FHLB advances. The net increase (decrease) in deposits and advances was $45.1 million and $12.9 million for the three months ended March 31, 1997 and 1996, respectively, and $18.2 million, $596,000 and $(6.3) million for the years ended December 31, 1996, 1995 and 1994, respectively. The Bank also received proceeds from the issuance of common stock in the Private Placement of $3.5 million in August 1996 and $10.0 million from the sale of the Debentures in March 1997.

     At March 31, 1997, the Bank exceeded all of its regulatory capital requirements with a tangible capital level of $11.5 million, or 7.19% of total adjusted assets, which is above the required level of $2.4 million, or 1.50%; core capital of $11.5 million, or 7.19% of total adjusted assets, which is above the required level of $4.8 million, or 3.0%, and risk-based capital of $21.5 million, or 10.51% of risk-weighted assets, which is above the required level of $16.4 million, or 8.0%. See "Capitalization" and "Regulation--Federal Savings Institution Regulation--Capital Requirements."


     The Bank's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At March 31, 1997, cash and short-term investments totalled $46.0 million. The Company has other sources of liquidity if a need for additional funds arises, including the utilization of FHLB advances. At March 31, 1997, the Bank had no advances outstanding from the FHLB. Other sources of liquidity include investment securities maturing within one year. On an on-going basis, the Company explores opportunities to access credit lines as an additional source of funds for its mortgage financing operations and recently entered into a mortgage warehousing line of credit with a national investment banking firm in the amount of $35.0 million to fund loan originations. See "Risk Factors--Availability of Funding Sources."


     The Bank had no material contractual obligations or commitments for capital expenditures at March 31, 1997. However, the Bank is in the process of developing an office to house the Company's and the Bank's executive offices and the western regional offices of Life Financial Services at a cost of approximately $1.0 million for leasehold improvements. In addition, the Bank has entered into an agreement for an upgrade of the Bank's telephone services in the amount of $930,000 and expects to spend an additional $500,000 for furniture, fixtures and equipment. At March 31, 1997 the Bank had outstanding commitments to originate mortgage loans and to purchase mortgage loans of $13.7 million and $6.2 million, respectively, compared to $5.0 million and $4.2 million, respectively, at December 31, 1996. The Bank anticipates that it will have sufficient funds available to meet its current loan origination commitments. See "Business--Background of the Bank." Certificates of deposit which are scheduled to mature one year or less from March 31, 1997, totalled $103.5 million. The Bank expects that a substantial portion of the maturing certificates of deposit will be retained by the Bank at maturity.

IMPACT OF INFLATION AND CHANGING PRICES


     The Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS


     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of" ("SFAS No. 121"). SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material effect on the Bank's results of operations or financial condition.

     Effective July 1, 1995, the Bank adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), which amended SFAS No. 65, "Accounting for Certain Mortgage Banking Activities." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax earnings of $594,000, net income of $438,000 and earnings per share of $0.23, as adjusted for the Reorganization, for the year ended December 31, 1995.

     In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting methods, which require accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires proforma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995. The Bank did not adopt the recognition provisions of SFAS No. 123 with respect to the Stock Option Plan.


     In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"), which was amended by SFAS No. 127. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Retroactive application of this Statement is not permitted. The adoption of SFAS No. 125 did not have a material impact on the Bank's results of operations or financial condition.


     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires the presentation of diluted earnings per share for entities with complex capital structures. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as options, were exercised or converted into common stock. The Bank does not believe that SFAS No. 128 will have a material impact on its financial statements.


                              LIFE FINANCIAL CORP.


     Life Financial Corp. is a Delaware corporation recently organized by the Bank as a financial services holding company. The Company will own all of the capital stock of the Bank upon completion of the Reorganization. Immediately following the Reorganization, the only significant assets of the Company will be the capital stock of the Bank. In the event that the Public Offering is completed, net proceeds received by the Company will be used to (i) acquire approximately $12.5 million of residuals and restricted cash of $6.9 million resulting from the Bank's securitizations completed during the fourth quarter of 1996 and the first quarter of 1997 (which, when netted against the net subordinated debt of $9.6 million expected to be transferred to the Company following the Reorganization, would total $9.8 million), see "Business--Sources of Funds--Borrowings"; (ii) downstream proceeds to the Bank if necessary to fund additional purchases and sales of loans; (iii) acquire an interest in or pay the start-up costs to establish a subsidiary for the purpose of providing short term warehouse lines of credit; and (iv) fund general business activities including expansion of existing mortgage financing operations, possible acquisitions or development costs of related businesses as opportunities arise. However, the Company has not entered into any arrangement, agreement or understanding with respect to future acquisitions and there can be no assurance that it will do so in the future. No determination has been made as to the amount of proceeds that will be allocated to each use, with the exception of the acquisition of the residuals and restricted cash. On an interim basis, the net proceeds are expected to be invested in short to intermediate-term investment securities and mortgage-backed securities. See "Use of Proceeds" and "Business."

                                    BUSINESS

BACKGROUND OF THE BANK


     The Bank is a federally chartered stock savings bank whose primary business is the origination and sale of sub-prime one- to four-family residential mortgage loans and, to a much lesser extent, multi-family residential and commercial mortgage loans. The Bank was originally chartered in 1983 as a stock savings and loan association under the laws of the State of California and became a federally chartered stock savings bank in 1991. The Bank conducts its business from four locations: the Bank's headquarters in San Bernardino, California, and three regional lending centers, one in Riverside, California, one in Jacksonville, Florida and one recently established in the Denver, Colorado metropolitan area. At March 31, 1997, the Bank had total assets of $157.7 million, total deposits of $130.8 million and total equity of $11.5 million. During the three months ended March 31, 1997, the Bank originated or purchased, through its Originators, $92.2 million of sub-prime mortgage products and sold or securitized $83.2 million of such products. The Bank's deposits are insured up to the maximum allowable amount by the SAIF of the FDIC.



     During the early 1990's, as a result of reduced employment levels and corporate relocations in Southern California and the general weakness of the national economy, the Bank's market area experienced a weakening of real estate values and a reduction in home sales and construction. When confronted with increased competition and nominal growth during this same period, the Bank's results of operations were adversely impacted and the Bank began to experience increases in total non-performing loans held for investment. In response, in 1994, the Bank retained new management experienced in sub-prime lending to redirect its business focus, revise its underwriting policies and procedures and enhance its related servicing capabilities. A plan was developed pursuant to which the Bank reorganized its lending operations from that of a thrift emphasizing traditional mortgage banking and portfolio lending to that of a diversified financial services operation focusing on the origination for sale or securitization, with servicing retained, of various loan products to include Liberator Series loans, Portfolio Series loans, and, to a much lesser extent, commercial and multi-family real estate loans. The Bank also adopted revised underwriting policies and instituted more aggressive procedures for resolving problem loans and for reducing the level of non-performing assets. As a result of these steps, the Bank improved its profitability.


     As part of the Bank's strategic plan, the Bank developed an internal structure of operating divisions, each with distinct objectives and management focus. The five divisions include (i) the Financial Services Division which emphasizes the wholesale origination of the Bank's core products; (ii) the Income Capital Services Division which originates and sells commercial and multi-family mortgage loans; (iii) the Retail Loan Division which concentrates on offering loan products directly to the public primarily in the Bank's primary market area; (iv) the Asset Management Division which services loans and REO for both the Bank and for Loan Purchasers; and (v) the Banking Division which offers depository services to the public. In 1994, the Bank began to implement its plan which resulted in:


  . An increase in total purchases and originations of loans by 171.5% from $82.0 million for the year ended December 31, 1993 to $222.6 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, loans originated and purchased totalled $92.2 million.


  . An increase in loan sales and securitizations by 191.0% from $71.0 million for the year ended December 31, 1993 to $206.6 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, loan sales and securitizations totalled $83.2 million.


  . An increase in net income of 1518.3% from $93,000 for the year ended December 31, 1993, to $1.5 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, net income was $2.2 million.


  . An increase in net gains from mortgage financing operations by 663.6% from $1.1 million for the year ended December 31, 1993, to $8.4 million for the year ended December 31, 1996. For the three month period ended March 31, 1997, net gains from mortgage financing operations totalled $5.9 million.

  . A decrease in non-performing assets by 25.0% from $4.0 million at December 31, 1993, to $3.0 million at December 31, 1996. As a percent of total assets, non-performing assets decreased by 43.4% from 5.05% at December 31, 1993 to 2.86% at December 31, 1996. At March 31, 1997, non-performing assets totalled $2.9 million and, as a percentage of total assets, were 1.85%.


  . An increase in the allowance for estimated loan losses as a percent of gross loans receivable by 263.1% from 0.65% at December 31, 1993 to 2.36% at December 31, 1996. At March 31, 1997, the allowance for estimated loan losses as a percent of gross loans receivable was 2.42%.



COMPETITIVE STRENGTHS


     Management believes that it enjoys a competitive advantage when compared to most other finance companies competing in its product areas as a result of the following factors:


     Expertise of Management. The change in direction of the Bank's business focus commenced with the hiring in 1994 of Daniel L. Perl, currently the Bank's President and Chief Executive Officer. Mr. Perl has more than twenty years of experience in the financial services industry, including the areas of sub-prime lending, commercial real estate lending, mortgage banking and investment banking. Additional management expertise includes:


          . Mr. Bruce Mills has more than 15 years in banking and regulatory experience including service at the Federal Home Loan Bank, the predecessor of the OTS and ten years as chief financial officer of the Bank.


          . Ms. Mary Darter has more than 13 years of lending experience including sub-prime, bulk acquisition and warehouse lending. She joined the Bank in March of 1994 having previously worked with Mr. Perl from 1988 to 1991.


          . Mr. Joseph R. L. Passerino has been in the financial services industry for more than 20 years. His areas of expertise have included conventional and sub-prime residential loans as well as commercial lending. Mr. Passerino previously worked with Mr. Perl from 1985 to 1988.


          . Mr. Stephen Sandoval has more than 24 years of extensive experience in the servicing and collection of mortgage and consumer loans with a primary focus on loss mitigation including workout alternatives, bankruptcy and foreclosure processing in addition to traditional day to day loan servicing functions.



The Board has implemented competitive management incentives to attract and retain qualified executives. See "The Board of Directors and Management of the Bank - Benefits - Cash Bonus Plan" and "-Stock Option Plans."


     Efficiency of Operations. Management believes that the efficiency of its operations allows the Bank to offer to its Originators very competitively priced products. Management believes that this competitive pricing will increase the volume of loans originated. The efficiency of the Bank's operations results from:


          . Providing Originators with clear, concise and consistent underwriting standards;


          .    Well defined core products;


          .    Low cost, strategically located loan facilities;


          .    Rapid turnaround time on loan applications;


          . Limited number of strong and productive relationships with Originators; and

          .  Originations of loans at low premiums or at a discount from par.



     Internal Controls. Management believes that the significant internal controls that have been established help preserve and assure the overall quality of loans originated by the Bank. These internal controls include:


          .    Dual signatures on all loan originations;


          . Unanimous approval by a committee of three persons, including a member of senior management, of any exceptions to the Bank's underwriting policies;


          . Exceptions to the Bank's underwriting policies are kept to a minimum;


          . A limited number of Board-approved appraisers perform or review appraisals on all loans originated or purchased by the Bank;



          . For all loans on first payment default or 60 days overdue, a quality control review is completed by the Quality Control Underwriter;


          . Third party underwriting review of approximately 15.0% of all loans originated; and


          . Weekly underwriting and delinquency meetings are held to review and update procedures and controls.


     Flexible Funding Sources and Structure. As a federally-chartered savings bank, the Bank has access to funds at a lower cost than its non-regulated finance company competitors. This advantage is derived from the Bank's ability to:


          . Access a long-term stable funding base through the Bank's deposits which are insured by the FDIC;


          . Increase its deposit base through competitive pricing and possible branch acquisitions or acquisitions of other depository institutions; and


          .    Access funding through the FHLB.


     This flexible funding structure will be further enhanced by the Reorganization of the Bank into the holding company structure because:


          . Upon the Reorganization, the Bank may sell its residual assets and restricted cash to the Company, thereby reducing constraints on its risk-based capital; and


          . Following the Reorganization, subject to certain limitations, the Bank may pay dividends to the Company, thereby increasing the Company's cash flow and potentially reducing the Company's need to raise additional equity capital.


     Diversification Opportunities. Upon the Reorganization, the Company will become a unitary savings and loan holding company which generally will not be restricted in the types of business activities which it may conduct provided that the Bank continues to be a qualified thrift lender. See "Regulation - Federal Savings Institution Regulation - QTL Test." The Reorganization will provide the Company with:

          . The opportunity to expand its current product line and enter into possible new product areas;

          .  Broader investment opportunities than the Bank; and

          . Alternative access, if necessary, to the capital markets than merely financed at the Bank.


GROWTH AND OPERATING STRATEGIES

     Management believes that, as a result of its competitive strengths, the Bank and the Company will be able to implement the following growth and operating strategies:

     . Expanding Core Products Through a National Originator Network. The Bank will continue to emphasize and to expand upon the origination of its core products, Liberator Series loans and Portfolio Series loans, for sale through securitizations and in the secondary market. Continued growth of core products will result primarily from geographic expansion and greater penetration in existing markets. In particular, since the beginning of 1997, the Bank has widely advertised its NINA loan product, which is a limited documentation, lower loan-to-value loan program within the Liberator Series. NINA loans constituted $7.3 million of the $80.1 million of loans in the Bank's 1997-1 securitization during the first quarter of 1997. In order to improve its ability to service its expanding network of Originators, the Bank has established strategically located, low cost regional lending centers in Riverside, California, Jacksonville, Florida and in the Denver, Colorado metropolitan area. Over the next twelve months, the Bank intends to open two additional regional lending centers which are likely to be strategically located in the Northeast and Midwest sectors of the United States to better serve its Originators.

     . Expanding Retail Lending Production. The Bank's retail lending operations focuses on retail loans located in the Bank's primary market area of Southern California. To the extent that these loans meet the criteria for Liberator Series loans or Portfolio Series loans, the Bank's retail lending operation acts as an origination source for the Life Financial Services Division of the Bank while loans not meeting these criteria are sold to Loan Purchasers. The Bank intends to gradually and selectively expand its retail lending operations beyond Southern California. As part of this process, the Bank also plans to establish low cost retail offices selectively throughout the country. In order to reduce the possibility that its borrowers will refinance their loans with other lenders, the Bank is seeking to refinance such loans through its own retail lending operation.

     . Expanding Multi-Family and Commercial Lending. In continuing with its tradition as a niche market lender and in an effort to diversify product offerings, the Bank, through its Life Income Capital Division, has recently begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans in the range of $50,000 to $750,000 both in its primary market area and throughout the United States through a selected group of originators. The Bank is currently purchasing such loans at a discount and, although there can be no assurances, expects to be able to continue to purchase such loans at a discount or low premium. The Bank employs underwriters who specialize in commercial and multi-family real estate lending and utilizes a select group of appraisers experienced in these products. In addition, two members of senior management have considerable expertise in multi-family and commercial real estate lending. The Bank has been limited in its ability to originate multi-family and commercial real estate loans by its level of available capital. The Bank plans to gradually expand such originations as its available capital increases. The Bank believes that it has the infrastructure in place to accommodate this expansion. It is anticipated that all multi-family and commercial real estate loans will be originated for sale in the secondary market and may also be sold through securitizations in the future.

     . Consistently Refining Operating Procedures. The Bank intends to maintain loan quality by continuing to refine its underwriting criteria. A meeting of the Bank's underwriting personnel is held each week in part to discuss operational issues as well as refinements to the Bank's underwriting policies. In addition, the Bank conducts a weekly loan delinquency meeting to discuss problem areas in the Bank's servicing portfolio in order to reduce the likelihood of the recurrence of such problems in future loans. As necessary, the Bank adds personnel to its loan processing staff and continues to utilize advancements in computer technology to provide prompt turnaround on loans, efficient underwriting procedures and accurate credit verification. In addition, in the fourth quarter of 1996, the Bank hired a Quality Control Underwriter who: is dedicated to maintaining quality control; reviews loan files to assure that each complies with the Bank's underwriting policies; reviews all loans upon first payment default and loans sixty days delinquent; provides feedback and training to the underwriters to minimize future defaults and delinquencies; and investigates all fraudulent loans.

     . Enhancing Servicing Capabilities. As the Bank has transitioned from that of a traditional thrift to a diversified financial services operation, it has expanded its servicing department from a total of four persons at December 31, 1994 to 16 persons at March 31, 1997. In December 1996, the Bank hired a department head with 24 years of experience in loan servicing and collections including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. In anticipation of its future servicing needs, the Bank has dedicated substantial space in its current Riverside facility to house loan servicing operations and is in the process of implementing new technology including computer imaging and power dialing.

     . Diversifying Funding Sources. In addition to its traditional thrift funding sources of deposits and loans from the FHLB, the Bank has diversified its funding sources in recent periods. During the fourth quarter of 1996 and the first quarter of 1997, net cash received from the Bank's securitizations provided a significant source of funding to the Bank, aggregating $128.1 million for those two quarters. The Bank recently has also entered into a retail mortgage warehouse line of credit with a national investment banking firm in the amount of $35.0 million and may enter into additional lines of credit in the future. Following the Reorganization, the Company may further diversify the current sources of funding through greater access to capital markets.


RESTRUCTURING

     General.   In order to increase operating flexibility and to provide a broader range of services to its customers, management has determined (i) to reorganize into the holding company form of organization, (ii) to form separate holding company subsidiaries, (iii) to restructure the Bank by forming separate operating subsidiaries in order to realize possible future values from such subsidiaries, and (iv) to raise additional capital to fund operations and expansion.

     The Reorganization.   The Boards of Directors of the Company and the Bank
unanimously approved and entered into the Plan of Reorganization pursuant to which the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of the Company, subject to the approval of the Bank's stockholders. See "The Reorganization." Management believes that the holding company form of organization will provide the Company with more flexibility and a greater ability to compete with other financial services companies in the market place.

     Formation of Company Subsidiary. Prior to the completion of the Public Offering the Company will establish Life Investment Holdings, for the purpose of holding residual assets created by its asset securitizations. The Bank currently utilizes an independent third party trustee for this purpose. Immediately upon the completion of the Public Offering, the Company will acquire from the Bank $12.5 million of residuals and restricted cash of $6.9 million resulting from the Bank's securitizations. Due to regulatory restrictions, the Bank is limited in the amount of investment in residuals and restricted cash that it can retain. It is intended that any future residuals and restricted cash will be purchased by this subsidiary, as a result of such regulatory limitations. See "--Investment Activities."

     In addition to the foregoing, upon the completion of the Public Offering, the Company may acquire or establish a subsidiary to provide warehouse lines of credit to meet the cash flow needs of smaller loan originators on a short-term basis. It is expected that this financing relationship will in turn create additional sources of loans for the Company to purchase and securitize. See "Use of Proceeds."

     Formation of Bank Operating Subsidiaries.   Applications have been filed by
the Bank with the appropriate regulatory agencies to form several operating subsidiaries. Although there can be no assurances, the Bank expects to receive the necessary approvals from the OTS to form these subsidiaries.

     . Life Financial Services will assume the functions of the Life Financial Services Division of the Bank. This subsidiary will continue to focus on Liberator Series loans and Portfolio Series loans, which are the Bank's core products. Although the Bank will not complete an asset securitization during the second quarter of 1997, it is management's intention to regularly conduct asset securitizations through this subsidiary. There can be no assurance, however, that any asset securitizations will be completed in the future. In addition, management intends to expand the activities of this subsidiary and expects its operations to create a major source of revenue for the Bank, although there can be no assurances in this regard.

     . Life Income Capital is being established for the purpose of originating and selling multi-family and commercial real estate loans in the $50,000 to $750,000 range. Prior to the third quarter of 1996, the Bank was substantially limited in its ability to originate such loans by its level of available capital. At March 31, 1997, multi-family and commercial real estate and land loans totalled $20.2 million, or 27.2%, of the Bank's gross loan portfolio. Although there can be no assurances in this regard, management intends to expand the operations of this subsidiary and expects the operations of this subsidiary to create an increased source of revenue for the Bank because of the perceived demand for and higher yields on such loans. See "Risk Factors--Real Estate Secured Risks" for a discussion of the risks associated with multi-family and commercial real estate lending.


     . Life Asset Management is being established as a direct subsidiary of the Bank to service loans and REO for both the Bank and for its Loan Purchasers.

     The Retail Lending Division and the Banking Depository Division will remain within the Bank. In addition, as part of its liquidity and investment portfolios, the Bank will continue to hold investments in U.S. government and agency securities. As part of the Bank's Community Reinvestment Act commitment to the Southern California area and more specifically to the Inland Empire region, which consists of the counties of San Bernardino and Riverside, the Bank will lend to and invest in community development programs. As of March 31, 1997, the Bank had committed to lend or invest $2.5 million in such projects during 1997. See "--Historical and Local Lending Portfolio."

     Capital Raising.   In order to fund the acquisition of the residuals and
the Reserve Account currently in the Bank's portfolio, to acquire or form a subsidiary to provide warehouse lines of credit and for general corporate purposes, including the origination and purchase of loans to be securitized or sold in the secondary market and to grow and expand operations through the establishment of retail lending and mortgage banking offices, the Company is conducting the Public Offering to raise approximately $____ million in net proceeds.

CORE LENDING PRODUCTS

     General. The Bank originates, purchases, sells and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Bank has focused on Liberator Series loans which are for the purchase or refinance of residential real property by borrowers who may have had prior credit problems or who do not have an adequate credit history, are considered "sub-prime borrowers."

In addition, the Bank has originated a substantial number of Portfolio Series loans which are debt consolidation loans for Agency Qualified Borrowers with loan-to-value ratios of up to 125%.

     The Bank purchases and originates mortgage loans and other real estate secured loans through a network of Originators on a nationwide basis. Except for a limited number of loans specifically originated for retention in the Bank's portfolio as loans held for investment, loans originated or purchased since 1994 through the Bank's regional lending centers are generally originated for sale in the secondary mortgage market and, more recently, in asset securitizations with servicing retained by the Bank.

     Marketing. The Bank's primary means of marketing its products is direct contact between its account executives and Originators. Each of the Bank's 27 account executives is responsible for maintaining and expanding existing Originator relationships within the account executive's assigned territory through personal contact and promotional materials. Each account executive is typically responsible for approximately 20 key Originators and is expected to have weekly contact with each of these Originators. In addition, each account executive is responsible for up to 30 additional Originators with whom the account executive will have frequent contact. Each account executive also works to develop Originator relationships through "cold calls" and following up on inquiries made by Originators to the Bank's toll-free number. Each account executive works as part of a team with one of the Bank's six loan coordinators and seven assistant coordinators. Each loan coordinator and assistant loan coordinator works with three or four account executives. The loan coordinators and their assistants are responsible for inputting the new loans into the Bank's data systems and for shepherding the loans from the point of origination through funding. After origination, the whole loan coordinators and their assistants are available to talk to Originators on a daily basis. Whole loan coordinators and their assistants are located in each of the Bank's regional lending centers.


     The Bank believes that the key element in developing, maintaining and expanding its relationships with Originators is to provide the highest possible level of product knowledge and customer service. Each account executive receives comprehensive training prior to being assigned to a territory. In most cases, training includes experience in the loan production department so that the account executive will be familiar with all phases of loan origination and production and will also become acquainted with the whole loan coordination team. This training enables the account executive to quickly review a loan application in order to identify the borrower's probable risk classification and then assist the Originator in identifying the appropriate product for the borrower, thereby enhancing the likelihood that the loan will be approved at the rate and on the terms anticipated by the borrower. After a loan package is submitted to the Bank, the loan coordination team provides assistance to the Originator throughout the process to complete the loan transaction. Account executives, loan coordinators and assistant coordinators are compensated based on the number and the dollar volume of loans funded. A significant portion of a regional manager's compensation is tied to the profitability of his or her regional lending center and includes a component based on loan performance.



     Origination and Purchase of Loans. Loans are originated both through the Bank's wholesale network of Originators and on a retail basis through the Bank's Retail Lending Division. The Bank has also made bulk purchases of loans from time to time and has recently hired a senior management employee experienced in bulk purchases to gradually expand the Bank's loan purchases.

     The Bank's mortgage financing and servicing operations are conducted primarily through regional lending centers located in Riverside, California, Jacksonville, Florida and the Denver, Colorado metropolitan area. Over the next twelve months, the Bank intends to open two additional low cost regional lending centers which are likely to be strategically located in the Northeast and Midwest sectors of the United States to better serve its Originators. From its present locations, the Bank is able to originate or purchase its core products in the District of Columbia and all 50 states with the exception of Louisiana, Mississippi and Alaska.

     The following table sets forth aggregate dollar amounts and the percentage of core products originated or purchased by the Bank in each state, where 5.0% or more of the loans were originated or purchased, in either the fourth quarter of 1996 or the first quarter of 1997, and for all other states as a group for the periods shown:



                          FOR THE THREE MONTHS ENDED
                 -----------------------------------------
                      DECEMBER 31,            MARCH 31,
                          1996                  1997
                  ------------------   -------------------
                       $         %         $         %
                  ---------  --------   -------   --------
                            (DOLLARS IN THOUSANDS)
California.......   $20,434    29.5%   $26,421      29.8%
Utah.............     6,208     9.0      7,958       9.0
Virginia.........     5,810     8.4      5,884       6.6
Florida..........     4,897     7.1      3,405       3.8
Maryland.........     4,881     7.1      4,492       5.1
North Carolina...     3,932     5.7      5,240       5.9
Other............    22,998    33.2     35,239      39.8
                    -------   -----    -------      -----
  Total             $69,160   100.0%   $88,639     100.0%
                    =======   =====    =======     =====

     The Bank's geographic markets are currently divided into three regions, with a completely self-contained mortgage banking team assigned to each region. Each team is headed up by a regional manager and includes dedicated account executives, loan coordinators and assistant coordinators, underwriters, appraisers and other production personnel so that the team can originate and produce loans in that region. This concept of regional processing teams, which the Bank believes is efficient but quite rare in the industry, enables the Bank to more effectively anticipate and respond to Originator and borrower needs in each region. Management believes that the concept also appeals to independent brokers who may be reluctant to deal with a larger, more remote lender. Each regional team is connected to senior management in Riverside, California by a computer link that enables senior management to monitor all regional functions on a real time basis.

     Personnel staffing a regional lending center are trained in the Bank's Riverside office. For a period of six to twelve months after the establishment of a regional lending center all loans originated through that office are reunderwritten by staff at the Riverside office to assure quality control. In addition, the Quality Control Underwriter and the Bank's internal auditor regularly visit the regional lending centers for quality control purposes.



     In recent years, the Bank has focused on Liberator Series loans which are loans for the purchase or refinance of one- to four-family residential real property by borrowers who may have had prior credit problems or who do not have an adequate credit history are considered "sub-prime borrowers," and loans which otherwise do not conform to FHLMC or FNMA guidelines ("conforming loans"). Loans to sub-prime borrowers are perceived by management as being advantageous to the Bank because they generally have higher interest rates and origination and servicing fees and generally lower loan-to-value ratios than conforming loans. In addition, management believes the Bank has the resources to adequately service loans acquired pursuant to this program as well as the experience to resolve loans that become non-performing. The Bank has established specific underwriting policies and procedures, invested in facilities and systems and developed correspondent relationships with Originators throughout the country enabling it to develop its niche as an originator and purchaser of one-to four-family residential loans to sub-prime borrowers. Since the beginning of 1997, the Bank has widely advertised its NINA loan product, which is a limited documentation, lower loan-to-value loan product within the Liberator Series loan portfolio. The Bank intends to continue to expand the volume of Liberator Series loans which it originates, to market areas throughout the country, to sub-prime borrowers who meet its niche lending criteria. See "Risk Factors-- Risks Associated with Sub-Prime Lending."

     The following table sets forth selected information relating to originations of Liberator Series loans during the periods shown:

                                                             FOR THE THREE MONTHS ENDED
                                                            ----------------------------
                                                             DECEMBER 31,    MARCH 31,
                                                                  1996         1997
                                                            ------------    ------------
                                                              (DOLLARS IN THOUSANDS)

Principal balance.......................................          $39,465      $39,629
Average principal balance per loan......................               85          100
Combined weighted average initial loan-to-value ratio...             73.4%        72.8%
Percent of first mortgage loans.........................             85.4         91.8
Property securing loans:
  Owner occupied........................................             86.4         77.3
  Non-owner occupied....................................             13.6         22.7
Weighted average interest rate:
  Fixed-rate............................................             11.3         10.8
  ARMs..................................................              9.6          9.1




     The Bank has originated a substantial number of Portfolio Series loans, which are debt consolidation loans for Agency Qualified Borrowers, both on a wholesale basis, through its Life Financial Services Division, and through its Retail Lending Division. These loans are consumer-oriented loans secured by real estate, primarily home equity lines of credit and second deeds of trust, for up to 125% of the appraised value of the real estate underlying the aggregate loans on the property. Although the loan-to-value ratio on Portfolio Series loans is higher than that offered by other mortgage products, management believes that the higher yield and the low level of credit risk of the borrowers offsets the risks involved. See "-- Underwriting" and "Risk Factors--High Loan to Value Ratios of Portfolio Series Loans. "

     The following table sets forth selected information relating to originations of Portfolio Series loans during the periods shown:

                                                         FOR THE THREE MONTHS ENDED
                                                        ----------------------------
                                                          DECEMBER 31,    MARCH 31,
                                                             1996           1997
                                                        --------------   -----------
                                                            (DOLLARS IN THOUSANDS)

Principal balance.......................................       $29,695      $49,010
Average principal balance per loan......................            31           32
Combined weighted average initial loan-to-value ratio...         108.4%       107.7%
Percent of first mortgage loans.........................           0.1          0.5
Property securing loans:
  Owner occupied........................................          99.5         99.8
  Non-owner occupied....................................           0.5          0.2
Weighted average interest rate:
  Fixed-rate............................................          14.1         13.8
  ARMs..................................................          11.2         10.3

     Use and Qualifications of Originators.   The Bank purchases loans from
select Originators throughout the country. Such Originators must be approved by the Bank prior to submitting loans to the Bank. Pursuant to the Bank's approval process, each Originator is generally required to have a specified minimum level of experience in originating non-conforming loans, and provide representations, warranties, and buy-back provisions to the Bank.

     The Bank provides clear and concise criteria regarding its well-defined core products to Originators with whom it may do business. If, following a period of training and relationship building, Originators consistently fail to present a high level of loans meeting the Bank's underwriting criteria, the Bank will cease to do business with them. As a result, the Bank has developed, since 1994, a core group of Originators who form its nationwide network of Originators. The Bank generally classifies the Originators with which it does business into four classes with descending priority with regard to the terms and the pricing of the loans the Bank purchases from such Originators.

                                                    JUNIOR       THIRD PARTY    MORTGAGE
                               CORRESPONDENTS   CORRESPONDENTS   ORIGINATORS   BROKERS(1)
                               --------------  ---------------  -----------  -----------

Net Worth(2)                      $250,000         $100,000         $50,000        N/A

Years in Business                        2                2               2        N/A

Warehouse Credit Facility              Yes              Yes              No         No

Errors and Omissions             $1.0 million      $300,000              No         No
Insurance

Number Doing Business                   81               30              91         613
with the Bank at March
31, 1997

________________________

(1) Mortgage brokers are those persons who do not meet the specific foregoing criteria but have demonstrated to the Bank, or have a reputation for, the ability to originate real estate secured loans and have acceptable credit and finance industry references.

(2) The net worth of Correspondents is provided by audited financial statements prepared in accordance with GAAP. Net worth of Junior Correspondents and Third Party Originators is provided through unaudited financial information.




     The Bank purchases substantially all loans are purchased on an individual basis from qualified Originators. No single Originator accounted for more than 4.5% of the loans originated by the Bank for the quarter ended March 31, 1997. It is the Bank's general policy to limit the percentage of loans closed by any single Originator to approximately 5.0% of loans closed in any given period.

     Underwriting.   The underwriting and quality control functions are managed through the Bank's regional lending center in Riverside, California. The Bank believes that its underwriting process begins with the experience of its staff, the education of its network of Originators, the quality of its correspondent relationships and its loan approval procedures. As an integral part of its lending operation, the Bank ensures that its underwriters assess each loan application and subject property against the Bank's underwriting guidelines.


     Personnel in the Bank's regional lending centers review in the entirety each loan application submitted by the Bank, Originators or through bulk purchases for approval. The Bank conducts its own underwriting review of each loan, including those loans originated for or purchased by it from its Originators. Loan files are reviewed for completeness, accuracy and compliance with the Bank's underwriting criteria and applicable governmental regulations. This underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan granted, tailored to the general nature of the Portfolio Series and the Liberator Series loans, respectively. Based on the initial review, the personnel in the regional lending center will inform the Originators of additional requirements that must be fulfilled to complete the loan file. The Bank strives to process each loan application received from its network of Originators as quickly as possible in accordance with the Bank's loan application approval procedures. Accordingly, most loan applications receive decisions within 48 hours of receipt and generally are funded within one day following satisfaction of all conditions for approval of the loan which is typically seven business days after the initial approval.

     Each prospective borrower is required to complete a mortgage loan application that may include (depending on the program requirement) information detailing the applicant's liabilities, income, credit history, employment history and personal information. Since most of the loan applications are presented through the Bank's network of Originators, the Bank completes an additional credit report on all applications received. Such report typically contains information relating to such matters as credit history with local and national merchants and lenders, installment debt payments and any record of defaults, bankruptcies, repossessions or judgments. This credit report is obtained through a sophisticated computer program that accesses what management believes to be the most appropriate credit bureau in a particular zip code and combines that information with the Bank's own credit risk score.

     This application and review procedure is used by the Bank to analyze the applicant's creditworthiness (i.e., a determination of the applicant's ability to repay the loan). Creditworthiness is assessed by examination of a number of factors, including calculating a debt-to-income ratio obtained by dividing a borrower's fixed monthly debt by the borrower's gross monthly income. Fixed monthly debt generally includes (i) the monthly payment under any related prior mortgages which will include calculations for insurance and real estate taxes,
(ii) the monthly payment on the loan applied for and (iii) other installment debt, including, for revolving debt, the required monthly payment thereon, or, if no such payment is specified, 3% of the balance as of the date of calculation. Fixed monthly debt does not include any debt (other than revolving credit debt) described above that matures within less than 10 months of the date of calculation.

     Prior to funding a loan, several procedures are used to verify information obtained from an applicant. The applicant's outstanding balance and payment history on any senior mortgage may be verified by calling the senior mortgage lender. If the senior mortgage lender cannot be reached by telephone to verify this information, the Originators may rely upon information provided by the applicant, such as a recent statement from the senior lender and verification of payment, such as cancelled checks, or upon information provided by national credit bureaus. In order to verify an applicant's employment status, the Originators may obtain from the applicant recent tax returns or other tax forms (e.g., W-2 forms) or current pay stubs or may telephone the applicant's employer or obtain written verification from the employer. As in the case of the senior mortgage lender verification procedures, if the employer will not verify employment history over the telephone, the Bank or other Originators may rely solely on the other information provided by the applicant. However, the Bank does offer NINA loans at reduced loan-to-value ratios in lieu of documenting cash flow and assets of the borrower. See "--Liberator Series (NINA)" for further information on NINA loans.

     Debt to income ratios for Portfolio Series mortgage loans generally do not exceed 45%, but in certain instances where deemed appropriate by the Bank, the ratio may go as high as 50%. For Liberator Series mortgage loans, debt to income ratios may vary depending upon a number of other factors used to ascertain the creditworthiness of the borrower.

     The general criteria currently used by the Bank in classifying prospective borrowers of its core loan products are summarized in the charts below.

                    LIBERATOR SERIES (FULL DOCUMENTATION)(1)

                               "AX" RISK            "A-" RISK             "B" RISK           "C" RISK          "CX" RISK
                              ------------        -------------         ------------        -----------       --------------

Maximum
Loan-to-Value Ratio:
  Primary residence..........       95%                  95%                  80%                 75%                 65%

  Secondary residence........       90%                  90%                  70%                 70%                 60%

  Investor property..........       90%                  85%                  65%                 65%                 60%

  Home equity line
    of credit(1).............       90%                  90%                  80%                 --                  --

Debt Service to
  Income Ratio...............       42-50%               42-50%               50%                 50%                 60%


Mortgage Credit..............   Maximum one          Maximum two          Maximum four         Maximum six         Currently
                                30-day late          30-day late          30-day late          30-day late         delinquent
                                payment in the       payments in the      payments or one      payments, two
                                last 12 months       last 12 months       60-day late          60-day late
                                                                          payment in the       payments or one
                                                                          last 12 months       90-day late
                                                                                               payment in last
                                                                                               12 months

Major Consumer Credit(2).....   Maximum one          Maximum one          No more than 60      No more than 90     Sporadic
                                30-day late          30-day late          days late on any     days late on        payment
                                payment in the       payment in last      account in last      any account in      pattern;
                                last 12 months;      12 months;           12 months;           last 12 months;     apparent
                                maximum two          overall good         overall average      overall fair        disregard
                                30-day late          credit; maximum      credit               credit              toward timely
                                payments in the      25% of credit                                                 payments or
                                last 24 months       accounts                                                      credit standing
                                                     delinquent in
                                                     last 24 months

Minor Consumer Credit(3)        Maximum two          Maximum one          No more than 60      No more than 90     Sporadic
                                30-day late          30-day late          days late on any     days late on        payment
                                payments in the      payment in last      account in last      any account in      pattern;
                                last 12 months;      12 months;           12 months;           last 12 months;     apparent
                                maximum three        isolated 60-day      isolated minor       isolated late       disregard
                                30-day late          late payment         90-day late          payment over 90     toward timely
                                payments in last     allowed with         payment allowed      days allowed        payments or
                                24 months            compensating         with                 with                credit standing
                                                     factors; maximum     compensating         compensating
                                                     25% of credit        factors              factors
                                                     accounts
                                                     delinquent in
                                                     last 24 months

Bankruptcy Filings...........   No bankruptcy in     No bankruptcy in     No bankruptcy in     No bankruptcy       Discharged
                                last 36 months,      last 24 months,      last 24 months,      in last 12          within 12
                                except under         except under         except under         months              months
                                certain              certain              certain                                  preceding
                                circumstances        circumstances        circumstances                            application;
                                                                                                                   current Chapter
                                                                                                                   13 or
                                                                                                                   foreclosure
                                                                                                                   acceptable when
                                                                                                                   paid in full or
                                                                                                                   cured from loan
                                                                                                                   proceeds


Minimum FICO Score...........        650                620                  580                 540              less than 540

_____________________
(1) Also includes Portfolio Series home equity lines of credit which are fully collateralized by the underlying property and which have a loan-to-value ratio of 90% or less.

(2)  Any nationally recognized credit cards and any installment debt.

(3) Department store credit cards, regional credit cards or oil company credit cards

                            LIBERATOR SERIES (NINA)

                                  "AX" RISK            "A-" RISK             "B" RISK            "C" RISK            "CX" RISK
                              ------------------   ------------------   ------------------   -----------------   ----------------
Loan-to-Value Ratio:
 Primary residence...........        80%                  75%                  70%                 70%                 65%
 Secondary residence.........        75%                  70%                  65%                 65%                 60%
 Investor property...........        75%                  70%                  65%                 65%                 60%

Mortgage Credit..............   Maximum one          Maximum two          Maximum four         Maximum six         Currently
                                30-day late          30-day late          30-day late          30-day late         delinquent
                                payment in the       payments in the      payments or one      payments, two
                                last 12 months       last 12 months       60-day late          60-day late
                                                                          payment in the       payments or one
                                                                          last 12 months       90-day late
                                                                                               payment in last
                                                                                               12 months

Major Consumer Credit(1).....   Maximum one          Maximum one          No more than 60      No more than 90     Sporadic
                                30-day late          30-day late          days late on any     days late on        payment
                                payment in the       payment in last      account within       any account in      patterns;
                                last 12 months;      12 months;           last 12 months;      last 12 months;     apparent
                                maximum two          overall good         overall average      overall fair        disregard
                                30-day late          credit; maximum      credit               credit              toward timely
                                payments in the      25% of credit                                                 payments or
                                last 24 months       accounts                                                      credit standing
                                                     delinquent in
                                                     last 24 months

Minor Consumer Credit(2).....   Maximum two          Maximum one          No more than 60      No more than 90     Sporadic
                                30-day late          30-day late          days late on any     days late on        payment
                                payments in the      payment in last      account in last      any account in      patterns;
                                last 12 months;      12 months,           12 months;           last 12 months;     apparent
                                maximum three        isolated 60-day      isolated minor       isolated late       disregard
                                30-day late          late payment         90-day late          payment over 90     toward timely
                                payments in last     allowed with         payment allowed      days allowed        payments or
                                24 months            compensating         with                 with                credit standing
                                                     factors; maximum     compensating         compensating
                                                     25% of credit        factors              factors
                                                     accounts
                                                     delinquent in
                                                     last 24 months

Bankruptcy Filings...........   No bankruptcy in     No bankruptcy in     No bankruptcy        No bankruptcy       Discharged
                                last 36 months,      last 24 months,      within last 24       in last 12          within 12
                                except under         except under         months, except       months              months
                                certain              certain              under certain                            preceding
                                circumstances        circumstances        circumstances                            application;
                                                                                                                   current Chapter
                                                                                                                   13 or
                                                                                                                   foreclosure
                                                                                                                   acceptable when
                                                                                                                   paid in full or
                                                                                                                   cured from loan
                                                                                                                   proceeds

Minimum FICO Score...........        650                  620                  580                 540              less than 540

_____________________

(1)  Any nationally recognized credit cards and any installment debt.

(2) Department store credit cards, regional credit cards or oil company credit cards

                              PORTFOLIO SERIES(1)

                                   "A+" RISK                 "AX" RISK               "A-" RISK                "B+" RISK
                            ------------------------   ---------------------   ----------------------   ---------------------
Loan-to-Value Ratio:
 100% Second Mortgage....             100%                    100%                     100%                    100%
 125% Second Mortgage....             125%                    125%                     125%                    125%
 100% Home Equity
     Line of Credit......             100%                    100%                     100%                    100%

Debt Service to Income
 Ratio:
 100% Second Mortgage....            45-50%                  45-50%                   45-50%                    45%

 125% Second Mortgage....            45-50%                  45-50%                   45-50%                    45%
 100% Home Equity
   Line of Credit........            45-50%                  45-50%                   45-50%                    45%

Mortgage History:
 100% Second Mortgage....   No 30-day late             No 30-day late          No 30-day late           One 30-day late
                            payments                   payments in last 36     payments in last 12      payment in last 12
                            in last 36 months          months                  months; one 30-day       months or two 30-
                                                                               late payment in last     day late payments
                                                                               24 months                in last 24 months

 125% Second Mortgage....   No 30-day late             No 30-day late          No 30-day late           One 30-day late
                            payments                   payments in last 36     payments in last 24      payment in last 24
                            in last 36 months          months                  months                   months

 100% Home Equity           No 30-day late             No 30-day late          No 30-day late           One 30-day late
   Line of Credit........   payments                   payments in last 36     payments in last 12      payment in last 12
                            in last 36 months          months                  months; one 30-day       months or two 30-
                                                                               late payment in last     day late payments
                                                                               24 months                in last 24 months
Bankruptcy Filings:
 100% Second Mortgage....   None in last 5 years       None in last 5 years    None in last 3 years     None in last 3 years
 125% Second Mortgage....   None in last 5 years       None in last 5 years    None in last 3 years     None in last 3 years
 100% Home Equity
   Line of Credit........   None in last 5 years       None in last 5 years    None in last 3 years     None in last 3 years

Minimum FICO Score:
 100% Second Mortgage....            700                     670                      640                     620
 125% Second Mortgage....            700                     670                      640                     620
 100% Home Equity
  Line of Credit.........            700                     670                      640                     620

_________________________
(1) Excludes Portfolio Series home equity lines of credit which are fully collateralized by the underlying property and which have a loan-to-value ratio of 90% or less.

     Loan Production by Borrower Risk Classification. The following table sets forth information concerning the Bank's principal balance of fixed rate and adjustable rate loan production by borrower risk classification for the periods shown:

                                          FOR THE THREE MONTHS ENDED                       FOR THE THREE MONTHS ENDED
                                              DECEMBER 31, 1996                                   MARCH 31, 1997
                               ---------------------------------------------    --------------------------------------------
                                                    WEIGHTED                                         WEIGHTED
                                                     AVERAGE      WEIGHTED                            AVERAGE      WEIGHTED
PRODUCT/RISK                               % OF     INTEREST       AVERAGE                  % OF     INTEREST       AVERAGE
CLASSIFICATIONS(1)              VOLUME    TOTAL      RATE(2)      MARGIN(3)      VOLUME    TOTAL      RATE(2)      MARGIN(3)
------------------------       --------  -------   ----------    -----------    --------  -------   ----------    ----------
                                                                   (DOLLARS IN THOUSANDS)
Liberator Series (Full
 documentation)
Ax                              $18,925    48.0%       9.94%         5.24%       $17,159    43.3%       9.35%         5.11%
A-                                8,790    22.3       10.16          5.52          9,241    23.3        9.85          5.52
B                                 6,806    17.2       10.26          5.33          7,992    20.2        9.39          4.91
C                                 2,026     5.1       11.16          5.68          2,555     6.4       10.98          5.77
Cx                                2,918     7.4       13.07          7.06          2,682     6.8       11.74          6.62
                                -------   -----                                  -------   -----
  Totals                        $39,465   100.0%      10.34          5.46        $39,629   100.0%       9.74          5.31
                                =======   =====                                  =======   =====
Portfolio Series
A+                              $ 2,669     9.0%      13.58          2.50        $ 9,980    20.4       13.22          1.74
Ax                               14,452    48.7       13.87          2.18         18,733    38.2       13.53          1.83
A-                                9,866    33.2       14.35          3.24         15,193    31.0       14.05          3.27
B+                                2,708     9.1       14.10          3.73          5,104    10.4       14.07          2.70
                                -------   -----                                  -------   -----
  Totals                        $29,695   100.0%      14.03          2.74        $49,010   100.0%      13.68          2.32
                                =======   =====                                  =======   =====

-------

(1) For the three months ended March 31, 1997, only 3.0% of the core products originated by the Bank were Class Cx loans.

(2) Weighted average interest rate includes both ARM loan products and fixed rate loan products.

(3)  Weighted average margin is based solely on ARM products.


     Appraisal.   All mortgaged properties relating to mortgage loans where
collateral assessment is an integral part of the evaluation process are appraised by state licensed or certified appraisers. All of the appraisals are either performed or reviewed by appraisers or appraisal firms approved by the Bank's Board of Directors. These appraisers are screened and actively reviewed on a regular basis. All appraisers are required to assess the valuation of the property pursuant to U.S. Government Property Analysis guidelines and conduct an economic analysis of the geographic region in which the property is located. Each approved appraiser must have a minimum of $2.0 million of errors and omissions insurance. All appraisers are required to assess the valuation of the property pursuant to U.S. Government Property Analysis guidelines and conduct an economic analysis of the geographic region in which the property is located. Once a loan application file is complete, the file is reviewed to determine whether the property securing the loan should undergo a desk or field review. This determination is made based on the loan-to-value ratio of the underlying property and the type of loan or loan program. If after the initial desk review, the underwriter requires additional information with regard to the appraised value of the property, a field review may also be conducted. The Bank requires the appraiser to address neighborhood conditions, site and zoning status and the condition and valuation of improvements. Following each appraisal, the appraiser prepares a report which (when appropriate) includes a reproduction cost analysis based on the current cost of constructing a similar building and a market value analysis based on recent sales of comparable homes in the area. Title insurance policies are required on all first mortgage liens, with a limited judgment lien report required on all second lien loans under $100,000.

     For Liberator Series loans, because of the sub-prime creditworthiness of the borrowers, the evaluation of the value of the property securing the loans and the ratio of loans secured by such property to its value become of greater importance in the underwriting process. The specific procedures and criteria utilized in the appraisal process range from a desk review, a field review, to a second appraisal, depending on the size of the loan and its loan-to-value ratio.

     The value of the mortgaged property has lesser importance with respect to the Portfolio Series loans in light of their high loan-to-value ratios. As a result, Portfolio Series loans generally have little or no equity in the mortgaged property available to repay the loan if it is in default. For Portfolio Series loans, the Bank accepts the homeowner/mortgagee's "as stated" value on loans to $35,000. On loans in excess of $35,000 to a maximum of $50,000, the Bank requires a current tax assessment, a written real estate broker price opinion, a statistical appraisal or a HUD-1 conformed closing statement where purchase of the subject property has occurred within the previous 12 months. For loans in excess of $50,000, a drive-by appraisal including comparable analysis on a FHLMC Form 704 is required.

     Qualified property inspection firms are also utilized for annual property inspections on all properties 45 days or more delinquent. Property inspections are intended to provide updated information concerning occupancy, maintenance and changes in market conditions.

     Loan Approval Procedures and Authority.   The Board of Directors
establishes the lending policies of the Bank and delegates authority and responsibility for loan approvals to the Loan Committee and specified officers of the Bank. All real estate loans must be approved by a quorum of the designated committee or by the designated individual or individuals.

     All loans underwritten by the Bank require the approval and signature of two underwriters. Where there are exceptions to the Bank's underwriting criteria, the loan must be unanimously approved by the underwriter, supervisory underwriter and the Senior Vice President of the Bank or, if not unanimously approved, by the Bank's President and Chief Executive Officer. It has been the Bank's policy to adhere strictly to its underwriting standards with few exceptions. Additionally, the following committees, groups of officers and individual officers are granted the authority to approve and commit the Bank to the funding of the following categories of loans:

                                                   LEVEL OF APPROVAL
                 -----------------------------------------------------------------------------------
                       ONE STAFF          TWO STAFF               LOAN           LOAN COMMITTEE AND
TYPE OF LOAN          UNDERWRITER        UNDERWRITER           COMMITTEE         BOARD OF DIRECTORS
----------------------------------------------------------------------------------------------------
Mortgage loans             --          $550,000 or less            --             $550,000 or more
held for sale

Mortgage loans             --          $250,000 or less    More than $250,000     $550,000 or more
held for                                                   but less than
investment                                                 $550,000

Other loans          Personal loans    All other loans     All other loans        All other loans in
                     secured by Bank   $25,000 or less     more than $25,000      excess of $50,000
                     deposits                              but less than
                                                           $50,000

     The Bank will not make loans-to-one borrower that are in excess of regulatory limits. Pursuant to OTS regulations, loans-to-one borrower cannot exceed 15% of the Bank's unimpaired capital and surplus. At March 31, 1997, the Bank's loans to one borrower limit equalled $1.9 million. See "Regulation-- Federal Savings Institution Regulation--Loans-to-One Borrower."

LOAN SALES AND ASSET SECURITIZATIONS

     Loans are sold by the Bank through securitizations and whole loan sales. With the exception of customary provisions relating to breaches of representations and warranties, loans securitized or sold by the Bank are sold without recourse to the Bank and generally are sold with servicing retained. See "Risk Factors--Contingent Risks." For the three months ended March 31, 1996 and the years ended December 31, 1996, 1995 and 1994, the Bank sold

$37.8 million, $154.6 million, $126.9 million and $65.7 million in loans, respectively. No loans were sold during the three months ended March 31, 1997. For the three months ended March 31, 1997 and the year ended December 31, 1996, the Bank securitized $83.2 million and $51.9 million, respectively. No loans were securitized for the three months ended March 31, 1996 or the years ended December 31, 1995 or 1994.

     In a securitization, the Bank will generally transfer a pool of loans to a trust with the Bank retaining the excess cash flows, known as residuals, from the securitization which consist of the difference between the interest rate of the mortgages and the coupon rate of the securities after adjustment for servicing and other costs such as trustee fees and credit enhancement fees. The cash generally will be used to repay advances on lines of credit used to finance the pool of loans that were acquired by the Bank. Generally, the holders of the securities from the asset securitization are entitled to receive scheduled principal collected on the pool of securitized loans and interest at the pass-through interest rate on the certificate balance. The residual asset represents the subordinated right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the securities and the costs associated with the securitization. The Bank recognizes gain on sale of the loans in the securitization, which represents the excess of the estimated fair value of the residuals, net of closing and underwriting costs, less the carrying value of the loans sold in the fiscal quarter in which such loans are sold. Management believes that it has made reasonable estimates of the present value of the residual interests on its balance sheets. Concurrent with recognizing such gain on sale, the Bank records the residual interests as assets on its balance sheet. The recorded value of these residual interests are amortized as cash distributions are received from the trust holding the respective loan pool and are marked to market on a quarterly basis.

     The Bank may arrange for credit enhancement for a transaction to achieve an improved credit rating on the securities issued if this improves the level of profitability or cash flow generated by such transaction. This credit enhancement may take the form of an insurance and indemnity policy, insuring the holders of the securities of timely payment of the scheduled pass-through of interest and principal. In addition, the pooling and servicing agreements that govern the distribution of cash flows from the loan pool included in a transaction typically require over-collateralization as an additional means of credit enhancement. Over-collateralization may in some cases also require an initial deposit, the sale of loans at less than par or retention in the trust of collections from the pool until a specified over-collateralization amount has been attained. In the case of the Bank's securitizations in the fourth quarter of 1996 and the first quarter of 1997, the over-collateralization was in the form of a cash deposit. The purpose of the over-collateralization is to provide a source of payment to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to a reserve level as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the holders of the residual interest; and at the termination of the related trust, any remaining amounts on deposit are distributed to the holders of the residual interest. Losses resulting from defaults by borrowers on the payment of principal or interest on the loans in a securitization will reduce the over-collateralization to the extent that funds are available and may result in a reduction in the value of the residual interest. See "Risk Factors--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

     The Bank has completed two securitizations, one during the fourth quarter of 1996 and one during the first quarter of 1997. The characteristics and results of these securitizations are as follows:

                                          THREE MONTHS                               THREE MONTHS
                                             ENDED                                      ENDED
                                       DECEMBER 31, 1996                            MARCH 31, 1997
                                 ----------------------------    ------------------------------------------------------
                                            1996-1                      1997-1A                       1997-1B
                                 ----------------------------    ----------------------     ---------------------------
Type of loan securitized.......   Fixed Rate Liberator           Adjustable Rate             Fixed Rate Liberator
                                  Series and Portfolio           Liberator Series            Series and Portfolio
                                  Series                                                     Series
Weighted average coupon........   13.32%                         9.45%                       13.02%

Amount of certificates issued     $55.0 million                  $38.5 million               $61.5 million
Pass-through rate..............   6.95%                          1 month LIBOR plus          7.49%
                                                                 21 b.p.
Amount of loans securitized(1).   $51.9 million                  $33.6 million               $46.5 million
Credit enhancement.............   MBIA Insurance                 MBIA Insurance              MBIA Insurance
                                  Corporation                    Corporation                 Corporation
Initial funding of reserve
 accounts......................   $1.6 million                   $941,000                    $3.1 million

Required reserve level to be
 funded........................   9.0% of original               5.5% of original            10.6% of original
                                  outstanding balance of         outstanding balance of      outstanding balance of
                                  loans                          loans                       loans
Gain on sale of loans..........   $4.3 million                   $5.7 million(2)             $5.7 million(2)
Gain on sale of loans as a
 percent of loans sold.........   8.29%                          7.12%(2)                    7.12%(2)

Estimated prepayment speed.....   17.0% H.E.P. (3)               25.0% C.P.R. (3)            17.0% H.E.P.
Discount factor................   13.5%                          13.5%                       13.5%
Annual estimated loss
 assumption....................   1.5%                           0.5%                        0.5% of Liberator Series
                                                                                             loans;
                                                                                             1.5% of Portfolio Series
                                                                                             loans
Servicing fees.................   0.50% for the first            .65% for the first          1.00% on fixed rate
                                  six                            twelve months and           loans sold.
                                  months and 1.00%               1.00% thereafter
                                  thereafter

Rating (S&P/Moody's)...........   AAA/Aaa                        AAA/Aaa                     AAA/Aaa

---------

(1) For 1996-1, an additional $3.1 million was funded during quarter ended March 31, 1997 which created a gain on sale of loans of $267,000. For 1997-1A, $4.9 million was funded in April 1997. For 1997-1B, $15.0 million was funded in April 1997. All of these prefunded amounts were sold under the same terms and conditions as set forth in the table above.

(2) The combined gain on sales of loans for 1997-1A and 1997-1B was $5.7 million. The percentages are based on the combined 1997-1A and 1997-1B securitizations.

(3) Home Equity Prepayment ("H.E.P.") and Constant Prepayment Rate ("C.P.R.") are methods of estimating prepayment speeds.

     Although the Bank will continue to sell whole loans, it plans to sell most loans in the future through securitizations. Securitizations are expected to increase the Bank's cash flow thereby allowing the Bank to increase its loan acquisition and origination volume. Securitizations are also expected to reduce the risks associated with interest rate fluctuations and provide access to longer term funding sources. The Bank currently intends to conduct regular securitizations either through private placements or in public offerings. There can be no assurance that the Bank will be able to successfully implement this
strategy in the future.   See "Risk Factors--Dependence on Asset Securitizations
and Impact on Quarterly Operating Results."

     To the extent that loans are not sold in securitizations, whole loans will be sold pursuant to purchase, sale and servicing agreements negotiated with Loan Purchasers to purchase loans meeting the Bank's underwriting criteria. At March 31, 1997 there were no outstanding commitments to deliver any specific amount of mortgage loans. The Bank retains the servicing rights on the majority of loans sold. However, the Bank also sells loans on a servicing released basis and may continue to subservice the loans for a fee for a period of time. The Bank sells loans to a number of different investors with which it does business. As such, Management believes that no one relationship with a Loan Purchaser constitutes the predominant source of sales for the Bank and the Bank does not rely on any specific entities for sales of its loans.

COMMERCIAL REAL ESTATE AND MULTI-FAMILY REAL ESTATE LENDING

     Consistent with its strategy of developing niche lending markets, the Bank has recently begun to focus its efforts on the origination and purchase of multi-family and commercial real estate loans both in its primary market area and throughout the United States. Specifically, the Bank has begun to target the market for borrowers seeking loans in the range of $50,000 to $750,000, subject to the Bank's loans-to-one borrower limit, currently $1.9 million, which are secured by multi-family properties or properties used for commercial business purposes such as small office buildings, light industrial or retail facilities. Since the Bank has been able to acquire such loans at a discount and expects to be able to continue to acquire such loans at a discount or low premium, management believes that the origination and subsequent sale of commercial and multi-family real estate loans will increase the Bank's cash flow. The Bank has streamlined and standardized its processing and commercial and multi-family real estate loans with a view to sale in the secondary market or securitization. Since 1994, substantially all commercial and multi-family real estate loans originated by the Bank have been sold in the secondary market without recourse. Although there can be no assurances in this regard, management intends to gradually expand the operations of this subsidiary, thereby adding a source of revenue for the Bank as well as providing loans for future securitizations. There can be no assurances, however, that any such securitization will be completed in the future. Securitization of commercial and multi-family real estate loans is significantly less standardized and streamlined than securitization of one- to four-family residential mortgage loans.

     Management believes that it has the infrastructure in place to safely diversify its product line into this niche market. Two of the Bank's senior executive officers, Daniel L. Perl and Joseph R. L. Passerino, have combined experience of approximately 27 years in commercial and multi-family real estate lending and have developed substantial relationships with commercial and multi-family real estate originators throughout the United States. In addition, the Bank works primarily with a select group of approximately 100 mortgage brokers nationwide with specifically delineated credentials. The Bank also works with two correspondents and expects to expand that number of approved correspondents to 15 in the near future. Commercial and multi-family real estate loan correspondents in the Bank's network must have a net worth of at least $1.0 million, a two to three year history of funding and servicing multi-family and commercial real estate loans and errors and omissions insurance of at least $1.0 million. In addition, an on-site inspection of the facilities of each of these correspondents is conducted by Mr. Passerino. Where loans are originated by other than this pre-approved group of correspondents, the Bank will underwrite the loan. The Bank also works with a contract appraiser with nationwide experience in appraising commercial and multi-family real estate loans who appraises or reviews the appraisals on all such properties.

     The Bank's policy is not to make commercial or multi-family real estate loans to borrowers who are in bankruptcy, foreclosure, have loans more than 30 days delinquent or other combinations of credit weaknesses unacceptable to the Bank. The Bank targets high to medium credit quality borrowers. The Bank's underwriting procedures provide that commercial real estate loans may be made in amounts up to 70% of the appraised value of the property depending on the borrower's creditworthiness. Multi-family real estate loans may be made in amounts up to 75% of the appraised value of the property. Commercial real estate loans and multi-family real estate loans may be either fixed rate or adjustable rate loans. These loans include prepayment penalties if repaid within the first three to five years. When evaluating a commercial or multi-family real estate loan, the Bank considers the net operating income of the property and the borrower's expertise, credit history and personal cash flows. The Bank has generally required that the properties securing commercial real estate and multi-family real estate loans have debt service coverage ratios (the ratio of net operating income to debt service) of at least 120%. The largest commercial real estate loan in the Bank's held for sale portfolio at March 31, 1997 was $558,000 and is secured by a nine unit strip shopping center located in Redlands, California while the largest multi-family real estate loan in the Bank's held for sale portfolio at March 31, 1997 was $713,000 secured by a multi-family property located in Miami, Florida. At March 31, 1997 the Bank's commercial real estate portfolio was $10.3 million, or 13.8% of total gross loans, $3.2 million of which were held for sale. The Bank's multi-family real estate portfolio at that same date was $9.9 million, or 13.4% of total gross loans, $7.8 million of which were held for sale.



     Repayment of multi-family and commercial real estate loans generally is dependent, in large part, on sufficient income from the property to cover operating expenses and debt service. The Bank attempts to offset the risks associated with multi-family and commercial real estate lending by primarily lending to individuals who will be actively involved in the management of the property and generally to individuals who have proven management experience, and by making such loans with lower loan-to-value ratios than one- to four-family loans. See "Risk Factors--Real Estate Secured Risks."

HISTORICAL AND LOCAL LENDING PORTFOLIO

     The Bank's portfolio of loans held for investment (the "historical loan portfolio") was primarily originated prior to 1994. Such loans generally consist of adjustable rate one- to four-family loans and adjustable rate multi-family and commercial real estate loans. The Bank's gross historical loan portfolio has decreased in size from $47.9 million at December 31, 1994 to $38.5
million at December 31, 1996 and was $36.5 million at March 31, 1997.    The
largest loan in the Bank's held for investment portfolio at March 31, 1997 was $590,000 secured by a hotel located in San Bernardino, California. At March 31, 1997, substantially all of the Bank's historical loan portfolio was secured by properties located in California. For a discussion of loss experience on the historical and local lending portfolio, see "-Lending Overview - Allowance for Loan Losses and Non-Accrual and Past Due Loans."

     As part of the Bank's ongoing Community Reinvestment Act commitment to the Southern California area, and more specifically the Inland Empire region, the Bank has committed to lend and invest $2.5 million through December 31, 1997, designated as investments in Community Development. This investment in the local community may be used for (i) lending for home improvement in low to moderate income areas on one- to four-family residential properties, (ii) providing redevelopment loans to facilitate the rehabilitation of residential properties in the low to moderate income areas, (iii) investing in government bonds which are designated for the purpose of redeveloping low to moderate income areas, or
(iv) participating in programs that provide housing in low to moderate income areas, including through the Savings Association Mortgage Company, Inc. ("SAMCO") consortium. Similar commitments are expected to be made by the Bank in the future.

CONSUMER AND OTHER LENDING

     The Bank's consumer and other loans generally consist of overdraft lines of credit, commercial business loans and unsecured personal loans. At March 31, 1997, the Bank's consumer and other loan portfolio was $3.5 million or 4.8% of total gross loans. Of this amount, $3.3 million consisted of unsecured home improvement loans purchased from a single originator in March, 1997. These loans were purchased as part of management's evaluation of new product lines for possible future growth.

LOAN SERVICING

     Through December 31, 1993, the Bank's loan servicing portfolio consisted solely of loans originated directly by the Bank and retained for investment or sold, primarily as participations, to others. Commencing in January of 1994 through June of 1995, the Bank purchased mortgage servicing rights to FNMA and FHLMC loans in order to expand the size of its loan servicing department and to further develop its loan servicing capabilities. The entire FHLMC servicing portfolio was resold in December 1995. Effective July 1, 1995, with the adoption of SFAS No. 122, which required the Bank to capitalize the value of originated mortgage servicing rights, the Bank began to retain substantially all servicing rights on loans sold. In addition, the Bank intends to retain the servicing rights to the loans it securitizes. The pooling and servicing agreements related to the securitizations completed in the fourth quarter of 1996 and the first quarter of 1997 contain provisions with respect to the maximum permitted loan delinquency rates and loan default rates which, if exceeded, would allow the termination of the Bank's right to service the related loans. See "Risk Factors--Risks Related to Mortgage Servicing Rights." Servicing rights with an allocated fair value of $722,000 and $1.6 million were retained in the securitizations completed during the fourth quarter of 1996 and the first quarter of 1997, respectively. At March 31, 1997, the Bank serviced $316.6 million of loans of which $242.3 million were serviced for others.

     The loan servicing and collections department has increased in size from four persons at December 31, 1994 to 16 persons at March 31, 1997. Within this department, personnel have experience in both sub-prime lending and also in managing the Bank's non-performing loans in its historical local lending portfolio. This experience was gained in part during the economic downturn in Southern California and resulted in a low loss experience for the Bank. See "-- Lending Overview--Allowance for Loan Losses." In addition, in December 1996, the Bank hired a department head with more than 24 years of experience in loan servicing and collections, including responsibility for a $10.0 billion portfolio of approximately 255,000 loans and a staff of 70 people. Substantial space in the existing Riverside, California facility will be allocated to the loan servicing and collections operations upon the opening of the additional Riverside facility and the transfer of the origination and administrative functions to these facilities during the third quarter of 1997. In order to provide the infrastructure to increase productivity, the Bank is in the process of enhancing its computer and telephonic systems by adding imaging, which creates an image of each document in a loan file accessible through the Bank's wide area network and power dialing, respectively. These new systems are expected to be implemented by year end.

     The Bank's loan servicing activities include (i) the collection and remittance of mortgage loan payments, (ii) accounting for principal and interest and other collections and expenses, (iii) holding and disbursing escrow or impounding funds for real estate taxes and insurance premiums, (iv) inspecting properties when appropriate, (v) contacting delinquent borrowers, and (vi) acting as fiduciary in foreclosing and disposing of collateral properties. The Bank receives a servicing fee for performing these services for others.

     While most of the Bank's servicing portfolio is generated through its origination and purchase activities, when economically attractive, the Bank has, from time to time, made bulk purchases of mortgage servicing rights from financial institutions. The Bank does not intend to make significant bulk purchases of servicing rights in the near future but may do so depending on market opportunities. The mortgage loans underlying the servicing rights retained by the Bank have been historically underwritten by the Bank. These servicing rights were either originated by mortgage brokers or purchased through various programs from correspondents or junior correspondents. The costs to acquire servicing are based on the present value of the estimated future servicing revenues, net of the expected servicing expenses, for each acquisition. Major factors impacting the value of servicing rights include contractual service fee rates, projected mortgage prepayment speed, projected delinquencies and foreclosures, projected escrow, agency and fiduciary funds to be held in connection with such servicing and the projected benefit to be realized from such funds. See "Risk Factors--Risks Related to Mortgage Servicing Rights."

     In addition to weekly loan delinquency meetings which are attended by members of senior management, the loan committee of the Board of Directors generally performs a monthly review of all delinquent loans 90 days or more past due. In addition, management reviews on an ongoing basis all delinquent loans. The procedures taken by the Bank with respect to delinquencies vary depending on the nature of the loan and period of delinquency. When a borrower fails to make a required payment on a loan, the Bank takes a number of steps to have the borrower cure the delinquency and restore the loan to current status. The Bank generally sends the borrower a written notice of non-payment within ten days after the loan is first past due. In the event payment is not then received, additional letters and phone calls generally are made. If the loan is still not brought current, the Bank generally sends a notice of the intent to foreclose 25 days after the loan is first past due. If the borrower does not cure the delinquency and it becomes necessary for the Bank to take legal action, which typically occurs after a loan is delinquent at least 30 days or more, the Bank will commence foreclosure proceedings against any real property that secures the loan. If a loan remains delinquent on the 45th day, a property inspection will be made to verify occupancy, determine the condition of the property and as an attempt to contact the borrower in person. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. The Bank's procedures for repossession and sale of consumer collateral are subject to various requirements under state consumer protection laws.

     Regulation and practices in the United States regarding the liquidation of properties (e.g., foreclosure) and the rights of the mortgagor in default vary greatly from state to state. Loans originated or purchased by the Bank are secured by mortgages, deeds of trust, trust deeds, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action and/or non-judicial sale, and is subject to various notice and filing requirements. If foreclosure is effected by judicial action, the foreclosure proceedings may take several months.

     In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender.

     There are a number of restrictions that may limit the Bank's ability to foreclose on a property. A lender may not foreclose on the property securing a junior mortgage loan unless it forecloses subject to each senior mortgage, in which case the junior lender or purchaser at such a foreclosure sale will take title to the property subject to the lien securing the amount due on the senior mortgage. Moreover, if a borrower has filed for bankruptcy protection, a lender may be stayed from exercising its foreclosure rights. Also, certain states provide a homestead exemption that may restrict the ability of a lender to foreclose on residential property.

     Credit Quality of Servicing Portfolio. The following table illustrates the Bank's delinquency and charge-off experience with respect to its loan servicing portfolio:


                                        AT MARCH 31,                                                       AT DECEMBER 31,
                                           1997                              1996                                1995
                              --------------------------------   --------------------------------   -------------------------------
                              NUMBER OF     % OF                 NUMBER OF     % OF                 NUMBER OF    % OF
                                LOANS/      LOANS    PRINCIPAL     LOANS/     LOANS     PRINCIPAL    LOANS/      LOANS    PRINCIPAL
                              PROPERTIES   SERVICED   BALANCE    PROPERTIES  SERVICED    BALANCE    PROPERTIES  SERVICED   BALANCE
                              ----------   --------  ---------   ----------  --------    --------   ----------  --------  ---------
                                                                      (DOLLARS IN THOUSANDS)
Delinquency percentage(1)(2)
  30-59 days.................      22       0.35%      $1,490         10       0.26%      $  860         22      0.74%      $2,118
  60-89 days.................       1       0.02           92         --         --           --          9      0.30          482
  90 days and over...........       3       0.05          143          3       0.08          143         10      0.33          762
                                   --       ----       ------         --       ----       ------         --      ----       ------
  Total delinquency..........      26       0.42%      $1,725         13       0.34%      $1,003         41      1.37%      $3,362
                                   ==       ====       ======         ==       ====       ======         ==      ====       ======
Default percentage(3)
  Foreclosure................      59       0.95%      $6,244         56       1.48%      $6,279          7      0.23%      $  793
  Bankruptcy.................      17       0.27        1,220          9       0.24          778          2      0.07          288
  Real estate owned(4).......      13       0.21        1,508          9       0.24        1,197          8      0.27        1,221

----------------
(1) The delinquency percentage represents the number and outstanding principal balance of loans for which payments are contractually past due, exclusive of loans in foreclosure, bankruptcy, real estate owned or forbearance
(2) The past due period is based on the actual number of days that a payment is contractually past due. A loan as to which a monthly payment was due 60-89 days prior to the reporting period is considered 60-89 days past due, etc.
(3) The default percentage represents the number and outstanding principal balance of loans in foreclosure, bankruptcy or real estate owned.
(4) An "REO Property" is a property acquired and held as a result of foreclosure or deed in lieu of foreclosure.

LENDING OVERVIEW

     Loan Portfolio Composition. At March 31, 1997, the Bank's gross loans outstanding totalled $74.3 million, of which $37.8 million, or 50.9%, were held for sale and $36.5 million, or 49.1%, were held for investment. The types of loans that the Bank may originate are subject to federal and state law and regulations. Interest rates charged by the Bank on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies.

     The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and as a percentage of the portfolio at the dates indicated.

                                                                      AT DECEMBER 31,
                            AT MARCH 31,    ---------------------------------------------------------------------------------------
                               1997               1996               1995              1994             1993             1992
                          ---------------   ----------------   ---------------   ---------------   --------------    --------------
                                  PERCENT            PERCENT           PERCENT           PERCENT          PERCENT           PERCENT
                                    OF                 OF                OF                 OF               OF                 OF
                          AMOUNT   TOTAL    AMOUNT    TOTAL    AMOUNT   TOTAL    AMOUNT    TOTAL   AMOUNT   TOTAL    AMOUNT   TOTAL
                          ------  -------   ------   -------   ------  -------   ------   ------   ------  -------   ------   -----
                                                                      (DOLLARS IN THOUSANDS)
Real estate(1):
Residential:
  One- to four-family..... $50,543   68.02  $54,275   78.67%  $54,007   84.04%   $53,755   82.62%  $55,841   83.01%  $53,816  81.68%

  Multi-family.............  9,939   13.37    4,752    6.89     2,412    3.75      2,685    4.12     2,296    3.41     2,338    .55
Commercial and land........ 10,286   13.84    9,659   14.00     7,522   11.71      8,131   12.50     8,389   12.47     8,930    .55

Other loans:

Loans secured by deposit
 accounts..................    156    0.21      177    0.25       186    0.29        213    0.33       396    0.59       381    .58
Unsecured commercial loans.     66    0.09       67    0.10        70    0.11        197    0.30       190    0.28       224    .34
Unsecured consumer loans...  3,321    4.47       65    0.09        63    0.10         84    0.13       162    0.24       200    .30
                           -------  ------  -------  ------   -------  ------    -------  ------   -------  ------   ------- ------
  Total gross loans........ 74,311  100.00%  68,995  100.00%   64,260  100.00%    65,065  100.00%   67,274  100.00%   65,889 100.00%
                                    ======           ======            ======             ======            ======           ======
Less (plus):
 Deferred loan origination
 (costs) fees and
 (premiums) discounts......   (457)            (543)             (298)                56               109               209
Allowance for estimated
 loan losses...............  1,801            1,625             1,177                832               436               308
                            ------          -------           -------            -------           -------            ------
  Loans receivable,
   net.....................$72,967          $67,913           $63,381            $64,177           $66,729           $65,372

--------------------------
(1)   Includes second trust deeds.

     Loan Maturity. The following table shows the contractual maturity of the Bank's gross loans at March 31, 1997. There were $38.3 million of loans held for sale at March 31, 1997. The table does not reflect prepayment assumptions.


                                                                            AT MARCH 31, 1997
                                                   -----------------------------------------------------------------
                                                                                                            TOTAL
                                                     ONE- TO         MULTI-      COMMERCIAL      OTHER      LOANS
                                                   FOUR-FAMILY       FAMILY       AND LAND       LOANS    RECEIVABLE
                                                   -----------      --------    -------------   -------  -----------
                                                                        (DOLLARS IN THOUSANDS)
Amounts due:
  One year or less............................       $   611       $   --         $   917      $  247      $ 1,775
  After one year:
     More than one year to three years........           954           --             341         293        1,588
     More than three years to five years......           546          683           2,881       1,641        5,751
     More than five years to 10 years.........         1,110          275           1,775       1,362        4,522
     More than 10 years to 20 years...........        13,979          961           1,088          --       16,028
     More than 20 years.......................        33,343        8,020           3,284          --       44,647
                                                     -------       ------         -------      ------      -------

       Total amount due.......................        50,543        9,939          10,286       3,543       74,311
  Less (plus):
     Unamortized discounts (premiums), net....          (571)          --              --          --         (571)
     Deferred loan origination fees (costs)...           (35)         106              43          --          114
     Allowance for estimated loan losses......         1,344           66             150         241        1,801
                                                     -------       ------         -------      ------      -------
       Total loans, net.......................        49,805        9,767          10,093       3,302       72,967

     Loans held for sale......................        24,207        7,723           3,137       3,229       38,296
                                                     -------       ------         -------      ------      -------

     Loans receivable, net....................       $25,598       $2,044         $ 6,956      $   73      $34,671
                                                     =======       ======         =======      ======      =======

     The following table sets forth at March 31, 1997, the dollar amount of gross loans receivable contractually due after March 31, 1998, and whether such loans have fixed interest rates or adjustable interest rates. The Bank adjustable-rate mortgage loans require that any payment adjustment resulting from a change in the interest rate be made to both the interest and payment in order to result in full amortization of the loan by the end of the loan term, and thus, do not permit negative amortization.

                                       DUE AFTER MARCH 31, 1998
                                 ---------------------------------
                                     FIXED    ADJUSTABLE    TOTAL
                                 ---------------------------------
                                        (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential:
 One- to four-family.............   $19,399      $30,533   $49,932
 Multi-family....................     1,236        8,703     9,939
Commercial and land..............       593        8,776     9,369
Other loans......................     3,296           --     3,296
                                    -------      -------   -------
  Total gross loans receivable...   $24,524      $48,012   $72,536
                                    =======      =======   =======

     The following tables set forth the Bank's loan originations, purchases, sales and principal repayments for the periods indicated:

                                     FOR THE THREE MONTHS
                                        ENDED MARCH 31,                FOR THE YEAR ENDED DECEMBER 31,
                                -----------------------------          -------------------------------
                                     1997               1996             1996       1995       1994
                                -----------        ----------          --------   --------    --------
                                                      (DOLLARS IN THOUSANDS)
Gross loans(1):
Beginning balance...............   $ 68,995         $ 64,260           $ 64,260     $ 65,065    $ 67,274
 Loans originated:
   One- to four-family(2).......     52,961           16,722            100,745       38,259      34,740
   Multi-family.................      5,220              550              2,976            -          85
   Commercial and land..........        779            3,050              7,172            -         266
   Other loans..................         50               40                126          358         452
                                   --------         --------           --------     --------    --------
  Total loans originated........     59,010           20,362            111,019       38,617      35,543
Loans purchased(3)..............     33,180           30,566            111,534       96,155      37,272
                                   --------         --------           --------     --------    --------
  Total.........................    161,185          115,118            286,813      199,837     140,089
Less:
  Principal repayments..........      2,824            1,976              9,184        6,719       7,440
  Sales of loans................         --           37,838            154,620      126,875      65,713
  Securitizations of loans......     83,174               --             51,944           --          --
  Transfer to REO...............        876              700              2,070        1,983       1,871
                                   --------         --------           --------     --------    --------
       Total loans..............     74,311           74,674             68,995       64,260      65,065
  Loans held for sale...........     37,819           32,761             30,454       21,397      17,146
                                   --------         --------           --------     --------    --------
Ending balance loans held for
 Investment.....................   $ 36,492         $ 41,913           $ 38,541     $ 42,863    $ 47,919
                                   ========         ========           ========     ========    ========

------------------------

(1) Gross loans includes loans held for investment and loans held for sale.
(2) Includes second trust deeds.

(3) Loans purchased consist predominantly of one- to four-family residential Liberator Series and Portfolio Series loans.

     Delinquencies and Classified Assets. Federal regulations and the Bank's Classification of Assets Policy require that the Bank utilize an internal asset classification system as a means of reporting problem and potential problem assets. The Bank has incorporated the OTS internal asset classifications as a part of its credit monitoring system. The Bank currently classifies problem and potential problem assets as "Substandard," "Doubtful" or "Loss" assets. An asset is considered "Substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "Doubtful" have all of the weaknesses inherent in those classified "Substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "Loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss allowance is not warranted. Assets which do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "Special Mention."

     When an insured institution classifies one or more assets, or portions thereof, as Substandard or Doubtful, under current OTS policy the Bank is required to consider establishing a general valuation allowance in an amount deemed prudent by management. The general valuation allowance, which is a regulatory term, represents a loss allowance which has been established to recognize the inherent credit risk associated with lending and investing activities, but which, unlike specific allowances, has not been allocated to particular problem assets. When an insured institution classifies one or more assets, or portions thereof, as "Loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

     A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances. The OTS, in conjunction with the other federal banking agencies, adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. As a result of the declines in local and regional real estate market values and the significant losses experienced by many financial institutions, there has been a greater level of scrutiny by regulatory authorities of the loan portfolios of financial institutions undertaken as part of the examination of institutions by the OTS and the FDIC. While the Bank believes that it has established an adequate allowance for estimated loan losses, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to materially increase at that time its allowance for estimated loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Although management believes that an adequate allowance for estimated loan losses has been established, actual losses are dependent upon future events and, as such, further additions to the level of allowances for estimated loan losses may become necessary.

     The Bank's Internal Asset Review Committee reviews and classifies the Bank's assets quarterly and reports the results of its review to the Board of Directors. The Bank classifies assets in accordance with the management guidelines described above. REO is classified as Substandard. The following table sets forth information concerning loans, REO and total assets classified as substandard at March 31, 1997. At March 31, 1997 the Bank had $2.2 million of assets classified as Special Mention, $4.0 million of assets classified as Substandard, no assets classified as Doubtful and $456,000 of assets classified as Loss. As of March 31, 1997, assets classified as Special Mention include 19 loans totalling $1.7 million secured by one- to four-family residential properties. At March 31, 1997, the largest loan classified as Special Mention had a loan balance of $301,000 and is secured by commercial real estate. As set forth below, as of March 31, 1997, assets classified as Substandard, Doubtful and Loss include 43 loans totalling $3.2 million.


                                                                     AT MARCH 31, 1997
                             -------------------------------------------------------------------------------------------------------
                                                                                                       TOTAL SUBSTANDARD, DOUBTFUL
                                              LOANS                             REO                          AND LOSS ASSETS
                               -------------------------------   ---------------------------------   -------------------------------
                                GROSS       NET         NUMBER    GROSS       NET       NUMBER OF    GROSS       NET        NUMBER
                               BALANCE    BALANCE(1)   OF LOANS   BALANCE   BALANCE(1)  PROPERTIES   BALANCE   BALANCE(1)  OF ASSETS
                               -------    -------      --------   -------   -------     ----------   -------   -------     ---------
                                                                 (Dollars in thousands)
Residential:
  One- to four-family........  $3,026      $2,607         40      $1,266     $1,183         10        $4,292     $3,790         50
  Multi-family...............      45          45          1          --         --         --            45         45          1
Commercial and land..........     131         131          1          --         --         --           131        131          1
Other loans..................      10          --          1          --         --         --            10         --          1
                               ------      ------         --      ------     ------         --        ------     ------         --
   Total loans...............  $3,212      $2,783         43      $1,266     $1,183         10        $4,478     $3,966         53
                               ======      ======         ==      ======     =======        ==        ======     ======         ==

--------------
(1) Net balances are reduced for specific loss allowances established against substandard loans and real estate.

  Non-Accrual and Past-Due Loans.   The following table sets forth information
regarding non-accrual loans, troubled-debt restructurings and REO in the Bank's loans held for investment. There were no troubled-debt restructured loans within the meaning of SFAS 15, and ten REO properties at March 31, 1997. Until March 31, 1996 it was the policy of the Bank to cease accruing interest on loans at the time foreclosure proceedings commenced, which typically occurred when a loan is 45 days past due or possibly longer depending on the circumstances, which period will not exceed 90 days past due. Subsequent to March 31, 1996, the Bank adopted a policy to cease accruing interest on loans 90 days or more past due. For the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively, the amount of interest income that would have been recognized on nonaccrual loans if such loans had continued to perform in accordance with their contractual terms was $56,000, $41,000, $150,000, $66,000, $106,000, $117,000 and $84,000, none of which was recognized.
For the same periods, the amount of interest income recognized on troubled debt restructurings was $0, $3,000, $12,000, $11,000, $10,000, $1,000, and $0.


                                                AT MARCH 31,                             AT DECEMBER 31,
                                         ------------------------    -------------------------------------------------------
                                              1997      1996           1996          1995      1994      1993      1992
                                         ----------    ---------     --------     --------   --------  -------    ----------
                                                                        (DOLLARS IN THOUSANDS)
Non-accrual loans:
 Residential real estate:
   One- to four-family...............       $ 1,683        $2,226         $2,361        $1,305    $1,766    $1,919    $1,606
   Multi-family......................            45            --             45            --        --        --        --
 Commercial and land.................            --            --             --            82        78       197       283
 Other loans.........................            10            --             10            10        45        62         2
                                            -------        ------         ------        ------    ------    ------    ------
   Total.............................         1,738         2,226          2,416         1,397     1,889     2,178     1,891
REO, net(1)..........................         1,183           975            561           827       555     1,772     1,377
                                            -------        ------         ------        ------    ------    ------    ------
   Total non-performing
     assets..........................       $ 2,921        $3,201         $2,977        $2,224    $2,444    $3,950    $3,268
                                            =======        ======         ======        ======    ======    ======    ======
Restructured loans...................       $   131        $  131         $  131        $  131    $   --    $   15    $   --
Classified assets, gross.............         4,478         3,923          4,829         3,929     3,951     4,165     4,827
Allowance for estimated
 loan losses as a percent
 of gross loans receivable(2)........          2.42%         1.57%          2.36%         1.83%     1.28%     0.65%     0.47%
Allowance for estimated
 loan losses as a percent
 of total non-performing
 loans(3)............................        103.62         52.65          67.26         84.25     44.04     20.02     16.29
Non-performing loans
 as a percent of gross loans
 receivable(2)(3)....................          2.34          2.98           3.50          2.17      2.90      3.24      2.87
Non-performing assets
 as a percent
 of total assets(3)..................          1.85          3.69           2.86          3.00      3.42      5.05      4.15
--------------

(1) REO balances are shown net of related loss allowances.
(2) Gross loans includes loans receivable held for investment and loans receivable held for sale.

(3) Non-performing assets consist of non-performing loans and REO. Prior to April 1, 1996, non-performing loans consisted of all loans 45 days or more past due and all other non-accrual loans. Following March 31, 1996, non-performing loans consisted of all loans 90 days or more past due and all other non-accrual loans.

            The following table sets forth delinquencies in the Bank's loan portfolio as of the dates indicated.

                                                  At March 31,  1997                              At December 31, 1996
                                    -----------------------------------------------   -------------------------------------------
                                          60-89 Days           90 Days or More             60-89 Days          90 Days or More
                                    ---------------------     ---------------------   --------------------   --------------------
                                                Principal                Principal               Principal              Principal
                                     Number      Balance      Number    Balance of    Number     Balance     Number     Balance
                                    of Loans    of Loans      of Loans     Loans      of Loans    of Loans   of Loans   of Loans
                                   ----------  ----------    ----------  ---------    ---------   --------   --------   --------
                                                                        (Dollars in Thousands)
One- to four-family..........            2         $ 198        21        $1,683         3        $ 354        21        $2,361
Multi-family.................            -             -         1            45         -            -         1            45
Commercial and land..........            1           131         -             -         -            -         -             -
Other loans..................            -             -         1            10         -            -         1            10
                                    ------          -----       --        ------    ------         -----        --       ------
 Total.......................            3         $ 329        23        $1,738         3         $ 354        23       $2,416
                                    ======         =====        ==        ======    ======         =====        ==       ======
Delinquent loans to total
  gross loans................                       0.44%                   2.34%                   0.51%                  3.50%
                                                    ====                    ====                   =====                 ======


                                                 At December 31, 1995                            At December 31, 1994
                                    -----------------------------------------------   -------------------------------------------
                                          60-89 Days           90 Days or More             60-89 Days          90 Days or More
                                    ---------------------     ---------------------   --------------------   --------------------
                                                Principal                Principal               Principal              Principal
                                     Number      Balance      Number    Balance of    Number     Balance     Number     Balance
                                    of Loans    of Loans      of Loans     Loans      of Loans    of Loans   of Loans   of Loans
                                   ----------  ----------    ----------  ---------    ---------   --------   --------   --------
                                                                      (Dollars in Thousands)

One- to four-family..........            8          $446        13        $1,286         5        $ 375         8        $1,728
Multi-family.................            -             -         -             -         -            -         -             -
Commercial and land..........            -             -         -             -         -            -         1            77
Other loans..................            -             -         1            10         -            -         -             -
                                    ------          ----        --        ------    ------        -----        --        ------
 Total.......................            8          $446        14        $1,296         5        $ 375         9        $1,805
                                    ======          ====        ==        ======    ======        =====        ==        ======
Delinquent loans to total
  gross loans................                       0.58%                   2.01%                  0.58%                  2.78%
                                                    ====                    ====                   ====                   ====

    Allowance for Loan Losses.   The allowance for loan losses is established
through a provision for loan losses based on management's evaluation of the risks inherent in its loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including current economic conditions, actual loss experience and industry trends. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to make additional provisions for loan losses based upon information available at the time of the review. As of March 31, 1997, the Bank's allowance for loan losses was 2.42% of gross loans compared to 2.36% as of December 31, 1996. The Bank had non-accrual loans of $1.7 million and $2.4 million at March 31, 1997 and December 31, 1996, respectively. The Bank will continue to monitor and modify its allowances for loan losses as conditions dictate.

    The following table sets forth activity in the Bank's allowance for loan losses for the periods set forth in the table.


                                    AT OR FOR THE THREE
                                       MONTHS ENDED
                                         MARCH 31,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                    1997       1996       1996       1995       1994       1993       1992
                                 ----------------------  -------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
Balance at beginning of period...   $ 1,625    $ 1,177    $ 1,177    $   832    $   436    $   308    $   299
Provision for loan losses........       500         68        963      1,194      1,306        404        129
Charge-offs:
 Real Estate:
  One- to four-family............       332         63        668        736        771        301         60
  Multi-family...................         -          -         45          -          -          -          -
  Commercial and land............         -          -         11        111         47          -          -
 Other loans.....................         -         10         10         67         95          -         60
                                    -------    -------    -------    -------    -------    -------    -------
    Total........................       332         73        734        914        913        301        120
Recoveries.......................         8          -        219         65          3         25          -
                                    -------    -------    -------    -------    -------    -------    -------
Balance at end of period.........   $ 1,801    $ 1,172    $ 1,625    $ 1,177    $   832    $   436    $   308
                                    =======    =======    =======    =======    =======    =======    =======

Average net loans outstanding....   $98,890    $72,916    $72,556        $65,521    $65,566    $68,511    $62,522
Net charge-offs to average net
 loans outstanding...............      0.33%      0.10%      0.71%          1.30%      1.39%      0.40%      0.19%

     The following table sets forth the amount of the Bank's allowance for loan losses, the percent of allowance for loan losses to total allowance and the percent of gross loans to total gross loans in each of the categories listed at the dates indicated.

                                                                            At March 31,
                                -----------------------------------------------------------------------------------------------
                                                       1997                                            1996
                                -------------------------------------------------    ------------------------------------------
                                                                    Percent of                                    Percent of
                                                                  Gross Loans in                                Gross Loans in
                                                   Percent of          Each                      Percent of          Each
                                                   Allowance         Category                     Allowance        Category
                                                    to Total          to Total                    to Total         to Total
                                   Amount          Allowance        Gross Loans        Amount     Allowance       Gross Loans
                                ------------     -------------    ---------------    ---------   -----------   ----------------
                                                                       (Dollars in thousands)
One- to four-family..........      $ 1,353          75.12%            68.02%         $  967       82.51%               81.54%
Multi-family.................           66           3.66             13.37              18        1.54                 4.01
Commercial
  and land...................          150           8.33             13.84             178       15.18                14.04
Other........................          232          12.89              4.77               9        0.77                 0.41
                                   -------         ------            ------          ------      ------               ------
   Total allowance
   for loan losses.........        $ 1,801         100.00%           100.00%         $1,172      100.00%              100.00%
                                   =======         ======            ======          ======      ======               ======

                                                                             At December 31,
                               ----------------------------------------------------------------------------------------------------
                                                1996                                   1995                             1994
                               -------------------------------------    -------------------------------------   -------------------
                                                          Percent of                               Percent of
                                                             Gross                                    Gross
                                                             Loans                                    Loans
                                                            in Each                                  in Each
                                              Percent of    Category                  Percent of     Category           Percent of
                                              Allowance     to Total                  Allowance      to Total            Allowance
                                               to Total      Gross                     to Total       Gross              to Total
                                  Amount      Allowance      Loans         Amount     Allowance       Loans     Amount   Allowance
                                  -------     ---------   ----------      -------     ---------    ----------   ------   ---------
                                                                           (Dollars in thousands)
One- to four-family..........     $1,462        89.97%        78.67%       $1,001       85.05%         84.04%     $604      72.60%
Multi-family.................         20         1.23          6.89            14        1.19           3.75        10       1.20
Commercial
  and land...................        124         7.63         14.00           143       12.15          11.71       164      19.71
Other........................         19         1.17          0.44            19        1.61           0.50        54       6.49
                                   -----       ------         -----         -----       -----          -----       ---      -----
Total allowance
 for loan losses.............     $1,625       100.00%       100.00%       $1,177      100.00%        100.00%     $832     100.00%
                                  ======       ======        ======        ======      ======         ======      ====     ======

                                                                                At December 31,
                                   ----------------------------------------------------------------------------------------------
                                      1994                        1993                                      1992
                                   ----------     -------------------------------------     -------------------------------------
                                                                          (Dollars in thousands)

                                   Percent of                                Percent of                              Percent of
                                     Gross                                      Gross                                  Gross
                                     Loans                                      Loans                                  Loans
                                    in Each                                    in Each                                in Each
                                    Category                  Percent of       Category              Percent of       Category
                                    to Total                  Allowance        to Total               Allowance       to Total
                                     Gross                     to Total         Gross                 to Total         Gross
                                     Loans         Amount     Allowance         Loans       Amount    Allowance        Loans
                                   ----------     --------     ---------      ---------     ------    ---------      ---------
One- to four-family..........        82.62%         $287         65.83%         83.01%        $225       73.05%        81.68%
Multi-family.................         4.12            10          2.29           3.41            6        1.95          3.55
Commercial
  and land...................        12.50            98         22.48          12.47           57       18.51         13.55
Other........................         0.76            41          9.40           1.11           20        6.49          1.22
                                     -----          ----         -----          -----         ----       -----         -----
Total allowance
 for loan losses.............       100.00%         $436        100.00%        100.00%        $308      100.00%       100.00%
                                    ======          ====        ======         ======         ====      ======        ======

REO

     At March 31, 1997, the Bank had $1.2 million of REO, net of allowances. Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of fair value or the balance of the loan at the date of foreclosure through a charge to the allowance for estimated loan losses. After foreclosure, valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated cost to sell. It is the policy of the Bank to obtain an appraisal on all REO at the time of possession and every six months thereafter.


INVESTMENT ACTIVITIES

     Federally chartered savings institutions, such as the Bank, have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment-grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. Additionally, the Bank must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. See "Regulation--Federal Savings Institution Regulation--Liquidity." Historically, the Bank has maintained liquid assets above the minimum OTS requirements and at a level considered to be adequate to meet its normal daily activities.

     The investment policy of the Bank as established by the Board of Directors attempts to provide and maintain liquidity, generate a favorable return on investments without incurring undue interest rate and credit risk, and complement the Bank's lending activities. Specifically, the Bank's policies generally limit investments to government and federal agency-backed securities and non-government guaranteed securities, including corporate debt obligations, that are investment grade. The Bank's policies provide the authority to invest in marketable equity securities meeting the Bank's guidelines and in mortgage-backed securities guaranteed by the U.S. government and agencies thereof and other financial institutions.


     At March 31, 1997 the Bank had $9,000 in its mortgage-backed securities portfolio, all of which were insured or guaranteed by the FHLMC and are being held-to-maturity. The Bank may increase its investment in mortgage-backed securities in the future depending on its liquidity needs and market opportunities. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than estimated prepayments over the life of the security which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby reducing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates.


     At March 31, 1997, the residual assets, which resulted from the Bank's asset securitizations conducted during the fourth quarter of 1996 and the first quarter of 1997, of $12.5 million were classified as trading securities. For regulatory reasons, the residual assets and the Reserve Account will be sold to Life Investment Holdings immediately following the Public Offering. Future residuals and related assets generated by asset securitizations will be held by the Bank only until they can be sold to Life Investment Holdings or disposed of in some other transaction. The residual assets and any future residuals generated by future asset securitizations and held by the Company will be marked to market on a quarterly basis with unrealized gains and losses recorded in operations. See "Risk Factors--Dependence on Asset Securitizations and Impact on Quarterly Operating Results" and "--Loan Sales and Asset Securitizations."

     The following table sets forth certain information regarding the carrying and fair values of the Bank's securities at the dates indicated. There were no securities available-for-sale at the dates indicated:

                                       AT MARCH 31,                                       AT DECEMBER 31,
                                  ----------------------        ---------------------------------------------------------
                                            1997                      1996                 1995                1994
                                  ----------------------        ----------------    ---------------     -----------------
                                  CARRYING        FAIR          CARRYING   FAIR     CARRYING   FAIR     CARRYING   FAIR
                                   VALUE         VALUE           VALUE    VALUE      VALUE    VALUE      VALUE    VALUE
                                  ---------      -------        --------  -------   --------  ------    --------  -------
Securities:                                                                 (DOLLARS IN THOUSANDS)
Held-to-maturity:
 U.S. Treasury and other agency
  securities....................   $9,012         $8,980         $8,827    $8,785    $2,689    $2,689    $2,846    $2,838
  FHLMC.........................        9             10             10        10        11        11        13        13
                                   ------         ------         ------    ------    ------    ------    ------    ------

    Total securities held-to-
    maturity....................   $9,021         $8,990         $8,837    $8,795    $2,700    $2,700    $2,859    $2,851
                                   ======         ======         ======    ======    ======    ======    ======    ======

     The table below sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of the Bank's securities as of March 31, 1997. There were no securities available for sale at March 31, 1997.

                                                                          AT MARCH 31, 1997
                                  -------------------------------------------------------------------------------------
                                                                    MORE THAN ONE                 MORE THAN FIVE
                                      ONE YEAR OR LESS             YEAR TO FIVE YEARS            YEARS TO TEN YEARS
                                  ------------------------      ------------------------      -------------------------
                                                 WEIGHTED                      WEIGHTED                      WEIGHTED
                                  CARRYING        AVERAGE       CARRYING        AVERAGE       CARRYING        AVERAGE
                                   VALUE           YIELD         VALUE           YIELD         VALUE           YIELD
                                  --------       ---------      --------       ---------      ---------      ----------
                                                                      (DOLLARS IN THOUSANDS)
Securities:
  Held-to-maturity:

U.S. Treasury and
  other agency securities....      $4,006           5.78%        $4,008            6.06%        $   --              --%
 FHLMC.......................          --                            --                             --
                                   ------                        ------                         ------
  Total held-to-maturity.....       4,006           5.78           4,008           6.06%            --
 FHLB stock..................         998                             --                            --
                                   ------                        -------                        ------
  Total securities                 $5,004                        $4,008                         $   --
   held-to-maturity..........      ======                        ======                         ======

                                                 AT MARCH 31, 1997
                                  ------------------------------------------------------
                                    MORE THAN TEN YEARS                  TOTAL
                                  ------------------------      ------------------------
                                                 WEIGHTED                      WEIGHTED
                                  CARRYING        AVERAGE       CARRYING        AVERAGE
                                   VALUE           YIELD         VALUE           YIELD
                                  ---------      ---------      --------       ---------
                                                  (DOLLARS IN THOUSANDS)
Securities:
  Held-to-maturity:

U.S. Treasury and
  other agency securities....      $   --             --%        $8,014            5.92%
 FHLMC.......................           9           6.88              9            6.88
                                   ------                        ------
  Total held-to-maturity.....           9           6.88%         8,023            5.92%
 FHLB stock..................          --                           998
                                   ------                        ------
  Total securities                 $    9                        $9,021
   held-to-maturity..........      ======                        ======

SOURCES OF FUNDS

     General.   Deposits, loan repayments and prepayments, proceeds from sales and securitization of loans, cash flows generated from operations and borrowings are the primary sources of the Bank's funds for use in lending, investing and for other general purposes.

     Deposits.   The Bank offers a variety of deposit accounts with a range of interest rates and terms. The Bank's deposits consist of passbook savings, checking accounts, money market savings accounts and certificates of deposit. For the three months ended March 31, 1997, certificates of deposit constituted 83.6% of total average deposits. The term of the fixed-rate certificates of deposit offered by the Bank vary from 30 days to eighteen years and the offering rates are established by the Bank on a weekly basis. Specific terms of an individual account vary according to the type of account, the minimum balance required, the time period funds must remain on deposit and the interest rate, among other factors. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. At March 31, 1997, the Bank had $103.5 million of certificate accounts maturing in one year or less. While the Bank does accept out of area deposits, the Bank's deposits are obtained predominantly from the areas surrounding its home office. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits. In order to meet its liquidity needs for the purchase of loans, from time to time the Bank offers above market interest rates on short term certificate accounts and may utilize brokered deposits during periods the Bank maintains a well-capitalized status. The Bank is currently "adequately capitalized" and, without the prior approval of the regulators, may not accept brokered deposits. This is not expected to materially impact the Bank as the Bank has other available sources of funds. At March 31, 1997, the Bank had no brokered deposits. Although the Bank has a significant portion of its deposits in shorter term certificates of deposit, management monitors activity on the Bank's certificate of deposit accounts and, based on historical experience, and the Bank's current pricing strategy, believes that it will retain a large portion of such accounts upon maturity. Further increases in short-term certificate of deposit accounts, which tend to be more sensitive to movements in market interest rates than core deposits, may result in the Bank's deposit base being less stable than if it had a large amount of core deposits which, in turn, may result in further increases in the Bank's cost of deposits. Notwithstanding the foregoing, the Bank believes that it will continue to have access to sufficient amounts of certificate of deposit accounts which, together with other funding sources, will provide it with the the necessary level of liquidity to continue to implement its business strategies.

  The following table presents the deposit activity of the Bank for the periods indicated:

                                             FOR THE THREE
                                                MONTHS          FOR THE YEAR ENDED DECEMBER
                                            ENDED MARCH 31,                   31,
                                            ----------------   -----------------------------
                                             1997      1996     1996     1995       1994
                                            ----------------   -----------------------------
                                                        (DOLLARS IN THOUSANDS)
Net deposits (withdrawals)..............    $43,797   $2,233   $15,700   $(1,329)   $(8,880)
Interest credited on deposit accounts...      1,300      830     2,476     3,175      2,561
                                            -------   ------   -------   -------    -------
 Total increase (decrease)
    in deposit accounts.................    $45,097   $3,063   $18,176   $ 1,846    $(6,319)
                                            =======   ======   =======   =======    ========


     At March 31, 1997, the Bank had $33.1 million in certificate accounts in amounts of $100,000 or more maturing as follows:

                                                WEIGHTED
        MATURITY PERIOD             AMOUNT    AVERAGE RATE
-----------------------------     ----------  ------------
                                  (DOLLARS IN THOUSANDS)
Three months or less...........   $14,573           5.81%
Over three through 12 months...    17,230           5.86
Over 12 months.................     1,263           5.70
                                  -------
 Total.........................   $33,066           5.83
                                  =======

  The following table sets forth the distribution of the Bank's average deposit accounts for the periods indicated and the weighted average interest rates on each category of deposits presented.

                              FOR THE THREE MONTHS
                               ENDED MARCH 31,                               FOR THE YEAR ENDED DECEMBER 31,
                        -------------------------- ------------------------------------------------------------------------------
                                   1997                      1996                       1995                       1994
                        ---------------------------------------------------------------------------------------------------------
                                 PERCENT                   PERCENT                    PERCENT                    PERCENT
                                 OF TOTAL WEIGHTED         OF TOTAL WEIGHTED          OF TOTAL WEIGHTED          OF TOTAL WEIGHTED
                        AVERAGE  AVERAGE  AVERAGE  AVERAGE AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE  AVERAGE
                        BALANCE  DEPOSITS RATE     BALANCE DEPOSITS RATE     BALANCE  DEPOSITS RATE     BALANCE  DEPOSITS RATE
                        ------------------------------------------- -------------------------------------------------------------
(DOLLARS IN THOUSANDS)
Passbook accounts.......$  3,959    3.83%  2.02%   $ 4,401    6.03%  2.09%   $ 5,090    7.53%  2.50%    $ 7,048   10.13%   2.23%
Money market accounts...   3,025    2.93   3.04      4,233    5.80   2.79      5,493    8.12   2.62       6,512    9.36    2.50
Checking accounts.......  10,006    9.68   2.44      7,048    9.65   1.59      6,434    9.51   1.43       6,180    8.88    1.54
                        -------- -------           -------  ------           -------  ------            -------  ------
Total...................  16,990   16.44   2.45     15,682   21.48   2.05     17,017   25.16   2.13      19,740   28.37    2.10

Certificate accounts:
Three months or less....  35,385   34.24   5.18      3,994    5.47   5.66     11,570   17.11   5.09      16,952   24.36    3.60
Four through 12 months..  31,021   30.02   6.40     36,519   50.01   5.23     20,762   30.71   5.44      21,768   31.28    4.19
13 through 36 months....  13,794   13.35   4.97     10,204   13.98   6.25     11,188   16.54   5.93       7,218   10.37    5.11
37 months or greater....   6,148    5.95   5.69      6,616    9.06   6.36      7,088   10.48   6.32       3,913    5.62    5.86
                        -------- -------           -------  ------           -------  ------            -------  ------

 Total certificate
  accounts..............  86,348   83.56   5.62     57,333   78.52   5.57     50,608   74.84   5.59      49,851   71.63    4.25
                        -------- -------           -------  ------           -------  ------            -------  ------

Total average deposits..$103,338 $100.00%  5.10    $73,015  100.00%  4.81    $67,625  100.00%  4.72     $69,591  100.00%   3.64
                                 =======           =======  ======           =======  ======            =======  ======

     The following table presents, by various rate categories, the amount of certificate accounts outstanding at the dates indicated and the periods to maturity of the certificate accounts outstanding at March 31, 1997.

                                           PERIOD TO MATURITY FROM MARCH 31, 1997                           AT DECEMBER 31,
                             -------------------------------------------------------------------     ---------------------------
                                                               THREE              MORE
                                                     TWO TO    TO       FOUR TO   THAN
                             LESS THAN   ONE TO      THREE     FOUR     FIVE      FIVE
                             ONE YEAR    TWO YEARS   YEARS     YEARS    YEARS     YEARS   TOTAL        1996       1995     1994
                             ---------   ---------   ------    -----    -------   -----   -----        ----       ----     ----
                                                  (DOLLARS IN THOUSANDS)
Certificate accounts:
0 to 4.00%...................$      --    $   --     $   --    $ --      $ --     $ --  $    --      $    --    $   477  $ 9,674
4.01 to 5.00%................    2,251       280         89       1         4       61     2,686       3,504      5,710   16,098
5.01 to 6.00%................   77,825     5,490        547     180       465       61    84,568      60,145     32,298   15,282
6.01 to 7.00%................   23,096       567        543     220        19       82    24,527       3,891     10,676    5,481
7.01 to 8.00%................      178       200        767      79        94      253     1,571       1,890      2,641    1,487
8.01 to 9.00%................      100        --         --      --        --       --       100          --          -       22
Over 9.01%...................       --        --         --      --        --       --        --          --          -        -
                              --------    ------     ------    ----      ----     ----  --------     -------    -------  -------

  Total...................... $103,450    $6,537     $1,946    $480      $582     $457  $113,452     $69,430    $51,802  $48,044
                              ========    ======     ======    ====      ====     ====  ========     =======    =======  =======

     Borrowings.   From time to time the Bank has obtained advances from the
FHLB as an alternative to retail deposit funds and internally generated funds and may do so in the future as part of its operating strategy. FHLB advances may also be used to acquire certain other assets as may be deemed appropriate for investment purposes. These advances are collateralized primarily by certain of the Bank's mortgage loans and mortgage-backed securities and secondarily by the Bank's investment in capital stock of the FHLB. See "Regulation--Federal Home Loan Bank System." Such advances are made pursuant to several different credit programs, each of which has its own interest rate and range of maturities. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time-to-time in accordance with the policies of the OTS and the FHLB. At March 31, 1997, the Bank had no outstanding advances from the FHLB.

     The Bank recently entered into a mortgage warehousing line of credit with a national investment banking firm in the amount of $35.0 million. The line of credit will be used for the origination or purchase of residential mortgage loans. Upon the completion of the Reorganization, and upon the formation of the warehouse financing subsidiary of the Company, it is expected that the line of credit will become a line of credit of the Company. See "Business--Growth and Operation Strategies".

     On March 14, 1997, the Bank issued Debentures in the aggregate principal amount of $10.0 million through the Debenture Offering. The Debentures will mature on March 15, 2004 and bear interest at the rate of 13/1//2% per annum, payable semi-annually. The Debentures qualify as supplementary capital under regulations of the OTS which capital may be used to satisfy the risk-based capital requirements in an amount up to 100% of the Bank's core capital. See "Regulation--Federal Savings Institution Regulation--Capital Requirements." By enhancing the Bank's capital position the Debentures provide support for the Bank's current operations. The Debentures are direct, unconditional obligations of the Bank ranking with all other existing and future unsecured and subordinated indebtedness of the Bank. They are subordinated on liquidation, as to principal and interest, and premium, if any, to all claims against the Bank having the same priority as savings account holders or any higher priority.

     The Debentures are redeemable at the option of the Bank, in whole or in part, at any time after September 15, 1998, at the aggregate principal amount thereof, plus accrued and unpaid interest, if any. Following the Reorganization, the Bank may substitute the Company in its place as obligor on the Debentures (the "Substitution"). If such Substitution occurs, holders of the Debentures will have the option, at September 15, 1998 or at such later time as the Substitution occurs, to require the Company to purchase all or part of the holder's outstanding Debentures at a price equal to 100% of the principal amount repurchased plus accrued interest through the repurchase date. If the Substitution occurs, upon a change in control of the Company holders of the Debentures will have the option to require the Company to purchase all or part of the holder's outstanding Debenture at a price equal to 101% of the principal amount repurchased plus accrued interest through the repurchase date. Any such repurchase would have a material adverse impact on the Company's liquidity after September 15, 1998. See "Risk Factors--Risks Related to Debentures".

     The following table sets forth certain information regarding the Bank's borrowed funds at or for the periods ended on the dates indicated:

                                                 AT OR FOR THE
                                                 THREE MONTHS
                                                    ENDED                AT OR FOR THE YEAR
                                                   MARCH 31,             ENDED DECEMBER 31,
                                            ---------------------  -----------------------------

                                              1997       1996        1996       1995      1994
                                            ---------------------  -----------------------------
                                                           (DOLLARS IN THOUSANDS)
FHLB advances:
 Average balance outstanding.............   $11,824    $ 6,889     $ 4,259     $3,112    $1,863
 Maximum amount outstanding at any
    month-end during the period..........    19,950     13,900      13,900      7,600     7,000
 Balance outstanding at end of period....        --      9,800          --         --     1,250
 Weighted average interest rate during
    the period...........................      5.63%      5.98%       5.93%      6.55%     4.87%
Debentures:
 Average balance outstanding.............   $ 3,526         --          --         --        --
 Maximum amount outstanding at any
    month-end during the period..........    10,000         --          --         --        --
 Balance outstanding at end of period....    10,000         --          --         --        --
 Weighted average interest rate during
    the period...........................     13.50%        --          --         --        --
Total:
 Average balance outstanding.............   $15,350    $ 6,889     $ 4,259     $3,112    $1,863
 Maximum amount outstanding at any
   month-end during period...............    19,950     13,900      13,900      7,600     7,000
 Balance outstanding at end of period....    10,000      9,800          --         --     1,250
 Weighted average interest rate
   during the period.....................      6.36%      5.98%       5.93%      6.55%     4.87%

     Asset Securitizations. The Bank completed two asset securitizations, one during the fourth quarter of 1996 and one during the first quarter of 1997. Net cash proceeds to the Bank from these asset securitizations for each of these periods were $50.0 million and $78.1 million, respectively, As the Bank anticipates that it will conduct regular asset securitizations in the future, it is expected that gain on sale of loans securitized will constitute a substantial source of cash flow for the Bank's future loan originations, although there can be no assurance in this regard. See "Risk Factors--Dependence on Asset Securitizations and Impact on Quarterly Operating Results."

COMPETITION

     As a purchaser and originator of mortgage loans, the Bank faces intense competition, primarily from mortgage banking companies, commercial banks, credit unions, thrift institutions, credit card issuers and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Bank. Furthermore, certain large national finance companies and conforming mortgage originators have announced their intention to adapt their conforming origination programs and allocate resources to the origination of non-conforming loans. In addition, certain of these larger mortgage companies and commercial banks have begun to offer products similar to those offered by the Bank targeting customers similar to those of the Bank. The entrance of these competitors into the Bank's market could have a material adverse effect on the Bank's results of operations and financial condition.

     Competition can take many forms, including convenience in obtaining a loan, service, marketing and distribution channels and interest rates. Furthermore, the current level of gains realized by the Bank and its competitors on the sale of the type of loans purchased and originated is attracting additional competitors, including at least one quasi-governmental agency, into this market with the effect of lowering the gains that may be realized by the Bank on future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have "locked in" low borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Bank's borrowers to refinance their loans. During economic slowdowns or recessions, the Bank's borrowers may have new financial difficulties and may be receptive to offers by the Bank's competitors.

     The Bank depends largely on Originators for its purchases and originations of new loans. The Bank's competitors also seek to establish relationships with the Bank's Originators. The Bank's future results may become more exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans, market conditions and other factors.

     In addition, the Bank faces increasing competition for deposits and other financial products from non-bank institutions such as brokerage firms and insurance companies in such areas as short-term money market funds, corporate and government securities funds, mutual funds and annuities. In order to compete with these other institutions with respect to deposits and fee services, the Bank relies principally upon local promotional activities, personal relationships established by officers, directors and employees of the Bank and specialized services tailored to meet the individual needs of the Bank's customers.

PROPERTIES

     As of March 31, 1997, the Bank conducted its business through five offices. The Bank has entered into a lease on a property in Riverside, California, which will house, as of the third quarter of 1997, the Company's and the Bank's executive offices and the western regional office of Life Financial Services. Projected leasehold improvements on this property are expected to be approximately $1.0 million. The Bank has also entered into a lease on an additional property located in Riverside in which it intends to open a second branch office of the Bank in the third quarter of 1997.

                                      ORIGINAL                 NET BOOK VALUE
                                        YEAR                   OF PROPERTY OR
                             LEASED    LEASED      DATE OF        LEASEHOLD
                               OR        OR         LEASE      IMPROVEMENTS AT
         LOCATION            OWNED    ACQUIRED   EXPIRATION    MARCH 31, 1997
------------------------------------------------------------------------------

1598 E. Highland Avenue      Leased       1986         2001           $249,000
San Bernardino, CA

4110 Tigris Way              Owned        1996            -            543,000
Riverside, CA

7751 Belfort Parkway         Leased       1996         1997                  -
Suite 150
Jacksonville, FL

161 McKinley Street          Leased       1996         - (1)                 -
Corona, CA

Parker Place                 Leased       1997         2000             93,000
Aurora, CO

________________
(1) The property in Corona is rented on a month-to-month basis.



SUBSIDIARIES

     As of March 31, 1997 the Bank had no subsidiaries. For a discussion of the Company's restructuring plan and establishment of subsidiaries, see "Summary" and "--Growth and Operation Strategies."

LEGAL PROCEEDINGS

     The Company and the Bank are not involved in any pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company and the Bank.

PERSONNEL

     As of March 31, 1997, the Bank had 164 full-time employees and six part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Board of Directors and Management of the Bank--Benefits" for a description of certain compensation and benefit programs offered to the Company's and the Bank's employees.

FEDERAL AND STATE TAXATION

General.   The Company and the Bank will report their income on a calendar year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Bank or the Company. The statute of limitations has closed for federal tax purposes through the 1992 tax year and for California Franchise Tax Board purposes through the 1991 tax year.

Bad Debt Reserve.   Historically, savings institutions such as the Bank which
met certain definitional tests primarily related to their assets and the nature of their business ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which may have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying real property loans," which are generally loans secured by certain interests in real property, were computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted addition to the non-qualifying reserve.

In August, 1996, the provisions repealing the current thrift bad debt rules were passed by Congress as part of "The Small Business Job Protection Act of 1996." The new rules eliminate the 8% of taxable income method for deducting additions to the tax bad debt reserves for all thrifts for tax years beginning after December 31, 1995. These rules also require that all thrift institutions recapture all or a portion of their bad debt reserves added since the base year (last taxable year beginning before January 1, 1988). The Bank has previously recorded a deferred tax liability equal to the bad debt recapture and as such, the new rules will have no effect on net income or federal income tax expense.

For tax years beginning after December 31, 1995, the Bank is permitted to maintain a tax reserve equal to the greater of the base year reserve of the reserve calculated using the experience method available to small (average assets less than $500 million) commercial banks as of the year of the change. Any excess of the reserve as of the year of the change over the allowable reserves must be recaptured into taxable income evenly over a period of six years beginning in the 1996 taxable year subject to the suspension rule described below. As of March 31, 1997, the Bank has an excess amount subject to recapture equal to $330,000.

The experience method allows an institution to maintain a bad debt reserve equal to the ratio of the net charge-offs for the last six years divided by total loans for those years multiplied by the total loans outstanding at the end of the current year. However, this method permits the institution to maintain a minimum reserve balance equal to its reserve balance at the end of its base year, adjusted for declines in the loan portfolio for the base year. Although deductions are allowed for the calculated addition to the bad debt reserve, net recoveries are not taken into taxable income. The Bank is currently using the "6-year moving average" method to calculate its bad debt reserve. The Bank anticipates that it will continue this practice.

     Distributions.   To the extent that the Bank makes "non-dividend
distributions" to the Company that are considered as made (i) from the reserve for losses on qualifying real property loans, to the extent the reserve for such losses exceeds the amount that would have been allowed under the experience method, or (ii) from the supplemental reserve for losses on loans ("Excess Distributions"), then an amount based on the amount distributed will be included in the Bank's taxable income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, distributions in redemption of stock, and distributions in partial or complete liquidation. However, dividends paid out of the Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to result in a distribution from the Bank's bad debt reserve. Thus, any dividends to the Company that would reduce amounts appropriated to the Bank's bad debt reserve and deducted for federal income tax purposes would create a tax liability for the Bank. The amount of additional taxable income created from an Excess Distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if the Bank makes a "non-dividend distribution," then approximately one and one-half times the amount so used would be includable in gross income for federal income tax purposes, assuming a 34% corporate income tax rate (exclusive of state and local taxes). See "Regulation" and "Dividend

Policy" for limits on the payment of dividends of the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserve.

     Corporate Alternative Minimum Tax.   The Code imposes a tax on alternative
minimum taxable income ("AMTI") at a rate of 20%. Only 90% of AMTI can be offset by net operating loss carryovers of which the Bank currently has none. AMTI is increased by an amount equal to 75% of the amount by which the Bank's adjusted current earnings exceeds its AMTI (determined without regard to this preference and prior to reduction for net operating losses). In addition, for taxable years beginning after December 31, 1986 and before January 1, 1996, an environmental tax of .12% of the excess of AMTI (with certain modifications) over $2.0 million is imposed on corporations, including the Bank, whether or not an Alternative Minimum Tax ("AMT") is paid. The Bank does not expect to be subject to the AMT.

     Dividends Received Deduction and Other Matters.   The Company may exclude
from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends received deduction is generally 70% in the case of dividends received from unaffiliated corporations with which the Company and the Bank will not file a consolidated tax return, except that if the Company or the Bank own more than 20% of the stock of a corporation distributing a dividend then 80% of any dividends received may be deducted.

STATE AND LOCAL TAXATION

     State of California.   The California franchise tax rate applicable to the
Bank equals the franchise tax rate applicable to corporations generally, plus an "in lieu" rate approximately equal to personal property taxes and business license taxes paid by such corporations (but not generally paid by banks or financial corporations such as the Bank); however, the total tax rate cannot exceed 11.3%. Under California regulations, bad debt deductions are available in computing California franchise taxes using a three or six year weighted average loss experience method. The Company, as a savings and loan holding company commercially domiciled in California, will generally be treated as a financial corporation and subject to the general corporate tax rate plus the "in lieu" rate as discussed previously for the Bank.

     State of Delaware Taxation.   As a Delaware holding company not earning
income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.


                                   REGULATION

GENERAL

     The Bank is subject to extensive regulation, examination and supervision by the OTS, as its chartering agency, and the FDIC, as the insurer of the Bank's deposit accounts. The Bank is a member of the FHLB System. The Bank's deposit accounts are insured up to applicable limits by the SAIF managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and the FDIC to test the Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or the Congress, could have a material adverse impact on the Company, the Bank or their operations. The Company, as a savings and loan holding, company, will also be required to file certain reports with, and otherwise comply with the rules and regulations of, the OTS and the SEC under the federal securities laws.

     Any change in the regulatory structure or the applicable statutes or regulations, whether by the OTS, the FDIC or the Congress, could have a material impact on the Company, the Bank, their operations, or the Reorganization. Congress is expected to consider in 1997 the elimination of the federal thrift charter and the abolition of the OTS. The results of such consideration, including possible enactment of legislation, is uncertain. Therefore, the Bank is unable to determine the extent to which the results of such consideration or possible legislation, if enacted, would affect its business. See "Risk Factors-- Financial Institution Regulation and Possible Legislation."


     Certain of the regulatory requirements applicable to the Bank and to the Company are referred to below or elsewhere herein. The description of statutory provisions and regulations applicable to savings associations set forth in this Prospectus does not purport to be complete descriptions of such statutes and regulations and their effects on the Bank and the Company and is qualified in its entirety by reference to such statutes and regulations.

FEDERAL SAVINGS INSTITUTION REGULATION


    Business Activities. The activities of federal savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act ("FDI Act") and the regulations issued by the OTS and FDIC to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which federal associations may engage. In particular, many types of lending authority for federal associations, e.g., commercial, non-residential real property loans and consumer loans, are limited to a specified percentage of the institutions's capital or assets. Specifically, commercial loans are limited to 20% of total assets and amounts in excess of 10% of assets may only be used for small business loans. Consumer loans are limited to 35% of assets.


     Loans-to-One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limit on loans-to-one borrower. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, plus an additional 10% of unimpaired capital and surplus, if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion but excludes real estate. At March 31, 1997, the Bank's general limit on loans-to-one borrower was $1.9 million. At March 31, 1997, the Bank's largest aggregate amount of loans-to-one borrower consisted of $713,000.


     QTL Test. The HOLA requires savings institutions to meet a QTL test. Under the QTL test, a savings association is required to maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed and related securities and 50% of the dollar amount of residential mortgages originated by the institution and sold with 90 days) in at least 9 months out of each 12 month period. A savings association that fails the QTL test must either convert to a bank charter or operate under certain restrictions. As of March 31, 1997, the Bank maintained 91.68% of its portfolio assets in qualified thrift investments and, therefore, met the QTL test. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered as "qualified thrift investments."

     Limitation on Capital Distributions.   OTS regulations impose limitations
upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in regulatory capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice to, but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters. Any additional capital distributions would require prior OTS approval. In the event the Bank's capital fell below its capital requirements or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     Liquidity.   The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 5%) of its net withdrawable deposit accounts plus short-term borrowings. OTS regulations also require each savings institution to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of its net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the three months ended March 31, 1997 was 12.6%, which exceeded the applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     Assessments and Supervision of the Bank.Savings institutions are required by regulation to pay assessments to the OTS to fund the agency's operations and supervision of the Bank. The general assessment, paid on a semi-annual basis, is based upon the savings institution's total assets, including consolidated subsidiaries, as reported in the Bank's latest quarterly Thrift Financial Report. The assessments paid by the Bank for the three months ended March 31, 1997 and the year ended December 31, 1996 totalled $14,000 and $27,000, respectively.

     Branching.   OTS regulations permit federally chartered savings
associations to branch nationwide under certain conditions. Generally, federal savings associations may establish interstate networks and geographically diversify their loan portfolios and lines of business. The OTS authority preempts any state law purporting to regulate branching by federal savings associations. For a discussion of the impact of proposed legislation, see "Risk Factors--Financial Institution Regulation and Possible Legislation."

     Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with the Bank, including the Company and any non-savings institution subsidiaries that the Company may establish) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A restricts the aggregate amount of covered transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of covered transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B generally requires that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

     Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring action against all "institution-affiliated parties," including stockholders who participate in the conduct of the affairs of the institution, and independent contractors (including attorneys, appraisers and accountants) who knowingly or recklessly participate in a wrongful action likely to have a significant adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers or directors, receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or $1 million per day in especially egregious cases. Under the FDI Act, the FDIC has the authority to recommend to the Director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action itself under certain circumstances. Federal and state law also establishes criminal penalties for certain violations.

     Standards for Safety and Soundness.   The FDI Act requires each federal
banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation, fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies have adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness ("Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; asset quality; earnings; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, and minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMEL examination rating) will be deemed to be "undercapitalized" and will be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of a ratio of total capital (which is defined as core capital plus supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks the OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate-term preferred stock and, within specified limits, the general allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates, divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million and risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

     At March 31, 1997, the Bank met each of its capital requirements. Due to the fluctuations in the Bank's total assets as a result of its mortgage banking operations, the Bank has been required by the OTS since the Bank's examination completed August 9, 1996 to compute its regulatory capital ratios based upon the higher of (1) the average of total assets based on month-end results; or (2) total assets as of the quarter end. Total assets at the end of the quarter ended March 31, 1997 were higher than the month end averages, and therefore the OTS capital averaging requirement did not have an effect on the Bank's regulatory capital ratios. See "Capitalization" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at March 31, 1997 and pro forma capitalization of the Company based upon the issuance of the shares within the Estimated Price Range.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS prompt corrective action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 capital ratio that is less than 4.0% is considered to be undercapitalized (Tier 1 capital is equivalent to core capital). A savings institution that has a total risk-based capital ratio less than 6.0%, a Tier 1 risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is critically undercapitalized. The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an association receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by each parent holding company, subject to an aggregate limit on liability. In addition, numerous mandatory supervisory actions may become immediately applicable to the institution depending upon its category, including, but not limited to, increased monitoring by regulators, restrictions on growth, and capital distributions and limitations on expansion. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

     Deposits of the Bank are presently insured by the SAIF. Both the SAIF and the BIF (the deposit insurance fund that covers most commercial bank deposits) are statutorily required to be recapitalized to a 1.25% of insured reserve deposits ratio. Until recently, members of the SAIF and BIF were paying average deposit insurance premiums of between 24 and 25 basis points. The BIF met the required reserve in 1995, whereas the SAIF was not expected to meet or exceed the required level until 2002 at the earliest. This situation was primarily due to the statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF.

     In view of the BIF's achieving the 1.25% ratio, the FDIC ultimately adopted a new assessment rate schedule of from 0 to 27 basis points under which 92% of BIF members paid an annual premium of only $2,000. With respect to SAIF member institutions, the FDIC adopted a final rule retaining the previously existing assessment rate schedule applicable to SAIF member institutions of 23 to 31 basis points. As long as the premium differential continued, it could have had adverse consequences for SAIF members, including reduced earnings and an impaired ability to raise funds in the capital markets. In addition, SAIF members such as the Bank could have been placed at a substantial competitive disadvantage to BIF members with respect to pricing of loans and deposits and the ability to achieve lower operating costs.

     On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF Special Assessment was recognized by the Bank as an expense in the quarter ended September 30, 1996 and is generally tax deductible. The SAIF Special Assessment recorded by the Bank amounted to $448,000 on a pre-tax basis and $256,000 on an after-tax basis.

     The Funds Act also spreads the obligations for payment of the FICO bonds across all SAIF and BIF members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payment at the rate of 1.3 basis points, while SAIF deposits will pay 6.48 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

     As a result of the Funds Act, the FDIC voted to lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members and recently voted to maintain the same rate range for the second half of 1997. However, SAIF members will continue to make the FICO payments described above. The FDIC also lowered the SAIF assessment schedule for the fourth quarter of 1996 to 18 to 27 basis points. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

     The Bank's assessment rate for the three months ended March 31, 1997 and the year ended December 31, 1996 was 9 and 26 basis points, respectively, and the premium paid for these periods was $17,000 and $622,000 (including the SAIF Special Assessment), respectively. A significant increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the Bank.

     Under the FDI Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

THRIFT RECHARTERING LEGISLATION

     The Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1999 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in the Congress. However, the Bank is unable to predict whether such legislation would be enacted and, if so, the extent to which the legislation would restrict the Bank's ability to engage in certain activities or otherwise disrupt its operations.

TRUTH IN LENDING

     The Truth in Lending Act ("TILA") and Regulation Z promulgated thereunder requires lenders, such as the Bank, to provide a disclosure statement to borrowers which explains the terms and cost of credit, including, but not limited to, the amount financed, finance charges, other charges and prepayment terms. Regulation Z applies to a wide variety of lending transactions, including mortgage loans and credit cards. The TILA provides borrowers with a three day right to cancel certain credit transactions, including certain residential mortgage loans and other loans where a customer pledges his or her principal dwelling as security for the loan. Failure to comply with the provisions of the TILA could subject a lender to criminal and civil sanctions.

     The TILA was amended effective October 1, 1995 to impose new disclosure requirements and substantive limitations on closed-end home equity mortgage loans bearing rates or fees above a certain percentage or amount ("TILA Amendments"). Specifically, the TILA Amendments apply to loans secured by a customer's principal dwelling (other than a residential mortgage loan to acquire or construct a borrower's principal dwelling, a reverse mortgage transaction or home equity lines of credit) with (i) an annual percentage rate which exceeds by more than ten percentage points the yield on U.S. Treasury securities having comparable periods of maturity; or (ii) total loan origination fees and other fees payable by the customer which exceed the greater of 8% of the loan amount or $400 ("Covered Loans"). Additional disclosures are required to be provided to the customer under the TILA Amendments for all Covered Loans not less than three business days prior to the consummation of the transaction.

OTHER LENDING LAWS

     The Bank is also required to comply with the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), which prohibits creditors from discriminating against applicants on certain prohibited bases, including race, color, religion, national origin, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. Among other things, it also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for loans increases as a result of information obtained from a consumer credit agency, another statute, the Fair Credit Reporting Act of 1970, as amended, requires lenders to supply the applicant with the name and address of the reporting agency. In addition, the Bank is subject to the Fair Housing Act and regulations thereunder, which broadly prohibit certain discriminatory practices in connection with the Bank's business. The Bank is also subject to the Real Estate Settlement Procedures Act of 1974, as amended, and the Home Mortgage Disclosure Act.

     In addition, the Bank is subject to various other Federal and state laws, rules and regulations governing, among other things, procedures which must be followed by mortgage lenders and servicers, and disclosures which must be made to consumer borrowers. Failure to comply with such laws, as well as with the laws described above, may result in civil and criminal liability.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in the FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances
(borrowings) from the FHLB, whichever is greater. The Bank was in compliance with this requirement with an investment in FHLB stock at March 31, 1997 of $1.0 million. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing finance. At March 31, 1997, the Bank had no outstanding FHLB advances.

     The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members. For the years ended December 31, 1996, 1995 and 1994, dividends from the FHLB to the Bank amounted to $34,000, $30,000 and $20,000, respectively. If dividends were reduced, the Bank's net interest income would likely also be reduced. Further, there can be no assurance that the impact of recent or future legislation on the FHLBs will not also cause a decrease in the value of the FHLB stock held by the Bank.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts. The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for accounts aggregating $52.0 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $52.0 million, the reserve requirement is $1.6 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $52.0 million. The first $4.3 million of otherwise reservable balances (subject to adjustment by the Federal Reserve Board) are exempted from the reserve requirements. The Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Bank's interest-earning assets. FHLB System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

HOLDING COMPANY REGULATION

     The Company will be a non-diversified unitary savings and loan holding company within the meaning of the HOLA. As such, the Company will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. The Bank must notify the OTS 30 days before declaring any dividend to the Company.

     As a unitary savings and loan holding company, the Company generally will not be restricted under existing laws as to the types of business activities in which it may engage, provided that the Bank continues to be a QTL. See "-- Federal Savings Institution Regulation--QTL Test" for a discussion of the QTL requirements. Upon any non-supervisory acquisition by the Company of another savings association, the Company would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would be subject to extensive limitations on the types of business activities in which it could engage. The HOLA limits the activities of a multiple savings and loan holding company and its non-insured institution subsidiaries primarily to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company ("BHC") Act, subject to the prior approval of the OTS, and to other activities authorized by OTS regulation. Previously proposed legislation would have treated all savings and loan holding companies as bank holding companies and limited, with narrow "grandfather" rights for existing savings and loan holding companies, the activities of such companies to those permissible for bank holding companies. See "Risk Factors-- Financial Institution Regulation and Possible Legislation."

     The HOLA prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of the voting stock of another savings institution, or holding company thereof, without prior written approval of the OTS; from acquiring or retaining, with certain exceptions, more than 5% of a non-subsidiary holding company or savings association; or acquiring or retaining control of a depository institution that is not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

FEDERAL SECURITIES LAWS

     The Company has filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the Common Stock to be issued in the Public Offering and a registration statement on a Form S-4 under the Securities Act for the registration of the Company's Common Stock to be issued in the Reorganization. Upon the effectiveness of the registration statement the Company's Common Stock will be registered with the SEC under the Exchange Act. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Exchange Act.

     The registration under the Securities Act of shares of the Common Stock to be issued in the Reorganization does not cover the resale of such shares. Shares of the Common Stock purchased in the Public Offering by persons who are not affiliates of the Company may be resold without registration. Shares purchased by an affiliate of the Company will be subject to the resale restrictions of Rule 144 under the Securities Act. If the Company meets the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.

              THE BOARD OF DIRECTORS AND MANAGEMENT OF THE COMPANY

  The following table sets forth certain information regarding executive officers and directors of the Company.

NAME                     AGE(1)         POSITION(S) HELD WITH COMPANY
----------------------   ------   -----------------------------------------
Daniel L. Perl            48      Director, President and Chief
                                  Executive Officer


L. Bruce Mills, Jr.       40      Executive Vice President, Chief Financial
                                  Officer and Corporate Secretary

Ronald G. Skipper         56      Chairman of the Board

Richard C. Caldwell       56      Director

John D. Goddard           58      Director

Milton E. Johnson         59      Director

--------------

(1)  As of March 31, 1997.


BIOGRAPHICAL INFORMATION

     Daniel L. Perl joined the Bank in 1994 as the Senior Vice President and Chief Loan Officer. Mr. Perl was recently promoted to the position of President and Chief Executive Officer of the Bank. Mr. Perl has over twenty years of continuous experience in real estate finance. Prior to joining the Bank, Mr. Perl served in management positions with various mortgage finance companies and banking institutions. From 1991 to 1993, Mr. Perl was a Senior Vice President with WCP Trading Corporation.

     L. Bruce Mills, Jr. joined the Bank in 1997 as the Chief Financial Officer. Mr. Mills currently serves as the Executive Vice President and Chief Financial Officer of the Bank. Prior to joining the Bank, Mr. Mills served as an examiner with the Federal Home Loan Bank of San Francisco.

     Ronald G. Skipper is the Chairman of the Board of the Company and has served as a Director of the Bank since 1983. Mr. Skipper is a self-employed attorney and has been practicing law for 31 years.

     Richard C. Caldwell is the Chairman of the Board of the Bank. Mr. Caldwell was elected to the Board of Directors of the Bank in 1983 and has served as Chairman of the Board since 1983. Mr. Caldwell has been a partner of Caldwell & Moreland Insurance Brokers since 1995. From 1982 to 1995, Mr. Caldwell has been President and sole owner of Caldwell & Hunt Insurance Brokers.

     John D. Goddard has served as a Director of the Bank since 1988. Mr. Goddard is a Certified Public Accountant. Mr. Goddard has been President of Goddard Accountancy Corporation since 1962.

     Milton E. Johnson has served as a Director of the Bank since 1983. Mr. Johnson has been the President of Home Lumber Company, a building materials supplier, since 1960. In addition, Mr. Johnson has been a partner in Central Nevada Hay Company since 1987.

     In addition to the foregoing, Robert K. Riley has been nominated to become a member of the Board following the Reorganization. Mr. Riley is the co-founder and Chief Executive Officer of Millenium Asset Management, L.L.C., an SEC-registered investment advisory firm, and also serves on the Board of Directors of MBIC, an American subsidiary of a large Belgian bank. From 1992 to 1996, Mr. Riley worked for the Millenium Group, a consulting firm focused on designing asset securitization systems and developing risk management programs for European banks.

     The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The directors shall be elected by the stockholders of the Company for staggered three year terms, or until their successors are elected and qualified. One class of directors, consisting of Messrs. Richard C. Caldwell and Milton E. Johnson, has a term of office expiring at the first annual meeting of stockholders; a second class, consisting of Messrs. Ronald G. Skipper and Daniel L. Perl, has a term of office expiring at the second annual meeting of stockholders; and a third class, consisting of Mr. John D. Goddard, has a term of office expiring at the third annual meeting of stockholders.

     The officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. Since the formation of the Company, none of the executive officers or other personnel has received remuneration from the Company.

COMMITTEES OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Company has established an Audit Committee consisting of Messrs. Skipper, Caldwell and Goddard and a Personnel/Compensation Committee consisting of Messrs. Skipper, Goddard, Johnson and Perl.

DIRECTORS' COMPENSATION

     The directors of the Company who are not also employees of the Company will receive a monthly retainer for acting in such capacity following the Reorganization. The monthly retainer for the Chairman of the Board shall be $2,000 while the fee for other non-employee directors will be $1,500. In addition, upon the Reorganization each non-employee director will receive fees for each month preceding the Reorganization starting with February 1997 for services performed on behalf of the Company.

               THE BOARD OF DIRECTORS AND MANAGEMENT OF THE BANK

DIRECTORS

     The following table sets forth certain information regarding the Board of Directors of the Bank.

                                                                   DIRECTOR    TERM
NAME                     AGE(1)   POSITION(S) HELD WITH THE BANK   --------   -------
----------------------   ------   ------------------------------    SINCE     EXPIRES
                                                                   --------   -------
Richard C. Caldwell       56      Chairman of the Board                1983      1997

Daniel L. Perl(2)         48      Director, President and              1996      1997
                                  Chief Executive Officer

John D. Goddard           58      Director                             1988      1999

Milton E. Johnson         59      Director                             1983      1997

Edgar C. Keller           76      Director                             1983      1999

Ronald G. Skipper         56      Director                             1983      1998

--------------

(1)  As of March 31, 1997.
(2) Mr. Perl was elected by the Board of Directors to fill the vacancy created by the resignation of a director in June 1996.


EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth certain information regarding the executive officers of the Bank who are not also directors.

          NAME             AGE(1)            POSITION(S) HELD WITH THE BANK
------------------------   ------   -------------------------------------------------
L. Bruce Mills, Jr.         40      Executive Vice President, Secretary and Treasurer

Joseph R.L. Passerino       42      Senior Vice President

Mary E. Darter              36      Senior Vice President
--------------

(1)  As of March 31, 1997.

BIOGRAPHICAL INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK WHO ARE NOT DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Edgar C. Keller has been a Director of the Bank since 1983. Mr. Keller was a partner with the law firm of Keller & Holt from 1963 until 1994. After such time, Mr. Keller was a partner with the law firm of Keller & Keller until his retirement in 1996.


     Joseph R. L. Passerino joined the Bank in February 1994. He was named senior vice president in September 1996 and is responsible for all loans originated by the Bank nationally. Prior to that, from 1988 to 1994, Mr. Passerino was in charge of loan production for St. Thomas Capital Corp.

     Mary E. Darter joined the Bank in March 1994. She was named senior vice president in September 1996. Ms. Darter is primarily responsible for mortgage financing operations. Prior to joining the Bank, Ms. Darter was employed by Imperial Credit Industries/Southern Pacific Thrift and Loan from 1991 to 1994 in charge of the warehouse line of credit division and bulk acquisitions.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

     The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board. During the year ended December 31, 1996, the Board of Directors had 12 regular meetings and 6 special meetings. No director attended fewer than 75% of the total number of Board meetings held during this period.

     The Board of Directors of the Bank has established the following Board and management committees:

     The Audit Committee consists of Messrs. Keller and Goddard. The Bank's Internal Auditors report to this committee. The purpose of this committee is to review the audit function and management actions regarding the implementation of audit findings. The committee also maintains a liaison with the outside auditors and reviews the adequacy of internal controls. The committee meets quarterly or as necessary.

     The Loan Committee consists of Messrs. Skipper, Caldwell, Johnson and Perl. This Committee exercises the authority of the Board pertaining to loan matters and approves or rejects all loans presented by management. This Committee also reviews the workout solutions of problem loans, and approves the classification of assets and the establishment of adequate valuation allowances. The Committee meets monthly.

     The Executive Committee consists of Messrs. Caldwell, Goddard and Skipper. This committee exercises the authority of the Board of Directors with respect to matters requiring action between meetings of the Board of Directors. Any actions by this committee require subsequent ratification by the Board of Directors at the next regular meeting. The Executive Committee meets as needed.

     The Investment Committee consists of Messrs. Goddard, Caldwell, Johnson and Mills. The purpose of this committee is to adopt and maintain policies regarding the investment portfolio and to monitor the interest rate and the credit risks of liquidity portfolio investments. This committee meets semi-annually or as needed.

     The Personnel/Compensation Committee consists of Messrs. Keller, Johnson, Caldwell, Goddard and Perl. This Committee is responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues. The committee meets semi-annually or as needed.

     The Asset Classification Committee consists of Messrs. Mills and Perl. The purpose of this committee is to review the Bank's loan portfolio and monitor the classification of assets. This committee meets quarterly.

     The Bank also maintains a Budget Committee consisting of Messrs. Caldwell, Goddard and Mills.

DIRECTORS' COMPENSATION

  Directors' Fees.   Directors of the Bank who are not also employees of the
Bank receive a retainer of $950 per month for serving on the Bank's Board of Directors except the Chairman of the Board who receives $1200 per month.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE. The following table sets forth, for the year ended December 31, 1996, the cash compensation paid by the Bank, as well as certain other compensation paid or accrued for those years, to the chief executive officer and each of the two other most highly compensated executive officers of the Bank whose compensation exceeded $100,000 in fiscal year 1996 (the "Named Executive Officers").

                                                                                          LONG-TERM COMPENSATION

                                                COMPENSATION                           AWARDS              PAYOUTS
                               --------------------------------------------   -------------------------   -----------
                                                                              RESTRICTED    SECURITIES
                                                                  OTHER          STOCK      UNDERLYING      LTIP        ALL OTHER
   NAME AND PRINCIPAL                                         COMPENSATION      AWARDS        OPTIONS     PAYOUTS     COMPENSATION
      POSITIONS(1)         YEAR   SALARY($)     BONUS($)           ($)            ($)           (#)         ($)            ($)
---------------------------------------------------------------------------------------------------------------------------------
Daniel L. Perl             1996    $75,000    $1,464,374(2)      $    -          $  -          192,960     $   -          $ 2,370(3)
President and Chief
 Executive Officer

Nora Vineyard              1996     76,083             -                 -             -             -          -          88,300(4)
President and
Chief Executive
Officer

Joseph R.L. Passerino      1996     29,000       217,199                 -             -        12,540          -           2,370(3)
Senior Vice
 President

_______________________________________
(1) Ms. Vineyard retired from the position of President and Chief Executive Officer in July 1996 at which time Mr. Perl was elected to fill these positions.

(2) Includes $1,079,185 earned by Mr. Perl during 1996 which was paid in 1997. See "- Previous Employment Agreement."

(3) Represents amount contributed by the Bank pursuant to the Bank's 401(k)
  Plan.

(4) Includes $500 contributed by the Bank pursuant to the Bank's 401(k) Plan. Also includes a cash payment of $60,000 plus title to a 1996 automobile with a market value of $27,800 pursuant to an agreement reached between Mrs. Vineyard and the Bank upon her retirement from her position with the Bank. See "- Consultation Agreement."

PREVIOUS EMPLOYMENT AGREEMENT

  The Bank entered into an employment agreement with Mr. Perl (the "Executive") on December 31, 1993. This employment agreement was intended to ensure that the Bank would be able to maintain a stable and competent loan operation. The continued success of the Bank depends to a significant degree on the skills and competence of Mr. Perl. The employment agreement provided for a one year term which could be extended for an additional three year period. The employment agreement provided that the Executive's base salary was $75,000. In addition to the base salary, the employment agreement provided for Mr. Perl to receive certain incentive compensation. The incentive compensation was determined by a specific formula tied to the performance of the Bank's mortgage financing operations. Mr. Perl earned approximately $1.5 million in incentive compensation and $75,000 in base salary during the year ended December 31, 1996.

LETTER AGREEMENT

     In order to ensure continuity of management during the period prior to the Reorganization, the Company and the Bank and Mr. Perl have entered into the Letter Agreement to replace the previous employment agreement, effective January 1, 1997, through the later of the date of the completion of the Public Offering and the Reorganization. The Letter Agreement also sets forth the basic terms of the employment agreements between Mr. Perl and each of the Bank and the Company upon the completion of the Reorganization and the Public Offering. The terms of the proposed agreements are set forth in "--Employment Agreements."

     The Letter Agreement provides that during the period of its effectiveness, Mr. Perl will serve as President and Chief Executive Officer of the Company and the Bank, and will receive a base salary of $400,000 per year ("Base Salary"), plus a bonus equal to 8.0% of the average after tax net income in excess of 10.0% return on average equity, as defined in the letter agreement ("Bonus") which is tax deductible to the Bank as compensation expense subject to applicable law. Such Bonus shall be payable no later than March 15, 1998. Payment of the Base Salary and Bonus are dependent upon the Bank maintaining minimum regulatory capital requirements and there being no OTS supervisory directive in place regarding the Bank and its operations or the services performed by Mr. Perl.

     The Letter Agreement provides for termination of Mr. Perl's employment by the Bank or the Company for cause as defined in the Letter Agreement at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause during the effective period of the Letter Agreement, Mr. Perl, or in the event of death, his beneficiary, would be entitled to receive two times Base Salary plus a Bonus equal to $2.2 million. In the event the Bank is not in compliance with its minimum capital requirements or if such payment would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or successor thereto is in capital compliance.

     Under the Letter Agreement, in the event Mr. Perl voluntarily terminates his employment with the Company or the Bank without the written approval of the Boards of Directors of the Company and the Bank, as the case may be, Mr. Perl has agreed not to compete with the Company or the Bank within the continental United States for a period of one year following termination. Mr. Perl has further agreed, in the event of a breach of the non-compete provision, to pay as liquidated damages an aggregate sum of $500,000 in which event the non-compete provision will expire.

EMPLOYMENT AGREEMENTS

     Upon the consummation of the Reorganization and the Public Offering, the Bank and the Company will enter into employment agreements (collectively, the "Employment Agreements") with Mr. Perl. The Employment Agreements are intended to ensure that the Bank and the Company will be able to maintain a stable and competent management base after the Public Offering. The continued success of the Bank and the Company depends to a significant degree on the skills and competence of Mr. Perl.

     The Employment Agreements provide for three-year terms for Mr. Perl. The Bank Employment Agreement, provides that, commencing on the first anniversary date and continuing each anniversary date thereafter, the Board of Directors may extend the agreement for an additional year so that the remaining term shall be three years, unless written notice of non-renewal is given by the Board of Directors after conducting a performance evaluation of Mr. Perl. The term of the Company Employment Agreement shall be extended on a daily basis unless written notice of non-renewal is given by the Board of the Company. The Bank and Company Employment Agreements provide that Mr. Perl's salary will be reviewed annually. The Bank Employment Agreement provides that Mr. Perl will receive a Base Salary of $150,000 per year while the Company Employment Agreement provides that he will receive a Base Salary of $250,000 per year (together, the "Base Salary"), plus a bonus equal to 8.0% of the average of the after tax net income of the Company in excess of 10% return on average equity, as defined in the Employment Agreements ("Bonus"). Such Base Salary is pro rated between the Bank and the Company depending upon the duties performed for and the obligations to each of the Bank and the Company, respectively, while the Bonus shall be paid by the Company. The Bonus for each year shall be payable by the Company no later than March 15 of the following year. In addition to the Base Salary and Bonus, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits substantially equivalent to those in which Mr. Perl was participating or otherwise deriving benefit from immediately prior to the beginning of the terms of the Employment Agreements. The Employment Agreements provide for termination by the Bank or the Company for cause as defined in the Employment Agreements at any time. In the event the Bank or the Company chooses to terminate Mr. Perl's employment for reasons other than for cause, or in the event of Mr. Perl's resignation from the Bank or the Company upon: (i) failure to re-elect Mr. Perl to his current offices; (ii) a material change in Mr. Perl's functions, duties or responsibilities; (iii) a relocation of Mr. Perl's principal place of employment by more than 30 miles; (iv) a material reduction in the benefits or perquisites to Mr. Perl from those being provided at the effective date of the Employment Agreement, unless consented to by Mr. Perl or such reduction is part of a nondiscriminatory reduction applicable to all employees; (v) liquidation or dissolution of the Bank or the Company; or (vi) a breach of the Employment Agreement by the Bank or the Company, Mr. Perl or, in the event of death, his beneficiary would be entitled to receive, pursuant to the Bank Employment Agreement, those payments due to Executive for the remaining term of the Employment Agreement or, pursuant to the Company Employment Agreement, an amount equal to three times his Base Salary under that Employment Agreement for the preceding year plus two times his Bonus for the preceding year; provided, however, that in the event that the Boards of Directors determine that such payment would have a material adverse affect on the Company's financial condition or results of operations, then the Company and the Bank shall pay the Executive two times the previous year's Base Salary under that Employment Agreement, Common Stock of the Company having a fair market value equal to one times the previous year's Base Salary under that Employment Agreement and two times the previous year's Bonus. In the event that Executive is terminated without cause during 1997, the Executive will be entitled to two times Base Salary and a Bonus equal to $2.2 million. The Bank and the Company would also continue to pay for Mr. Perl's life, health, dental and disability coverage for the remaining term of the Employment Agreement. Under certain circumstances, upon any termination of the Executive, the Executive is subject to a non-compete and liquidated damages provision and a confidentiality provision relating to information in his possession regarding the Company or the Bank. In the event that the Executive thereafter breaches the non-compete provision, the Employment Agreements provide that the Executive shall pay the Bank and the Company, in the aggregate, $500,000, as liquidated damages, in which event the non-compete provision will expire.

     Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, Mr. Perl or, in the event of his death, his beneficiary, would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue Mr. Perl's life, health, and disability coverage for thirty-six months.

     Payments to Mr. Perl under the Bank's Employment Agreement will be guaranteed by the Company in the event that payments or benefits are not paid by the Bank. In the event the Bank is not in compliance with its minimum capital requirements or if any payment under the Bank Employment Agreement would cause the Bank's capital to be reduced below minimum regulatory capital requirements, such payments shall be deferred until such time as the Bank or Successor thereto is in capital compliance. Payment under the Company's Employment Agreement would be made by the Company. All reasonable costs and legal fees paid or incurred by Mr. Perl pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the

Bank or Company, respectively, if Mr. Perl is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify Mr. Perl to the fullest extent allowable under federal and Delaware law, respectively. In the event of a change in control of the Bank or the Company during 1997, the total amount of payments due under the Agreements, based on Base Salary to be paid to Mr. Perl and Bonus would be $3.0 million.

CONSULTATION AGREEMENT

     The Bank has entered into a five year consulting agreement with Mrs. Nora
L. Vineyard commencing on July 15, 1996 (the "Agreement"). Mrs. Vineyard will receive compensation in the amount of $120,000 for a period of three years and $90,000 for the remaining two years of the Agreement. The Agreement provides Mrs. Vineyard with medical insurance during the term of the Agreement. Pursuant to the terms of the Agreement, Mrs. Vineyard will be available to provide advisory and consulting services and will give the Company and the Bank the benefit of her special knowledge, skills, contacts and business experience. A portion of the future payments due pursuant to this Agreement were accrued and expensed during the year ended December 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Year Ended December 31, 1996 and December 31, 1995."

BENEFITS

     Insurance Plans.   All full-time employees are covered as a group for
comprehensive hospitalization, including major medical, long-term disability, accidental death and dismemberment insurance and group term life insurance.

     Cash Bonus Plan.   The Bank adopted a cash bonus plan (the "Bonus Plan")
effective February 1996. All employees except for commissioned employees and employees with employment contracts are eligible to participate. The Bonus Plan paid an aggregate of approximately $100,000 in 1996. For 1997, the Bonus Plan will pay bonuses in the aggregate of 15% of the after tax profits of the Bank in excess of a 15% return on average equity, as defined in the Bonus Plan.

     401(k) Plan.   The Bank maintains the Life Savings Bank Employee's Savings
Plan ("401(k) Plan"), a tax-qualified cash or deferred arrangement (i.e., 401(k) feature), under Section 401(a) of the Code. The 401(k) Plan provides participants with benefits upon retirement, death, disability or termination of employment with the Bank. Employees are eligible to participate in the plan following the completion of 6 months of service with the Bank and the attainment of age 21.

     Participants may authorize the Bank to contribute to the 401(k) Plan, on their behalf, from 1% to 15% of their compensation, not to exceed certain legally permissible limits, including an overall dollar limit of $9,500 for 1997. The Bank currently matches 25% of the first 8% of the deferral by a Participant under the 401(k) Plan each year. Each plan year, the Bank may also make an additional contribution to the 401(k) Plan (a "profit sharing contribution"). The profit sharing contribution, if made by the Bank, is allocated to each Participant's account based on the Participant's compensation for the year relative to the compensation of all participants for the year.

     Participants are always 100% vested in their deferral contributions. Participants become 20% vested in the Bank's matching contributions and profit sharing contributions after the completion of two year of service with the Bank. Their vested interest in the matching contributions and profit sharing contributions increases by 20% for each year of service completed, so that after the completion of 6 years of service, the Participant is 100% vested in the Bank's matching contributions and profit sharing contributions.

     A Participant's vested portion of his or her 401(k) Plan account is distributable from the 401(k) Plan upon termination of the participant's employment, death, disability or retirement. Participants may also receive hardship distributions and loans from the 401(k) Plan. Any distribution made to a Participant prior to the Participant's attainment of age 59/1//2 is subject to a 10% tax penalty. The Board of Directors may at any time discontinue the

Bank's contributions to employee accounts. For the years ended December 31, 1996, 1995 and 1994, the Bank's matching contributions to the 401(k) Plan were $21,000, zero and $7,000, respectively.

     The 401(k) Plan permits Participants to direct the investment of their 401(k) plan account into various investment alternatives. The investment accounts are valued daily and participants are provided with information regarding the market value of the participant's investments and all contributions made on his or her behalf on at least an annual basis. In connection with the Reorganization of the Bank and the Public Offering, the Bank will amend the 401(k) Plan to permit Participants to invest in an Employer Stock Fund as one of the investment alternatives. The Employer Stock Fund will be invested primarily in shares of Common Stock.

     Employee Stock Purchase Plan.   The Company has adopted, as of January
1997, the Life Financial Employee Stock Purchase Plan ("ESPP"), pursuant to which the Company may make available for sale to employees shares of its Common Stock at a price equal to no less than 85% of the fair market value of the Common Stock on the date of purchase. The ESPP is designed to give eligible employees the opportunity to purchase shares of Company Common Stock through payroll deductions of up to a specified percentage of their total compensation. The ESPP will become effective upon the completion of the Public Offering.

     ESOP.   In connection with the Reorganization and Public Offering, the
Company intends to implement an employee stock ownership plan ("ESOP"). The ESOP is a tax-qualified retirement plan under Section 401(a) of the Code designed to invest primarily in the Common Stock. The ESOP will provide eligible employees with the opportunity to receive a Company-funded retirement benefit based on the value of the Common Stock and any other investment held by the plan. Employees of the Company who have completed certain eligibility and minimum service requirements will be eligible to participate in the ESOP. The Company's contributions to the ESOP will be allocated to participants accounts based on the ratio each participant's compensation bears to all participants' compensation. It is expected that a Participant's account under the ESOP will vest at the same rate as employer contributions to the 401(k) Plan vest (i.e. 20% after two years of service with full vesting after six years). It is anticipated that the shares purchased by the ESOP will be funded through contributions from the general funds of the Company on an annual basis and will equal up to two percent (2.0%) of the issued and outstanding shares of the Company at the time of purchase. Any such contributions shall be at the discretion of the Board of Directors of the Company. Borrowed funds will not be used to acquire such shares.

STOCK OPTION PLANS

     The Board of Directors of the Bank adopted the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan (the "Bank Option Plan"), a stock-based benefit plan which provides for the granting of stock options to eligible officers, employees and directors of the Bank, on November 21, 1996. The Board of Directors of the Bank has reserved 321,600 shares for issuance under the Bank Option Plan. The Bank Option Plan was approved by stockholders of the Bank at an annual meeting held on May 21, 1997. Upon completion of the Reorganization, the Bank Option Plan will, by operation of law and pursuant to the Bank Option Plan, become an option plan of the Company.

     The Board of Directors of the Company has adopted the Life Financial Corp. 1997 Stock Option Plan (the "Company Option Plan") which will become effective upon the completion of the Public Offering (The Bank Option Plan and the Company Option Plan will sometimes hereinafter be referred to as the "Option Plans"). The Board of Directors of the Company has reserved shares equal to 10% of the issued and outstanding shares of the Company giving effect to the Reorganization and the Public Offering, including Company options to be exchanged for Bank options pursuant to the Bank Option Plan for issuance under the Option Plans. Stock options with respect to shares of the Bank's Common Stock granted under the Bank Option Plan and outstanding prior to completion of the Reorganization will automatically become options to purchase three shares of the Company's Common Stock upon identical terms and conditions. The Company will assume all of the Bank's obligations with respect to the Bank Option Plan. Following the completion of the Reorganization, the Option Plans will be available to directors, officers and employees of the Company and to directors, officers and employees of its direct or indirect subsidiaries, including the Bank, as selected pursuant to the Option Plans and all references to the Bank's Common Stock under the Bank Option Plan will be deemed references to the Company's Common Stock. The following description of the Option Plans reflects the Option Plans as they will exist upon consummation of the Reorganization.

     The stock option benefits provided under the Option Plans are designed to attract and retain qualified directors and personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company, and as an incentive to contribute to the success of the Bank and the Company and reward key employees for outstanding performance. The Option Plans provides for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights. Limited Rights are exercisable only upon a change in control of the Bank or the Company. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. Except for options granted to directors, all options granted contemporaneously with adoption of the Option Plans are intended to be Incentive Stock Options to the extent permitted under
Section 422 of the Code. The Option Plans will be in effect for a period of ten years from the dates of adoption by the Boards of Directors of the Bank and the Company, respectively.

     Under the Option Plans, the Personnel/Compensation Committee determines which officers and employees will be granted options and Limited Rights, whether such options are to be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of a stock option is required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted under the Option Plan. The Bank Committee has granted options to purchase 192,960, and 12,540 shares respectively to Messrs. Perl and Passerino and has granted options to purchase an aggregate of 25,080 shares to two other executive officers as a group at an exercise price of $3.33, on a pro forma basis as of December 31, 1996. An additional 25,000, 15,000 and 30,000 options have been granted to Messrs. Perl and Passerino and two other executive officers as a group, respectively, under the Company Option Plan at the Public Offering Price effective as of the Reorganization.

     An optionee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction would be able to be taken by the Company as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an optionee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Company would be entitled to a deduction for federal income tax purposes of the amount paid.

     Stock options will become vested and exercisable in the manner specified by the Company. The options granted by the Bank in connection with the adoption of the Bank Option Plan will vest at a rate of 33.3% per year, beginning on November 21, 1999. It is anticipated that options granted by the Company in connection with the Reorganization and the Public Offering under the Company Option Plan will vest at a rate of 33.3% per year beginning on the third anniversary of the date of the Reorganization and Public Offering. Incentive Stock Options granted in connection with the Option Plans could be exercisable for three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death, disability, retirement or termination of an employee's service following change in control of the Bank or the Company, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option as described above. In the event of retirement, if the optionee continues to perform services as a director on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a director. Non-Statutory Stock Options granted in connection with the Option Plans could be exercisable for one year following the date on which the employee ceases to perform services for the Bank or the Company, except that in the case of death, disability, retirement or termination of the optionee's service following a change in control, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Committee.

     All Options granted by the Bank to outside directors under the Bank Option Plan would be Non-Statutory Stock Options and will vest and become exercisable commencing three years after the date of adoption of the Bank Option Plan at the rate of 33.3% per year, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. The Committee has granted options to purchase 9,180 shares to each of the outside directors of the Bank at an exercise price of $3.33, on a pro forma basis as of December 31, 1996. It is anticipated that options granted by the Company in connection with the Reorganization and the Public Offering will vest at a rate of 33.3% per year beginning on the third anniversary date of the Reorganization and the Public Offering. The Compensation Committee of the Company has granted options to purchase 17,500 shares to each of the outside directors under the Company Option Plan at an exercise price equal to the Public Offering Price effective upon the Reorganization. In the event of the death or disability of a participant or termination of a participant's service following a change in control of the Company or the Bank, all previously granted options would immediately vest and become fully exercisable.

     A change in control is be defined in the Option Plans generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     The following table lists all grants of options and stock appreciation rights ("SARs") under the Option Plan to the Named Executive Officers for fiscal 1996 and contains certain information about the potential value of those options based upon certain assumptions as to the appreciation of the Company's stock over the life of the option.


                       OPTIONS GRANTS IN LAST FISCAL YEAR


                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF
                                                                                                 STOCK PRICE
                                                                                              APPRECIATION FOR
                                    INDIVIDUAL GRANTS                                            OPTIONS(1)
--------------------------------------------------------------------------------------      ----------------------
                            NUMBER OF
                            SECURITIES         % OF TOTAL
                            UNDERLYING        OPTION/SARS     EXERCISE OR
                             OPTIONS/          GRANTED TO     BASE PRICE
                           SARS GRANTED       EMPLOYEES IN        PER       EXPIRATION
NAME                        (#)(2)(3)(4)(5)   FISCAL YEAR        SHARE       DATE(6)               5%           10%
------------------------------------------------------------------------------------------------------------------

Daniel L. Perl..........        192,960              60.00%         $3.33     11/21/06      $404,811    $1,021,665
Joseph R.L. Passerino...         12,540               3.90           3.33     11/21/06        26,308        66,396
----------------------------

(1) The amounts represent certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be realized.
(2) Options granted pursuant to the Bank Option Plan become exercisable in equal installments at an annual rate of 33.3% beginning November 21, 1999, unless otherwise accelerated.
(3) The purchase price may be paid in cash or in Common Stock.
(4) Under limited circumstances, such as death or disability of an employee, the employee (or his beneficiary) may request that the Company, in exchange for the employee's surrender of an option, pay to the employee (or beneficiary), the amount by which the fair market value of the Common Stock exceeds the exercise price of the option on the date of the employee's termination of employment. It is within the Company's discretion to accept or reject such a request.
(5) To the extent possible, options will be treated as incentive options.
(6) The option term is ten years.

   The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding options held by the Named Executive Officers as of December 31, 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year end price of the Common Stock.

                           FISCAL YEAR-END OPTION/SAR VALUES

                                                                     VALUE OF
                               NUMBER OF SECURITIES                 UNEXERCISED
                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                  OPTIONS/SARS AT                 OPTION/SARS AT
                                FISCAL YEAR END(#)              FISCAL YEAR END($)
                           ----------------------------    ----------------------------
          NAME             EXERCISABLE/UNEXERCISABLE(1)    EXERCISABLE/UNEXERCISABLE(2)
------------------------   ----------------------------    ----------------------------

Daniel L. Perl..........            0/192,960                           0/0
Joseph R.L. Passerino...             0/12,540                           0/0

------------------------

(1) The options in this table have an exercise price of $3.33 and become exercisable at an annual rate of 33.3% beginning November 21, 1999. The options will expire ten years from the date of grant.

(2) Based on market value of the underlying stock at January 21, 1997, minus the exercise price. The bid and ask prices for the Bank's common stock on January 21, 1997 was $3.00 and $3.67 per share, respectively. Therefore, using the average of the bid and ask prices, there is no positive spread between the exercise price of the options and the price of the common stock of the Bank.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of the Bank's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors.

     The Bank's current policy provides that all loans made by the Bank to its directors and officers are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. During 1996, the law firm of Keller and Keller provided legal representation to the Bank for which it was paid approximately $2,300 for legal fees and related services. Until his retirement in 1996, Mr. Edgar C. Keller, a director of the Bank was a partner with Keller and Keller. In addition, the Bank purchased four policies of insurance from Caldwell & Moreland Insurance Brokers, Inc. for approximately $45,000 which yielded commissions of approximately $5,600. Richard C. Caldwell is a director of the Bank and the Company and a partner of Caldwell & Moreland Insurance Brokers, Inc.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHER BENEFICIAL OWNERS

     At March 31, 1997, the Bank had 1,070,572 shares of common stock outstanding. In connection with the Reorganization each share of common stock will be exchanged for three shares of the Common Stock of the Company.

     The following table sets forth, as of March 31, 1997, on an historical and on a pro forma basis, giving effect to the Reorganization, certain information as to those persons who were known by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock, each director, each Named Executive Officer and the shares of Common Stock beneficially owned by all directors and executive officers of the Company as a group.


                                                            BENEFICIAL OWNERSHIP        BENEFICIAL OWNERSHIP
                                                                 BEFORE THE                  AFTER THE
                                                               REORGANIZATION             REORGANIZATION
                                                           -------------------------   ---------------------
            NAME OF                      POSITION(S)
        BENEFICIAL OWNER                 WITH THE BANK        SHARES       PERCENT      SHARES     PERCENT
 -----------------------------          -----------------  ------------   ---------   ----------   ---------

Richard C. Caldwell                      Chairman of       60,226 (1)        5.6%    180,678           5.6%
                                         the Board

John D. Goddard                          Director          56,642 (3)        5.3     169,926           5.3

Ronald G. Skipper                        Director          52,000 (2)        4.9     156,000           4.9



Milton E. Johnson                        Director          37,842 (4)        3.5     113,526            3.5

Daniel L. Perl                           Director,         24,974 (5)        2.3      74,922            2.3
                                         President and
                                         Chief
                                         Executive
                                         Officer
Edgar C. Keller                          Director          17,174 (6)        1.6      51,522            1.6

Joseph R.L. Passerino                    Senior Vice        1,456              *       4,368              *
                                         President


Bay Pond Investors Bermuda LP(7)
Bay Pond Partners LP(7)                                   105,500            9.9%    316,500            9.9
One Pierpoint Plaza
Brooklyn, New York 11201

Rath Foundation                                           100,000            9.3     300,000            9.3
3140 Box Canyon Road
Santa Ynez, California 93460

Maritime Global Subsidiary 1 LTD(8)                        93,500            8.7     280,500            8.7
Pine Boston Partners LP(8)
Boston Provident Partners LP (8)
BP Institutional Partners LP(8)
2050 Center Avenue
Suite 300
Fort Lee, New Jersey 07024

All Executive Officers                                    250,680(9)(10)    23.4     752,040          23.4
   and Directors as a
   Group (9 persons)
--------------------------

                                                   (footnotes on following page)

(1)  All shares are held through Mr. Caldwell's employee benefit plan.
(2)  These shares are held in the Ronald Skipper Pension Sharing Plan.
(3) Of these shares, 25,376 are held by Mr. Goddard and his wife as joint tenants and 31,266 are held in the John D. Goddard Corporation Profit Sharing Plan and Trust.
(4) Of these shares, 4,668 are held by Mr. Johnson and his wife as joint tenants, 27,882 are held in an IRA account for Mr. Johnson and his wife, 3,138 are held in custodial accounts for minors, 1,538 are held in joint tenancy with other family members and 616 are owned of record by two other family members.
(5) Of these shares, 7,502 are held in joint tenancy with Mr. Perl's wife and 17,472 are held in the Navieve Financial Corp. Profit Sharing Trust.
(6)  Of these shares, 15,374 are held as tenants in common with another party.

(7) Bay Pond Investors Bermuda LP holds 26,500 shares and Bay Pond Partners LP holds 79,000 shares.

(8) Of the 93,500 shares, 12,100 are held by Maritime Global Subsidiary - LTD, 12,200 are held by Pine Boston Partner LP, 60,800 are held by Boston Provident Partners LP and 8,400 are held by BP Institutional Partners LP.


(9) Does not include 15,374 shares of Common Stock held by Mrs. Nora L. Vineyard who is currently serving as a consultant to the Bank.

(10) Does not include 8,160 shares held by Louis E. Yeager who retired from the Bank's Board of Directors on May 21, 1997.



                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

     The Company is authorized to issue 25,000,000 shares of Common Stock having a par value of $.01 per share and 5,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue 3,211,716 shares of Common Stock and no shares of Preferred Stock in the Reorganization and 2,500,000 shares in the Public Offering. Except as discussed above in "Restrictions on Acquisition of the Company," each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Purchase Price for the Common Stock, all such stock will be duly authorized, fully paid and non-assessable.

     The Common Stock of the Company will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any governmental agency.

COMMON STOCK

     Dividends. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. The holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or the Company's Certificate of Incorporation or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company," each holder of Common Stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% shareholder vote. See "Restrictions on Acquisition of the Company."

     As a federal savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors. Subsequent to the Reorganization, voting rights will be vested exclusively in the owners of the shares of capital stock of the Bank, which will be the Company, and voted at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

     Liquidation.   In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights.   Holders of the Common Stock of the Company will not be
entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

PREFERRED STOCK

     None of the shares of the Company's authorized Preferred Stock will be issued in the Reorganization or the Public Offering. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.


                    DESCRIPTION OF CAPITAL STOCK OF THE BANK

GENERAL

     The Federal Stock Charter of the Bank authorizes the issuance of capital stock consisting of 10,000,000 shares of common stock, stated value $8.00 per share. Each share of Common Stock of the Bank will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Currently, 1,070,572 shares of Common Stock are issued and outstanding, held of record as of April 22, 1997 by approximately 406 stockholders.

COMMON STOCK

     Dividends.   The holders of the Bank's common stock will be entitled to receive and to share equally in such dividends as may be declared by the Board of Directors of the Bank out of funds legally available therefor. See "Dividend Policy" for certain restrictions on the payment of dividends.

     Voting Rights.   Holders of the Bank's common stock will possess exclusive
voting rights in the Bank. Each holder of Common Stock will be entitled to one vote for each share held of record on each matter submitted to a vote, subject to the right of stockholders to cumulate their votes for the election of directors.

     Liquidation.   In the event of any liquidation, dissolution, or winding up of the Bank, the holders of common stock will be entitled to receive, after payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon), all assets of the Bank available for distribution in cash or in kind. Holders of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to the Common Stock.

                        COMPARISON OF STOCKHOLDER RIGHTS
                    AND CERTAIN ANTITAKEOVER CONSIDERATIONS

COMPARISON BETWEEN BANK AND COMPANY CORPORATE GOVERNANCE DOCUMENTS

     As a result of the Reorganization, holders of the common stock of the Bank, whose rights are presently governed by federal law and the Charter and Bylaws of the Bank, will become stockholders of Life Financial Corp., a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Life Financial Corp. rather than the charter and bylaws of Life Savings. There are differences between the provisions of the Certificate of Incorporation and Bylaws of Life Financial Corp. and those of the current Charter and Bylaws of the Bank. See "Regulation." Those differences should be noted by stockholders in connection with their consideration of the proposed Reorganization. The Certificate of Incorporation and Bylaws of Life Financial Corp. are attached hereto as Exhibit A, are incorporated herein by reference, and should be read carefully.

     Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration, together with provisions of Delaware corporate law, may have anti-takeover effects. Regulatory restrictions may also make it difficult for persons or companies to acquire control of the Company. In addition, under certain circumstances, the Company may be subject to section 2115 of the California General Corporation Law. This may have the effect of superseding certain provisions of the Company's Certificate of Incorporation and Bylaws as interpreted by Delaware law, particularly those provisions providing for a staggered board of directors, eliminating cumulative voting, electing and removing directors, calling of special meetings and approval of certain corporate transactions. In addition, Califoria law is more restrictive than Delaware law as to the payment of dividends. However, if its securities remain listed on the National Market System of the Nasdaq Stock Market and there are at least 800 stockholders, or if fewer than 50% of the Company's stockholders have addresses outside California, the Company will be exempt from the provisions of
Section 2115.

     Currently, stockholders of Life Savings have all of the voting rights in Life Savings. Upon completion of the Reorganization, exclusive voting rights will be vested in the Company as the sole holder of the outstanding capital stock of Life Savings. Voting rights of the Company will be vested in the holders of the Company Common Stock. Current stockholders of Life Savings will no longer have any voting rights directly in Life Savings. As stockholders of the Company upon the conversion of their shares of common stock of Life Savings into shares of Company Common Stock or through the purchase of Common Stock in the Company, they will have only indirect voting rights in Life Savings. Not only will such voting rights be indirect but, unless current stockholders of Life Savings purchase a sufficient amount of Common Stock in the Company's Public Offering, such voting rights will be diluted.

     Capital Stock.  Life Savings is authorized to issue 10,000,000 shares of
     -------------
common stock of which 1,070,572 shares are currently outstanding, and no shares of preferred stock. The Company is authorized to issue 25,000,000 shares of common stock and 5,000,000 shares of preferred stock. Upon the issuance of the Company's Common Stock in the Reorganization, the Company will have 3,211,716 shares of common stock outstanding and upon the issuance of additional Common Stock in the proposed Public Offering will have a total of 5,711,716 shares of common stock outstanding assuming 2,500,000 shares of Company Common Stock are issued in the proposed Public Offering (or 6,086,716 shares in the event that the underwriters exercise their overallotment option). The Company will initially have no preferred stock outstanding. See "Description of Capital Stock of the Company."

     The shares of Common Stock and Preferred Stock were authorized in an amount greater than that to be issued in the Reorganization and the Public Offering to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board of Directors currently has no plans for the issuance of additional shares, other than the issuance of additional shares in the Public Offering and upon exercise of stock options to be issued pursuant to the terms of the Stock Option Plan.

     Payment of Dividends.  Subject to applicable law, the Bylaws of the Bank
     --------------------
and those of Life Financial Corp. each provide for the payment of dividends.
The ability of the Bank to pay dividends on the Bank common stock is restricted by OTS regulations and by tax considerations relating to depository institutions. See "Dividend Policy" and "Description of Capital Stock of the Bank." Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. Since the Company initially will have no significant source of income other than dividends from the Bank and earnings from the net proceeds retained by the Company, the payment of dividends by the Company may be dependent, in part, upon dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Life Savings will be able to pay dividends to the Company only in compliance with the restrictions described above. In addition, the Company would be required to give advance notice to the OTS prior to any dividend by Life Savings, and the OTS could object to any such dividend. See "Dividend Policy," "Description of Capital Stock of the Company" and "Regulation."

     Board of Directors.  The Boards of Directors of Life Savings and Life
     ------------------
Financial Corp. are divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class serves staggered terms of three years, with approximately one-third of the total number of Directors being elected each year. The classified Boards are intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

     The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause. In contrast, under the Life Savings Bylaws, shareholders may remove directors for cause upon the vote of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.

     Cumulative Voting.  The Bank's Charter provides that at each election for
     -----------------
directors, every stockholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote or to cumulate his votes.

     Life Financial Corp.'s Certificate of Incorporation does not provide for cumulative voting for any purpose. Cumulative voting entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among any number of the nominees. The absence of cumulative voting for directors limits the ability of minority stockholder to elect directors.
Because the holder of less than a majority of the Company Common Stock cannot be assured of representation on the Board of Directors, the absence of cumulative voting may discourage accumulation of Life Financial Corp. Common Stock or proxy contests that could result in changes in Life Financial Corp.'s management. Cumulative voting was not provided for in Life Financial Corp.'s Certificate of Incorporation because management believes that each director should represent and act in the interest of all stockholders and not any special group of stockholders. The Board of Directors also believes that the absence of cumulative voting will help to assure continuity and stability of management and policies by making it more difficult for the holders of less than a majority of Life Financial Corp. Common Stock to elect their designees to the Board of Directors.

     Special Meetings of Stockholders and Action by Written Consent.  Under the
     --------------------------------------------------------------
Bank's Bylaws, special meetings of the stockholders may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of the Bank entitled to vote at the meeting. The Bank's Bylaws also provide that any action required to be taken at a meeting of stockholders may be taken without a meeting if consent in writing, setting forth the action so taken, is given by all the stockholders entitled to vote with respect to the subject matter of such action. Life Financial Corp.'s Certificate of Incorporation provides that a special meeting of stockholders may only be called by the Company's Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

     Limitation on Voting Rights.  The Company's Certificate of Incorporation
     ----------------------------
provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Exchange Act, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Certificate of Incorporation), shares which such person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by employee benefit plans or directors, officers and employees of the Bank or Company or shares that are subject to a revocable proxy and that are not otherwise beneficially owned, or deemed by the Company to be beneficially owned, by such person and his affiliates. The Certificate of Incorporation also contains provisions authorizing the Board of Directors to construe and apply the Limit and to demand that any person reasonably believed to beneficially own Common Stock in excess of the Limit (or hold of record Common Stock beneficially owned in excess of the Limit) to provide the Company with certain information. No assurance can be given that a court applying Delaware law would enforce such provisions of the Certificate of Incorporation. The Certificate of Incorporation of the Company further provides that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock (after giving effect to the limitation on voting rights).

     New Business.  Under the Bank's Bylaws, any new business to be taken up at
     ------------
the annual meeting shall be stated in writing and filed with the Secretary of the Bank at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. The Bylaws of Life Financial Corp. require a stockholder who intends to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of Life Financial Corp.; provided, however, that in the event that less than 100 days notice or prior disclosure of the meeting is given by Life Financial Corp., notice of new business to be proposed by a stockholder to be timely must be received by the Secretary within ten days of the date of such notice or disclosure of the date of the meeting by Life Financial Corp.

     Nomination of Directors.  The Bank's Bylaws provide that stockholder
     -----------------------
nominations for directors must be stated in writing and delivered to the Secretary of the Bank at least five days before the annual meeting of stockholders in order to be voted on at the meeting. The Bylaws also provide that the Board of Directors shall act as the nominating committee. Life Financial Corp.'s Bylaws provide that nominations for the election of directors may be made by a majority of the Board of Directors or by stockholders. Stockholders intending to nominate candidates for election as directors must deliver written notice to Life Financial Corp. not less than 90 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 100 days notice or prior disclosure of the meeting is given by Life Financial Corp., notice of a nomination proposed by a stockholder to be timely must be received by the Secretary within 10 days of the date of such notice or disclosure of the meeting by Life Financial Corp. The Bylaws further provide that the stockholder's notice shall set forth certain information concerning each nominee. In addition, the stockholder giving the notice is required to state the name and address of such stockholder and the identity of other stockholders known by such stockholder to be supporting such nominees and the extent of such persons' beneficial ownership of Life Financial Corp.'s stock. A majority of the Board of Directors may reject a nomination by a stockholder not timely made in accordance with the requirements of the Bylaws.

     Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Company's Certificate of Incorporation requires the approval of the holders of 80% of the Company's outstanding shares of voting stock to approve certain "Business Combinations," as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, 80% approval of stockholders is required in connection with any transaction involving an Interested Stockholder (as defined below) except (i) in cases where the proposed transaction has been approved in advance by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested

Stockholder or (ii) if the proposed transaction meets certain conditions set forth therein which are designed to afford the stockholders a fair price in consideration for their shares in which case, if a stockholder vote is required, approval of only a majority of the outstanding shares of voting stock would be sufficient. The term "Interested Stockholder" is defined to include any individual, corporation, partnership or other entity (other than the Company or its subsidiary) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with or into any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company in exchange for any assets, cash or securities the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company owned directly or indirectly by an Interested Stockholder or Affiliate thereof.

     The Bank's Charter and Bylaws contain no special provisions relating to "Business Combinations," including mergers, consolidations and sales of all or substantially all of the assets of the Bank. Pursuant to OTS regulations, a federal savings association generally may enter into combinations only after prior written notice to or approval of the OTS and the approval of two-thirds of the outstanding voting stock of the savings association.

     Evaluation of Offers.  The Certificate of Incorporation of the Company
     --------------------
further provides that the Board of Directors of the Company, when evaluating any offer of another "Person" (as defined therein) to: (i) make a tender or exchange offer for any equity security of the Company; (ii) merge or consolidate the Company with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company, the Bank and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Company's customers and the Bank's present and future account holders, borrowers and employees; on the communities in which the Company and the Bank operate or are located; and on the ability of the Company to fulfill its corporate objectives as a savings and loan holding company and on the ability of the Bank to fulfill the objectives of a federally chartered stock savings association under applicable statutes and regulations. No assurance can be given that a court applying Delaware law would enforce the foregoing provision of the Certificate of Incorporation. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

     The Bank's Charter and Bylaws contain no provisions outlining the factors the Board of Directors may consider when evaluating any offer of a person to:
(i) make a tender offer or exchange offer for any equity security of the Bank;
(ii) merge or consolidate the Bank with another corporation or entity; or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Bank.

       Amendment of Certificate of Incorporation and Bylaws.   Amendments to the
       ----------------------------------------------------
Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock; provided, however, that an affirmative vote of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by its Board of Directors, or by a vote of 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

     Amendments to the Charter of the Bank must first be proposed by the Board of Directors of the Bank, then preliminarily approved by the OTS, and thereafter approved by the stockholders by a majority of the votes eligible to be cast at a legal meeting. Amendments to the Bylaws of the Bank may be made, subject to the notice requirements of the OTS, by a majority vote of the full Board of Directors or by a majority vote of the votes cast by the stockholders of the Bank at any legal meeting.

     Limitations on Director Liability.  In accordance with the Delaware General
     ---------------------------------
Corporation Law, the Certificate of Incorporation of Life Financial Corp. provides that a director of Life Financial Corp. will not have any personal liability to Life Financial Corp. or its stockholders for monetary damages for breaches of fiduciary duty as a director for actions taken in good faith performance of their duties as directors. This provision does not limit personal liability of Life Financial Corp.'s Directors for monetary damages for breaches of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, unlawful purchases or redemptions of stock, payments of unlawful dividends or the receipt or payment of improper personal benefits. This provision applies to actions taken by a director only in that capacity; it does not apply to actions taken in any other capacity, including that of an officer. In addition, this provision does not limit the liability of directors arising in causes of action brought under the federal securities laws. The Certificate of Incorporation also provides that any repeal or modification of this provision by stockholders of Life Financial Corp. will not adversely affect any right or protection of a director of Life Financial Corp. existing at the time of the repeal or modification and that if the Delaware General Corporation Law is amended after approval of the Certificate of Incorporation to further limit the personal liability of directors, the liability of a director of Life Financial Corp. will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended.

     While the Certificate of Incorporation provides directors with protection from awards of monetary damages for breaches of their duty of care, it does not eliminate their duty of care. Equitable remedies, such as an injunction or recision, continue to exist to enforce this duty of care. Moreover, the limitation on liability does not preclude or limit recovery of damages by third parties. The Certificate of Incorporation also allows a recovery of damages for the unlawful payment of dividends and in certain other circumstances. This provision of the Certificate of Incorporation is designed to ensure that the ability of Life Financial Corp.'s Directors to exercise their business judgment in managing Life Financial Corp.'s affairs, subject to their continuing fiduciary duties of loyalty to Life Financial Corp. and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation.

     The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations such as Life Financial Corp. often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers, challenging good faith business judgments and involving no allegations of personal wrongdoing, has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of such litigation, well-founded or not, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

     In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their bylaws and have obtained liability insurance protecting the company and its directors and officers against the costs of litigation and related expenses. Recent changes in the market for directors' liability insurance, including difficulty in obtaining adequate policies which are not prohibitively expensive, may result in individuals being unwilling, in many instances, to serve as directors without at least a partial substitute for the protection which such insurance has historically provided. This concern is particularly a factor with respect to outside directors (directors who are not employees of a corporation), who are especially valuable in providing unbiased advice to a corporation. The provisions of the Certificate of Incorporation relating to director liability and the Delaware law authorizing such provisions are intended to reduce, in appropriate cases, the risk incident to serving as a director. The Bank is not presently aware of any pending or threatened litigation which, if instituted against Life Financial Corp., would be affected by this provision. Life Savings' Charter does not provide for limitations of liability for Life Savings' directors nor are such limitations provided under OTS regulations.

     Indemnification of Officers and Directors.  Under the Delaware General
     -----------------------------------------
Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Delaware law permits a corporation to advance expenses to directors or officers upon the corporation's receipt of an undertaking by such person to repay the advance in the event of a specific determination that such person was not entitled to indemnification.

     Delaware law requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action by reason of the fact that he is or
was a director, officer, employee or agent of the corporation.   Delaware law,
however, provides that the termination of any proceeding (other than an action by or in the right of the corporation) by judgment, order, settlement, conviction or upon a plea of nolo contendere does not create a presumption adverse to the director, officer or other person.

     The Bank's Board of Directors believes that it is in the best interests of its stockholders to provide mandatory indemnification for Life Financial Corp.'s directors and officers to the fullest extent permitted by Delaware law. Accordingly, the Certificate of Incorporation provides that each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of Life Financial Corp. or, among other things, of another related entity shall be indemnified by Life Financial Corp. to the fullest extent authorized by Delaware law (but, in the case of any future amendment to Delaware law, the right to indemnification shall be adjusted only to the extent that such amendment permits Life Financial Corp. to provide broader indemnification rights than prior to such amendment), against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation also provides that indemnification to directors or officers is a contract right and such right includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Delaware law requires, the advancement of such expenses will be made only after the person delivers an undertaking to Life Financial Corp. to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The purpose of providing that the right of indemnification is a contract right is to provide an indemnified party with an enforceable claim that may not be unilaterally affected by actions taken by Life Financial Corp. (e.g., there would be a claim under contract law to indemnification as to conduct which occurred while this provision of the Certificate of Incorporation was in effect, regardless of subsequent changes thereto). If Life Financial Corp. does not pay a proper claim for indemnification in full within 30 days after a written claim for such indemnification is received by Life Financial Corp., the Certificate of Incorporation authorizes the claimant to bring a suit against Life Financial Corp. and prescribes what does and does not constitute a defense to such action. Such right to indemnification and advancement of expenses also may be conferred upon any employee or agent of Life Financial Corp. if, and to the extent, authorized by Life Financial Corp.'s Bylaws or its Board of Directors. Life Financial Corp.'s Bylaws provide that indemnification may be available to employees and agents.

     In any action by a person seeking indemnification, it is a defense that such person has not met any applicable standard for indemnification as set forth in Delaware General Corporation Law. However, neither the failure of Life Financial Corp. to have made a determination that the applicable standard has been satisfied, or an actual determination by Life Financial Corp. that such person has not satisfied the applicable standard, shall create a presumption that such standard was not satisfied, or be a defense to such action. The burden of proving that the applicable standard of conduct has not been satisfied, and that such person is not entitled to indemnification, shall be on Life Financial Corp.

     The Certificate of Incorporation further states that the right to indemnification and the advancement of expenses conferred by the Certificate of Incorporation is not exclusive of any other right which any person may have or hereinafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of Life Financial Corp., vote of stockholders or disinterested directors, or otherwise. In addition, the Certificate of Incorporation authorizes Life Financial Corp. to maintain insurance, at its expense, to protect itself and certain individuals, including officers and directors of Life Financial Corp., against any expense, liability, or loss, whether or not Life Financial Corp. would have the power to indemnify the person under Delaware law.


     Although the indemnification provisions contained in the Certificate of Incorporation are not specifically intended to provide indemnification of officers and directors for violations of the Securities Act, it is conceivable that such a claim for indemnification could be asserted thereunder. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Life Financial Corp. pursuant to the foregoing provisions, Life Financial Corp. has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


     These provisions have been included in Life Financial Corp.'s Certificate of Incorporation in recognition of the need to protect directors and officers of Life Financial Corp. so as to attract and retain the best personnel available. In light of the complexities and pressures placed on directors of publicly held corporations, and especially companies involved in the complex and fast-changing financial services industry, the Board of Directors believes that the time, efforts and talent of officers and directors of Life Financial Corp. and its subsidiaries should be directed toward managing Life Financial Corp.'s business, rather than being forced to act defensively out of concern over costly personal litigation. By including these indemnification provisions in Life Financial Corp.'s Certificate of Incorporation, directors and officers of Life Financial Corp. will have the assurance that they will be indemnified for actions taken in good faith and in a manner believed to be in the best interest of the stockholders.


     The Bank's Charter and Bylaws do not address indemnification of its officers and directors. The OTS regulations do provide indemnification for officers and directors of savings banks. These provisions are more limited, however, than the related provisions of Life Financial Corp.'s Certificate of Incorporation and Bylaws.


     The provisions regarding the Company described above are intended to reduce the Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of its Board of Directors. The provisions of the employment agreement with Mr. Perl and the Stock Option Plans may also discourage takeover attempts by increasing the costs to be incurred by the Bank and the Company in the event of a takeover. See "The Board of Directors and Management of the Bank--Employment Agreements" and "-- Stock Option Plans."


     The Company's Board of Directors believes that the provisions of the Certificate of Incorporation, Bylaws and management remuneration plans to be established are in the best interest of the Company and its stockholders. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the Board of Directors' view that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the Company and that otherwise is in the best interest of all stockholders.

DELAWARE CORPORATE LAW

     The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the Delaware General Corporate Law ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

     In general, Section 203 provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.


REGULATORY RESTRICTIONS ON THE ACQUISITION OF THE COMPANY

     Any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the OTS under the Change in Bank Control Act. The OTS requires all persons seeking control of a savings institution, and, therefore, indirectly its holding company, to obtain regulatory approval prior to offering to obtain control. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire directly or indirectly "control," as that term is defined in OTS regulations, of a federally-insured savings institution without giving at least 60 days' written notice to the OTS and providing the OTS an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved if it is determined, among other things, that: (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of holding company stock are not limited to three years after conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under OTS regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.


                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Certificate of Incorporation authorizes the issuance of 25,000,000 shares of Common Stock. Upon completion of the Reorganization, there will be 3,211,716 shares of Common Stock outstanding.


     All shares of Common Stock issued in the Reorganization will be available for resale in the public market without restriction or further registration under the Securities Act, except for shares exchanged by affiliates of the Company (in general, any person who has a control relationship with the Company) in the Reorganization, which shares will be subject to the resale limitations of Rule 144. After the Public Offering shares of Common Stock held by affiliates will be considered to be "control shares" and _______ shares of Common Stock issuable upon the exercise of options that the Bank has granted or agreed to grant will be "restricted securities" within the meaning of Rule 144, and are eligible for sale in the public market in compliance with Rule 144. At the first meeting of stockholders of the Company, the Company intends to file a registration statement on Form S-8 under the Securities Act registering approximately _______ shares of Common Stock issuable upon the exercise of options granted pursuant to the Bank's Option Plan. In the event that the Public Offering is completed, the Registration on Form S-8 will include _______ shares of Common Stock granted or to be granted pursuant to the Company's Option Plan (or _______ shares if the Underwriters' over-allotment option is exercised in full). See "The Board of Directors and Management of the Bank - Stock Option Plans." Upon effectiveness of the registration statement, shares issued to nonaffiliates upon the exercise of the options generally will be freely tradeable without restriction or further registration under the Securities Act. All officers and directors of the Company have agreed, subject to certain exceptions, that they will not offer, sell or otherwise dispose of any shares of Common Stock owned by them for a period of 180 days after the date of this Prospectus without the prior written consent of Keefe, Bruyette & Woods, Inc. The Company has agreed, subject to certain exceptions, that it will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Keefe, Bruyette & Woods, Inc.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Securities Act, is entitled to sell, within any three-month period, a number of restricted shares as to which at least one year has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company in an amount that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (32,117 shares based upon 3,211,716 shares to be outstanding immediately after the Reorganization), or (ii) if the Common Stock is quoted on the National Market System of the Nasdaq Stock Market or a stock exchange, the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice, and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person and who has beneficially owned shares as to which at least two years has elapsed from the later of the acquisition of such shares from the Company or an affiliate of the Company is entitled to sell them without regard to the volume, manner of sale, or notice requirements of Rule 144.

                                    EXPERTS


     The financial statements of Life Savings Bank, Federal Savings Bank as of December 31, 1996 and for the year then ended included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Life Savings Bank, Federal Savings Bank as of December 31, 1995 and for the year ended December 31, 1995 included in this Prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.


     The financial statements of Life Savings Bank, Federal Savings Bank for the year ended December 31, 1994 included in this Prospectus, have been audited by Price Waterhouse LLP, independent accountants, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     The legality of the Common Stock will be passed upon for the Bank and the Company by Muldoon, Murphy & Faucette, Washington, D.C., special counsel to the Bank and the Company. Muldoon, Murphy & Faucette will rely as to certain matters of Delaware law on the opinion of Morris, Nichols, Arsht & Tunnell. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Brobeck, Phleger & Harrison LLP, Newport Beach, California.

                             CHANGES IN ACCOUNTANTS


     Prior to the year ended December 31, 1996 the Bank's financial statements were audited by Grant Thornton LLP. Grant Thornton LLP was replaced on October 24, 1996 and Deloitte & Touche LLP was engaged and continues as the independent auditors of the Bank. The decision to change auditors was recommended by the Audit Committee and was approved by the Board of Directors. Accordingly, the statement of financial condition as of December 31, 1995 and related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995, and included in this Prospectus, were audited by Grant Thornton
LLP.


     For the year ended December 31, 1995 and up to the date of the replacement of Grant Thornton LLP, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report. The independent auditors' report on the financial statements for the year ended December 31, 1995 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.


     Prior to the year ended December 31, 1995 the Bank's financial statements were audited by Price Waterhouse LLP. Price Waterhouse LLP was replaced on October 26, 1995 and Grant Thornton LLP was engaged as independent auditors of the Bank for the year ended December 31, 1995. The decision to change auditors was recommended by the Audit Committee and was approved by the Board of Directors. Accordingly, the Bank's statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, included in this Prospectus, were audited by Price Waterhouse LLP.


     For the year ended December 31, 1994 and up to the date of the replacement of Price Waterhouse LLP, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The independent accountants' report on the financial statements for the year ended December 31, 1994 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.


                             ADDITIONAL INFORMATION


     The Company has filed with the SEC a registration statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the registration statement required to be described; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document. Such information and all exhibits to the Registration Statement can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Pacific Regional Office of the Commission at 5670 Wilshire Blvd., 11th Floor, Los Angeles, California 90036-3648, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company.


          The Company will register its Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act.

                         STOCKHOLDER PROPOSALS FOR 1998
                                 ANNUAL MEETING

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received no later than _______________, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                         INDEX TO FINANCIAL STATEMENTS

 Report of Independent Accountants for the year ended December 31, 1994.... F-1
 Independent Auditors' Report as of and for the year ended December 31,
  1995..................................................................... F-2
 Independent Auditors' Report as of and for the year ended December 31,
  1996..................................................................... F-3
 Statements of Financial Condition as of March 31, 1997 (unaudited) and De-
  cember 31, 1996 and 1995................................................. F-4
 Statements of Operations for the three months ended March 31, 1997 and
  1996 (unaudited) and for each of the three years in the period ended De-
  cember 31, 1996.......................................................... F-5
 Statements of Stockholders' Equity for the three months ended March 31,
  1997 (unaudited) and for each of the three years in the period ended De-
  cember 31, 1996.......................................................... F-6
 Statements of Cash Flows for the three months ended March 31, 1997 and
  1996 (unaudited) and for each of the three years in the period ended De-
  cember 31, 1996.......................................................... F-7
 Notes to Financial Statements............................................. F-8

  All schedules are omitted because they are not required or applicable, or the required information is shown in the financial statements or notes thereto.

  The financial statements of Life Financial Corp. have been omitted because Life Financial Corp. has not yet issued any stock, has no assets and no liabilities, and has not conducted any business other than of an organizational nature.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Life Savings Bank, Federal Savings Bank

In our opinion, the accompanying statements of operations, of cash flows and of stockholders' equity present fairly, in all material respects the results of operations and cash flows of Life Savings Bank, Federal Savings Bank for the year ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Bank's management; our responsibility is to express an opinion on these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of Life Savings Bank, Federal Savings Bank for any period subsequent to December 31, 1994.

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Los Angeles, California
January 31, 1995

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Life Savings Bank, Federal Savings Bank

We have audited the accompanying statement of financial condition of Life Savings Bank, Federal Savings Bank as of December 31, 1995, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1995 financial statements referred to above present fairly, in all material respects, the financial position of Life Savings Bank, Federal Savings Bank as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1995 the Bank changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122.

/s/ Grant Thornton LLP
Grant Thornton LLP

Irvine, California
February 8, 1996 (except for the "Earnings Per Share" paragraph of Note 1, as to which the date is March 29, 1996)

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Life Savings Bank, Federal Savings Bank

We have audited the accompanying statement of financial condition of Life Savings Bank, Federal Savings Bank as of December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 1996 financial statements present fairly, in all material respects, the financial position of Life Savings Bank, Federal Savings Bank as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, in 1995, the Bank changed its method of accounting for mortgage servicing rights to conform with Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Costa Mesa, California
February 7, 1997 (March 14, 1997 as to Note 16)

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

                       STATEMENTS OF FINANCIAL CONDITION

                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                    MARCH 31,  -----------------
                                                      1997       1996     1995
                                                   ----------- --------  -------
                                                   (UNAUDITED)
                     ASSETS
Cash and cash equivalents........................   $ 45,987   $ 13,265  $ 3,932
Restricted cash..................................      6,898      1,636
Securities held to maturity, estimated fair value
 of $7,992 (1997), $7,981 (1996) and $1,985
 (1995)..........................................      8,023      8,023    1,985
Residual assets, at fair value...................     12,519      5,700
Loans held for sale..............................     38,296     31,018   21,688
Loans held for investment, net of allowance for
 estimated loan losses of $1,801 (1997), $1,625
 (1996) and $1,177 (1995)........................     34,671     36,895   41,693
Mortgage servicing rights........................      4,071      2,645      683
Accrued interest receivable......................        666        537      507
Foreclosed real estate, net......................      1,183        561      827
Premises and equipment, net......................      1,660      1,579      976
Federal Home Loan Bank stock.....................        998        814      715
Deferred income taxes............................        387        397      138
Other assets.....................................      2,348        940      992
                                                    --------   --------  -------
    TOTAL ASSETS.................................   $157,707   $104,010  $74,136
                                                    ========   ========  =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Deposit accounts...............................   $130,808   $ 85,711  $67,535
  Other borrowings...............................                 3,278
  Subordinated debentures........................     10,000
  Accounts payable and other liabilities.........      5,384      5,748    2,333
                                                    --------   --------  -------
    Total liabilities............................    146,192     94,737   69,868
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $8 stated value; 10,000,000
   shares authorized; 1,070,572 (1997 and 1996)
   and 311,036 (1995) shares issued and
   outstanding...................................      8,565      8,565    2,488
  Additional paid-in capital.....................        825        825      914
  Retained earnings (deficit), partially
   restricted....................................      2,125       (117)     866
                                                    --------   --------  -------
    Total stockholders' equity...................     11,515      9,273    4,268
                                                    --------   --------  -------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...   $157,707   $104,010  $74,136
                                                    ========   ========  =======

                       See notes to financial statements.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

                            STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                       THREE MONTHS
                                           ENDED
                                         MARCH 31,     YEAR ENDED DECEMBER 31,
                                     ----------------- -----------------------
                                       1997     1996    1996    1995    1994
                                     --------- ------- ------- ------- -------
                                        (UNAUDITED)
INTEREST INCOME:
  Loans............................  $   1,872 $ 1,598 $ 6,542 $ 5,433 $ 4,530
  Securities held to maturity......        106      25      56     159     138
  Other interest-earning assets....        326      39     331     233     156
                                     --------- ------- ------- ------- -------
    Total interest income..........      2,304   1,662   6,929   5,825   4,824
                                     --------- ------- ------- ------- -------
INTEREST EXPENSE:
  Deposit accounts.................      1,317     826   3,514   3,192   2,534
  Federal Home Loan Bank advances
   and other borrowings............        173     103     252     256     187
  Subordinated debentures..........         71
                                     --------- ------- ------- ------- -------
    Total interest expense.........      1,561     929   3,766   3,448   2,721
                                     --------- ------- ------- ------- -------
NET INTEREST INCOME BEFORE
 PROVISION FOR ESTIMATED LOAN
 LOSSES............................        743     733   3,163   2,377   2,103
PROVISION FOR ESTIMATED LOAN
 LOSSES............................        500      68     963   1,194   1,306
                                     --------- ------- ------- ------- -------
NET INTEREST INCOME AFTER PROVISION
 FOR ESTIMATED LOAN LOSSES.........        243     665   2,200   1,183     797
NONINTEREST INCOME:
  Loan servicing and other fees....        120     101     496     231     164
  Service charges on deposit
   accounts........................         30      33     128     111      84
  Net gains from mortgage financing
   operations......................      5,877     887   8,352   3,575   1,428
  Other income.....................         58      19     136     103      12
                                     --------- ------- ------- ------- -------
    Total noninterest income.......      6,085   1,040   9,112   4,020   1,688
NONINTEREST EXPENSE:
  Compensation and benefits........      1,582     814   5,233   2,544   1,575
  Premises and occupancy...........        223     166     746     471     418
  Data processing..................        135      87     390     208     167
  Net loss on foreclosed real
   estate..........................         63      91     158      53     280
  FDIC insurance premiums..........         18      44     174     184     186
  SAIF special assessment..........                        448
  Marketing........................         68      39     189      65      55
  Telephone........................         85      40     246     143     128
  Professional services............         58      27     218      92      86
  Other expense....................        260     213     879     629     561
                                     --------- ------- ------- ------- -------
    Total noninterest expense......      2,492   1,521   8,681   4,389   3,456
                                     --------- ------- ------- ------- -------
INCOME (LOSS) BEFORE INCOME TAX
 PROVISION (BENEFIT)...............      3,836     184   2,631     814    (971)
INCOME TAX PROVISION (BENEFIT).....      1,594      79   1,126     294    (300)
                                     --------- ------- ------- ------- -------
NET INCOME (LOSS)..................  $   2,242 $   105 $ 1,505 $   520 $  (671)
                                     ========= ======= ======= ======= =======
EARNINGS (LOSS) PER SHARE..........  $    2.09 $  0.17 $  1.90 $  0.84 $ (1.08)
                                     ========= ======= ======= ======= =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING.......................  1,070,572 622,072 790,260 622,072 622,072
                                     ========= ======= ======= ======= =======

                       See notes to financial statements.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                              COMMON STOCK   ADDITIONAL RETAINED      TOTAL
                            ----------------  PAID-IN   EARNINGS  STOCKHOLDERS'
                             SHARES   AMOUNT  CAPITAL   (DEFICIT)    EQUITY
                            --------- ------ ---------- --------- -------------
BALANCE, January 1, 1994..    311,036 $2,488    $914     $ 1,017     $ 4,419
Net loss..................                                  (671)       (671)
                            --------- ------    ----     -------     -------
BALANCE, December 31,
 1994.....................    311,036  2,488     914         346       3,748
Net income................                                   520         520
                            --------- ------    ----     -------     -------
BALANCE, December 31,
 1995.....................    311,036  2,488     914         866       4,268
Stock split effected in
 the form of a dividend...    311,036  2,488              (2,488)
Net proceeds from issuance
 of common stock..........    448,500  3,589     (89)                  3,500
Net income................                                 1,505       1,505
                            --------- ------    ----     -------     -------
BALANCE, December 31,
 1996.....................  1,070,572  8,565     825        (117)      9,273
Net income (unaudited)....                                 2,242       2,242
                            --------- ------    ----     -------     -------
BALANCE, March 31, 1997
 (unaudited)..............  1,070,572 $8,565    $825     $ 2,125     $11,515
                            ========= ======    ====     =======     =======



                       See notes to financial statements.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                               THREE MONTHS
                             ENDED  MARCH 31,      YEAR ENDED DECEMBER 31,
                             ------------------  ------------------------------
                               1997      1996      1996       1995       1994
                             --------  --------  ---------  ---------  --------
                                (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income (loss)..........  $  2,242  $    105  $   1,505  $     520  $   (671)
Adjustments to reconcile
 net income (loss) to net
 cash used in operating
 activities:
 Depreciation and
  amortization.............       100        65        301        166       179
 Provision for estimated
  loan losses..............       500        68        963      1,194     1,306
 Accretion of deferred
  fees.....................        (1)       (2)       (41)       (11)      (20)
 Provision for estimated
  losses on foreclosed real
  estate...................        26        72        145        104       187
 Gain on sale of foreclosed
  real estate, net.........        (3)       (1)       (41)      (137)      (39)
 Gain on sale and
  securitization of loans
  held for sale............    (5,358)     (887)    (7,868)    (3,549)   (1,014)
 Gain on bulk sale of
  mortgage servicing
  rights...................                                       (26)     (414)
 Unrealized gain on
  residual asset...........      (519)                (484)
 Net accretion of residual
  asset....................      (202)                 (29)
 Valuation allowance on
  mortgage servicing
  rights...................                   3        (12)        13
 Amortization of mortgage
  servicing rights.........       172        39        320        268        20
 Purchase and origination
  of loans held for sale,
  net of loan fees.........   (93,866)  (51,929)  (227,156)  (135,552)  (72,613)
 Proceeds from sales and
  securitization of loans
  held for sale............    80,025    39,323    212,226    130,086    66,408
 Increase in restricted
  cash.....................    (5,262)              (1,636)
 Increase in accrued
  interest receivable......      (129)       (9)       (30)       (76)       (2)
 Deferred income taxes.....        10      (118)      (259)       (81)       51
 Decrease (increase) in
  income taxes receivable..                                       479       (64)
 Increase (decrease) in
  accounts payable and
  other liabilities........      (364)     (262)     3,415      1,618        86
 Federal Home Loan Bank
  stock dividend...........       (13)       (8)       (34)       (30)      (20)
 Decrease (increase) in
  other assets.............    (1,408)     (112)        52       (315)     (271)
                             --------  --------  ---------  ---------  --------
  Net cash used in
   operating activities....  (24,050)  (13,653)    (18,663)    (5,329)   (6,891)
CASH FLOWS FROM INVESTING
 ACTIVITIES:
Net decrease in loans......     4,440     2,060      8,578      6,428     8,133
Proceeds from sale of
 foreclosed real estate....        65       318      1,471      1,097     1,424
Purchase of securities held
 to maturity...............    (1,000)     (996)    (8,013)    (8,969)     (991)
Proceeds from maturities of
 securities held to
 maturity..................     1,000     1,000      1,975      9,241     2,042
Purchase of mortgage
 servicing rights..........                                      (706)     (128)
Proceeds from bulk sales of
 servicing rights..........                                       632       522
Additions to premises and
 equipment, net............      (181)      (88)      (904)      (523)      (33)
Purchase of Federal Home
 Loan Bank stock...........      (171)      (17)       (65)       (82)       (8)
Cash received on residual
 assets....................       800
                             --------  --------  ---------  ---------  --------
  Net cash provided by
   investing activities....     4,953     2,277      3,042      7,118    10,961
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Net increase (decrease) in
 deposit accounts..........    45,097     3,063     18,176      1,846    (6,319)
(Decrease) increase in
 Federal Home Loan Bank
 advances..................               9,800                (1,250)       50
Proceeds from (repayments
 of) other borrowings......    (3,278)               3,278
Net proceeds from issuance
 of common stock...........                          3,500
 Issuance of subordinated
  debentures...............    10,000
                             --------  --------  ---------  ---------  --------
  Net cash provided by
   (used in) financing
   activities..............    51,819    12,863     24,954        596    (6,269)
                             --------  --------  ---------  ---------  --------
NET INCREASE (DECREASE) IN
 CASH AND CASH
 EQUIVALENTS...............    32,722     1,487      9,333      2,385    (2,199)
CASH AND CASH EQUIVALENTS,
 beginning of period.......    13,265     3,932      3,932      1,547     3,746
                             --------  --------  ---------  ---------  --------
CASH AND CASH EQUIVALENTS,
 end of period.............  $ 45,987  $  5,419  $  13,265  $   3,932  $  1,547
                             ========  ========  =========  =========  ========
SUPPLEMENTAL CASH FLOW
 DISCLOSURES:
Interest paid..............  $  1,507  $    930  $   3,773  $   3,418  $  2,729
                             ========  ========  =========  =========  ========
Income taxes paid
 (refunded)................  $  1,240  $    208  $     267  $     191  $   (290)
                             ========  ========  =========  =========  ========
NONCASH INVESTING
 ACTIVITIES DURING THE
 PERIOD:
Transfers from loans held
 for sale to loans held for
 investment................  $    --   $    --   $     856  $     --   $    --
                             ========  ========  =========  =========  ========
Transfers from loans held
 for investment to loans
 held for sale.............  $    --   $    --   $     --   $     --   $ 10,090
                             ========  ========  =========  =========  ========
Transfers from loans to
 foreclosed real estate....  $    876  $    700  $   2,070  $   1,983  $  1,871
                             ========  ========  =========  =========  ========
Loans to facilitate sales
 of foreclosed real
 estate....................  $    166  $    163  $     761  $     647  $  1,516
                             ========  ========  =========  =========  ========
NONCASH FINANCING
 ACTIVITIES DURING THE
 PERIOD--
 Stock dividends paid......  $    --   $  2,488  $   2,488  $     --   $    --
                             ========  ========  =========  =========  ========

                       See notes to financial statements.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

                         NOTES TO FINANCIAL STATEMENTS

        FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
             AND THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  Insofar as these financial statements and notes relate to information at March 31, 1997 and for the three month periods ended March 31, 1997 and 1996, they are unaudited. In the opinion of management, such unaudited financial statements and notes thereto reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position, results of operations and cash flows for such periods. The financial position at March 31, 1997 and results of operations for the three months then ended are not necessarily indicative of the financial position that may be expected at December 31, 1997 or results of operations that may be expected for the year ending December 31, 1997.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business--Life Savings Bank, Federal Savings Bank (the Bank) is a federally chartered savings bank which commenced operations in 1983. The Bank has one branch in San Bernardino County and its deposit accounts are insured by the Federal Deposit Insurance Corporation (FDIC).

  The Bank originates, purchases, sells and services nonconventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. The Bank focuses on loans for the purchase or refinance of residential real property by borrowers who, because of prior credit problems or the absence of a credit history, are considered "subprime borrowers." The Bank also originates debt consolidation loans for up to 125% of the loan to value ratio of such loans for borrowers whose credit history qualifies for loans under federal agency programs. The Bank purchases and originates mortgage loans and other real estate secured loans through a network of approved correspondents and mortgage brokers on a nationwide basis, as well as through the Bank's retail lending division. Except for a limited number of loans specifically originated for retention in the Bank's portfolio as loans held for investment, since 1994, loans originated or purchased are generally originated for sale in the secondary mortgage market or in asset securitizations. The Bank generally retains the majority of the servicing rights to the loans sold or securitized and may sell servicing rights at a later date depending on market opportunities. In addition, the Bank purchases and originates for resale in the secondary market, smaller commercial real estate and multi-family loans. The Bank funds substantially all of the loans which it purchases or originates through deposits from customers concentrated in the communities surrounding its home office in San Bernardino County, internally generated funds and advances from the Federal Home Loan Bank.

  The Bank has recently begun to focus efforts on the origination of multi-family and commercial real estate as well as consumer-oriented loans secured by real estate, primarily home equity lines of credit and second trust deeds. Specifically, the Bank has targeted borrowers seeking loans secured by multi-family properties or properties used for commercial business purposes such as small office buildings or light industrial or retail facilities. Such loans are generally originated for sale.

  Securities Held to Maturity--Investments in debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

  Loans--The Bank's real estate loan portfolio consists primarily of long-term loans secured by first trust deeds on single-family residences. The adjustable rate mortgage (ARM) is the Bank's primary loan investment.

  The Bank originates mortgage loans for both portfolio investment and sale in the secondary market. At origination or purchase, mortgage loans are designated as held for sale or held for investment. Loans held for

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

sale are carried at the lower of cost or estimated market value determined on an aggregate basis by outstanding investor commitments or current investor requirements and include related loan origination costs and fees, as well as premiums or discounts for purchased loans. Net unrealized losses, if any, are recognized in a valuation allowance by charges to operations. Any transfers of loans held for sale to the investment portfolio are recorded at the lower of cost or estimated market value on the transfer date. At March 31, 1997 and December 31, 1996, respectively, the principal balance of loans held for sale consist of $23,581,000 and $25,414,000 in single family residential mortgage loans, $7,829,000 and $2,628,000 in multi-family residential mortgage loans, $3,180,000 and $2,412,000 in commercial mortgage loans and $3,229,000 and $0 in other loans. At December 31, 1995, all loans held for sale are single family residential mortgage loans.

  Loans held for investment are carried at amortized cost and net of deferred loan origination fees and costs and allowance for estimated loan losses. Net deferred loan origination fees and costs on loans are amortized or accreted using the interest method over the expected lives of the loans. Amortization of deferred loan fees is discontinued for nonperforming loans. Loans held for investment are not adjusted to the lower of cost or estimated market value because it is management's intention, and the Bank has the ability to, hold these loans to maturity.

  Interest on loans is credited to income as earned. Interest receivable is accrued only if deemed collectible. Generally, allowances are established for uncollected interest on loans on which payments are more than 90 days past due.

  On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-- Income Recognition and Disclosures. SFAS No. 114 generally requires all creditors to account for impaired loans, except those loans that are accounted for at fair value or at the lower of cost or fair value, at the present value of the expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 indicates that a creditor should evaluate the collectibility of both contractual interest and contractual principal when assessing the need for a loss accrual. The adoption of these statements did not have a material impact on the results of operations or the financial position of the Bank, taken as a whole.

  The Bank considers a loan impaired when it is probable that the Bank will be unable to collect all contractual principal and interest payments under the terms of the original loan agreement. Loans are evaluated for impairment as part of the Bank's normal internal asset review process. However, in determining when a loan is impaired, management also considers the loan documentation, current loan to value ratios, and the borrower's current financial position. Included as impaired loans are all loans delinquent 90 days or more and all loans that have a specific loss allowance applied to adjust the loan to fair value. The accrual of interest on impaired loans is discontinued after a 90-day delinquent period or when, in management's opinion, the borrower may be unable to meet payments as they become due. When the interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Where impairment is considered other than temporary, a charge-off is recorded; where impairment is considered temporary, an allowance is established. Impaired loans which are performing under the contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loans. The Bank uses the fair value of collateral method for measuring impaired loans. The Bank applies such measurement provision to all loans in its portfolio except for one- to four-family residential mortgage loans and unsecured consumer loans, which are collectively evaluated for impairment.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Allowances for Estimated Loan and Real Estate Losses--It is the policy of the Bank to maintain allowances for estimated loan and real estate losses at levels deemed appropriate by management to provide for known or inherent risks in the portfolio. Specific loss allowances are established for loans that are deemed impaired if the fair value of the loan or the collateral is estimated to be less than the gross carrying value of the loan. In estimating losses, management considers the estimated sales price, cost of refurbishment, payment of delinquent taxes, cost of holding the property (if an extended period is anticipated) and cost of disposal. Additionally, general valuation allowances for loan and real estate losses have been established. Management's determination of the adequacy of the loan and real estate loss allowances is based on an evaluation of the composition of the portfolio, actual loss experience, current and prospective economic conditions, industry trends and other relevant factors, such as the recent adverse economic conditions experienced (including declining real estate values) in the area in which the Bank's lending and real estate activities are based, which may affect the borrower's ability to pay and the value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

  Although management uses the best information available to make these estimates, future adjustments to the allowances may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.

  Mortgage Financing Operations--The Bank sells and securitizes the majority of loans held for sale with servicing retained. Under the servicing agreements, the investor is paid its share of the principal collections together with interest at an agreed-upon rate, which generally differs from the loans' contractual interest rate. Such differences result in a "loan servicing spread."

  Effective July 1, 1995, the Bank adopted SFAS No. 122, Accounting for Mortgage Servicing Rights, which amended SFAS No. 65, Accounting for Certain Mortgage Banking Activities. SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The impact of adopting SFAS No. 122 was an increase in pretax income of $594,000, net income of $438,000 and earnings per share of $.70 for the year ended December 31, 1995.

  In addition, SFAS No. 122 requires that all capitalized mortgage servicing rights (MSRs) be evaluated for impairment based on the fair value of those rights. The Bank's periodic evaluation is performed on a disaggregated basis whereby MSRs are stratified based upon type of interest rate (variable or fixed), loan type and original loan term. Impairment is recognized in a valuation allowance for each pool in the period of impairment. The Bank determines fair value based on the present value of estimated net future cash flows related to servicing income. In estimating fair values at December 31, 1996, the Bank utilized a weighted average prepayment assumption of 23% and a weighted average discount rate of 16.5%. The cost allocated to servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income.

  Prior to adoption of SFAS No. 122, the Bank used the methodology set forth in Emerging Issues Task Force No. 88-11, Allocation of Recorded Investment When a Loan or Part of a Loan is Sold, in accounting for loan sales.

  Gains on bulk sales of mortgage loan servicing rights are recognized when title and all risks and rewards have irrevocably passed to the buyer and there are no significant unresolved contingencies.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Residual Asset--In March 1997 and December 1996, the Bank completed the securitization and sale of approximately $83,200,000 and $51,900,000, respectively, in loans held for sale in the form of mortgage pass-through certificates and recognized gains of approximately $5,900,000 and $4,300,000, respectively. These certificates are held in a trust independent of the Bank. The Bank will act as servicer for the trust and receive a stated servicing fee. The Bank has also retained a beneficial interest in the form of an interest-only strip which represents the subordinated right to receive cash flows from the pool of securitized loans after payment of the required amounts to the holders of the securities and the costs associated with the securitization. This interest-only strip receivable is classified as a trading security and recorded at fair value with any unrealized gains or losses recorded in the results of operations in the period of the change in fair value. For the three months ended March 31, 1997 and the year ended December 31, 1996, a net unrealized gain of $519,000 and $484,000, respectively, resulting from changes in fair value is included in results of operations.

  Valuations at origination and at each reporting period are based on discounted cash flow analyses. The cash flows are estimated as the excess of the weighted average coupon on each pool of loans sold over the sum of the pass-through interest rate, a servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the prepayment, default, loss, and interest rate assumptions that market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that a purchaser unrelated to the seller of such a financial instrument would demand. At origination, the Bank utilized a prepayment assumption ranging from 17.0% to 25.0%, an estimated loss factor assumption ranging from 0.5% to 1.5% and a weighted average discount rate of 13.5% to value the residual assets. The valuation includes consideration of characteristics of the loans including loan type and size, interest rate, origination date, term and geographic location. The Bank also uses other available information such as externally prepared reports on prepayment rates, collateral value, economic forecasts and historical default and prepayment rates of the portfolio under review. To the Bank's knowledge, there is no active market for the sale of residual assets. The range of values attributable to the factors used in determining fair value is broad. Accordingly, the Bank's estimate of fair value is subjective.

  In connection with its securitization transactions, the Bank initially deposited cash with a trustee and will subsequently deposit a portion of the servicing spread collected on the related loans. Such amounts serve as credit enhancement for the related trust. The amount set aside is available for distribution to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to a reserve level as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Bank; and, at the termination of the related trust, any remaining amounts on deposit are distributed to the Bank. The amount on deposit at March 31, 1997 and December 31, 1996 is classified as restricted cash in the accompanying statement of financial condition.

  Foreclosed Real Estate--Real estate properties acquired through or in lieu of loan foreclosure are initially recorded at the lower of fair value or the balance of the loan at the date of foreclosure through a charge to the allowance for estimated loan losses. After foreclosure, valuations are periodically performed by management and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net gain
(loss) on foreclosed real estate in the statement of operations.

  Premises and Equipment--Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using both the straight-line and accelerated methods over the estimated useful lives of the assets, which range from 15 years for leasehold improvements, 7 years for furniture, fixtures and equipment, and 3 years for computer equipment.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Income Taxes--The Bank accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactments of changes in the tax law or rates are considered. If necessary, a valuation allowance is established based on management's determination of the likelihood of realization of deferred tax assets.

  Derivative Financial Instruments--The Bank has entered into various interest rate exchange agreements (swaps) to manage exposure to changes in interest rates. Net interest income (expense) on the swaps resulting from the differential between exchanging floating and fixed rate interest payments is recorded using the accrual method. No interest rate exchange agreements were outstanding as of March 31, 1997 and December 31, 1996 and 1995 (Note 13).

  In the ordinary course of business, the Bank has entered into other off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

  Earnings Per Share--Earnings per share is based on the weighted average number of shares outstanding adjusted retroactively to reflect the stock split effected in the form of a dividend during 1996. The 1995 and 1994 per share amounts and weighted average shares outstanding included in the accompanying financial statements have been restated to reflect such stock split.

  Presentation of Cash Flows--For purposes of reporting cash flows, cash and cash equivalents include cash and federal funds sold. Generally, federal funds are sold for one-day periods. At March 31, 1997 and December 31, 1996 and 1995, federal funds sold approximated $35,500,000, $10,335,000 and $1,600,000, respectively.

  Use of Estimates--In preparing the Bank's financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-Based Compensation--In 1995, the Financial Accounting Standards Board
(FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation, which encourages companies to account for stock compensation awards based on their fair value at the date the awards are granted. SFAS No. 123 does not require the application of the fair value method and allows for the continuance of current accounting methods, which require accounting for stock compensation awards based on their intrinsic value as of the grant date. However, SFAS No. 123 requires pro forma disclosure of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied. The accounting and disclosure requirements of this Statement are effective for financial statements for fiscal years beginning after December 15, 1995. The Bank did not adopt the accounting method in SFAS No. 123 with respect to its stock option plan and will account for such plan in accordance with Accounting Principles Board Opinion No. 25.

  Recent Accounting Developments--In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which was amended by SFAS No. 127. This statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. The statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. Retroactive application of this statement is not permitted. Implementation of SFAS No. 125 did not have a material impact on the Bank's results of operations or financial condition.

  In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires the presentation of diluted earnings per share for entities with complex capital structures. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock, such as options, were exercised or converted into common stock. The Bank does not believe that SFAS No. 128 will have a material impact on its financial statements.

  Reclassifications--Certain reclassifications have been made to the 1995 and 1994 financial statements to conform to the 1996 presentation.

2. REGULATORY CAPITAL REQUIREMENTS AND OTHER REGULATORY MATTERS

  The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Management believes, as of March 31, 1997 and December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

  Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

  As of March 31, 1997 and December 31, 1996, management believes that the Bank is considered as adequately capitalized under the regulatory framework for prompt corrective action. As of December 31, 1995, the most recent notification from the Office of Thrift Supervision (OTS) categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized or adequately capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since March 31, 1997 and December 31, 1996 that management believes have changed the Bank's category.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Bank's actual capital amounts and ratios are also presented in the table:

                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF MARCH 31, 1997
 (UNAUDITED):
Total capital (to risk-
 weighted assets).......  $21,487 10.51% $   16,361    8.00%  $   20,451    10.00%
Tier 1 capital (to risk-
 weighted assets).......   11,515  5.63%      8,180    4.00%      12,271     6.00%
Tier 1 capital (to
 average assets)........   11,515  7.83%      5,881    4.00%       7,352     5.00%
                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1996:
Total capital (to risk-
 weighted assets).......  $10,446  9.43% $    8,865     8.0%  $   11,081     10.0%
Tier 1 capital (to risk-
 weighted assets).......    9,273  8.37%      4,432     4.0%       6,649      6.0%
Tier 1 capital (to
 average assets)........    9,273  8.90%      4,169     4.0%       5,211      5.0%
                                          TO BE ADEQUATELY        TO BE WELL
                                          CAPITALIZED UNDER    CAPITALIZED UNDER
                                          PROMPT CORRECTIVE    PROMPT CORRECTIVE
                             ACTUAL      ACTION PROVISIONS:   ACTION PROVISIONS:
                          -------------  -------------------  -------------------
                          AMOUNT  RATIO    AMOUNT    RATIO      AMOUNT    RATIO
                          ------- -----  ---------- --------  ---------- --------
                                         (DOLLARS IN THOUSANDS)
AS OF DECEMBER 31, 1995:
Total capital (to risk-
 weighted assets).......  $ 4,871 10.17% $    3,832     8.0%  $    4,789     10.0%
Tier 1 capital (to risk-
 weighted assets).......    4,268  8.91%      1,916     4.0%       2,874      6.0%
Tier 1 capital (to
 average assets)........    4,268  5.69%      3,003     4.0%       3,753      5.0%

  The Bank has been required by the OTS since the Bank's examination completed August 9, 1996 to compute its regulatory capital ratios based upon the higher of (1) the average of total assets based on month-end results or (2) total assets as of the quarter-end.

  Under the framework, the Bank's capital levels at March 31, 1997 and December 31, 1996 do not allow the Bank to accept brokered deposits without prior approval from the regulators. The Bank had approximately $792,000 and $2,200,000 of brokered deposits at March 31, 1997 and December 31, 1996, respectively. This is not expected to materially impact the Bank as it has other sources of funds.

  In accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), the OTS established regulations requiring the Bank to maintain (i) tangible capital equal to 1.5% of adjusted total assets, (ii) core capital equal to 3% of adjusted total assets, and (iii) risk-based capital equal to 8% of risk-weighted assets.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following table summarizes the OTS regulatory capital requirements under FIRREA for the Bank at March 31, 1997 (unaudited) and December 31, 1996. As indicated in the table, the Bank's capital levels exceed all three of the currently applicable minimum capital requirements.

                                         MARCH 31, 1997 (UNAUDITED)
                                 ---------------------------------------------
                                                                  TOTAL RISK-
                                 TANGIBLE CAPITAL  CORE CAPITAL  BASED CAPITAL
                                 ----------------  ------------  -------------
                                  AMOUNT     %     AMOUNT   %    AMOUNT    %
                                 --------- ------  ------- ----  ------- -----
                                           (DOLLARS IN THOUSANDS)
Balance at end of period:
  Equity per Bank financial
   statements................... $  11,515         $11,515       $11,515
  Adjustments for regulatory
   capital purposes:
   Qualifying subordinated
    debentures..................                                   8,600
   General valuation allowance..                                   1,372
                                 --------- ------  ------- ----  ------- -----
Regulatory capital..............    11,515   7.19%  11,515 7.19%  21,487 10.51%
Minimum capital requirement.....     2,403   1.50    4,805 3.00   16,361  8.00
                                 --------- ------  ------- ----  ------- -----
Excess regulatory capital....... $   9,112   5.69% $ 6,710 4.19% $ 5,126  2.51%
                                 ========= ======  ======= ====  ======= =====

                                             DECEMBER 31, 1996
                               ------------------------------------------------
                                                                  TOTAL RISK-
                               TANGIBLE CAPITAL   CORE CAPITAL   BASED CAPITAL
                               -----------------  -------------  --------------
                                AMOUNT      %     AMOUNT    %     AMOUNT    %
                               --------- -------  ------- -----  -------- -----
                                           (DOLLARS IN THOUSANDS)
Balance at end of year:
  Equity per Bank financial
   statements................  $   9,273          $ 9,273        $  9,273
  Adjustments for regulatory
   capital purposes--general
   valuation allowance.......                                       1,173
                               --------- -------  ------- -----  -------- -----
Regulatory capital...........      9,273    8.90%   9,273  8.90%   10,446  9.43%
Minimum capital requirement..      1,563    1.50    3,127  3.00     8,865  8.00
                               --------- -------  ------- -----  -------- -----
Excess regulatory capital....  $   7,710    7.40% $ 6,146  5.90% $  1,581  1.43%
                               ========= =======  ======= =====  ======== =====

  The OTS issued regulations which set forth the methodology for calculating an interest rate risk component that is being incorporated into the OTS regulatory capital rules. Under the new regulations, only savings institutions with above normal interest rate risk exposure are required to maintain additional capital. This additional capital would increase the amount of a savings institution's otherwise required risk-based capital requirement. The final rule became effective January 1, 1994, and implementation will not begin until the Bank has been notified by the OTS.

  Management believes that, under current regulations, the Bank will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Bank, such as changing interest rates or a further downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its future minimum capital requirements.

  At periodic intervals, both the OTS and the FDIC routinely examine the Bank's financial statements as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Bank's financial statements be adjusted in accordance with their findings.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The OTS concluded an examination of the Bank in June 1996. Examination results have been reflected in the financial statements presented herein. Future examinations by the OTS or FDIC could include a review of certain transactions or other amounts reported in the 1997 and 1996 financial statements. Adjustments, if any, cannot presently be determined.

  On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the Funds Act), which, among other things, imposes a special one-time assessment on Savings Association Insurance Fund (SAIF) member institutions, including the Bank, to recapitalize the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF-assessable deposits held as of March 31, 1995, payable November 27, 1996. The special assessment was recognized as an expense in the third quarter of 1996 and is tax deductible. The Bank took a pretax charge of $448,000 as a result of the SAIF special assessment.

  The Funds Act also spreads the obligations for payment of the Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. Beginning on January 1, 1997, BIF deposits will be assessed for FICO payments at a rate of 20% of the rate assessed on SAIF deposits. Based on current estimates by the FDIC, BIF deposits will be assessed a FICO payment of
1.3 basis points, while SAIF deposits will pay an estimated 6.5 basis points on the FICO bonds. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999 provided no savings associations remain as of that time.

  As a result of the Funds Act, the FDIC recently proposed to lower SAIF assessments to 0 to 27 basis points effective January 1, 1997, a range comparable to that of BIF members. However, SAIF members will continue to make the higher FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


3. SECURITIES HELD TO MATURITY

  The amortized cost and estimated fair value of securities held to maturity are summarized as follows (in thousands):

                                               MARCH 31, 1997
                                    -----------------------------------------
                                              GROSS UNREALIZED
                                    AMORTIZED -------------------  ESTIMATED
                                      COST     GAINS     LOSSES    FAIR VALUE
                                    --------- --------  ---------  ----------
                                                 (UNAUDITED)
   U.S. Treasury and other agency
    securities.....................  $8,014   $    --    $    (32)   $7,982
   Mortgage-backed securities......       9          1                   10
                                     ------   --------   --------    ------
                                     $8,023   $      1   $    (32)   $7,992
                                     ======   ========   ========    ======

                                              DECEMBER 31, 1996
                                    -----------------------------------------
                                              GROSS UNREALIZED
                                    AMORTIZED -------------------  ESTIMATED
                                      COST     GAINS     LOSSES    FAIR VALUE
                                    --------- --------  ---------  ----------
   U.S. Treasury and other agency
    securities.....................  $8,013   $    --        $(42)   $7,971
   Mortgage-backed securities......      10                              10
                                     ------   --------   --------    ------
                                     $8,023   $    --        $(42)   $7,981
                                     ======   ========   ========    ======

                                               DECEMBER 31, 1995
                                     ----------------------------------------
                                               GROSS UNREALIZED
                                     AMORTIZED ------------------  ESTIMATED
                                       COST     GAINS     LOSSES   FAIR VALUE
                                     --------- --------  --------  ----------
   U.S. Treasury and other agency
    securities......................  $1,974   $    --    $    --    $1,974
   Mortgage-backed securities.......      11                             11
                                      ------   --------   --------   ------
                                      $1,985   $    --    $    --    $1,985
                                      ======   ========   ========   ======

  The maturity distribution of securities held to maturity is as follows (in thousands):

                                                               MARCH 31, 1997
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
                                                                 (UNAUDITED)
   Due in one year or less..................................  $4,006    $3,999
   Due from one to five years...............................   4,008     3,983
   Mortgage-backed securities...............................       9        10
                                                              ------    ------
                                                              $8,023    $7,992
                                                              ======    ======

                                                              DECEMBER 31, 1996
                                                             -------------------
                                                                       ESTIMATED
                                                             AMORTIZED   FAIR
                                                               COST      VALUE
                                                             --------- ---------
   Due in one year or less..................................  $5,000    $4,976
   Due from one to five years...............................   3,013     2,995
   Mortgage-backed securities...............................      10        10
                                                              ------    ------
                                                              $8,023    $7,981
                                                              ======    ======

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The weighted average yield on securities held to maturity was 5.92%, 5.47% and 5.41% at March 31, 1997 and December 31, 1996 and 1995, respectively.

4. LOANS HELD FOR INVESTMENT

  Loans held for investment consisted of the following (in thousands):

                                        DECEMBER 31,
                            MARCH 31,  ----------------
                              1997      1996     1995
                           ----------- -------  -------
                           (UNAUDITED)
Mortgage loans:
 Residential:
  One- to four-family.....   $26,962   $28,861  $32,517
  Multi-family............     2,110     2,124    2,412
 Commercial and land......     7,106     7,247    7,615
                             -------   -------  -------
                              36,178    38,232   42,544
Other loans:
 Loans secured by deposit
  accounts................       156       177      186
 Unsecured commercial
  loans...................        66        67       70
 Unsecured consumer
  loans...................        92        65       63
                             -------   -------  -------
                                 314       309      319
                             -------   -------  -------
                              36,492    38,541   42,863
Less:
 Deferred loan origination
  fees (costs)............        20        21       (7)
 Allowance for estimated
  loan losses.............     1,801     1,625    1,177
                             -------   -------  -------
                               1,821     1,646    1,170
                             -------   -------  -------
                             $34,671   $36,895  $41,693
                             =======   =======  =======
Weighted average interest
 rate at end of period....      7.72%     8.06%    8.91%
                             =======   =======  =======

  The Bank grants residential and commercial loans held for investment to customers located primarily in Southern California. Consequently, a borrower's ability to repay may be impacted by economic factors in the region.

  At March 31, 1997 and December 31, 1996, included in loans held for investment and loans held for sale are adjustable rate loans with principal balances of $49,125,000 and $58,648,000, respectively. Adjustable rate loans are indexed primarily to COFI.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following summarizes activity in the allowance for estimated loan losses (in thousands):

                              THREE MONTHS ENDED
                                   MARCH 31,        YEAR ENDED DECEMBER 31,
                              --------------------  -------------------------
                                1997       1996      1996     1995     1994
                              ---------  ---------  -------  -------  -------
                                  (UNAUDITED)
Balance, beginning of
 period...................... $   1,625  $   1,177  $ 1,177  $   832  $   436
Provision for estimated loan
 losses......................       500         68      963    1,194    1,306
Recoveries...................         8                 219       65        3
Charge offs..................      (332)       (73)    (734)    (914)    (913)
                              ---------  ---------  -------  -------  -------
Balance, end of period....... $   1,801  $   1,172  $ 1,625  $ 1,177  $   832
                              =========  =========  =======  =======  =======

  The Bank had nonaccrual loans at March 31, 1997 and December 31, 1996, 1995 and 1994 of $1,738,000, $2,416,000, $1,397,000 and $1,889,000, respectively.
If nonaccrual loans had been performing in accordance with their original terms, the Bank would have recorded interest income of $1,928,000, $1,639,000, $6,692,000, $5,500,000 and $4,637,000, respectively, instead of interest income actually recognized of $1,872,000, $1,598,000, $6,542,000, $5,434,000,
and $4,531,000, respectively, for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994.

  At March 31, 1997 and December 31, 1996 and 1995, the Bank had impaired loans totaling $1,845,000, $2,878,000 and $1,397,000, respectively, with specific reserves of $456,000, $452,000 and $382,000, respectively. During the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was $3,373,000, $2,570,000, $2,300,000 and $1,980,000, respectively. Total cash collected on impaired loans during the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995 was $210,000, $491,000,
$1,339,000 and $1,079,000, respectively, of which $163,000, $452,000,
$1,249,000 and $960,000, respectively, was credited to principal. Interest income of $47,000, $39,000, $90,000 and $119,000 on impaired loans was recognized for cash payments received in the three months ended March 31, 1997 and 1996 and the years ended December 31, 1996 and 1995, respectively.

  At March 31, 1997 and December 31, 1996 and 1995, troubled debt restructured loans amounted to $131,000. There were no troubled debt restructurings effected during the three months ended March 31, 1997 and the year ended December 31, 1996.

  The Bank is not committed to lend additional funds to debtors whose loans have been modified.

  The Bank is subject to numerous lending-related regulations. Under FIRREA, the Bank may not make real estate loans to one borrower in excess of 15% of its unimpaired capital and surplus except for loans not to exceed $500,000. This 15% limitation results in a dollar limitation of approximately $1,941,000 and $1,567,000 at March 31, 1997 and December 31, 1996, respectively.

  During 1996, the Bank originated a loan for $154,500 to an executive officer. Immediately subsequent to origination, the loan was sold servicing released.

5. MORTGAGE FINANCING OPERATIONS

  Loans serviced for others at March 31, 1997 and December 31, 1996, 1995 and 1994 totaled $242,263,000, $168,963,000, $189,451,000 and $48,204,000,
respectively.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  In connection with mortgage servicing activities, the Bank held funds in trust for others totaling approximately $1,201,000, $957,000, and $934,000 at March 31, 1997 and December 31, 1996 and 1995, respectively. At March 31, 1997 and December 31, 1996 and 1995, $37,000, $266,000 and $19,000, respectively, of these funds are included in deposit accounts of the Bank (subject to FDIC insurance limits).

  For the three months ended March 31, 1997 and the year ended December 31, 1996, 26.2% and 34.0%, respectively, of the properties securing loans funded by the Bank were located in California, 9.2% and 11.9%, respectively, were located in Utah, 2.8% and 7.6%, respectively, were located in Colorado, 4.2% and 6.8% were located in Florida and the remainder were dispersed throughout the country. At March 31, 1997 and December 31, 1996, 40% of the loan servicing portfolio was collateralized by real estate properties located in California. No other state accounted for more than 10%.

  Although the Bank sells without recourse, substantially all of the mortgage loans it originates or purchases the Bank retains some degree of risk on substantially all of the loans it sells. In addition, during the period of time that the loans are held for sale, the Bank is subject to various business risks associated with the lending business, including borrower default, foreclosure and the risk that a rapid increase in interest rates would result in a decline of the value of loans held for sale to potential purchasers.

  In connection with its securitizations, the Bank is required to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Bank. While the Bank may have recourse to the sellers of loans it purchased, there can be no assurance of the seller's abilities to honor their respective obligations to the Bank. Likewise, in connection with its whole loan sales, the Bank enters agreements which generally require the Bank to repurchase or substitute loans in the event of a breach of a representation or warranty made by the Bank to the loan purchaser, any misrepresentation during the mortgage loan origination process or, in some cases, upon any fraud or early default on such mortgage loans. The remedies available to a purchaser of mortgage loans from the Bank are generally broader than those available to the Bank against the sellers of such loans, and if a loan purchaser enforces its remedies against the Bank, the Bank may not be able to enforce whatever remedies the Bank may have against such sellers. If the loans were originated directly by the Bank, the Bank will be solely responsible for any breaches of representations or warranties.

  In addition, borrowers, loan purchasers, monoline insurance carriers and trustees in the Bank's securitizations may make claims against the Bank arising from alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees, officers and agents of the Bank, including appraisers, incomplete documentation and failure by the Bank to comply with various laws and regulations applicable to its business. Any claims asserted in the future may result in liabilities or legal expenses that could have a material adverse effect on the Bank's results of operations, financial condition and business prospects.

  The following is a summary of activity in mortgage servicing rights (in thousands):

                                 THREE MONTHS ENDED         YEAR ENDED
                                      MARCH 31,             DECEMBER 31,
                                 --------------------- -----------------------
                                    1997       1996     1996     1995    1994
                                 ----------  --------- -------  ------  ------
                                     (UNAUDITED)
Balance, beginning of period...  $    2,645  $    683  $   683  $  --   $  --
Additions through
 originations..................       1,598       179    2,270     864
Additions through purchase of
 servicing rights..............                                    706     128
Amortization...................        (172)      (39)    (320)   (268)    (20)
Sales..........................                                   (606)   (108)
Change in valuation allowance..                    (3)      12     (13)
                                 ----------  --------  -------  ------  ------
Balance, end of period.........  $    4,071  $    820  $ 2,645  $  683  $  --
                                 ==========  ========  =======  ======  ======

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  At March 31, 1997, the valuation allowance on mortgage servicing rights is $1,000, unchanged from December 31, 1996. The valuation allowance on mortgage servicing rights decreased by $12,000 from $13,000 at December 31, 1995 to $1,000 at December 31, 1996. There were no direct write-downs charged against the allowance for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995.

  Net gains from mortgage financing operations consisted of the following (in thousands):

                                      THREE MONTHS ENDED      YEAR ENDED
                                           MARCH 31,          DECEMBER 31,
                                      ------------------- --------------------
                                         1997      1996    1996   1995   1994
                                      ---------- -------- ------ ------ ------
                                          (UNAUDITED)
Gains on sale and securitization of
 loans held for sale................. $    5,358 $    887 $7,868 $3,549 $1,014
Unrealized gain on residual assets...        519             484
Gains on bulk sale of mortgage
 servicing rights....................                                26    414
                                      ---------- -------- ------ ------ ------
                                      $    5,877 $    887 $8,352 $3,575 $1,428
                                      ========== ======== ====== ====== ======

6. PREMISES AND EQUIPMENT

  Premises and equipment consisted of the following (in thousands):

                                                          DECEMBER 31,
                                              MARCH 31,  ----------------
                                                1997      1996     1995
                                             ----------- -------  -------
                                             (UNAUDITED)
Premises....................................   $   569   $   569  $   --
Leasehold improvements......................       530       530      614
Furniture, fixtures and equipment...........     1,930     1,787    1,430
                                               -------   -------  -------
                                                 3,029     2,886    2,044
Less accumulated depreciation and
 amortization...............................    (1,369)   (1,307)  (1,068)
                                               -------   -------  -------
                                               $ 1,660   $ 1,579  $   976
                                               =======   =======  =======

  The adoption of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, did not have a material impact on the results of operations or the financial condition of the Bank.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


7. FORECLOSED REAL ESTATE

  Activity in the allowance for estimated real estate losses is as follows (in thousands):

                                           THREE MONTHS
                                               ENDED          YEAR ENDED
                                             MARCH 31,       DECEMBER 31,
                                           --------------  ------------------
                                            1997    1996   1996   1995  1994
                                           ------  ------  -----  ----  -----
                                            (UNAUDITED)
Balance, beginning of period..............   $65   $   44  $  44  $ 29  $  94
Provision for estimated real estate
 losses...................................    26       72    145   104    187
Recoveries................................                     2
Charge offs...............................    (8)     (65)  (126)  (89)  (252)
                                           -----   ------  -----  ----  -----
Balance, end of period....................   $83   $   51  $  65  $ 44  $  29
                                           =====   ======  =====  ====  =====

  Net loss on foreclosed real estate is summarized as follows (in thousands):

                                            THREE MONTHS
                                                ENDED           YEAR ENDED
                                              MARCH 31,        DECEMBER 31,
                                            ---------------   -----------------
                                             1997     1996    1996  1995   1994
                                            ------   ------   ----  -----  ----
Net gain on sales of foreclosed real
 estate.................................... $   (3)  $   (1)  $(41) $(137) $(39)
Other expenses, net........................     40       20     54     86   132
Provision for estimated real estate
 losses....................................     26       72    145    104   187
                                            ------   ------   ----  -----  ----
Net loss on foreclosed real estate.........    $63   $   91   $158  $  53  $280
                                            ======   ======   ====  =====  ====

8. DEPOSIT ACCOUNTS

  Deposit accounts are summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                -------------------------------------------
                             MARCH 31, 1997             1996                  1995
                         ---------------------- --------------------- ---------------------
                           WEIGHTED               WEIGHTED              WEIGHTED
                            AVERAGE                AVERAGE               AVERAGE
                         INTEREST RATE  AMOUNT  INTEREST RATE AMOUNT  INTEREST RATE AMOUNT
                         ------------- -------- ------------- ------- ------------- -------
                              (UNAUDITED)
Checking accounts.......     2.63%     $ 10,209     2.22%     $ 8,947     1.37%     $ 6,735
Passbook accounts.......     2.10         4,115     2.10        4,117     2.10        4,842
Money market accounts...     2.98         3,032     2.99        3,217     2.76        4,156
Certificate accounts:
  Under $100,000........     5.83        80,386     5.66       49,437     5.70       39,989
  $100,000 and over.....     5.83        33,066     5.63       19,993     5.80       11,813
                                       --------               -------               -------
                             5.39%     $130,808     5.02%     $85,711     4.84%     $67,535
                                       ========               =======               =======

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

  The aggregate annual maturities of certificate accounts are approximately as follows (in thousands):

                                                         MARCH 31,  DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
                                                        (UNAUDITED)
   Within one year.....................................  $103,450     $59,438
   One to two years....................................     6,537       6,197
   Two to three years..................................     1,946       1,700
   Three to four years.................................       480         925
   Four to five years..................................       582         613
   Thereafter..........................................       457         557
                                                         --------     -------
                                                         $113,452     $69,430
                                                         ========     =======

  Interest expense is summarized as follows (in thousands):

                                        THREE MONTHS
                                           ENDED          YEAR ENDED
                                         MARCH 31,        DECEMBER 31,
                                       ------------- -----------------------
                                        1997   1996   1996    1995    1994
                                       ------- ----- ------- ------- -------
                                        (UNAUDITED)
   Checking accounts.................. $    61 $  24 $   112 $    92 $    95
   Passbook accounts..................      20    24      92     127     157
   Money market accounts..............      23    29     118     144     163
   Certificate accounts...............   1,213   749   3,192   2,829   2,119
                                       ------- ----- ------- ------- -------
                                       $ 1,317 $ 826 $ 3,514 $ 3,192  $2,534
                                       ======= ===== ======= ======= =======

9. ADVANCES FROM FEDERAL HOME LOAN BANK AND OTHER BORROWINGS

  As of March 31, 1997 and December 31, 1996, the Bank had an available line of credit with the Federal Home Loan Bank of San Francisco (FHLB) of $14,219,000 and $17,346,000, respectively, which is contingent upon continued compliance with the Advances and Security Agreement and other eligibility requirements established by the FHLB. Advances and/or the line of credit are collateralized by pledges of certain real estate loans with an aggregate principal balance of $19,434,000, $20,474,000 and $24,426,000 at March 31,
1997 and December 31, 1996 and 1995, respectively.

  There were no FHLB advances outstanding at March 31, 1997 and December 31, 1996 and 1995.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

       FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
                THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The following summarizes activities in advances from the FHLB (dollars in thousands):

                            THREE MONTHS ENDED
                                 MARCH 31,        YEAR ENDED DECEMBER 31,
                            --------------------  --------------------------
                              1997       1996       1996     1995     1994
                            ---------  ---------  --------  -------  -------
                                (UNAUDITED)
   Average balance
    outstanding............   $11,824  $   6,889  $  4,259  $ 3,112  $ 1,863
   Maximum amount
    outstanding at any
    month-end during the
    period.................    19,950     13,900    13,900    7,600    7,000
   Balance outstanding at
    end of period..........       --       9,800       --       --     1,250
   Weighted average
    interest rate during
    the period.............      5.63%      5.98%     5.93%    6.55%    4.87%

  At December 31, 1996, the Bank had a borrowing of $3,278,000 with an interest rate of 8.43% from a financial institution. The borrowing was collateralized by certain real estate loans with an aggregate principal balance of $3,278,000. The borrowing was repaid on January 17, 1997.

10. INCOME TAXES

  Income taxes are summarized as follows (in thousands):

                                         THREE MONTHS
                                             ENDED          YEAR ENDED
                                           MARCH 31,        DECEMBER 31,
                                         ------------- ----------------------
                                          1997   1996   1996    1995    1994
                                         ------- ----- -------  ------ ------
                                          (UNAUDITED)
   Current provision (benefit):
    Federal............................. $ 1,304 $ 62  $ 1,073  $ 374  $ (352)
    State...............................     280   17      312      1       1
                                         ------- ----  -------  -----  ------
                                           1,584   79    1,385    375    (351)
                                         ------- ----  -------  -----  ------
   Deferred (benefit) provision:
    Federal.............................       8          (235)   (81)     10
    State...............................       2           (24)            41
                                         ------- ----  -------  -----  ------
                                              10          (259)   (81)     51
                                         ------- ----  -------  -----  ------
     Total income tax provision
      (benefit)......................... $ 1,594 $ 79  $ 1,126  $ 294  $ (300)
                                         ======= ====  =======  =====  ======

  A reconciliation from the statutory federal income tax rate to the Bank's effective income tax rate is as follows:

                                    THREE MONTHS          YEAR ENDED
                                   ENDED MARCH 31,        DECEMBER 31,
                                   ----------------  -----------------------
                                    1997     1996     1996    1995    1994
                                   -------  -------  ------  ------  -------
                                     (UNAUDITED)
   Statutory federal income tax
    rate..........................    35.0%    35.0%   35.0%   35.0%   (35.0)%
   State taxes, net of federal
    income tax benefit............     7.0      7.0     7.2              3.1
   Other..........................    (0.4)     0.9     0.6     1.1      1.0
                                   -------  -------  ------  ------  -------
                                      41.6%    42.9%   42.8%   36.1%   (30.9)%
                                   =======  =======  ======  ======  =======

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Deferred tax assets (liabilities) were comprised of the following (in thousands):

                                                                 DECEMBER 31,
                                                      MARCH 31,  --------------
                                                        1997      1996    1995
                                                     ----------- ------  ------
                                                     (UNAUDITED)
   Deferred tax assets:
    Allowance for loan losses.......................    $ 465    $  479  $  258
    Capital loss carryforward.......................       63        63      63
    Loans held for sale.............................      167       115     201
    Other...........................................      273       301      23
                                                        -----    ------  ------
                                                          968       958     545
                                                        -----    ------  ------
   Deferred tax liabilities:
    Depreciation....................................      (61)      (61)    (82)
    Purchased servicing rights......................                        (14)
    Originated servicing rights.....................     (378)     (358)   (179)
    Federal Home Loan Bank dividends................     (106)     (106)    (85)
                                                        -----    ------  ------
                                                         (545)     (525)   (360)
                                                        -----    ------  ------
                                                          423       433     185
   Less valuation allowance.........................      (36)      (36)    (47)
                                                        -----    ------  ------
   Net deferred tax asset...........................    $ 387    $  397  $  138
                                                        =====    ======  ======

  Gross deferred tax assets are expected to be realized during 1997 through 2001.

  At December 31, 1996, the Bank has approximately $555,000 of net capital loss carryforwards available to offset future capital gains for state tax purposes. If not utilized, the losses would expire in 1998. A valuation allowance has been placed against the portion of this capital loss carryforward for which realization is not assured.

  The Bank's financial statement equity includes tax bad debt deductions for which no provision for federal income taxes has been made. If distributions to shareholders are made in excess of current or accumulated earnings and profits or if stock of the Bank is partially redeemed, this tax bad debt reserve, which approximates $330,000 at December 31, 1996, will be recaptured into income at the then prevailing federal income tax rate. The related unrecognized deferred tax liability is approximately $116,000. It is not contemplated that the Bank will make any disqualifying distributions that would result in the recapture of these reserves.

11. COMMITMENTS, CONTINGENCIES AND CONCENTRATIONS OF RISK

  The Bank is involved in various legal proceedings associated with normal operations. In the opinion of management, based on the advice of legal counsel, such litigation and claims are expected to be resolved without material effect on the financial position of the Bank.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Bank leases a portion of its facilities from nonaffiliates under operating leases expiring at various dates through 2001. The following schedule shows the minimum annual lease payments, excluding property taxes and other operating expenses, due under these agreements (in thousands):

      1997................................................................. $215
      1998.................................................................  185
      1999.................................................................  179
      2000.................................................................  116
      2001.................................................................   82
      Thereafter...........................................................
                                                                            ----
                                                                            $777
                                                                            ====

  Rental expense under all operating leases totaled $48,000, $39,000, $232,000, $124,000, and $118,000 for the three months ended March 31, 1997 and 1996, and for the years ended December 31, 1996, 1995 and 1994, respectively.

  The Bank has negotiated an employment agreement with its chief executive officer. This agreement provides for the payment of a base salary, a bonus based upon performance of the Bank and the payment of severance benefits upon termination.

  Lending Activities--Loans to subprime borrowers present a higher level of risk of default than conforming loans because of the increased potential for default by borrowers who may have had previous credit problems or who do not have any credit history. Loans to subprime borrowers also involve additional liquidity risks, as these loans generally have a more limited secondary market than conventional loans. The actual rates of delinquencies, foreclosures and losses on loans to subprime borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. While the Bank believes that the underwriting procedures and appraisal processes it employs enable it to somewhat mitigate the higher risks inherent in loans made to these borrowers, no assurance can be given that such procedures or processes will afford adequate protection against such risks.

  The debt consolidation loans the Bank originates for agency qualified borrowers are primarily home equity lines of credit and second deeds of trust generally up to 125% of the appraised value of the real estate underlying the loans. In the event of a default on such a loan by a borrower, there generally would be insufficient collateral to pay off the balance of such loan and the Bank, as holder of a second position on the property, would likely lose a substantial portion, if not all, of its investment. While the Bank believes that the underwriting procedures it employs enable it to somewhat mitigate the higher risks inherent in such loans, no assurance can be given that such procedures will afford adequate protection against such risks. Approximately 65% of the loans included in the securitization transaction completed in 1996 consisted of this type of loan.

  The Bank has been actively involved in the origination, purchase and sale to institutional investors of real estate secured loans and, more recently, in asset securitizations. Generally, the profitability of such mortgage financing operations depends on maintaining a sufficient volume of loans for sale and the availability of purchasers. Changes in the level of interest rates and economic factors affect the amount of loans originated or available for purchase by the Bank, and thus the amount of gains on sale of loans and servicing fee income. Changes in the purchasing policies of institutional investors or increases in defaults after funding could substantially reduce the amount of loans sold to such investors or sold through asset securitizations. Any such changes could have a material adverse effect on the Bank's results of operations and financial condition.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  The Bank's ability to originate, purchase and sell loans through its mortgage financing operations is also significantly impacted by changes in interest rates. Increases in interest rates may also reduce the amount of loan and commitment fees received by the Bank. A significant decline in interest rates could also decrease the size of the Bank's servicing portfolio and the related servicing income by increasing the level of prepayments. The Bank does not currently utilize any specific hedging instruments to minimize exposure to fluctuations in the market price of loans and interest rates with regard to loans held for sale in the secondary mortgage market. Therefore, between the time the Bank originates the loans or purchase commitments are issued or asset securitizations are completed, the Bank is exposed to downward movements in the market price of such loans due to upward movements in interest rates.

  The Bank depends largely on mortgage brokers and correspondents for its purchases and originations of new loans. The Bank's competitors also seek to establish relationships with the Bank's mortgage brokers and correspondents. The Bank's future results may become increasingly exposed to fluctuations in the volume and cost of its wholesale loans resulting from competition from other purchasers of such loans.

  Availability of Funding Sources--The Bank funds substantially all of the loans which it originates or purchases through deposits, internally generated funds or FHLB advances. The Bank competes for deposits primarily on the basis of rates, and, as a consequence, the Bank could experience difficulties in attracting deposits to fund its operations if the Bank does not continue to offer deposit rates at levels that are competitive with other financial institutions. The Bank also uses the proceeds generated by the Bank in selling loans in the secondary market or pools of loans in asset securitizations to fund subsequent originations or purchases. On an ongoing basis, the Bank explores opportunities to access credit lines as an additional source of funds. To the extent that the Bank is not able to maintain its currently available funding sources or to access new funding sources, it would have to curtail its loan production activities or sell loans earlier than is optimal. Any such event would have a material adverse effect on the Bank's results of operations and financial condition.

  Dependence on Securitizations--In December 1996, the Bank completed its first sale of loans through securitization. The Bank derived a significant portion of its income in 1996 by recognizing such gain on sale. The Bank's ability to complete securitizations is affected by several factors, including conditions in the securities markets generally and in the asset-backed securities markets specifically, the credit quality of the Bank's loan portfolio and the Bank's ability to obtain credit enhancements. Although the Bank obtained a credit enhancement in its first securitization which facilitated a "AAA" rating for the securitization interests, there can be no assurance that the Bank will be able to obtain future credit enhancements on acceptable terms or that future securitizations will be similarly rated. Any substantial reduction in the ability of the Bank to complete asset securitizations could have a material adverse effect on the Bank's results of operations and financial condition.

12. BENEFIT PLANS

  401(k) Plan--The Bank maintains an Employee Savings Plan (the Plan) which qualifies under section 401(k) of the Internal Revenue Code. Under the Plan, employees may contribute from 1% to 15% of their compensation. The Bank will match, at its discretion, 25% of the amount contributed by the employee up to a maximum of 8% of the employee's salary. The amount of contributions made to the Plan by the Bank were not material for the years ended December 31, 1996, 1995 and 1994.

  Cash Bonus Plan--The Bank adopted a cash bonus plan (the Bonus Plan) effective February 1996. All employees except for commissioned employees and employees with employment contracts are eligible to participate. Approximately $201,000 and $100,000 was accrued pursuant to the Bonus Plan at March 31, 1997

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

and December 31, 1996, respectively. For 1997, the Bonus Plan will pay bonuses in the aggregate of 15% of the after tax profits of the Bank in excess of a 15% return on average equity, as defined in the Bonus Plan.

  Stock Option Plan--On November 21, 1996, the Board of Directors of the Bank adopted the Life Savings Bank 1996 Stock Option Plan (the Option Plan). The Option Plan authorizes the granting of options equal to 107,200 shares of common stock for issuance to executives, key employees, officers and directors. The Option Plan will be in effect for a period of ten years from the adoption by the Board of Directors. Options granted under the Option Plan will be made at an exercise price equal to the fair market value on the date of grant. Awards granted to officers and employees may include incentive stock options, nonstatutory stock options and limited rights which are exercisable only upon change in control of the Bank. Awards granted to nonemployee directors are nonstatutory options. All 1996 options were granted at an exercise price of $10.00 per share. Stock options will become vested and exercisable in the manner specified by the Bank. The options granted by the Bank will vest at a rate of 33.3% per year, beginning on November 21, 1999. No options were exercisable at December 31, 1996.

  The following is a summary of activity in the Option Plan during 1996:

                                                                WEIGHTED AVERAGE
                                                        SHARES   EXERCISE PRICE
                                                        ------- ----------------
      Options granted.................................. 107,180      $10.00
                                                        =======      ======
      Options outstanding at December 31, 1996......... 107,180      $10.00
                                                        =======      ======

  There was no activity in the Option Plan during the three months ended March 31, 1997.

  All options granted have a remaining contractual life of 10 years.

  The estimated fair value of the options granted during 1996 was $4.97 per share. The Bank applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its Option Plan. No compensation cost has been recognized for its Option Plan. Had compensation cost for the Option Plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS No. 123, Accounting for Stock-Based Compensation, the Bank's net income and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:

  Net income to common stockholders:

           As reported............................................... $1,505,000
           Pro forma................................................. $1,489,000

  Net income per common share:

           As reported...............................................      $1.90
           Pro forma.................................................      $1.88

  The fair value of options granted under the Option Plan during 1996 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used: no dividend yield, no volatility, risk-free interest rate of 7% and expected lives of 10 years.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

  The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit in the form of originating loans or providing funds under existing lines of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying statement of financial condition.

  During 1988 the Bank entered into agreements to pay fixed-rate interest payments in exchange for the receipt of variable market-indexed interest payments (interest rate swaps). The notional principal amount of interest rate swaps outstanding at December 31, 1994 was $2,000,000, all of which matured in 1995. The weighted average fixed payment rate on such swap was 9.23%. At December 31, 1994, the weighted average variable market-indexed interest rate was 5.75%, which is based on LIBOR. The intent of these agreements was to match the maturities of certain liabilities and convert variable rate liabilities into fixed rate. The notional amount of interest rate swaps does not represent exposure to credit loss. No new interest rate swap transactions were entered into during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995.

  The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates and may require payment of a fee. Since many commitments are expected to expire, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The Bank's commitments to extend credit at March 31, 1997 and December 31, 1996 and 1995 totaled $19,872,000, $9,217,000 and $9,933,000, respectively.

  The Bank regularly enters into commitments to sell certain dollar amounts of loans to third parties under specific, negotiated terms. The terms include the minimum maturity of the loans, yield to purchaser, servicing spread to the Bank, and the maximum principal amount of the individual loans.

  The Bank typically satisfies these commitments from its current production of loans. These commitments have fixed expiration dates and may require a fee. At March 31, 1997 and December 31, 1996 and 1995, the Bank had outstanding commitments to sell loans of $20,075,000, $3,072,000 and $250,000, respectively.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


14. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following disclosures of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                               MARCH 31, 1997
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
                                                                 (UNAUDITED)
   Assets:
    Cash and cash equivalents............................... $45,987   $45,987
    Restricted cash.........................................   6,898     6,898
    Securities held to maturity.............................   8,023     7,992
    Residual assets.........................................  12,519    12,519
    Loans held for sale.....................................  38,296    38,632
    Loans held for investment, net..........................  34,671    35,200
    Mortgage servicing rights...............................   4,071     4,486
    FHLB stock..............................................     998       998
   Liabilities:
    Deposit accounts........................................ 130,808   130,879
    Subordinated debentures.................................  10,000    10,000

                                                              DECEMBER 31, 1996
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
   Assets:
    Cash and cash equivalents............................... $13,265   $13,265
    Restricted cash.........................................   1,636     1,636
    Securities held to maturity.............................   8,023     7,981
    Residual asset..........................................   5,700     5,700
    Loans held for sale.....................................  31,018    31,288
    Loans held for investment, net..........................  36,895    37,475
    Mortgage servicing rights...............................   2,645     2,984
    FHLB stock..............................................     814       814
   Liabilities:
    Deposit accounts........................................  85,711    86,278
    Other borrowings........................................   3,278     3,278

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                              DECEMBER 31, 1995
                                                             -------------------
                                                             CARRYING ESTIMATED
                                                              AMOUNT  FAIR VALUE
                                                             -------- ----------
                                                               (IN THOUSANDS)
   Assets:
    Cash and cash equivalents............................... $ 3,932   $ 3,932
    Securities held to maturity.............................   1,985     1,985
    Loans held for sale.....................................  21,688    22,125
    Loans held for investment, net..........................  41,693    41,902
    Mortgage servicing rights...............................     683       784
    FHLB stock..............................................     715       715
   Liabilities:
    Deposit accounts........................................  67,535    67,688

  The Bank utilized the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Cash Equivalents--The carrying amount approximates fair value.

  Restricted Cash--The carrying amount approximates fair value.

  Securities Held to Maturity--Fair values are based on quoted market prices.

  Loans Held for Sale--Fair values are based on quoted market prices or dealer quotes.

  Loans Held for Investment--The fair value of gross loans receivable has been estimated using the present value of cash flow method, discounted using the current rate at which similar loans would be made to borrowers with similar credit ratings and for the same maturities, and giving consideration to estimated prepayment risk and credit loss factors.

  Residual Assets and Mortgage Servicing Rights--Fair values are estimated using discounted cash flows based on current market values.

  FHLB Stock--The fair value is based on its redemption value.

  Deposit Accounts--The fair value of checking, passbook and money market accounts is the amount payable on demand at the reporting date. The fair value of certificate accounts is estimated using the rates currently offered for deposits of similar remaining maturities.

  Subordinated Debentures and Other Borrowings--The carrying amount approximates fair value as the interest rate currently approximates market.

  Financial Instruments with Off-Balance Sheet Risk--No fair value is ascribed to the Bank's outstanding commitments to fund loans since commitment fees are not significant and predominantly all such commitments are variable-rate loan commitments. There were no significant unrealized gains and losses on commitments to sell loans.

  The fair value estimates presented herein are based on pertinent information available to management as of March 31, 1997 and December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date; and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

      FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED) AND
               THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


15. SEGMENT INFORMATION

  The Bank's operations within the financial services industry principally focus on banking and mortgage financing activities. Information about these segments as of or for the years ended December 31, 1996 and 1995 are as follows (dollars in thousands):

                                                        DECEMBER 31, 1996
                                                    ---------------------------
                                                             MORTGAGE
                                                    BANKING  FINANCING  TOTAL
                                                    -------  --------- --------
   Revenue for the year............................ $ 3,898   $12,143  $ 16,041
   Pre-tax operating income (loss) for the year....  (2,325)    4,956     2,631
   Assets employed at year-end.....................  59,943    44,067   104,010
   Depreciation and amortization for the year......     120       501       621
   Capital expenditures for the year...............     276       628       904
                                                        DECEMBER 31, 1995
                                                    ---------------------------
                                                             MORTGAGE
                                                    BANKING  FINANCING  TOTAL
                                                    -------  --------- --------
   Revenue for the year............................ $ 4,207   $ 5,638  $  9,845
   Pre-tax operating income (loss) for the year....  (1,128)    1,942       814
   Assets employed at year-end.....................  49,201    24,935    74,136
   Depreciation and amortization for the year......      92       342       434
   Capital expenditures for the year...............      56       467       523

16. SUBSEQUENT EVENTS

  Life Financial Corporation (LFC), a Delaware corporation, has been formed to become the holding company for the Bank. LFC is contemplating an initial public offering of 2,500,000 shares of its common stock and is also offering 3,211,716 shares of its common stock in connection with the reorganization of the Bank as a result of which (i) the Bank will become a wholly-owned subsidiary of LFC, and (ii) all of the outstanding shares of the Bank's common stock will be converted on the basis of one share of the Bank's common stock for three shares of common stock of LFC (the Reorganization).

  On March 14, 1997, the Bank issued subordinated debentures (Debentures) in the aggregate principal amount of $10 million through a private placement and pursuant to a Debenture Purchase Agreement. The Debentures will mature on March 15, 2004 and bear interest at the rate of 13.5% per annum, payable semi-annually. The Debentures qualify as supplementary capital under regulations of the OTS which capital may be used to satisfy the risk-based capital requirements in an amount up to 100% of the Bank's core capital. The Debentures are direct, unconditional obligations of the Bank ranking with all other existing and future unsecured and subordinated indebtedness of the Bank. They are subordinated on liquidation, as to principal and interest, and premium, if any, to all claims against the Bank having the same priority as savings account holders or any higher priority.

  The Debentures are redeemable at the option of the Bank, in whole or in part, at any time after September 15, 1998, at the aggregate principal amount thereof, plus accrued and unpaid interest, if any. Following the Reorganization, the Bank may substitute LFC in its place as obligor on the Debentures (the Substitution). If such Substitution occurs, holders of the Debentures will have the option at September 15, 1998 or at such later time as the Substitution occurs to require LFC to purchase all or part of the holder's outstanding Debentures at a price equal to 100% of the principal amount repurchased plus accrued interest through the repurchase date. If the Substitution occurs, upon a change in control of LFC, holders of the Debentures will have the option to require LFC to purchase all or part of the holder's outstanding Debentures at a price equal to 101% of the principal amount repurchased plus accrued interest through the repurchase date.

                                 OTHER MATTERS

     Management of Life Savings knows of no other business to be presented at the Adjourned Annual Meeting. If other matters are presented at the Adjourned Annual Meeting, or any adjournments thereof, which are proper subjects for action by stockholders, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                                    By Order of the Board of Directors


                                    ________________________________
                                    L. Bruce Mills
                                    Corporate Secretary

San Bernardino, California
June __, 1997

                                                                       EXHIBIT B

552.14  DISSENTER AND APPRAISAL RIGHTS.

     (a) Right to demand payment of fair or appraised value. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, that such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

     (b) Exceptions. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to 552.13 (h)(12) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ or any combination of such shares of stock and cash.

     (c)  Procedure.

          (1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of the management's proxy solicitation for such meeting.

          (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

          (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

               (i) Give written notice by mail to stockholders of constituent Federal Stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;



               (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

               (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (6) of this section (set out in the notice) must be satisfied.

     The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

          (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

          (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

          (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

          (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

          (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate Staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate Staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate Staff, shall if he or she concurs in the valuation of shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

          (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all of some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

          (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this Section shall thereafter neither be entitled to vote for such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, that if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

          (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

           REVOCABLE PROXY--LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                        ANNUAL MEETING OF STOCKHOLDERS
                                 June 20, 1997
                                  10:00 a.m.


     The undersigned hereby appoints the Board of Directors of Life Savings Bank, Federal Savings Bank, with full power substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of Life Savings Bank, Federal Savings Bank, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, which was convened on May 21, 1997 and adjourned to June 20, 1997, at 10:00 a.m., at the Arrowhead Country Club, at 3433 Parkside Drive, San Bernardino, California, and at any and all adjornments thereof, as indicated on the reverse side.

     THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE PROPOSALS LISTED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.


               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


                          -- FOLD AND DETACH HERE --

                                                               Please mark
                                                               your vote as  [X]
                                                               indicated in
                                                               this example


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

1.  The approval of the Agreement and Plan of Reorganization, pursuant to which
    (i) the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of Life Financial Corp; and (ii) each outstanding share of the Bank's common stock will be converted into three shares of Common Stock of Life Financial Corp.

                           FOR      AGAINST     ABSTAIN
                           [_]        [_]         [_]

2. The approval of the adjournment of the Annual Meeting for up to 30 days, if necessary, in order to solicit proxies if a majority of the votes eligible to be cast at the Annual Meeting does not submit proxies voting in favor of Proposal I.

                           FOR      AGAINST     ABSTAIN
                           [_]        [_]         [_]


PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
The undersigned acknowledges receipt from Life Savings Bank, Federal Savings Bank prior to the execution of this proxy of a Prospectus and Proxy Statement dated June __, 1997 and a Notice of Annual Meeting dated April 25, 1997.

                   Dated:__________________________________


                   ________________________________________
                           Signature of Shareholder

                   ________________________________________
                           Signature of Shareholder

Pease sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give you full title. If shares are held jointly, each holder may sign but only one signature is required.

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


                          -- FOLD AND DETACH HERE --

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a) List of Exhibits (filed herewith unless otherwise noted)

  2.1 Agreement and Plan of Reorganization*
  3.1 Certificate of Incorporation of Life Financial Corp.*
  3.2 Bylaws of Life Financial Corp.*
  4.0 Specimen Stock Certificate of Life Financial Corp.*
  4.1 Life Savings Bank, Federal Savings Bank Debenture Purchase Agreement*
  5.0 Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered
  5.1 Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of
      Delaware law

  8.0 Opinion of Muldoon, Murphy & Faucette regarding Federal Tax Matters*
  8.1 Opinion of Deloitte & Touche LLP regarding State Tax Matters*
 10.1 Letter Agreement between Life Savings Bank, Federal Savings Bank and
      Daniel L. Perl*
 10.2 Form of Employment Agreement between Life Financial Corp. and Daniel L.
      Perl*
 10.3 Form of Employment Agreement between Life Savings Bank, Federal Savings
      Bank and Daniel L. Perl*
 10.4 Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan*
 10.5 Form of Life Financial Corp. 1997 Stock Option Plan*
 10.6 Form of Life Financial Corp. Employee Stock Ownership Plan*
 10.7 Form of Life Financial Corp. Employee Stock Purchase Plan*
 10.8 Master Loan and Security Agreement between Life Savings Bank, Federal
      Savings Bank and Morgan Stanley Mortgage Capital, Inc.+
 16.1 Letter from Grant Thornton LLP regarding change in certifying accountant*
 16.2 Letter from Price Waterhouse LLP regarding change in certifying accountant*
 23.1 Consent of Grant Thornton LLP
 23.2 Consent of Price Waterhouse LLP
 23.3 Consent of Deloitte & Touche LLP
 23.4 Consent of Muldoon, Murphy & Faucette*
 23.5 Consent of Morris, Nichols, Arsht & Tunnell*
 24.1 Powers of Attorney*
 27.0 Financial Data Schedule

--------

* Previously filed.

+ To be filed by amendment.

(B) FINANCIAL STATEMENT SCHEDULES

All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 22. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on May 29, 1997.

                                         LIFE FINANCIAL CORP.

                                             /s/ Daniel L. Perl
                                         By:-----------------------------------
                                             Daniel L. Perl
                                             President, Chief Executive
                                             Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          Name                           Title                          Date

/s/ Daniel L. Perl         President, Chief Executive Officer and    May 29,
-------------------------  Director (principal executive officer)    1997
Daniel L. Perl


/s/ L. Bruce Mills, Jr.    Executive Vice President, Chief Financial May 29,
-------------------------  Officer, Treasurer and Secretary          1997
L. Bruce Mills, Jr.        (principal financial and accounting
                           officer)

  *                        Chairman of the Board
-------------------------
Ronald G. Skipper

  *                        Director
-------------------------
Richard C. Caldwell

  *                        Director
-------------------------
John D. Goddard

  *                        Director
-------------------------
Milton E. Johnson

--------
* Pursuant to a Power of Attorney dated January 24, 1997 and filed as Exhibit
  24.1 with the Commission on January 27, 1997.


/s/ Daniel L. Perl                                                   May 29,
-------------------------                                            1997
Daniel L. Perl

                               TABLE OF CONTENTS

LIST OF EXHIBITS (FILED HEREWITH UNLESS OTHERWISE NOTED)

  2.1 Agreement and Plan of Reorganization*
  3.1 Certificate of Incorporation of Life Financial Corp.*
  3.2 Bylaws of Life Financial Corp.*
  4.0 Specimen Stock Certificate of Life Financial Corp.*
  4.1 Life Savings Bank, Federal Savings Bank Debenture Purchase Agreement*
  5.0 Opinion of Muldoon, Murphy & Faucette regarding legality of the securities to be registered
  5.1 Opinion of Morris, Nichols, Arsht & Tunnell regarding certain matters of
      Delaware law
  8.0 Opinion of Muldoon, Murphy & Faucette regarding Federal Tax Matters*
  8.1 Opinion of Deloitte & Touche LLP regarding State Tax Matters*
 10.1 Letter Agreement between Life Savings Bank, Federal Savings Bank and
      Daniel L. Perl*
 10.2 Form of Employment Agreement between Life Financial Corp. and Daniel L.
      Perl*
 10.3 Form of Employment Agreement between Life Savings Bank, Federal Savings
      Bank and Daniel L. Perl*
 10.4 Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan*
 10.5 Form of Life Financial Corp. 1997 Stock Option Plan*
 10.6 Form of Life Financial Corp. Employee Stock Ownership Plan*
 10.7 Form of Life Financial Corp. Employee Stock Purchase Plan*
 10.8 Master Loan and Security Agreement between Life Savings Bank, Federal
      Savings Bank and Morgan Stanley Mortgage Capital, Inc.+
 16.1 Letter from Grant Thornton LLP regarding change in certifying accountant*
 16.2 Letter from Price Waterhouse LLP regarding change in certifying accountant*
 23.1 Consent of Grant Thornton LLP
 23.2 Consent of Price Waterhouse LLP
 23.3 Consent of Deloitte & Touche LLP
 23.4 Consent of Muldoon, Murphy & Faucette*
 23.5 Consent of Morris, Nichols, Arsht & Tunnell*
 24.1 Powers of Attorney*
 27.0 Financial Data Schedule

--------
* Previously filed

+ To be filed by amendment